     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 2002


                                                      REGISTRATION NO. 333-86910
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------


                                AMENDMENT NO. 2
                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         ------------------------------

                             CIT GROUP INC. (DEL)*

             (Exact name of registrant as specified in its charter)

               DELAWARE                                  6172                                 65-1095289
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                 Identification No.)

                         ------------------------------

                          1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 536-1390

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JOSEPH M. LEONE
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 536-1390

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

      MEREDITH B. CROSS                FATI SADEGHI                 ROBERT J. INGATO            ARNOLD B. PEINADO, III
 WILMER, CUTLER & PICKERING      SENIOR CORPORATE COUNSEL     EXECUTIVE VICE PRESIDENT AND     MILBANK, TWEED, HADLEY &
     2445 M STREET, N.W.        C/O TYCO INTERNATIONAL (US)          GENERAL COUNSEL                  MCCLOY LLP
   WASHINGTON, D.C. 20037                  INC.                      CIT GROUP INC.             1 CHASE MANHATTAN PLAZA
       (202) 663-6000                  ONE TYCO PARK                   1 CIT DRIVE             NEW YORK, NEW YORK 10005
                                EXETER, NEW HAMPSHIRE 03833   LIVINGSTON, NEW JERSEY 07039          (212) 530-5000
                                      (603) 778-9700                 (973) 740-5000

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                         ------------------------------

* Prior to the closing of this offering and in connection with the reorganization described in this Registration Statement, CIT Group Inc.
    (Del) will be renamed CIT Group Inc.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 12, 2002

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               200,000,000 SHARES


                                   [CIT LOGO]

                                 CIT GROUP INC.

                                  COMMON STOCK
                               ------------------


    The shares of common stock being offered by this prospectus are being sold by Tyco Capital Ltd., the selling stockholder, which is a wholly-owned subsidiary of Tyco International Ltd. We are currently a wholly-owned subsidiary of the selling stockholder and, following this offering, the selling stockholder and its affiliates will own none of our shares of common stock. We have granted the underwriters an option to purchase up to 20,000,000 additional shares of our common stock to cover over-allotments. We will not receive any proceeds from the sale of shares by the selling stockholder. However, if the underwriters exercise their over-allotment option, we will receive the proceeds from the sale of shares pursuant to such exercise.



    No public market currently exists for our common stock. Our common stock has been approved for listing on the New York Stock Exchange under the symbol "CIT" subject to official notice of issuance. We currently estimate that the initial public offering price will be between $25.00 and $29.00 per share.

                            ------------------------

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                 PER SHARE              TOTAL
                                                            -------------------  -------------------
Initial public offering price.............................           $                    $
Underwriting discount.....................................           $                    $
Proceeds, before expenses, to selling stockholder.........           $                    $


    Goldman, Sachs & Co. and Lehman Brothers, on behalf of the underwriters,
expect to deliver the shares against payment on       , 2002.



                          JOINT BOOK-RUNNING MANAGERS


GOLDMAN, SACHS & CO.                                             LEHMAN BROTHERS
                                ----------------

                                    JPMORGAN
                               ------------------

BANC OF AMERICA SECURITIES LLC

                CREDIT SUISSE FIRST BOSTON

                                 SALOMON SMITH BARNEY

                                                  MERRILL LYNCH & CO.
                            ------------------------

BEAR, STEARNS & CO. INC.


                CIBC WORLD MARKETS


                                 DEUTSCHE BANK SECURITIES

                                                     UBS WARBURG

                                                               WACHOVIA
                                                               SECURITIES

                      Prospectus dated             , 2002

                               TABLE OF CONTENTS


Prospectus Summary..........................................    1
Risk Factors................................................    7
Forward-Looking Statements..................................   16
Use of Proceeds.............................................   17
Dividend Policy.............................................   17
Corporate Structure and Reorganization......................   17
Capitalization..............................................   18
Recent Developments.........................................   20
Selected Consolidated Historical Financial Data of CIT......   21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations and Qualitative and Quantitative
  Disclosures about Market Risk.............................   26
Our Business................................................   63
Management..................................................   74
Principal and Selling Stockholders..........................   92
Relationship with Tyco After the Offering and Related Party
  Transactions..............................................   94
Description of Capital Stock................................   96
Shares Eligible for Future Sale.............................   99
Material United States Federal Tax Consequences for
  Non-United States Stockholders............................  100
Underwriting................................................  103
Legal Matters...............................................  109
Experts.....................................................  109
Change in Independent Accountants...........................  109
Where You Can Find More Information.........................  110
Index to Financial Statements...............................  F-1


                            ------------------------

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                               PROSPECTUS SUMMARY


    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. TO BETTER UNDERSTAND THE OFFERING AND THE BUSINESS AND FINANCIAL POSITION OF OUR COMPANY, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS DISCUSSED UNDER "RISK FACTORS." AS USED IN THIS PROSPECTUS, EXCEPT AS OTHERWISE INDICATED AND UNLESS THE CONTEXT REQUIRES OTHERWISE, "CIT," THE "COMPANY," "WE," "US" OR "OUR" REFERS TO (I) CIT GROUP INC., A NEVADA CORPORATION, AND ITS SUBSIDIARIES AND (II) CIT GROUP INC., A DELAWARE CORPORATION, AFTER THE CONSUMMATION OF THE REORGANIZATION AND THE RENAMING OF CIT GROUP INC. (DEL) TO CIT GROUP INC. AS DESCRIBED UNDER "CORPORATE STRUCTURE AND REORGANIZATION," "TYCO" INCLUDES TYCO INTERNATIONAL LTD. AND ITS SUBSIDIARIES, OTHER THAN CIT AND ITS SUBSIDIARIES, AS OF THE RELEVANT DATE, "TYCO CAPITAL" MEANS TYCO CAPITAL LTD., THE SELLING STOCKHOLDER IN THIS OFFERING, AND "TCH" MEANS TYCO CAPITAL HOLDING, INC., THE IMMEDIATE PARENT OF CIT PRIOR TO THE REORGANIZATION DESCRIBED UNDER "CORPORATE STRUCTURE AND REORGANIZATION."


                                  OUR COMPANY

    CIT is a leading global commercial and consumer finance company that has been a consistent provider of financing and leasing capital since 1908. With about $48 billion of managed assets, we have the financial resources, intellectual capital and product knowledge to serve the needs of our clients across 30 industries. Our clients range from small private companies to many of the world's largest and most respected multinational corporations. Our market leadership, balanced credit and risk management culture, strategies of diversification and specialization, customer oriented financing solutions and experienced management team have delivered consistent net income growth over time.

    Our commercial lending and leasing businesses are diverse and provide a wide range of financing and leasing products to small, midsize and larger companies across a wide variety of industries. Our secured lending, leasing and factoring products include direct loans and leases, operating leases, leveraged and single investor leases, secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing, debtor-in-possession and turnaround financing, and acquisition and expansion financing. Our consumer finance business consists primarily of home equity lending to consumers originated largely through a network of brokers and correspondents. The diversity of our products and markets enhances our ability to manage risk and maintain profitability.

                                 OUR STRENGTHS

    BROAD MARKET LEADERSHIP. We have strong franchise businesses with market scale, including leading positions in vendor financing, factoring and construction equipment financing. We are also a market leader in financing and leasing personal computers, telecommunication equipment, office equipment, industrial equipment, rail cars, and commercial and corporate aircraft. In addition, we have significant market presence in providing home equity loans to consumers, asset-based and credit-secured lending and advisory-structured finance. We also have the number one market position in Small Business Administration loans.


    BALANCED CREDIT AND RISK MANAGEMENT CULTURE. We value the importance of strong risk management as a fundamental attribute to the success of our business. Such management values balance our credit and risk management with continued long-term profitable asset growth, a strong and reliable balance sheet and sensible diversification. Our highly sophisticated risk management systems and procedures are designed to identify and analyze risks, to set appropriate policies and limits and to continually monitor these risks. Our risk management has been tested and refined over several economic cycles.

    DIVERSIFICATION. Our portfolio of finance receivables, leases and operating lease equipment is well diversified by: customer, product, industry, geography, ticket size and equipment. We manage our portfolio to avoid risk concentrations through up-front origination processes and portfolio management.

    SPECIALIZATION. Our businesses are focused on specific customers, industries, equipment types, collateral and geographic areas. Our personnel are industry and equipment specialists. They are positioned to deliver their products with quality and consistency to deliver profitable growth.


    CUSTOMER-ORIENTED FINANCING SOLUTIONS. We provide financing solutions that are integrated with our customers' order entry and inventory management systems by utilizing a method of seamless origination and processing. Equipment loans, leases, mortgages, factoring arrangements and other financial products are originated, approved and processed under delivery systems that are cost efficient, timely and operate under reliable quality standards. This positioning allows us to provide financing at all points of a product life cycle, including the handling and remarketing of equipment. By linking this integration to a variety of financial structures, we have developed private label, joint venture and other programs. We are a leading provider of such integrated capabilities and structures and are one of only a handful of companies that do so. Our approach to an integrated process has required continuous improvements in process technology, quality and cost against major competitors in the market.



    STRONG, PROVEN MANAGEMENT TEAM. We feel CIT is a unique blend of people and assets with a proven 94-year history of consistently meeting our goals and serving our customers' needs through numerous business cycles and changing business environments. Our senior management team, with over 25 years of finance industry experience on average and long tenure with CIT, has demonstrated an ability to profitably grow our business both before and after our acquisition by Tyco and has successfully implemented significant improvements in our operational structure.


                             OUR BUSINESS STRATEGY

    Our business strategy is to be a leading full-service provider of commercial and consumer financing and leasing and related services and products through focused franchise businesses with efficient operating platforms. The principal elements of our business strategy are to:

    MAINTAIN AND LEVERAGE OUR EXISTING MARKET LEADERSHIP POSITIONS TO CONTINUE TO EXPAND IN EXISTING MARKETS, INDUSTRIES AND PRODUCTS. We will continue to expand our highly integrated operations of origination, processing, and end of lease activities by building additional relationships, expanding our sales and marketing reach, adding complementary products and solutions and improving our brand recognition in the United States and abroad. We will selectively pursue strategic acquisition opportunities of both businesses and portfolios of assets that we believe will enhance our growth and profitability and that can be integrated into our core franchises.

    CONTINUE TO IMPROVE OVERALL EFFICIENCY AND FLEXIBILITY. Since being acquired by Tyco in June 2001, we have reduced annual operating expenses by approximately $150 million, consolidated some of our businesses to improve our operational structure, and divested over $5 billion of non-core, less profitable assets. These improvements have allowed us to achieve and execute our strategic and financial goals across our operating businesses in a highly effective and flexible manner. We intend to continue to focus on expense control while continuously improving our process and investment in technology.


    RESTORE DEBT CREDIT RATINGS TO HIGHER LEVELS. Our strategy is to operate the Company at high credit ratings. While our current long-term debt ratings are BBB+, A2 and BBB for Standard & Poor's, Moody's and Fitch, respectively, we expect to operate the company to achieve A+, A1 and A+ long-term debt ratings and A-1, P-1 and F1 commercial paper ratings in the future.

                           OUR RELATIONSHIP WITH TYCO

    CIT is currently an indirect, wholly-owned subsidiary of Tyco
International Ltd. Tyco has announced that it intends to separate CIT from Tyco, and that it is considering alternative means for the separation, including a sale of CIT to a third party, or through this offering.


    After completing this offering, Tyco and its affiliates will no longer hold any of our shares of common stock and will not have representation on our board of directors. In connection with the offering, we will enter into an agreement with Tyco providing for mutual releases of claims for periods prior to the offering and mutual indemnification against third-party claims arising from our respective businesses or the offering. We will also enter into an agreement with Tyco covering certain tax matters. In addition, we plan to enter into an agreement with Tyco under which we may have the opportunity to offer financing and other services to Tyco and Tyco's customers.

                            ------------------------

    CIT maintains its principal executive offices at 1211 Avenue of the Americas, New York, New York 10036. The telephone number is (212) 536-1390.

                                  THE OFFERING


CIT common stock offered by Tyco Capital.............  200,000,000 shares

CIT common stock to be outstanding immediately after
  this offering(1)...................................  200,216,534 shares

Over-allotment option................................  20,000,000 shares to be issued by CIT

Voting rights........................................  One vote per share

Estimated net proceeds to selling stockholder........  $5,179,000,000

Use of proceeds......................................  We will not receive any of the proceeds from the sale of our shares of common stock by Tyco
                                                       Capital; however, if the underwriters exercise
                                                       their over-allotment option, we will receive
                                                       the proceeds from the sale of shares pursuant
                                                       to such exercise. We will use the net proceeds
                                                       from any such sale of shares by us to the
                                                       underwriters for general corporate purposes,
                                                       including the repayment of outstanding
                                                       indebtedness.

Proposed New York Stock Exchange symbol..............  CIT


------------------------

(1) The amount of shares of CIT common stock to be outstanding immediately after this offering includes 200,000,000 shares to be sold by Tyco Capital pursuant to this offering and 216,534 shares of restricted common stock to be issued to CIT officers and employees in substitution for Tyco restricted shares held by such persons. The amount excludes 20,000,000 shares of common stock that are subject to an over-allotment option granted to the underwriters, 14,158,707 shares of common stock that will be subject to options to be granted to CIT officers, directors and employees concurrently with this offering and 27,000,000 shares of common stock reserved for issuance under our employee benefit plans (which includes the 14,158,707 shares that will be subject to options upon completion of the offering). The amount of shares of restricted stock and 3,253,558 of the shares subject to options to be granted concurrently with this offering are estimated based upon the assumption that the initial public offering price per share of the CIT common stock is $27.00 (which is the mid-point of the range set forth on the cover page of this prospectus) and that the closing price per Tyco share just prior to the offering is $11.05 (which was the closing price on June 11, 2002).

                         ------------------------------

    UNLESS WE SPECIFICALLY STATE OTHERWISE, THE INFORMATION IN THIS PROSPECTUS:


    - ASSUMES THAT OUR SHARES OF COMMON STOCK WILL BE SOLD AT $27.00 PER SHARE, WHICH IS THE MID-POINT OF THE RANGE SET FORTH ON THE COVER OF THIS PROSPECTUS;


    - ASSUMES THAT THE UNDERWRITERS WILL NOT EXERCISE THEIR OVER-ALLOTMENT OPTION; AND

    - ASSUMES COMPLETION OF THE REORGANIZATION AND THE RENAMING OF CIT GROUP INC. (DEL) TO CIT GROUP INC. AS DESCRIBED UNDER "CORPORATE STRUCTURE AND REORGANIZATION."

                             SUMMARY FINANCIAL DATA

    CIT is presently organized as a Nevada corporation (which is referred to in this prospectus as CIT Group Inc. (Nevada)), and is a direct, wholly-owned subsidiary of TCH, a Nevada corporation, which is a direct, wholly-owned subsidiary of Tyco Capital, a Bermuda company. Prior to the closing of this offering, Tyco will effectuate a restructuring whereby CIT Group Inc. (Nevada) will merge with and into TCH, and that combined entity will further merge with and into CIT Group Inc. (Del), a Delaware corporation. In connection with the reorganization, CIT Group Inc. (Del) will be renamed CIT Group Inc. As a result of the reorganization, CIT Group Inc. will be domiciled in Delaware and will be the successor to CIT's business, operations, obligations and SEC registration.


    In connection with the reorganization and mergers described above, CIT Group Inc. (Nevada) is reflected in the Consolidated Financial Statements of TCH, as CIT Group Inc. (Nevada) is a wholly-owned subsidiary of TCH. The Delaware company has had no operations and nominal financial activity and will be used solely for the purpose of the reincorporation of CIT Group Inc. (Nevada). TCH was incorporated in October 2000 and its only activity has been in connection with its capacity as the holding company for the acquisition of CIT by Tyco on June 1, 2001. TCH has not acted as an operating company and immediately prior to the reorganization will have nominal assets and liabilities, other than its investment in CIT. TCH's stand-alone historical financial activity is comprised of intercompany debt payable to an affiliate of Tyco and interest expense related to the acquisition of CIT, and TCH also facilitated the delivery of Tyco common shares on redemption of CIT Exchangeco Inc. shares. All of the activity of TCH will be unwound through a capital contribution from Tyco prior to the reorganization discussed above and TCH's balance sheet will have nominal balances. The ongoing operations of the registrant will effectively be comprised of the existing operations of CIT.


    On June 1, 2001, CIT, formerly known as Tyco Capital Corporation and previously The CIT Group, Inc., was acquired by a wholly-owned subsidiary of Tyco in a purchase business combination (see Note 2 to the "Consolidated Financial Statements" beginning on page F-1). In accordance with the guidelines for accounting for business combinations, the purchase price paid by Tyco for CIT plus related purchase accounting adjustments have been "pushed-down" and recorded in CIT's consolidated financial statements for periods subsequent to June 1, 2001. This resulted in a new basis of accounting reflecting the fair market value of CIT's assets and liabilities for the "successor" period beginning June 2, 2001. Information relating to all "predecessor" periods prior to the acquisition by Tyco is presented using CIT's historical basis of accounting.


    The following table sets forth selected consolidated financial information regarding CIT's results of operations and balance sheets. To assist in the comparability of our financial results the financial information in the following table combines the "predecessor period" (January 1 through June 1, 2001) with the "successor period" (June 2 through September 30, 2001) to present "combined" results for the nine months ended September 30, 2001. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations and Qualitative and Quantitative Disclosures about Market Risk" and the "Consolidated Financial Statements" included elsewhere in this prospectus.



    RESTATEMENT--The Company has restated its Consolidated Financial Statements for the quarter ended March 31, 2002. The restatement to the financial statements herein reflects an impairment of goodwill in accordance with SFAS 142, "Goodwill and Other Intangibles," resulting in an estimated goodwill impairment charge of $4.51 billion. This restatement has no impact on previously reported operating margin or net cash provided by operations for any periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations and Qualitative and Quantitative Disclosures about Market Risk" and
Note 6, "Accounting Change--Goodwill Amortization" in the

Company's Consolidated Financial Statements for the quarter ended March 31, 2002 for further information regarding the goodwill impairment.



                                   SIX MONTHS ENDED
                                      MARCH 31,             NINE MONTHS ENDED              YEARS ENDED DECEMBER 31,
                             ----------------------------     SEPTEMBER 30,     -----------------------------------------------
($ IN MILLIONS)                2002(2)          2001          2001(1)(2)(3)       2000       1999(4)      1998         1997
                             ------------   -------------   -----------------   ---------   ---------   ---------   -----------
                             (SUCCESSOR)    (PREDECESSOR)      (COMBINED)                        (PREDECESSOR)
                              (RESTATED)
RESULTS OF OPERATIONS
Net finance margin.........  $     935.7       $  795.3         $ 1,318.8       $ 1,469.4   $   917.4   $   804.8   $     740.7
Provision for credit
  losses...................        307.9          132.1             332.5           255.2       110.3        99.4         113.7
Operating margin...........      1,105.0        1,092.1           1,558.9         2,126.2     1,157.9       960.8         932.8(5)
Salaries and general
  operating expenses.......        457.4          522.8             784.9         1,035.2       516.0       407.7         420.0
Goodwill impairment(6).....      4,512.7             --                --              --          --          --            --
Net (loss) income..........     (4,116.4)         320.2             333.8           611.6       389.4       338.8         310.1
Pro forma (loss) income per
  common share:
  Basic(7).................  $    (20.56)                       $    1.67
  Diluted(7)...............  $    (20.56)                       $    1.67
PROFITABILITY RATIOS
Return on Average Tangible
  Shareholder's
  Equity(8)................       (200.4)%         16.0%             10.8%           16.0%       14.2%       14.0%         14.6%
Return on Average Earning
  Assets ("AEA")(9)........       (22.18)%         1.54%             1.10%           1.50%       1.52%       1.65%         1.70%



                                                                                            AT DECEMBER 31,
                                          AT MARCH 31,   AT SEPTEMBER 30,   -----------------------------------------------
                                            2002(2)       2001(1)(2)(3)       2000       1999(4)      1998         1997
                                          ------------   ----------------   ---------   ---------   ---------   -----------
                                                    (SUCCESSOR)                              (PREDECESSOR)
                                           (RESTATED)
BALANCE SHEET DATA
Total finance receivables...............   $26,297.7        $31,879.4       $33,497.5   $31,007.1   $19,856.0   $  17,719.7
Reserve for credit losses...............       554.9            492.9           468.5       446.9       263.7         235.6
Operating lease equipment, net..........     6,604.0          6,402.8         7,190.6     6,125.9     2,774.1       1,905.6
Goodwill, net...........................     2,383.4          6,547.5         1,964.6     1,850.5       216.5         134.6
Total assets............................    44,383.5         51,090.1        48,689.8    45,081.1    24,303.1      20,464.1
Total debt..............................    33,734.9         35,697.7        37,965.1    35,373.5    18,651.4      15,314.9
Company-obligated mandatorily redeemable
  preferred securities of subsidiary
  trust holding solely debentures of the
  Company...............................       258.6            260.0           250.0       250.0       250.0         250.0
Shareholder's equity....................     6,500.0         10,598.0         6,007.2     5,554.4     2,701.6       2,432.9
OTHER
Total managed assets(10)................   $48,087.8        $50,877.1       $54,900.9   $51,433.3   $26,216.3   $  22,344.9
CREDIT QUALITY AND LEVERAGE RATIOS
60+ days contractual delinquency as a
  percentage of finance receivables.....        3.90%            3.46%           2.98%       2.71%       1.75%         1.67%
Reserve for credit losses as a
  percentage of finance receivables.....        2.11%            1.55%           1.40%       1.44%       1.33%         1.33%
Reserve for credit losses as a
  percentage of 60+ days contractual
  delinquency...........................        47.9%            44.7%           46.9%       53.3%       75.8%         79.4%
Total debt (net of overnight deposits)
  to tangible shareholder's
  equity(8)(11).........................        7.30x            8.20x           8.78x       8.75x       6.82x         5.99x
Tangible shareholder's equity(8) to
  managed assets(10)....................         9.1%             8.5%            7.8%        7.7%       10.4%         11.4%


------------------------------
(1) In September 2001, CIT changed its fiscal year end from December 31 to September 30 to conform to Tyco's fiscal year end.

(2) On September 30, 2001, we sold certain international subsidiaries, which had assets of $1.8 billion and liabilities of $1.5 billion, to a non-U.S.
    subsidiary of Tyco for a note in the amount of approximately $295 million. This sale did not affect earnings for the period ended September 30, 2001. On February 11, 2002, we repurchased the international subsidiaries that we had previously sold to an affiliate of Tyco. The summary financial data includes these international operations for all periods presented; as a result, the Balance Sheet Data at September 30, 2001 varies slightly from comparable data reported in CIT's Form 10-K for the period ended
    September 30, 2001.

(3) Results of operations for the nine months ended September 30, 2001 (combined) include special charges incurred by the predecessor of
    $221.6 million ($158.0 million after tax). See Note 3 to the Consolidated Financial Statements.

(4) Includes results of operations of Newcourt Credit Group Inc. from the November 15, 1999 acquisition date.

(5) Includes a 1997 gain of $58.0 million on the sale of an equity interest acquired in connection with a loan workout.


(6) See Note 6, "Accounting Change--Goodwill Amortization" in the Company's Consolidated Financial Statements for the quarter ended March 31, 2002 for further information regarding the goodwill impairment.



(7) Basic and diluted pro forma (loss) income per common share have been computed by dividing net (loss) income for each period by 200,216,534 common shares, which is the number of common shares expected to be outstanding immediately after this offering. There are no dilutive common share equivalents expected to be issued prior to the closing of the offering.


(8) Tangible shareholder's equity excludes goodwill and other intangible assets.


(9) Average Earning Assets is the average of finance receivables, operating lease equipment, finance receivables held for sale and certain investments, less credit balances of factoring clients.


(10) "Managed assets" are comprised of financing and leasing assets and finance receivables previously securitized and still managed by us.


(11) Total debt excludes, and tangible shareholder's equity includes, Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debentures of the Company.



TYCO CAPITAL HOLDING, INC.


    The consolidated financial statements of TCH included herein reflect the consolidated results of TCH, since its inception on October 13, 2000, plus the results of CIT Group Inc. (Nevada) and its subsidiaries since its acquisition by TCH on June 1, 2001. The following table sets forth summary financial information regarding the consolidated results of operations and balance sheets of TCH and its subsidiaries, including CIT ($ in millions). No comparative summary financial information is included because activity of TCH for the period ended March 31, 2001 was nominal.


                                                                     AT OR FOR THE
                                              AT OR FOR THE SIX       PERIOD FROM
                                                 MONTHS ENDED      INCEPTION THROUGH
                                                MARCH 31, 2002     SEPTEMBER 30, 2001
                                              ------------------   ------------------
                                                  (RESTATED)
Finance income..............................      $ 2,304.7            $ 1,676.5
Intercompany interest expense, net..........          382.4                 98.8
Goodwill impairment.........................        4,512.7                   --
Net (loss) income...........................       (4,435.6)               181.9

Total assets................................       45,282.9             51,452.4
Intercompany debt payable to Tyco...........        5,600.0              5,000.0
Total debt..................................       39,334.9             40,697.7
Shareholder's equity........................        1,798.5              5,947.6


    See "Capitalization" for a presentation of certain financial information concerning TCH and its subsidiaries, including CIT, that excludes the intercompany debt and other activities of TCH that will be unwound prior to the reorganization.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING DISCUSSION OF RISKS, AND THE OTHER INFORMATION PROVIDED IN THIS PROSPECTUS. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS THAT ARE PRESENTLY UNKNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS.

RISKS RELATED TO CIT'S BUSINESS

WE MAY BE ADVERSELY AFFECTED BY A GENERAL DETERIORATION IN ECONOMIC CONDITIONS.

    Our business, financial condition and results of operations may be affected by various economic factors, including the level of economic activity in the markets in which we operate. Unfavorable economic conditions may make it more difficult for us to maintain both our new business origination volume and the credit quality of new business at levels previously attained. Our growth depends significantly upon our ability to generate new finance receivables, and in a recession or other adverse economic environment, growth in our finance receivables may be limited by a decrease in demand for consumer or commercial credit or by a decline in collateral values. Delinquencies, foreclosures and credit losses generally increase during economic slowdowns or recessions.

    We are also subject to industry-specific economic factors. An economic downturn or slowdown in an industry could reduce demand for the financing we provide for products of that industry. For example, our factoring business could decline if there is a downturn in the retail textile, apparel, furniture or home furnishings markets. At March 31, 2002, 5.1% of our total financing and leasing assets related to obligations of retailers (12.7% including the trade receivables securitized and managed by CIT), 11.6% related to commercial airline obligations and 4.6% related to home equity obligations. Adverse economic conditions in the markets or industries that we serve could have a material adverse effect on our business, financial position or results of operations.

    In a recession or under other adverse economic conditions, nonearning assets and writedowns are likely to increase as debtors fail to meet their payment obligations. Although we maintain a consolidated reserve for credit losses in an amount that we believe is sufficient to provide adequate protection against potential writedowns in our portfolio, this allowance could prove to be insufficient. Adverse economic conditions may impair our ability to re-lease or remarket our leased equipment or other collateral securing our finance receivables and realize the value at which we carry our leased assets and/or estimated lease residual values on our books.

    A recession or downturn could contribute to a downgrading of our credit ratings. A ratings downgrade likely would increase our funding costs, and could decrease our net finance income, limit our access to the capital markets or result in a decision by the lenders under our existing bank credit facilities not to extend such credit facilities after their expiration.

    The broad-based economic slowdown in 2001 led to increases in both past-due loans and non-performing assets. We have experienced increases in our commercial past-due loans and non-performing assets across a wide range of industries, including trucking, construction, retail and technology, as well as manufacturing and machine tools. Continued weak economic conditions have recently resulted in higher charge-offs in virtually all of our business segments. Our reserve for credit losses as a percentage of finance receivables has increased significantly as a result of continuing general economic weakness and uncertainty in Argentina. In addition, our new origination volume has recently declined due in part to soft economic conditions. We can provide no assurance regarding when economic conditions will strengthen, or that these trends will improve when the economy begins to grow again.

OUR LIQUIDITY OR ABILITY TO RAISE CAPITAL MAY BE LIMITED.

    Our primary funding sources have historically been commercial paper, medium-term notes and asset-backed securities. We also maintain committed bank lines of credit to provide liquidity support of commercial paper borrowings and to support our international operations. An additional source of liquidity is cash flow from operations, including loan and lease payments from customers, whole loan sales and syndications.

    Following Tyco's announcement on January 22, 2002 of its plans to separate into four independent, publicly-traded companies and other related events, we experienced a downgrade in our credit ratings by Standard & Poor's and Fitch. While we continue to maintain investment-grade ratings, these events limited our access to the commercial paper market.

    On February 5, 2002, we drew on our $8.5 billion in unsecured bank credit facilities, which have historically been maintained as liquidity support for our commercial paper programs. The proceeds from these bank lines are being used to pay down outstanding commercial paper at the scheduled maturities. The cost of the bank loans is higher than the cost of commercial paper, and will adversely affect our future operating results. While we expect to return to the commercial paper market at some point in the future with a dealer-based program, we can provide no assurance that we will be able to access that market on favorable terms in the future or at the levels previously attained. We exercised our one year term-out option on a portion of our unsecured bank credit facilities, which will increase our cost of funds.


    We will likely need to effect debt or equity financings in the future. The type, timing and terms of financing selected by us will depend upon our cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. While we have recently accessed the debt markets as described in "Recent Developments," there can be no assurance that any of these sources will be available to us at any given time or that they will be available on favorable terms. On June 7, 2002, Standard & Poor's downgraded our long-term debt rating from A- to BBB+, and on June 10, 2002, Fitch downgraded our long-term debt rating from A- to BBB. There can be no assurance that there will not be a further downgrade in our credit ratings in the future or, if such downgrading does occur, that it will not result in an increase in our interest expense or have an adverse impact on our ability to access the commercial paper market or the public and private debt markets.


SIGNIFICANT INCREASES OR DECREASES IN PREVAILING INTEREST RATES COULD ADVERSELY AFFECT OUR BUSINESS.

    Our operating results and cash flow depend to a great extent upon our level of net finance income, which is the difference between total finance income earned on earning assets, such as loans and investments, and total interest expense paid on interest-bearing liabilities, such as borrowings. The amount of net finance income is affected by changes in the volume and mix of earning assets, the rates earned on those assets, the volume of interest-bearing liabilities and the rates paid on those interest-bearing liabilities.

    Although we have an active and comprehensive approach to managing our interest rate risk, including matching the repricing characteristics of our assets with our liabilities, significant increases in market interest rates, or the perception that an increase may occur, could adversely affect both our ability to originate new finance receivables and our ability to grow. Conversely, a decrease in interest rates could result in an acceleration in the prepayment of owned and managed finance receivables. In addition, changes in market interest rates, or in the relationships between short-term and long-term market interest rates, or between different interest rate indices (i.e., basis risk) could affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities, which could result in an increase in interest expense relative to finance income. An increase in market interest rates also could adversely impact the ability of our floating-rate borrowers to meet their higher payment obligations, which could result in an increase in nonearning assets and writedowns.

INVESTMENT IN AND REVENUES FROM OUR FOREIGN OPERATIONS ARE SUBJECT TO THE RISKS ASSOCIATED WITH TRANSACTIONS INVOLVING FOREIGN CURRENCIES.


    Foreign currency exchange rate fluctuations can have a material adverse effect on the investment in international operations and the level of international revenues that we generate from international asset-based financing and leasing. Reported results from our operations in foreign countries may fluctuate from period to period due to exchange rate movements in relation to the U.S. dollar, particularly exchange rate movements in the Canadian dollar, which is our largest non-U.S. exposure. In addition, an economic recession or downturn or increased competition in the international markets in which we operate could adversely affect us. Other risks inherent in conducting international business operations generally include political and macro-economic instability, changes in regulatory requirements and taxes, unreliability of judicial processes, financial market instability and illiquidity. There can be no assurance that one or more of these factors will not have a material adverse effect on our business, financial conditions and results of operations. In addition, instability or adverse economic conditions in international markets may adversely affect the businesses of our domestic customers, which could adversely affect such customers' demand for our products.



    At March 31, 2002, we had approximately $180 million of U.S. dollar-denominated loans and assets outstanding to customers located or doing business in Argentina. The Argentine government has recently instituted economic reforms, including the conversion of certain dollar-denominated loans into pesos. We are currently assessing the impact of these government actions on our U.S. dollar-denominated loans and assets and reserve for credit losses. If the Argentine government does not reverse its action, or if the governments of other foreign jurisdictions take any similar actions, it could have an adverse impact on our business, financial condition and results of operations. As of March 31, 2002, our exposure in Argentina was approximately $180 million and we recorded a $95.0 million provision to reserve for Argentina-related receivables.


OUR FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED IF WE WERE UNABLE TO COMPLETE SECURITIZATIONS.

    We fund most of our assets on our balance sheet using our access to the medium-term note and capital markets. In an effort to broaden our funding sources and to provide an additional source of liquidity, we have in place an array of securitization programs to access both the public and private asset-backed securitization markets. Under a typical asset-backed securitization, we sell a "pool" of secured loans or leases to a special-purpose entity, generally a trust. The special-purpose entity, in turn, typically issues certificates and/or notes that are collateralized by the pool and entitle the holders thereof to participate in certain pool cash flows. Several factors will affect our ability to complete securitizations, including:

    - conditions in the securities markets, generally;

    - conditions in the asset-backed securities markets;

    - the credit quality and performance of our financial instruments;

    - our ability to obtain third-party credit enhancement;

    - our ability to adequately service our financial instruments; and

    - the absence of any material downgrading or withdrawal of ratings given to securities previously issued in our securitizations.

    In a securitization transaction, a gain on sale and a related retained interest in the securitized pool are recognized when the assets being securitized are sold. The value of the retained interest recognized in a securitization transaction is dependent upon certain assumptions regarding future performance of the securitized portfolio, including the level of credit losses and the rate of prepayments. If actual credit losses or prepayment rates differ from the original assumptions, the value of the retained interest in the securitized pool may increase or decrease materially. The value of the retained interest in the securitized pool may also increase or decrease materially with changes in market interest rates. Also, if assets being securitized are not properly hedged, the gain on sale recorded in a securitization transaction may be affected by changes in market interest rates between the time the assets being securitized are originated and the time the assets are sold to the securitization entity.

    Changes in the volume of assets securitized or decreases in the value of retained interests in securitizations due to changes in market interest rates or higher than expected credit losses on prepayments could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO REALIZE OUR ENTIRE INVESTMENT IN THE EQUIPMENT WE LEASE.

    We lease various types of equipment to customers through two distinct types of transactions: capital leases and operating leases. A capital lease passes substantially all of the risks and rewards of owning the related equipment to the customer. Lease payments during the initial terms of a capital lease cover approximately 90% of the underlying equipment's cost at the inception of the lease. The realization of unrecovered equipment values (residual values) at the end of the term of a lease is an important element in the leasing business. The duration of an operating lease, however, is substantially shorter relative to the equipment's useful life. We bear greater risk in operating leases as we may not be able to remarket the equipment on terms that will allow us to fully recover our operating lease equipment carrying values.

    At the inception of each capital lease, we record a residual value for the leased equipment based on our estimate of the future value of the equipment at the expected disposition date. Residual values are determined by experienced internal equipment management specialists, as well as external consultants. We also record periodic depreciation expense on operating lease equipment based upon estimates of the equipment's useful life and the estimated future value of the equipment at the end of its useful life. A decrease in the market value of leased equipment at a rate greater than the rate we projected, whether due to rapid technological or economic obsolescence, unusual wear and tear on, or use of, the equipment or other factors, would adversely affect the residual values of such equipment. Consequently, there can be no assurance that our estimated residual values for equipment will be realized.

CONTINUED WEAKNESS IN THE TELECOMMUNICATIONS INDUSTRY COULD ADVERSELY IMPACT THE VALUE OF OUR TELECOMMUNICATIONS PORTFOLIO.

    Our telecommunications portfolio is approximately $685 million at March 31, 2002, and includes approximately $294 million of Competitive Local Exchange Carrier (CLEC) accounts. The highly competitive telecommunications industry has experienced over-capacity and substantial decline over the past year, which has resulted in considerable weakness in asset values in the sector. Our CLEC portfolio includes many companies which are in the process of building out their networks and developing their customer bases. Therefore, these companies are more vulnerable to the overall industry decline.


    We believe that our loan loss reserves relating to the telecommunications portfolio are adequate. However, continued deterioration in the sector could result in losses beyond current reserve levels.


OUR RESERVE FOR CREDIT LOSSES MAY PROVE INADEQUATE.

    Our business depends on the creditworthiness of our customers. We believe that our credit risk management systems are adequate to limit our credit losses to a manageable level. We attempt to mitigate credit risks through the use of a corporate credit risk management group, formal credit management processes implemented by each business unit and automated credit scoring capabilities for small ticket business.

    We maintain a consolidated reserve for credit losses on finance receivables. Our consolidated reserve for credit losses reflects management's judgment of losses inherent in the portfolio.

Management periodically reviews our consolidated reserve for adequacy considering economic conditions and trends, collateral values and credit quality indicators, including past charge-off experience and levels of past due loans and non-performing assets.

    The consolidated reserve for credit losses is intended to provide for losses inherent in the portfolio, which requires the application of estimates and significant judgment as to the ultimate outcome of collection efforts and realization of collateral, among other things. We cannot be certain that our consolidated reserve for credit losses will be adequate over time to cover credit losses in our portfolio because of unanticipated adverse changes in the economy or events adversely affecting specific customers, industries or markets. If the credit quality of our customer base materially decreases, or if our reserves for credit losses are not adequate, our business, financial condition and results of operations may suffer.

OUR COMMERCIAL AIRLINE FINANCING BUSINESS COULD BE ADVERSELY AFFECTED BY THE EVENTS OF SEPTEMBER 11, 2001 AND THE WEAK ECONOMY.

    A portion of the Capital Finance business within our Equipment Financing and Leasing segment involves providing financing to commercial airlines. The Capital Finance aerospace portfolio includes most of the leading U.S. and foreign commercial airlines, with a fleet of approximately 200 aircraft, with an average age of nine years.

    The Capital Finance business may be adversely affected by the challenges faced by the airline industry due to a combination of the terrorist attacks on September 11, 2001 and the current worldwide economic slowdown. Airlines face a number of increased costs, including higher insurance premiums and security costs, while also experiencing a reduction in demand. As a result of these circumstances, some airlines have taken aircraft out of service, sought to restructure their fixed costs, including their debt and lease payments, and sought protection from creditors in bankruptcy. Accordingly, we have experienced some rental reductions or disruptions. Our portfolio could be adversely affected by these factors, resulting in, among other effects, declines in the value of aircraft, delays in payments on existing financings and reduced new business origination.

WE MAY NOT BE ABLE TO REALIZE THE ENTIRE BOOK VALUE OF GOODWILL.


    We have $2.4 billion of goodwill, net, at March 31, 2002. We implemented the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142 "GOODWILL AND OTHER INTANGIBLE ASSETS" on October 1, 2001. Since adoption, existing goodwill is no longer amortized, but instead will be assessed annually for impairment or sooner if circumstances indicate a possible impairment. We have determined that there was no impact of adopting this standard under the transition provisions of SFAS No. 142.



    We have restated our financial statements for the quarter ended March 31, 2002 to reflect an estimated impairment of our goodwill of $4.51 billion. We will continue with our analysis of goodwill impairment in accordance with SFAS 142 during the quarter ending June 30, 2002. In the event that the book value of goodwill, net, is impaired, any such impairment would be charged to earnings in the period of impairment. An impairment by itself does not impact our total tangible capitalization, although our total capitalization as reported is affected by the goodwill impairment.


OUR POTENTIAL ACQUISITION OR DISPOSITION OF BUSINESSES OR ASSET PORTFOLIOS IN THE FUTURE MAY ADVERSELY IMPACT OUR BUSINESS.

    As part of our long-term business strategy, we may pursue acquisitions of other companies or asset portfolios. In addition, as we have done recently, we may dispose of non-strategic businesses or asset portfolios. Future acquisitions may result in potentially dilutive issuances of equity securities and the incurrence of additional debt, which could have a material adverse effect on our business, financial condition and results of operations. Future acquisitions could involve numerous additional risks, including: difficulties in integrating the operations, services, products and personnel of the acquired company; the diversion of management's attention from other business concerns; entering markets in which we have little or no direct prior experience; and the potential loss of key employees of the acquired company. In addition, acquired businesses and asset portfolios may have credit-related risks arising from substantially different underwriting standards associated with those businesses or assets. In the event of future dispositions of our businesses or asset portfolios, there can be no assurance that we will receive adequate consideration for those businesses or assets at the time of their disposition or will be able to adequately replace the volume associated with the businesses or asset portfolios that we dispose of with higher-yielding businesses or asset portfolios having acceptable risk characteristics. As a result, our future disposition of businesses or asset portfolios could have a material adverse effect on our business, financial condition and results of operations.

WE COMPETE WITH A VARIETY OF FINANCING SOURCES FOR OUR CUSTOMERS.

    Our markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. Our competitors include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, leasing companies, manufacturers and vendors with global reach. Substantial financial services networks have been formed by insurance companies and bank holding companies that compete with us. On a local level, community banks and smaller independent finance and mortgage companies are a competitive force.

    Competition from both traditional competitors and new market entrants has intensified in recent years due to a strong economy, growing marketplace liquidity and increasing recognition of the attractiveness of the commercial finance markets. In addition, the rapid expansion of the securitization markets is dramatically reducing the difficulty in obtaining access to capital, which is the principal barrier to entry into these markets. This is further intensifying competition in certain market segments, including increasing competition from specialized securitization lenders which offer aggressive pricing terms.

    We compete primarily on the basis of pricing, terms and structure. Our competitors seek to compete aggressively on the basis of these factors and we may lose market share to the extent we are unwilling to match our competitors' pricing, terms and structure in order to maintain interest margins and/or credit standards. To the extent that we match competitors' pricing, terms or structure, we may experience decreased interest margins and/or increased risk of credit losses. Many of our competitors are large companies that have substantial capital, technological and marketing resources, and some of these competitors are larger than us and may have access to capital at a lower cost than us. Further, the size and access to capital of certain of our competitors are being enhanced by the continued consolidation activity in the commercial and investment banking industries.

OUR BUSINESS MAY BE AFFECTED ADVERSELY BY THE HIGHLY REGULATED ENVIRONMENT IN WHICH WE OPERATE.

    Our domestic operations are subject, in certain instances, to supervision and regulation by state and federal authorities and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions. Such regulation and supervision are primarily for the benefit and protection of our customers, and not for the benefit of investors, and could limit our discretion in operating our businesses. For example, state laws often establish maximum allowable finance charges for certain consumer and commercial loans. Noncompliance with applicable statutes or regulations could result in the suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties.

    The financial services industry is heavily regulated in many jurisdictions outside the United States. The varying requirements of these jurisdictions may be inconsistent with U.S. rules and may adversely affect our business or limit our ability to expand our international operations. We may not be able to obtain necessary regulatory approvals, or if approvals are obtained, we may not be able to continue to comply with the terms of the approvals or applicable regulations. In addition, in many countries, the regulations applicable to the financial services industry are uncertain and evolving, and it may be difficult for us to determine the exact regulatory requirements.

    Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a material adverse effect on our operations in that market and on our reputation generally. No assurance can be given that applicable laws or regulations will not be amended or construed differently, that new laws and regulations will not be adopted or that we will not be prohibited by state laws from raising interest rates above certain desired levels, any of which could adversely affect our business, financial condition or results of operations.

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION OF CIT AND COULD ADVERSELY AFFECT THE PRICE OF OUR SHARES.

    Certain provisions of the Delaware General Corporation Law which we did not opt out of and certain provisions of our certificate of incorporation and by-laws may have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in a premium being paid over the market price of our common stock, and discouraging, delaying or preventing changes in control or management of CIT.

    We have not opted out of Section 203 of the Delaware General Corporation Law which prohibits us from engaging in a "business combination" with an "interested stockholder" (generally defined as a stockholder who becomes a beneficial owner of 15% of more of our voting stock) for a three-year period following the date that such stockholder became an interested stockholder, unless the business combination is approved in a manner prescribed under Section 203.

    Our certificate of incorporation provides that the approval of certain matters requires the vote of holders of 66 2/3% of our outstanding capital stock entitled to vote in the election of directors. These matters include amending, repealing or adopting of by-laws by the stockholders, removing directors (which is permitted for cause only) and amending, repealing or adopting any provision that is inconsistent with certain provisions of our certificate of incorporation. Further, our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by a consent in writing. Special meetings of our stockholders may be called only by our board of directors. In addition, our by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. See "Description of Capital Stock--Anti-takeover Effects of Delaware General Corporation Law and Certain Charter Provisions."

RISKS RELATED TO THE OFFERING

THERE HAS NOT BEEN A MARKET FOR OUR COMMON STOCK SINCE TYCO ACQUIRED US IN JUNE 2001, AND THE MARKET PRICE OF OUR SHARES MAY FLUCTUATE.

    Our common stock will not be publicly traded prior to the offering date. After the offering date, the public market will establish trading prices for our common stock. We cannot assure you that an active public market for our common stock will develop or be sustained.

    The price of our common stock after this offering may fluctuate widely, depending upon many factors, some of which may be beyond our control, including:

    - the perceived prospects of our business and the financial services industry in general;

    - differences between our actual financial and operating results and those expected by investors and analysts;

    - changes in analysts' recommendations or projections;

    - actions or announcements by our competitors;

    - regulatory actions;

    - changes in general economic or market conditions; and

    - broad market fluctuations.

    In addition, stock markets generally experience significant price and volume volatility from time to time which may adversely affect the market price of the common stock for reasons unrelated to our performance.

YOU MAY HAVE DIFFICULTY EVALUATING OUR BUSINESS BECAUSE OUR HISTORICAL CONSOLIDATED FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY.

    The historical consolidated financial information included in this prospectus is not necessarily indicative of our future results of operations, financial position and cash flows. We have not made adjustments to this information to reflect changes that will occur in our cost structure, funding or operations as a result of our separation from Tyco, including changes in our financing and increased costs associated with being a public, stand-alone company. Further, in connection with the reorganization described under "Corporate Structure and Reorganization," CIT Group Inc. (Nevada) is reflected in the consolidated financial statements of TCH as CIT Group Inc. (Nevada) is a wholly-owned subsidiary of TCH. In addition, this prospectus includes separate financial information for CIT Group Inc. (Del) on a stand-alone basis and CIT Group Inc. on a consolidated basis. TCH has not acted as an operating company and immediately prior to the reorganization will have nominal assets and liabilities, other than its investment in CIT Group Inc. (Nevada). However, TCH's financial statements currently reflect an intercompany loan payable to an affiliate of Tyco and interest expense related to the acquisition of CIT, which will be satisfied prior to consummation of the reorganization, and TCH also facilitated the delivery of Tyco common shares on redemption of CIT Exchangeco Inc. shares. As a result, the historical financial information including TCH is not indicative of the future results of operations, financial position and cash flows of CIT following the offering.


EACH OF THE SEPARATION AND THE TAX AGREEMENTS CONTAINS INDEMNIFICATION OBLIGATIONS OF TYCO THAT TYCO MAY NOT BE ABLE TO SATISFY, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON US.



    The separation agreement allocates responsibility between Tyco and us for various liabilities and obligations. The separation agreement provides that each party will indemnify the other against third-party claims relating to or arising out of their respective businesses. The tax agreement provides that Tyco will indemnify us against certain income-based tax related liabilities, including any income-based tax liabilities imposed on TCH or CIT Group Inc. (Del) (in each case determined on a non-consolidated basis) for periods or partial periods ending on or prior to the date that CIT Group Inc. (Nevada) merges with TCH and certain income-based tax liabilities imposed as a result of that merger or TCH's merger with us. Tyco will also indemnify us for any penalties imposed on us resulting from the late filing of U.S. federal income tax returns that were prepared by or under the direction of Tyco on our behalf and from late payments related to those returns and any liability for U.S. federal income taxes and income taxes of New York, New Jersey and any other state for which a unitary return was filed resulting from a tax position reflected on any applicable tax return prepared by or under the direction of Tyco on our behalf which was taken by Tyco in a manner inconsistent with our past practices. Tyco will not indemnify us, however, for any tax liability resulting from a claim for refund filed by or on behalf of the predecessor of CIT Group Inc. (Nevada) on May 30, 2002.



    The availability of these indemnities will depend upon the future financial strength of Tyco and us. If Tyco were unable to fund these indemnities if they should arise, our financial condition could be adversely affected.

THE SALE OR AVAILABILITY FOR SALE OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE OR IMPAIR OUR ABILITY TO RAISE CAPITAL.


    Sales of a substantial number of shares of our common stock after the offering, or the public perception that these sales may occur, could depress the market price of our common stock and could materially impair our ability to raise capital through the sale of additional equity securities. Immediately after the offering, 200,216,534 shares of our common stock will be outstanding (or 220,216,534 shares if the underwriters exercise the over-allotment option in connection with the offering in full). Immediately after the offering, all of the 200,000,000 shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act of 1933, unless held by our "affiliates," as that term is defined by the SEC and, if applicable, subject to the terms of the lock-up agreements described below. Upon completion of this offering, 216,534 shares of CIT restricted stock will be issued in substitution for Tyco restricted shares. In addition, in connection with the offering, we will issue options to purchase an aggregate of 14,158,707 shares of our common stock; of those options, options to purchase 2,749,720 shares will be immediately exercisable upon completion of this offering. The amount of shares of restricted stock and 3,253,558 of the shares subject to options to be granted concurrently with this offering are estimated based upon the assumption that the initial public offering price per share of the CIT common stock is $27.00 (which is the mid-point of the range set forth on the cover page of this prospectus) and that the closing price per Tyco share just prior to the offering is $11.05 (which was the closing price on June 11, 2002). We intend to register the issuance of the shares of CIT restricted stock and the shares underlying our options on Form S-8. Accordingly, such shares of CIT restricted stock and shares purchased upon exercise of the options will be available for sale in the public market, subject to the vesting restrictions on the restricted shares, the limitation on the resale of our shares by "affiliates" under Rule 144 and the restrictions imposed under the terms of the lock-up agreements described below.



    We have agreed that, without the prior written consent of Goldman, Sachs & Co. and Lehman Brothers Inc., as the representatives of the underwriters, we will not, directly or indirectly, offer, sell or dispose of any common stock or any securities which may be converted into or exchanged for any common stock for a period of 180 days from the date of this prospectus (other than (x) pursuant to any employee benefit plan or stock option plan described in this prospectus, or (y) common stock issued as consideration in acquisitions, provided that the aggregate amount of common stock issued in such acquisitions does not exceed 10% of our shares of common stock outstanding immediately after the closing of this offering and provided further that any recipient of 10% or more of the shares issued as consideration in any single acquisition of a business or entity that is not publicly held shall agree in writing to be bound by the lock-up agreement for the remainder of the 180-day period). All of our executive officers and directors have agreed under lock-up agreements not to, without the prior written consent of the representatives of the underwriters, directly or indirectly, offer, sell or otherwise dispose of any common stock or any securities which may be converted into or exchanged or exercised for any common stock for a period of 180 days from the date of this prospectus. The lock-up agreements described above may be released at any time as to all or any portion of the common stock subject to such agreements at the sole discretion of the representatives of the underwriters.



    An aggregate of 27,000,000 shares of our common stock are reserved for issuance under our benefit plans, including the shares described above. We intend to file registration statements on Form S-8 covering the sale of the shares of common stock issued under the benefit plans. Accordingly, shares of common stock registered under any such registration statement will be available for sale in the public market upon issuance of such shares of common stock pursuant to the respective plan, unless such shares of common stock are subject to vesting restrictions, subject to limitation on resale by "affiliates" pursuant to Rule 144 or subject to the lock-up agreements described above.

                           FORWARD-LOOKING STATEMENTS

    Certain statements contained in this prospectus are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained herein that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate" and similar expressions are generally intended to identify forward-looking statements. Any forward-looking statements contained herein, in press releases, written statements or other documents filed with the SEC or in communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls, concerning our operations, economic performance and financial condition are subject to known and unknown risks, uncertainties and contingencies. Forward-looking statements are included, for example, in the discussions about:

    - our liquidity risk management,

    - our credit risk management,

    - our asset/liability risk management,

    - our capital, leverage and credit ratings,

    - our operational and legal risks,

    - how we may be affected by legal proceedings, and

    - our separation from Tyco and our relationship with Tyco following the separation.

    All forward-looking statements involve risks and uncertainties, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Also, forward-looking statements are based upon management's estimates of fair values and of future costs, using currently available information. Therefore, actual results may differ materially from those expressed or implied in those statements. Factors that could cause such differences include, but are not limited to:

    - the factors described under the heading "Risk Factors" and elsewhere in this prospectus,

    - risks of economic slowdown, downturn or recession,

    - industry cycles and trends,

    - risks inherent in changes in market interest rates,

    - funding opportunities and borrowing costs,

    - changes in funding markets, including commercial paper, term debt and the asset-backed securitization markets,

    - uncertainties associated with risk management, including credit, prepayment, asset/liability, interest rate and currency risks,

    - adequacy of reserves for credit losses,

    - risks associated with the value and recoverability of leased equipment and lease residual values,


    - risks associated with the potential further impairment of our goodwill,


    - changes in regulations governing our business and operations or permissible activities,

    - changes in competitive factors, and

    - future acquisitions and dispositions of businesses or asset portfolios.

                                USE OF PROCEEDS


    We will not receive any of the proceeds from the sale of our shares of common stock by Tyco Capital; however, if the underwriters exercise their over-allotment option, we will receive the proceeds from the sale of shares pursuant to such exercise. Assuming a public offering price of $27.00 per share, which is the mid-point of the range set forth on the cover page of this prospectus, if the underwriters exercise their over-allotment option in full, we estimate that we will receive approximately $518,400,000 from the sale of shares pursuant to such exercise after deducting underwriting discounts and commissions. We will use the net proceeds from any such sale of shares by us to the underwriters for general corporate purposes, including the repayment of outstanding indebtedness.


                                DIVIDEND POLICY

    Since Tyco acquired us in June 2001, we have not declared any cash dividends on our common stock. The indentures for our public debt securities were amended in February 2002 to prohibit payments of dividends to Tyco. These provisions do not apply if Tyco owns less than 50% of our common stock as long as at least two-thirds of the members of our board of directors are not affiliated with Tyco. We anticipate that these provisions will not restrict our payment of dividends once the offering is complete since Tyco will no longer have a direct or indirect equity interest in CIT.


    Following our initial public offering in November 1997 and prior to the acquisition by Tyco, we paid a quarterly dividend of $0.10 per share, except for the first quarter of 1998. Our policy will be to pay a modest dividend while retaining a strong capital base. We anticipate that the initial dividend rate will be $0.12 per share per quarter. The declaration and payment of future dividends are subject to the discretion of our board of directors. Any determination as to the payment of dividends, including the level of dividends, will depend on, among other things, general economic and business conditions, our strategic and operational plans, our financial results and condition, contractual, legal and regulatory restrictions on the payment of dividends by us, and such other factors as the board of directors may consider to be relevant.


                     CORPORATE STRUCTURE AND REORGANIZATION


    CIT is presently organized as a Nevada corporation and is a direct, wholly-owned subsidiary of TCH, a Nevada corporation, which is a direct, wholly-owned subsidiary of Tyco Capital, a Bermuda company. All of these entities are indirect, wholly-owned subsidiaries of Tyco. Prior to the closing of this offering, Tyco will effecuate a restructuring whereby CIT Group Inc. (Nevada) will merge with and into TCH, and that combined entity will further merge with and into CIT Group Inc. (Del), a Delaware corporation. In connection with the reorganization, CIT Group Inc. (Del) will be renamed CIT Group Inc. As a result of the reorganization, CIT Group Inc. will be domiciled in Delaware and will be the successor to CIT's business, operations, obligations and SEC registration.



    In connection with and effective upon the closing of this offering, Tyco will also cause to be redeemed all of the outstanding exchangeable shares of CIT Exchangeco Inc., presently a subsidiary of CIT. Each exchangeable share of CIT Exchangeco is currently exchangeable for 0.6907 of a Tyco common share, which was the exchange ratio in Tyco's acquisition of CIT. This redemption and the elimination of the CIT Exchangeco structure will be completed pursuant to the terms of the agreements governing CIT Exchangeco. These Exchangeco shares are included in the caption "Tyco Investment" in the capitalization table below. The redemption will not impact CIT's capitalization.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 2002:

    - on an actual combined basis, reflecting the combined capitalization of CIT Group Inc. (Nevada), TCH and CIT Group Inc. (Del);

    - on a pro forma basis to (1) exclude the intercompany debt and other activities of TCH and CIT Group Inc. (Del), as these companies will have nominal assets and liabilities and other balance sheet items prior to their mergers with CIT Group Inc. and (2) reflect issuance of an additional $2.5 billion in CIT term debt on April 1, 2002, which is assumed to repay a portion of CIT term debt outstanding at March 31, 2002; and


    - on an as adjusted basis to reflect the pro forma assumptions described above and (1) the issuance of 200,000,000 shares of our common stock in connection with the offering, (2) the issuance of 216,534 shares of restricted common stock to be issued to CIT officers and employees in substitution for Tyco restricted shares held by such persons (assuming an initial public offering price per share of $27.00, which is the mid-point of the range set forth on the cover page of this prospectus, and a closing price per Tyco share just prior to the offering of $11.05, which was the closing price on June 11, 2002), and (3) the reorganization described in "Corporate Structure and Reorganization."


    This table should be read in conjunction with "Selected Consolidated Historical Financial Data of CIT," our Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations and Qualitative and Quantitative Disclosures About Market Risk" which are included elsewhere in this prospectus.


                                                                    MARCH 31, 2002
                                      --------------------------------------------------------------------------
                                      CIT GROUP                CIT GROUP     ACTUAL     PRO FORMA   AS ADJUSTED
                                         INC.         TCH      INC. (DEL)   COMBINED    COMBINED    COMBINED (1)
                                      ----------   ---------   ----------   ---------   ---------   ------------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
                                      (RESTATED)
Commercial paper....................  $   709.9    $      --   $      --    $  709.9    $  709.9     $   709.9
Bank credit facilities..............    8,518.4           --          --     8,518.4     8,518.4       8,518.4
Term debt...........................   24,506.6           --          --    24,506.6    24,506.6      24,506.6
Intercompany notes payable to
  Tyco..............................         --      5,600.0          --     5,600.0          --            --
CIT obligated mandatorily redeemable
  preferred securities of subsidiary
  trust holding solely debentures of
  CIT ("Preferred Capital
  Securities")......................      258.6           --          --       258.6       258.6         258.6
Shareholder's equity:
    Tyco investment.................   10,422.4      6,110.7          --     6,110.7    10,422.4            --
    Preferred stock, $0.01 par
      value, 100,000,000 authorized;
      none issued and outstanding...         --           --          --          --          --            --
    Common stock, $0.01 par value,
      600,000,000 authorized;
      200,216,534 issued and
      outstanding on an as adjusted
      basis.........................         --           --          --          --          --           2.0
    Additional paid in capital......         --           --          --          --          --      10,420.4
    Accumulated deficit.............   (3,864.0)    (4,253.8)         --    (4,253.8)   (3,864.0)     (3,864.0)
    Accumulated other comprehensive
      loss..........................      (58.4)       (58.4)         --       (58.4)      (58.4)        (58.4)
                                      ---------    ---------   ---------    ---------   ---------    ---------
    Total shareholder's equity......    6,500.0      1,798.5          --     1,798.5     6,500.0       6,500.0
                                      ---------    ---------   ---------    ---------   ---------    ---------
Total capitalization................   40,493.5      7,398.5          --    41,392.0    40,493.5      40,493.5
Goodwill and other intangible
  assets, net.......................   (2,403.2)          --          --    (2,403.2)   (2,403.2)     (2,403.2)
                                      ---------    ---------   ---------    ---------   ---------    ---------
Total tangible capitalization.......  $38,090.3    $ 7,398.5   $      --    $38,988.8   $38,090.3    $38,090.3
                                      =========    =========   =========    =========   =========    =========
Total tangible shareholder's
  equity............................  $ 4,096.8    $ 1,798.5   $      --    $ (604.7)   $4,096.8     $ 4,096.8
                                      =========    =========   =========    =========   =========    =========
Pro forma net tangible book value
  per share(2)......................  $   20.46    $    8.98   $      --    $  (3.02)   $  20.46     $   20.46
                                      =========    =========   =========    =========   =========    =========

------------------------------


(1) Excludes (1) 14,158,707 shares of common stock that will be subject to options to be granted to CIT officers, directors and employees concurrent with this offering (assuming an initial public offering price per share of $27.00, which is the mid-point of the range set forth on the cover page of this prospectus, and a closing price per Tyco share just prior to the offering of $11.05, which was the closing price on June 11, 2002) and
     (2) 20,000,000 shares of common stock issuable by us upon exercise of the underwriters' over-allotment option.



(2) This pro forma calculation was derived using the 200,216,534 common shares expected to be outstanding immediately after this offering.


    CIT has estimated the incremental increase to interest expense relating to funding transactions occurring during the quarter ended March 31, 2002 and the April 1, 2002 funding transaction presented in the pro forma capitalization table as follows. These estimates are based on current facts and circumstances, including market interest rates and the following events:

    - The $2.5 billion debt issuance on April 1, 2002 and the planned repayment of maturing fixed-rate debt outstanding.

    - The $8.5 billion draw of our bank facilities on February 5, 2002 and the subsequent repayment of maturing commercial paper.

    - Incremental costs associated with the $2.2 billion in securitization facilities completed during February and March 2002.

    If the above transactions had been consummated on April 1, 2001, the impact on interest expense for the twelve months ended March 31, 2002 would have been an increase of approximately $50 million after tax.

    This pro forma estimate was calculated assuming that at January 1, 2001 the proceeds of the April 2002 $2.5 billion debt issuance were used to refinance an equal amount of fixed-rate debt next maturing following the April 2002 issuance. Such maturing notes had a weighted average interest rate of approximately 6.60%. The pro forma estimate also includes (1) approximately 40 basis points of incremental annual interest expense in connection with the bank facility draw relative to the interest expense associated with the commercial paper paid with the proceeds of such draw and (2) incremental costs associated with the above-mentioned securitization facilities.

    The actual increase in costs will depend upon numerous factors, including the actual amounts borrowed, future market interest rates, hedging strategies and other initiatives, including the Company's plans to re-access the commercial paper market, as well as the excess liquidity that is maintained during this transition period. For additional information regarding our liquidity, see "Management's Discussion and Analysis of Financial Condition and Results of Operations and Qualitative and Quantitative Disclosures about Market Risk--Quarters and Six Months Ended March 31, 2002 and 2001--CIT Group Inc.--Overview," "Management's Discussion and Analysis of Financial Condition and Results of Operations and Qualitative and Quantitative Disclosures about Market Risk--Quarters and Six Months Ended March 31, 2002 and 2001--CIT Group Inc.--Liquidity Risk Management" and "Management's Discussion and Analysis of Financial Condition and Results of Operations and Qualitative and Quantitative Disclosures about Market Risk--Fiscal Year Ended September 30, 2001 and Calendar Years Ended December 31, 2000 and 1999--CIT Group Inc.--Risk Management--Market Risk Management--Liquidity Risk Management."

                              RECENT DEVELOPMENTS

    On April 1, 2002, CIT completed a $2.5 billion debt offering. CIT sold $1.25 billion aggregate principal amount of 7.375% senior notes due April 2, 2007 and $1.25 billion aggregate principal amount of 7.750% senior notes due April 2, 2012. CIT has determined that the proceeds will be used to repay a portion of existing term debt at maturity.


    On June 3, 2002, Tyco announced that L. Dennis Kozlowski had resigned as Chairman, Chief Executive Officer and President of Tyco. Tyco announced that at the request of Tyco's Board, John F. Fort, III would assume primary executive responsibilities during an interim period while a search for a permanent replacement is completed.



    On June 7, 2002, Standard & Poor's downgraded CIT's long-term debt rating from A- to BBB+. Standard & Poor's ratings of CIT's debt remain on watch status with developing implications.



    On June 10, 2002, Fitch downgraded CIT's long-term debt rating from A- to BBB. All of the Company's Fitch ratings remain on watch status.


    Tyco has entered into an agreement to acquire McGrath RentCorp ("McGrath"), a rental provider of modular offices and classrooms and electronic test equipment, in a transaction in which the consideration would be a combination of cash and Tyco common shares. Prior to developing the plan to separate CIT from Tyco, Tyco intended to integrate McGrath's business with CIT's business. However, if the acquisition is completed pursuant to the acquisition agreement, Tyco currently would expect to retain McGrath as a part of its business.

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CIT

    CIT is presently organized as a Nevada corporation (which is referred to in this prospectus as CIT Group Inc. (Nevada)) and is a direct, wholly-owned subsidiary of TCH, a Nevada corporation, which is a direct, wholly-owned subsidiary of Tyco Capital, a Bermuda company. Prior to the closing of this offering, Tyco will effectuate a restructuring whereby CIT Group Inc. (Nevada) will merge with and into TCH, and that combined entity will further merge with and into CIT Group Inc. (Del), a Delaware corporation. In connection with the reorganization, CIT Group Inc. (Del) will be renamed CIT Group Inc. As a result of the reorganization, CIT Group Inc. will be domiciled in Delaware and will be the successor to CIT's business, operations, obligations and SEC registration.


    In connection with the reorganization and mergers described above, CIT Group Inc. (Nevada) is reflected in the Consolidated Financial Statements of TCH, as CIT Group Inc. (Nevada) is a wholly-owned subsidiary of TCH. The Delaware company has had no operations and nominal financial activity and will be used solely for the purpose of the reincorporation of CIT Group Inc. (Nevada). TCH was incorporated in October 2000 and its only activity has been in connection with its capacity as the holding company for the acquisition of CIT by Tyco on June 1, 2001. TCH has not acted as an operating company and immediately prior to the reorganization will have nominal assets and liabilities, other than its investment in CIT. TCH's stand-alone historical financial activity is comprised of intercompany debt payable to an affiliate of Tyco and interest expense related to the acquisition of CIT, and TCH also facilitated the delivery of Tyco common shares on redemption of CIT Exchangeco Inc. shares. All of the activity of TCH will be unwound through a capital contribution from Tyco prior to the reorganization discussed above and TCH's balance sheet will have nominal balances. The ongoing operations of the registrant will effectively be comprised of the existing operations of CIT.


    On June 1, 2001, CIT, formerly known as Tyco Capital Corporation and previously The CIT Group, Inc., was acquired by a wholly-owned subsidiary of Tyco in a purchase business combination (see Note 2 to the "Consolidated Financial Statements" beginning on page F-1). In accordance with the guidelines for accounting for business combinations, the purchase price paid by Tyco for CIT plus related purchase accounting adjustments have been "pushed-down" and recorded in CIT's consolidated financial statements for periods subsequent to June 1, 2001. This resulted in a new basis of accounting reflecting the fair market value of CIT's assets and liabilities for the "successor" period beginning June 2, 2001. Information relating to all "predecessor" periods prior to the acquisition by Tyco is presented using CIT's historical basis of accounting.


    The following tables set forth selected consolidated financial information regarding CIT's results of operations and balance sheets. The financial data at and for the six months ended March 31, 2002 and 2001 were derived from the unaudited Consolidated Financial Statements of CIT included elsewhere in this prospectus. The financial data at September 30, 2001 and December 31, 2000, for the nine months ended September 30, 2001 and for each of the two years in the period ended December 31, 2000 were derived from the audited Consolidated Financial Statements of CIT included elsewhere in this prospectus. The financial data at December 31, 1999, 1998 and 1997 and for each of the two years in the period ended December 31, 1998 were derived from audited financial statements not presented in this prospectus. To assist in the comparability of our financial results the financial information in the following tables combines the "predecessor period" (January 1 through June 1, 2001) with the "successor period" (June 2 through September 30, 2001) to present "combined" results for the nine months ended September 30, 2001. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations and Qualitative and Quantitative Disclosures about Market Risk" below and the "Consolidated Financial Statements" included elsewhere in this prospectus.



    RESTATEMENT--The Company has restated its Consolidated Financial Statements for the quarter ended March 31, 2002. The restatement to the financial statements herein reflects an impairment of goodwill in accordance with SFAS No. 142, "Goodwill and Other Intangibles," resulting in an estimated goodwill impairment charge of $4.51 billion. This restatement has no impact on previously reported operating margin or net cash provided by operations for any periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations and Qualitative and Quantitative Disclosures about Market Risk" and Note 6, "Accounting Change--Goodwill Amortization" in the Company's Consolidated Financial Statements for the quarter ended March 31, 2002 for further information regarding the goodwill impairment.



                              SIX MONTHS ENDED MARCH 31,      NINE MONTHS ENDED              YEARS ENDED DECEMBER 31,
                            -------------------------------     SEPTEMBER 30,     -----------------------------------------------
($ IN MILLIONS, EXCEPT PER       2002             2001          2001(1)(2)(3)       2000       1999(4)      1998         1997
SHARE DATA)                 ---------------   -------------   -----------------   ---------   ---------   ---------   -----------
                              (SUCCESSOR)     (PREDECESSOR)      (COMBINED)                        (PREDECESSOR)
                              (RESTATED)
RESULTS OF OPERATIONS
Net finance margin.......      $  935.7          $  795.3         $ 1,318.8       $ 1,469.4   $   917.4   $   804.8   $     740.7
Provision for credit
  losses.................         307.9             132.1             332.5           255.2       110.3        99.4         113.7
Other revenue............         477.2             428.9             572.6           912.0       350.8       255.4         247.8
Operating margin.........       1,105.0           1,092.1           1,558.9         2,126.2     1,157.9       960.8         932.8(5)
Salaries and general
  operating expenses.....         457.4             522.8             784.9         1,035.2       516.0       407.7         420.0
Goodwill amortization....            --              45.0              97.6            86.3        25.7        10.1           8.4
Goodwill impairment......       4,512.7(6)             --                --              --          --          --            --
Net (loss) income........      (4,116.4)            320.2             333.8           611.6       389.4       338.8         310.1
Pro forma (loss) income
  per common share:
  Basic(7)...............      $ (20.56)                          $    1.67
  Diluted(7).............      $ (20.56)                          $    1.67
Cash dividends per common
  share..................                                              See (8) below



                                                                                          AT DECEMBER 31,
                                       AT MARCH 31,    AT SEPTEMBER 30,   -----------------------------------------------
($ IN MILLIONS)                            2002         2001(1)(2)(3)       2000       1999(4)      1998        1997(8)
                                       -------------   ----------------   ---------   ---------   ---------   -----------
                                                 (SUCCESSOR)                               (PREDECESSOR)
                                        (RESTATED)
BALANCE SHEET DATA
Total finance receivables............    $26,297.7        $31,879.4       $33,497.5   $31,007.1   $19,856.0   $  17,719.7
Reserve for credit losses............        554.9            492.9           468.5       446.9       263.7         235.6
Operating lease equipment, net.......      6,604.0          6,402.8         7,190.6     6,125.9     2,774.1       1,905.6
Goodwill, net........................      2,383.4          6,547.5         1,964.6     1,850.5       216.5         134.6
Total assets.........................     44,383.5         51,090.1        48,689.8    45,081.1    24,303.1      20,464.1
Commercial paper.....................        709.9          8,869.2         9,063.5     8,974.0     6,144.1       5,559.6
Variable-rate bank credit
  facilities.........................      8,518.4               --              --          --          --            --
Variable-rate senior notes...........      8,700.5          9,614.6        11,130.5     7,147.2     4,275.0       2,861.5
Fixed-rate senior notes..............     15,806.1         17,113.9        17,571.1    19,052.3     8,032.3       6,593.8
Subordinated fixed-rate notes........           --            100.0           200.0       200.0       200.0         300.0
Company-obligated mandatorily
  redeemable preferred securities of
  subsidiary trust holding solely
  debentures of the Company..........        258.6            260.0           250.0       250.0       250.0         250.0
Shareholder's equity.................      6,500.0         10,598.0         6,007.2     5,554.4     2,701.6       2,432.9
Tangible shareholder's equity........      4,096.8          4,028.5         4,042.6     3,703.9     2,485.1       2,298.3


------------------------------

(1) In September 2001, CIT changed its fiscal year end from December 31 to September 30 to conform to Tyco's fiscal year end.

(2) On September 30, 2001, we sold certain international subsidiaries, which had assets of $1.8 billion and liabilities of $1.5 billion, to a non-U.S. subsidiary of Tyco for a note in the amount of the net book value of approximately $295 million. This sale did not affect earnings for the period ended September 30, 2001. On February 11, 2002, we repurchased the international subsidiaries that we had previously sold to an affiliate of Tyco for a purchase price equal to the net book value. The selected financial data includes these international operations for all periods presented; as a result, the Balance Sheet Data at September 30, 2001 varies slightly from comparable data reported in CIT's Form 10-K for the period ended September 30, 2001.

(3) Results of operations for the nine months ended September 30, 2001 (combined) include special charges incurred by the predecessor of
    $221.6 million ($158.0 million after tax). See Note 3 to the Consolidated Financial Statements.

(4) Includes results of operations of Newcourt Credit Group Inc. from the November 15, 1999 acquisition date.

(5) Includes a 1997 gain of $58.0 million on the sale of an equity interest acquired in connection with a loan workout.

(6) During the quarter ended March 31, 2002, we recorded an initial estimate of goodwill impairment of $4.51 billion in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets." The Company has restated its Consolidated Financial Statements to reflect this impairment. This impairment is discussed further under "Management's Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures about Market Risk--Quarters and Six Months Ended March 31, 2002 and 2001--CIT Group Inc.--Goodwill and Other Intangible Assets Amortization."



(7) Basic and diluted pro forma (loss) income per common share have been computed by dividing net (loss) income for each period by 200,216,534 shares of common stock, which is the number of common shares expected to be outstanding immediately after this offering. There are no dilutive common share equivalents expected to be issued prior to the closing of the offering.


(8) Prior to the acquisition by Tyco on June 1, 2001, CIT paid a quarterly dividend of $0.10 per share for each quarter from and including the second quarter of 1998. In the year ended December 31, 1997, and prior to CIT's initial public offering, CIT paid $79.3 million to its principal stockholders under a dividend policy that terminated in connection with its initial public offering. See the description of CIT's dividend policy under "Dividend Policy" elsewhere in this prospectus.

                                   AT OR FOR SIX MONTHS     AT OR FOR THE NINE             AT OR FOR THE YEARS
                                     ENDED MARCH 31,           MONTHS ENDED                ENDED DECEMBER 31,
                                --------------------------    SEPTEMBER 30,     -----------------------------------------
                                  2002(9)        2001            2001(9)          2000       1999      1998       1997
($ IN MILLIONS)                 -----------  -------------  ------------------  ---------  --------- --------- ----------
                                (SUCCESSOR)  (PREDECESSOR)      (COMBINED)                    (PREDECESSOR)
                                (RESTATED)
SELECTED DATA AND RATIOS
PROFITABILITY
Net finance margin as a
  percentage of average
  earning assets ("AEA")(1)...        5.04%        3.82%             4.34%          3.61%      3.59%     3.93%     4.06%
Return on average tangible
  shareholder's equity(2).....      (200.4)%       16.0%             10.8%(10)      16.0%      14.2%     14.0%     14.6%(11)
Return on AEA(1)..............      (22.18)%       1.54%             1.10%(10)      1.50%      1.52%     1.65%     1.70%(11)
Ratio of earnings to fixed
  charges(3)..................     (4)             1.40x             1.37x(10)      1.39x      1.45x     1.49x     1.51x

OTHER OPERATING RATIOS
Salaries and general operating
  expenses (excluding goodwill
  amortization) as a
  percentage of average
  managed assets ("AMA")(5)...        1.92%        2.00%             2.21%(10)      2.01%      1.75%     1.78%     2.11%(11)
Efficiency ratio (excluding
  goodwill amortization)(6)...        32.4%        43.0%             44.7%(10)      43.8%      41.3%     39.2%     40.8%(11)
CREDIT QUALITY
60+ days contractual
  delinquency as a percentage
  of finance receivables......        3.90%        3.25%             3.46%          2.98%      2.71%     1.75%     1.67%
Net credit losses as a
  percentage of average
  finance receivables.........        1.49%        0.75%             1.20%(10)      0.71%      0.42%     0.42%     0.59%
Reserve for credit losses as a
  percentage of finance
  receivables.................        2.11%        1.39%             1.55%          1.40%      1.44%     1.33%     1.33%
Reserve for credit losses as a
  percentage of 60+ days
  contractual delinquency.....        47.9%        42.7%             44.7%          46.9%      53.3%     75.8%     79.4%
LEVERAGE
Total debt (net of overnight
  deposits) to tangible
  shareholder's equity(2)(7)..        7.30x        8.41x             8.20x          8.78x      8.75x     6.82x     5.99x
Tangible shareholder's
  equity(2) to managed
  assets(8)(9)................         9.1%         8.2%              8.5%           7.8%       7.7%     10.4%     11.4%
OTHER
Total managed assets(8)(9)....   $48,087.8     $53,993.4        $50,877.1       $54,900.9  $51,433.3 $26,216.3 $22,344.9
Employees.....................       6,235         7,475            6,785           7,355      8,255     3,230     3,025


------------------------------

(1) "AEA" means average earning assets which is the average of finance receivables, operating lease equipment, finance receivables held for sale and certain investments, less credit balances of factoring clients.

(2) Tangible shareholder's equity excludes goodwill and other intangible assets.

(3) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, minority interest in subsidiary trust holding solely debentures of the Company and one-third of rent expense which is deemed representative of an interest factor.


(4) Earnings were insufficient to cover fixed charges by $3,873.1 million in the six months ended March 31, 2002. Earnings for the six months ended March 31, 2002 included a non-cash goodwill estimated impairment charge of $4,512.7 million in accordance with SFAS 142, "Goodwill and Other Intangible Assets." The ratio of earnings to fixed charges includes total fixed charges of $737.2 million and a loss before provision for income taxes of $3,873.1 million resulting in a total loss before provision for income taxes and fixed charges of ($3,135.9) million.


(5) "AMA" means average managed assets, which is average earning assets plus the average of finance receivables previously securitized and still managed by us.

(6) Efficiency ratio is the ratio of salaries and general operating expenses to operating margin excluding the provision for credit losses.

(7) Total debt excludes, and tangible shareholder's equity includes, Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debentures of the Company.

(8) "Managed assets" are comprised of financing and leasing assets and finance receivables previously securitized and still managed by us.

(9) Approximately $1.8 billion of international assets were sold to a subsidiary of Tyco on September 30, 2001, with no effect on earnings for the nine months ended September 30, 2001. We repurchased our international assets on February 11, 2002 at net book value. The selected financial data includes the international operations for all periods presented; as a result, the Balance Sheet Data at September 30, 2001 varies slightly from comparable data reported in CIT's Form 10-K for the period ended
     September 30, 2001.


(10) Excluding special charges of $221.6 million ($158.0 million after tax) for the nine months ended September 30, 2001, (i) the return on average tangible shareholder's equity would have been 15.8%, (ii) the return on AEA would have been 1.62%, (iii) the ratio of earnings to fixed charges would have been 1.51x, (iv) the salaries and general operating expenses as a percentage of AMA would have been 2.07%, (v) the efficiency ratio would have been 40.2% and (vi) net credit losses as a percentage of average finance receivables would have been 0.87%.

(11) Excluding the gain of $58.0 million on the sale of an equity interest acquired in a loan workout and certain special expenses, for the year ended December 31, 1997, (i) the return on average tangible shareholder's equity would have been 13.1%, (ii) the return on AEA would have been 1.58%,
     (iii) salaries and general operating expenses as a percentage of AMA would have been 2.01% and (iv) the efficiency ratio would have been 41.1%.


TYCO CAPITAL HOLDING, INC.


    The consolidated financial statements of TCH included herein reflect the consolidated results of TCH, since its inception on October 13, 2000, plus the results of CIT Group Inc. (Nevada) and its subsidiaries since its acquisition by TCH on June 1, 2001. The following table sets forth selected financial information regarding the consolidated results of operations and balance sheets of TCH and its subsidiaries, including CIT ($ in millions). No comparative selected financial information is included because activity of TCH for the period ended March 31, 2001 was nominal.


                                                                               AT OR FOR THE
                                                        AT OR FOR THE SIX       PERIOD FROM
                                                          MONTHS ENDED       INCEPTION THROUGH
                                                         MARCH 31, 2002     SEPTEMBER 30, 2001
                                                        -----------------   -------------------
                                                           (RESTATED)
Finance income........................................      $ 2,304.7            $ 1,676.5
Intercompany interest expense, net....................          382.4                 98.8
Goodwill impairment...................................        4,512.7                   --
Net (loss) income.....................................       (4,435.6)               181.9

Total assets..........................................       45,282.9             51,452.4
Intercompany debt payable to Tyco.....................        5,600.0              5,000.0
Total debt............................................       39,334.9             40,697.7
Shareholder's equity..................................        1,798.5              5,947.6

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                                      AND
           QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

INTRODUCTION

    The accompanying Consolidated Financial Statements include the results of CIT, formerly known as Tyco Capital Corporation and previously The CIT
Group, Inc. On June 1, 2001, The CIT Group, Inc. was acquired by a wholly-owned subsidiary of Tyco, a diversified manufacturing and service company, in a purchase business combination. In accordance with the guidelines for accounting for business combinations, the purchase price paid by Tyco plus related purchase accounting adjustments have been "pushed down" and recorded in CIT's financial statements, resulting in a new basis of accounting for the "successor" period beginning June 2, 2001. As of the acquisition date, assets and liabilities were recorded at estimated fair value in the CIT financial statements. Information relating to all "predecessor" periods prior to the acquisition is presented using CIT's historical basis of accounting. In September 2001, CIT changed its fiscal year end from December 31 to September 30 to conform to Tyco's fiscal year end.

    CIT is presently organized as a Nevada corporation and is a direct, wholly-owned subsidiary of TCH, a Nevada corporation, which is a direct, wholly-owned subsidiary of Tyco Capital, a Bermuda company. Prior to the closing of this offering, Tyco will effectuate a restructuring whereby CIT will merge with and into TCH, and that combined entity will further merge with and into CIT Group Inc. (Del), a Delaware corporation. In connection with the reorganization, CIT Group Inc. (Del) will be renamed CIT Group Inc. As a result of the reorganization, CIT Group Inc. will be domiciled in Delaware and will be the successor to CIT's business, operations, obligations and SEC registration.


    In connection with the reorganization and mergers described above, CIT Group Inc. (Nevada) is reflected in the Consolidated Financial Statements of TCH, as CIT Group Inc. (Nevada) is a wholly-owned subsidiary of TCH. The Delaware company has had no operations and nominal financial activity and will be used solely for the purpose of the reincorporation of CIT Group Inc. (Nevada). TCH was incorporated in October 2000 and its only activity has been in connection with its capacity as the holding company for the acquisition of CIT by Tyco on June 1, 2001. TCH has not acted as an operating company and immediately prior to the reorganization will have nominal assets and liabilities, other than its investment in CIT. TCH's stand-alone historical financial activity is comprised of intercompany debt payable to an affiliate of Tyco and interest expense related to the acquisition of CIT, and TCH also facilitated the delivery of Tyco common shares on redemption of CIT Exchangeco Inc. shares. All of the activity of TCH will be unwound through a capital contribution from Tyco prior to the reorganization discussed above and TCH's balance sheet will have nominal balances. The ongoing operations of the registrant will effectively be comprised of the existing operations of CIT.



    The following discussion and analysis provides information that management believes to be relevant to understanding our consolidated financial condition and results of operations. This discussion should be read in conjunction with the "Consolidated Financial Statements" and the related notes thereto which are included elsewhere in this prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors that may cause actual results to differ materially from such forward-looking statements, see "Risk Factors" and "Forward-Looking Statements." See also "--Fiscal Year Ended September 30, 2001 and Calendar Years Ended December 31, 2000 and 1999--CIT Group Inc.--Risk Management" for certain factors that have in the past and may in the future affect our financial performance.


    We are engaged in the commercial and consumer finance businesses, providing secured financing and leasing products on both a fixed and floating interest rate basis. Our commercial segments include equipment financing and leasing, factoring, commercial finance and structured finance. Our consumer business primarily consists of home equity lending. Our revenues principally consist of finance income and fees and other income, which include factoring commissions, commitment, facility, servicing, letter of credit and syndication fees, and gains and losses from sales of equipment and other investments and sales and securitization of finance receivables. Our primary expenses are
(i) interest expense related to funding our finance receivables and operating lease equipment, (ii) salaries and general operating expenses, (iii) provision for credit losses and (iv) depreciation on operating lease equipment. Comparability of results among quarterly periods may be affected by the timing of several events, including equipment sales, securitizations, the sales of venture capital investments, dispositions of non-strategic assets and the effects of new-basis of accounting as of June 1, 2001. Our business requires significant funds to originate finance receivables and purchase leasing equipment, and we consequently require substantial liquidity to finance our operations. See "--Quarters and Six Months Ended March 31, 2002 and 2001--CIT Group Inc.--Liquidity Risk Management" and "--Fiscal Year Ended September 30, 2001 and Calendar Years Ended December 31, 2000 and 1999--CIT Group Inc.--Risk Management--Market Risk Management--Liquidity Risk Management."


    RESTATEMENT--The Company has restated its Consolidated Financial Statements for the quarter ended March 31, 2002. The restatement to the financial statements herein reflects an impairment of goodwill in accordance with SFAS 142, "Goodwill and Other Intangibles," resulting in an estimated goodwill impairment charge of $4.51 billion. This restatement has no impact on previously reported operating margin or net cash provided by operations for any periods. See "--Quarters and Six Months Ended March 31, 2002 and 2001--CIT Group Inc." and Note 6, "Accounting Change--Goodwill Amortization" in the Company's Consolidated Financial Statements for the quarter ended March 31, 2002 for further information regarding the goodwill impairment.


             QUARTERS AND SIX MONTHS ENDED MARCH 31, 2002 AND 2001

CIT GROUP INC.

OVERVIEW

    The accompanying unaudited Consolidated Financial Statements include the results of CIT Group Inc., a Nevada corporation ("we," "CIT" or the "Company"), formerly known as Tyco Capital Corporation and previously The CIT Group, Inc. On June 1, 2001, The CIT Group, Inc. was acquired by a wholly-owned subsidiary of Tyco International Ltd. ("Tyco"), a diversified manufacturing and service company, in a purchase business combination. In accordance with the guidelines for accounting for business combinations, the purchase price paid by Tyco plus related purchase accounting adjustments have been "pushed down" and recorded in CIT's financial statements, resulting in a new basis of accounting for the "successor" period beginning June 2, 2001. As of the acquisition date, assets and liabilities were recorded at estimated fair value in the CIT financial statements. Information relating to all "predecessor" periods prior to the acquisition is presented using CIT's historical basis of accounting. In September 2001, CIT changed its fiscal year end from December 31 to September 30 to conform to Tyco's fiscal year end. On February 8, 2002, we changed our name from Tyco Capital Corporation to CIT Group Inc.

    On February 11, 2002, CIT repurchased certain international subsidiaries that had previously been sold to an affiliate of Tyco on September 30, 2001. The reacquisition of these subsidiaries has been accounted for as a merger of entities under common control. Accordingly, the balances contained within the financial statements, footnotes and throughout this document include the results of operations, financial position and cash flows of the international subsidiaries repurchased from Tyco for all periods presented and, as a result, will vary slightly from comparable information reported in our Form 10-K for the transition period ended September 30, 2001.

    The following table summarizes our net (loss) income and related data ($ in millions).



                                                        QUARTER ENDED                 SIX MONTHS ENDED
                                                          MARCH 31,                       MARCH 31,
                                                ------------------------------   ---------------------------
                                                   2002              2001           2002           2001
                                                -----------      -------------   -----------   -------------
                                                (SUCCESSOR)      (PREDECESSOR)   (SUCCESSOR)   (PREDECESSOR)
                                                (RESTATED)                       (RESTATED)
Net (loss) income.............................   $(4,355.4)         $160.1       $ (4,116.4)      $320.2
Return on average tangible shareholder's
  equity......................................      (426.5)%          15.6%          (200.4)%       16.0%
Return on average earning assets ("AEA")......      (48.38)%          1.54%          (22.18)%       1.54%



    The current quarter net loss of $4,355.4 million includes a $4,512.7 million charge for the estimated impairment of goodwill and a $58.9 million, after tax, provision to establish reserves relating to the economic reforms instituted by the Argentine government that converted dollar-denominated receivables into the peso. Partially offsetting the decrease in net income was stronger risk-adjusted net interest margin, higher other revenues and reduced operating expenses. The current period's results also include the sale and liquidation of low-yielding, non-strategic assets, lower market interest rates and funding costs, the effects of fair value adjustments in new basis accounting on net interest margin and lower leverage. Current quarter operating expenses reflected our adoption of Statement of Financial Accounting Standards No. ("SFAS") 142, "Goodwill and Other Intangible Assets" on October 1, 2001. As a result of the adoption, there was no goodwill amortization for the current quarter, whereas we had $19.9 million of goodwill amortization (after tax) in the quarter ended March 31, 2001.



    During the quarter ended March 31, 2002, we recorded an initial estimate of goodwill impairment of $4.51 billion. The estimated impairment at March 31, 2002 by reporting unit was $1.74 billion for Equipment Financing and Leasing, $1.62 billion for Specialty Finance, $1.08 billion for Commercial Finance and $66 million for Structured Finance. This estimated goodwill impairment reflects the estimated fair value of each of CIT's reporting units at March 31, 2002 based on each reporting unit's projected earnings and market factors expected to be used by market participants in ascribing value to each of these reporting units in the planned separation of CIT from Tyco. We are continuing with our analysis of goodwill impairment in accordance with SFAS 142. If actual proceeds of an initial public offering are less than the $6.5 billion estimate used to calculate the initial impairment and/or the market capitalization of CIT is less than the carrying value after the offering, then these events would be an indication of a potential further impairment. As of the date of the preliminary prospectus, we estimate that the proceeds to Tyco, before underwriting discounts and commissions, from the sale of 100% of CIT's common stock will be between $5.0 billion and $5.8 billion. This impairment is discussed further under "--Goodwill and Other Intangible Assets Amortization."



    Net income declined from $239.0 million in the quarter ended December 31, 2001 due to the estimated goodwill impairment charge and the Argentina-related provision, in addition to lower risk-adjusted margins, reflecting higher cost of funds on bank borrowings and increased liquidity, and lower fee income.


    The events surrounding our increased cost of funds, which negatively impacted the current quarter margin, and our actions taken to address the related liquidity issues include the following:

    - January 22, 2002--Tyco announced a plan to dispose of CIT.

    - February 5, 2002--In connection with Tyco and CIT credit rating downgrades, CIT drew down on its $8.5 billion unsecured bank credit facilities in order to pay down commercial paper at the scheduled maturities.

    - February 14, 2002--CIT amended its public indenture agreements to prohibit or restrict transactions with Tyco.

    - February 20, 2002--CIT completed a $1.2 billion conduit financing backed by trade accounts receivable in order to broaden funding access and repay term debt at the scheduled maturities.

    - March 4, 2002--CIT completed a $1.0 billion securitization facility backed by home equity loans in order to broaden funding access and repay term debt at the scheduled maturities.

    - April 1, 2002--CIT completed a $2.5 billion debt offering, comprised of $1.25 billion of 7.375% senior notes due April 2, 2007, and $1.25 billion of 7.750% senior notes due April 2, 2012.

    The events above resulted in an increased cost of funds due to the alternative sources of financing being more expensive than our historic financing sources, and due to the Company maintaining excess cash liquidity levels for the payment of debt. Management expects that the current margin and earnings trends, which began in the middle of the quarter ended March 31, 2002, will continue for the foreseeable future. Results in prospective quarters will reflect the impact of the more expensive funding sources and excess liquidity as described above for a full quarter, as well as the impact of the $2.5 billion debt offering completed on April 1, 2002. Further, management expects that new business volumes will continue to be similarly constrained by these items. Upon separation from Tyco, we expect to have our ratings reviewed by the rating agencies to regain more cost effective access to the commercial paper and public term debt markets.

NET FINANCE MARGIN

    A comparison of net finance income and net finance margin for the three and six months ended March 31, 2002 and 2001 is set forth in the table below ($ in millions):

                                                          QUARTER ENDED
                                                            MARCH 31,             INCREASE     INCREASE
                                                   ---------------------------   (DECREASE)   (DECREASE)
                                                      2002           2001          AMOUNT      PERCENT
                                                   -----------   -------------   ----------   ----------
                                                   (SUCCESSOR)   (PREDECESSOR)
Finance income...................................   $ 1,106.7      $ 1,376.8     $  (270.1)      (19.6)%
Interest expense.................................       348.3          625.7        (277.4)      (44.3)%
                                                    ---------      ---------     ---------
  Net finance income.............................       758.4          751.1           7.3         1.0 %
Depreciation on operating lease equipment........       310.2          346.4         (36.2)      (10.5)%
                                                    ---------      ---------     ---------
  Net finance margin.............................   $   448.2      $   404.7     $    43.5        10.7 %
                                                    =========      =========     =========
Average earning assets(1) ("AEA")................   $36,006.6      $41,635.3     $(5,628.7)      (13.5)%

As a % of AEA:
Finance income...................................       12.30%         13.23%
Interest expense.................................        3.87%          6.01%
                                                    ---------      ---------
  Net finance income.............................        8.43%          7.22%
Depreciation on operating lease equipment........        3.45%          3.33%
                                                    ---------      ---------
Net finance margin...............................        4.98%          3.89%
                                                    =========      =========

                                                        SIX MONTHS ENDED
                                                            MARCH 31,             INCREASE     INCREASE
                                                   ---------------------------   (DECREASE)   (DECREASE)
                                                      2002           2001          AMOUNT      PERCENT
                                                   -----------   -------------   ----------   ----------
                                                   (SUCCESSOR)   (PREDECESSOR)
Finance income...................................   $ 2,305.7      $ 2,768.0     $  (462.3)      (16.7)%
Interest expense.................................       721.3        1,277.9        (556.6)      (43.6)%
                                                    ---------      ---------     ---------
  Net finance income.............................     1,584.4        1,490.1          94.3         6.3 %
Depreciation on operating lease equipment........       648.7          694.8         (46.1)       (6.6)%
                                                    ---------      ---------     ---------
  Net finance margin.............................   $   935.7      $   795.3     $   140.4        17.7 %
                                                    =========      =========     =========

Average earning assets(1) ("AEA")................   $37,114.1      $41,652.2     $(4,538.1)      (10.9)%

As a % of AEA:
Finance income...................................       12.43%         13.29%
Interest expense.................................        3.89%          6.14%
                                                    ---------      ---------
  Net finance income.............................        8.54%          7.15%
Depreciation on operating lease equipment........        3.50%          3.33%
                                                    ---------      ---------
Net finance margin...............................        5.04%          3.82%
                                                    =========      =========

------------------------------
(1) Average earning assets is the average of finance receivables, operating lease equipment, finance receivables held for sale and certain investments, less credit balances of factoring clients.

    Net finance margin increased $43.5 million to $448.2 million for the quarter ended March 31, 2002 from the quarter ended March 31, 2001. For the six months ended March 31, 2002, net finance margin increased $140.4 million to $935.7 million from the prior year period. As a percentage of AEA, net finance margin increased to 4.98% and 5.04% for the quarter and six months ended
March 31, 2002 from 3.89% and 3.82% in the prior year quarter and six months, respectively. AEA declined during the quarter and six months ended March 31, 2002 due to the following: (1) sales and liquidation of non-strategic assets; and (2) lower new business origination volume due to soft economic conditions, the exit of non-strategic businesses, and growth constraints following the draw down of bank facilities and other liquidity events described previously. The increase in net finance margin as a percentage of AEA for the quarter and six months ended March 31, 2002 was primarily due to the effect of fair value adjustments in new basis of accounting to reflect market interest rates on debt and assets, including liquidating receivables. Other factors contributing to the increase were the following: (1) exits from non-strategic and under-performing businesses; (2) the decline in short term interest rates and (3) lower leverage. These positive factors were partially offset by the increased cost of bank line borrowings and excess cash maintained for liquidity purposes during the quarter ended March 31, 2002. Current quarter net finance margin declined $39.3 million and dropped from 5.20% as a percentage of AEA from the quarter ended
December 31, 2001 due primarily to the higher cost associated with the draw down of bank facilities to pay off commercial paper and higher levels of excess liquidity. The risk-adjusted margin related to the liquidating portfolios for the quarter and six months ended March 31, 2002 was not significant because the interest margin, including purchase accounting accretion, was substantially offset by charge-offs (included in the provision for loan losses) related to such portfolios.

    Finance income (interest on loans and lease rentals) for the quarter ended March 31, 2002 decreased $270.1 million, to $1,106.7 million from $1,376.8 million for the comparable 2001 quarter, and decreased $462.3 million to $2,305.7 million for the six months ended March 31, 2002 from $2,768.0 million in the prior year six months. The decline reflected a 13.5% and 10.9% decline in AEA for the quarter and the six months from the prior year periods. As a percent of AEA, finance income was 12.30% for the quarter ended March 31, 2002 and 12.43% for the six months then ended, respectively, compared to 13.23% and 13.29% for the comparable quarter and six months ended March 31, 2001, respectively, as the impact of portfolio mix changes resulting from the sale and liquidation activities, as well as the favorable impact of new basis accounting, were offset by the effects of lower market interest rates and lower rentals in the aerospace portfolio due to the industry downturn post September 11, 2001.

    Interest expense for the quarter and six months ended March 31, 2002 decreased $277.4 million and $556.6 million, respectively, from the comparable 2001 periods. As a percent of AEA, interest expense for the quarter ended
March 31, 2002 decreased to 3.87% from 6.01% for the quarter ended March 31, 2001, while in the six month period interest expense decreased to 3.89% from 6.14% in the prior year period. The lower interest expense both in dollars and as a percentage of AEA reflects the lower current period debt levels associated with funding a lower asset base and decreased leverage, the lower market interest rates in the current period and the effect of fair value adjustments in new basis accounting.

    Depreciation on operating lease equipment for the quarter ended March 31, 2002 was $310.2 million, compared to $346.4 million in the comparable 2001 quarter, and was $648.7 million for the six months ended March 31, 2002, compared to $694.8 million for the six months ended March 31, 2001. The declines in both operating lease equipment and depreciation on operating lease equipment in the quarter and six months ended March 31, 2002 from the March 2001 quarter reflect the sale of certain rail assets in Equipment Financing and Leasing, while the decreased depreciation expense from prior year levels also reflects a greater proportion of longer term assets. Operating lease margin (rental income less depreciation expense) was 6.6% and 6.3% for the quarter and six months ended March 31, 2002, respectively, compared to 7.2% and 7.3% for the same periods ended March 31, 2001. As a percent of average operating lease equipment, annualized depreciation expense was 19.0% and 19.4% for the quarters ended
March 31, 2002 and 2001, respectively, and 20.0% and 19.6% for the six months ended March 31, 2002 and 2001, respectively. The operating lease equipment portfolio was $6.6 billion at March 31, 2002, down from $7.2 billion at March 31, 2001. Our depreciable assets range from smaller-ticket shorter-term leases (E.G., computers) to larger-ticket, longer-term leases (E.G., aircraft and rail assets).

NET FINANCE MARGIN AFTER PROVISION FOR CREDIT LOSSES


    The net finance margin after provision for credit losses (risk adjusted interest margin) declined to $253.2 million and $627.8 million for the quarter and six months ended March 31, 2002, from $336.4 million and $663.2 million for the same periods ended March 31, 2001 due to the Argentina-related provision in the current quarter. The 2002 three and six month comparisons as a percentage of AEA were 2.81% and 3.38% compared to 3.23% and 3.18% in 2001, respectively.


PROVISION AND RESERVE FOR CREDIT LOSSES

    The provision for credit losses for the quarters ended March 31, 2002 and 2001 was $195.0 million and $68.3 million, respectively. The increased provision reflects higher 2002 charge-off levels and a $95.0 million provision relating to the economic reforms instituted by the Argentine government that resulted in the mandatory conversion of dollar-denominated receivables into the peso.

    Net charge-offs increased to $112.4 million or 1.58% of average finance receivables and $225.2 million or 1.49% during the quarter and six months ended March 31, 2002, respectively, compared to $66.7 million or 0.80% and $126.8 million or 0.75% during the prior year quarter and six months, respectively. Excluding liquidating portfolios of non-strategic assets, net charge-offs were $75.2 million or 1.13% and $140.9 million or 1.00% for the quarter and six months ended March 31, 2002, respectively compared to $66.7 million or 0.80% and $126.8 million or 0.75% in the prior year quarter and six months, respectively. Our provision for credit losses and reserve for credit losses are presented in the following table ($ in millions).


                                                                 FOR THE SIX MONTHS ENDED
                                                              -------------------------------
                                                              MARCH 31, 2002   MARCH 31, 2001
                                                              --------------   --------------
                                                               (SUCCESSOR)     (PREDECESSOR)
                                                                (RESTATED)
Balance beginning of period.................................      $492.9           $468.2
Provision for credit losses.................................       212.9            132.1
Provision for credit losses--Argentina-related..............        95.0               --
Reserves relating to securitization of factoring
  receivables...............................................       (25.8)              --
Reserves relating to dispositions, acquisitions and other...         5.1            (11.5)
                                                                  ------           ------
  Net additions to reserve for credit losses................       287.2            120.6
                                                                  ------           ------
Net credit losses:
Equipment Financing and Leasing.............................       123.2             44.1
Specialty Finance--Commercial...............................        40.3             31.9
Commercial Finance..........................................        36.8             18.3
Structured Finance..........................................         0.1              4.0
Specialty Finance--Consumer.................................        24.8             28.5
                                                                  ------           ------
  Total net credit losses...................................       225.2            126.8
                                                                  ------           ------
Balance end of period.......................................      $554.9           $462.0
                                                                  ======           ======
Reserve for credit losses as a percentage of finance
  receivables...............................................        2.11%            1.39%
                                                                  ======           ======
Reserve for credit losses as a percentage of past due
  receivables, (sixty days or more)(1)......................        47.9%            42.7%
                                                                  ======           ======


------------------------------
(1) The March 31, 2002 percentage is 39.7% excluding the Argentina-related provision.

    The reserve for credit losses is periodically reviewed for adequacy considering economic conditions, collateral values and credit quality indicators, including charge-off experience, and levels of past due loans and non-performing assets. The reserve increased to $554.9 million (2.11% of finance receivables) at March 31, 2002 compared to $492.9 million (1.55% of finance receivables) at September 30, 2001 and $462.0 million (1.39% of finance receivables) at March 31, 2001.


    The reserve increase, both on a dollar basis and as a percentage of finance receivables, compared to the prior year period is due to the $95.0 million Argentina-related provision. Partially offsetting the dollar increase to the reserve was a $25.8 million transfer of loss reserves relating to securitized factoring receivables to Interest in Trade Receivables--net during the current quarter. Additionally, reserves relating to home equity receivables securitized during the quarter were deducted from the reserve and reflected as a reduction to the corresponding securitization gain. Excluding the impact of the Argentina-related provision, but considering the impact of these securitizations, the reserve for credit losses was essentially flat with the quarter ending December 31, 2001 in dollar amount.

    The following table sets forth our net charge-off experience in amount and as a percent of average finance receivables on an annualized basis by business segment ($ in millions):

                                             QUARTER ENDED MARCH 31,                          SIX MONTHS ENDED MARCH 31,
                                   --------------------------------------------      --------------------------------------------
                                          2002                     2001                     2002                     2001
                                   -------------------      -------------------      -------------------      -------------------
                                       (SUCCESSOR)             (PREDECESSOR)             (SUCCESSOR)             (PREDECESSOR)
Equipment Financing and
  Leasing........................   $ 61.1      2.26%        $22.0       0.71%        $123.2      2.22%        $ 44.1      0.70%
Specialty Finance-commercial.....     19.6      1.21%         18.5       1.04%          40.3      1.23%          31.9      0.99%
Commercial Finance...............     20.2      1.36%          7.0       0.36%          36.8      0.99%          18.3      0.46%
Structured Finance...............      0.1      0.01%          4.1       0.89%           0.1      0.00%           4.1      0.51%
                                    ------                   -----                    ------                   ------
  Total Commercial Segments......    101.0      1.59%         51.6       0.71%         200.4      1.48%          98.4      0.67%
Specialty Finance-consumer.......     11.4      1.51%         15.1       1.42%          24.8      1.60%          28.4      1.34%
                                    ------                   -----                    ------                   ------
Total............................   $112.4      1.58%        $66.7       0.80%        $225.2      1.49%        $126.8      0.75%
                                    ======                   =====                    ======                   ======

    The increased net charge-offs from the prior year, both in amount and percentage, reflect general economic weakness leading to higher net charge-offs in virtually all of our business segments. The higher net charge-off percentages in relation to the prior year also reflect higher charge-off rates associated with approximately $2.0 billion in receivables in liquidation status as of March 31, 2002, which include trucking, franchise, inventory finance, manufactured housing and recreational vehicle receivables. Net charge-offs, both in amount and as a percentage of average finance receivables, are shown for the liquidating and core portfolios for the quarter and six months ended March 31, 2002 in the following table ($ in millions):

                                                                       QUARTER ENDED MARCH 31, 2002
                                                   ---------------------------------------------------------------------
                                                          CORE                  LIQUIDATING                 TOTAL
                                                   -------------------      -------------------      -------------------
Equipment Financing and Leasing..................   $32.4       1.34%        $28.7       9.57%        $ 61.1      2.26%
Specialty Finance-commercial.....................    16.8       1.08%          2.8       5.36%          19.6      1.21%
Commercial Finance...............................    20.2       1.36%           --         --           20.2      1.36%
Structured Finance...............................     0.1       0.01%           --         --            0.1      0.01%
                                                    -----                    -----                    ------
  Total Commercial Segments......................    69.5       1.15%         31.5       8.94%         101.0      1.59%
Specialty Finance-consumer.......................     5.7       0.95%          5.7       3.65%          11.4      1.51%
                                                    -----                    -----                    ------
  Total..........................................   $75.2       1.13%        $37.2       7.32%        $112.4      1.58%
                                                    =====                    =====                    ======

                                                                    SIX MONTHS ENDED MARCH 31, 2002
                                                 ---------------------------------------------------------------------
                                                        CORE                  LIQUIDATING                 TOTAL
                                                 -------------------      -------------------      -------------------
Equipment Financing and Leasing................   $ 58.8      1.19%        $64.4      10.43%        $123.2      2.22%
Specialty Finance-commercial...................     33.9      1.08%          6.4       5.36%          40.3      1.23%
Commercial Finance.............................     36.8      0.99%           --         --           36.8      0.99%
Structured Finance.............................      0.1      0.00%           --         --            0.1      0.00%
                                                  ------                   -----                    ------
  Total Commercial Segments....................    129.6      1.00%         70.8       9.61%         200.4      1.48%
Specialty Finance-consumer.....................     11.3      0.93%         13.5       4.04%          24.8      1.60%
                                                  ------                   -----                    ------
  Total........................................   $140.9      1.00%        $84.3       7.87%        $225.2      1.49%
                                                  ======                   =====                    ======

OTHER REVENUE

    The components of other revenue are as follows ($ in millions):

                                                         QUARTER ENDED               SIX MONTHS ENDED
                                                           MARCH 31,                     MARCH 31,
                                                  ---------------------------   ---------------------------
                                                     2002           2001           2002           2001
                                                  -----------   -------------   -----------   -------------
                                                  (SUCCESSOR)   (PREDECESSOR)   (SUCCESSOR)   (PREDECESSOR)
Fees and other income...........................    $160.9         $106.6         $334.4         $218.2
Factoring commissions...........................      37.5           36.7           75.8           75.5
Gains on securitizations........................      34.7           37.4           62.7           78.0
(Losses) gains on venture capital investments...      (5.3)           4.9           (2.7)          (1.2)
Gains on sales of leasing equipment.............       4.3           26.0            7.0           58.4
                                                    ------         ------         ------         ------
  Total.........................................    $232.1         $211.6         $477.2         $428.9
                                                    ======         ======         ======         ======

    Other revenue was $232.1 million for the quarter ended March 31, 2002, versus $211.6 million during the quarter ended March 31, 2001, and for the six months ended March 31, 2002 was $477.2 million, compared to $428.9 million for the same period of 2001. Increased fees and other income, which includes miscellaneous fees, syndication fees and gains from receivable sales, more than offset lower equipment sale gains. The increases in fees and other income were primarily in the Commercial Finance and Specialty Finance segments.

    The following table presents additional information regarding securitization gains ($ in millions):


                                                         QUARTER ENDED               SIX MONTHS ENDED
                                                           MARCH 31,                     MARCH 31,
                                                  ---------------------------   ---------------------------
                                                     2002           2001           2002           2001
                                                  -----------   -------------   -----------   -------------
                                                  (SUCCESSOR)   (PREDECESSOR)   (SUCCESSOR)   (PREDECESSOR)
Gains...........................................   $   34.7       $   37.4       $   62.7       $   78.0
Volume Securitized(1)...........................   $2,725.9       $1,096.4       $3,949.7       $2,300.6


------------------------------
(1) Excludes trade receivables securitized during the quarter ended March 31, 2002.

    During the quarter ended March 31, 2002, we securitized $1.7 billion of home equity loans to increase liquidity and broaden our access to funding sources. The higher volume securitized during the current quarter reflected the need to broaden funding access. However, gains were below the prior year because a higher percentage of securitization volume consisted of home equity loans with lower gains, and the equipment securitizations produced lower gains in the current period.

SALARIES AND GENERAL OPERATING EXPENSES

    Salaries and general operating expenses were $226.9 million for the quarter ended March 31, 2002, versus $263.5 million for the quarter ended March 31, 2001. For the six months ended March 31, 2002, salaries and general operating expenses were $457.4 million compared to $522.8 million for the same prior year period. The decrease is due to corporate staff reductions and business restructurings in connection with the acquisition by Tyco. As a result, both the efficiency ratio and the ratio of salaries and general operating expenses to average managed assets ("AMA") improved for the current periods as set forth in the following table:

                                                         QUARTER ENDED               SIX MONTHS ENDED
                                                           MARCH 31,                     MARCH 31,
                                                  ---------------------------   ---------------------------
                                                     2002           2001           2002           2001
                                                  -----------   -------------   -----------   -------------
                                                  (SUCCESSOR)   (PREDECESSOR)   (SUCCESSOR)   (PREDECESSOR)
Efficiency ratio(1).............................     33.4%          43.1%          32.4%          43.0%
Salaries and general operating expenses as a
  percent of AMA(2).............................     1.93%          2.03%          1.92%          2.00%

------------------------------
(1) Efficiency ratio is the ratio of salaries and general operating expenses to operating margin excluding the provision for credit losses.

(2) "AMA" means average managed assets, which is average earning assets plus the average of finance receivables previously securitized and still managed by us.

    The improvement in the efficiency ratio in 2002 over 2001 is a result of strong margins and fee income and cost reductions. Management continues to target an efficiency ratio in the mid 30% area.

    If the offering is completed, management expects an increase in expenses as the Company will incur added expenses associated with public entities.

GOODWILL AND OTHER INTANGIBLE ASSETS AMORTIZATION


    CIT adopted SFAS 142, effective October 1, 2001, the beginning of CIT's fiscal 2002. The Company has determined that there is no impact of adopting this new standard under the transition provisions of SFAS 142.



    As a result of the adoption of SFAS 142, there was no goodwill amortization for the quarter ended March 31, 2002, versus $22.5 million, before taxes
($19.9 million after taxes), in the prior year quarter. Goodwill decreased from $6,547.5 million at September 30, 2001 to $2,383.4 million at March 31, 2002, due to the estimated impairment charge described below, which was partially offset by an approximately $350 million increase reflecting the finalization and approval of exit and restructuring plans, which resulted in valuation adjustments and liabilities recorded in conjunction with these activities. Management does not expect further additions to goodwill as all exit and restructuring plans were completed and approved by March 31, 2002.



    During the quarter ended March 31, 2002, our parent, Tyco, experienced disruptions to its business surrounding its announced break-up plan, a downgrade in its credit rating, and a significant decline in its market capitalization. During this same time period, CIT also experienced credit downgrades and a disruption to its historical funding base. See "--Overview" and "--Liquidity Risk Management." The Company prepared valuations, utilizing a discounted cash flows approach updated for current information and considering various marketplace assumptions, which indicated a range of values from impairment of $750 million to excess fair value of $1.5 billion. Based on management's belief that CIT would be separated from Tyco, receive an increase in its credit ratings, and regain access to the unsecured credit markets, we initially concluded that CIT had an excess of fair market value over net book value of approximately $1.5 billion. Accordingly, management did not believe that there was an impairment of goodwill of CIT as of March 31, 2002.



    However, market-based information used in connection with our preliminary consideration of the potential initial public offering for 100% of CIT indicated that CIT's book value exceeded its estimated fair value as of March 31, 2002. As a result, management performed a step 1 SFAS 142 impairment analysis as of March 31, 2002 and concluded that an impairment charge was warranted at that date.



    Accordingly, management's objective in performing the SFAS 142 step 1 analysis was to obtain relevant market based data to calculate the estimated fair value of each CIT reporting unit as of

March 31, 2002 based on each reporting unit's projected earnings and market factors expected to be used by market participants in ascribing value to each of these reporting units in the planned separation of CIT from Tyco. Management obtained relevant market data from our financial advisors regarding the range of price to earnings multiples and market condition discounts applicable to each reporting unit as of March 31, 2002 and applied this market data to the individual reporting unit projected annual earnings as of March 31, 2002 to calculate an estimated fair value of each reporting unit and any resulting reporting unit goodwill impairment. The estimated fair values were compared to the corresponding carrying value of each reporting unit at March 31, 2002. The total of the individual reporting unit estimated goodwill impairments was $4.5 billion. We have restated the CIT Consolidated Financial Statements for the quarter ended March 31, 2002 to reflect an estimated impairment for each reporting unit resulting in a $4.5 billion estimated impairment charge as of March 31, 2002.



    SFAS 142 requires a second step analysis whenever the reporting unit book value exceeds estimated fair value. This analysis requires the Company to estimate the fair value of each reporting unit's individual assets and liabilities to complete the analysis of goodwill as of March 31, 2002. We have not yet completed this analysis due to the recently revised fair values for each reporting unit. The Company will complete this second step analysis in the quarter ending June 30, 2002 for each reporting unit to determine if any adjustment to the estimated goodwill impairment charge previously recorded is needed.



    Subsequent to March 31, 2002, CIT experienced further credit downgrades and the business environment and other factors continue to negatively impact the value for the proposed IPO of CIT. As of the date of the preliminary prospectus, we estimate that the proceeds to Tyco, before underwriting discounts and commissions, from the sale of 100% of CIT's common stock will be between $5.0 billion and $5.8 billion. Due to these events, the Company will assess remaining goodwill of each reporting unit for potential additional impairment based on the indicators of further decline in value.


INCOME TAXES


    The effective income tax rate was (2.3)% during the quarter ended March 31, 2002, versus 37.8% during the quarter ended March 31, 2001, and was (6.4)% and 37.8% for the six months ended March 31, 2002 and 2001, respectively. The effective income tax rate for the quarter and six months ended March 31, 2002 reflects the impact of the estimated goodwill impairment charge, which is not deductible for income tax purposes. Excluding the impact of the estimated goodwill charge, the effective income tax rate was 38.1% and 38.0% during the quarter and six months ended March 31, 2002, respectively.


FINANCING AND LEASING ASSETS

    Managed assets, comprised of financing and leasing assets and finance receivables securitized that we continue to manage, totaled $48.1 billion at March 31, 2002, down from $50.9 billion at September 30, 2001, and
$54.0 billion at March 31, 2001. Owned financing and leasing portfolio assets totaled $37.3 billion (including $3.4 billion securitized trade receivables) at March 31, 2002 compared to $40.7 billion at September 30, 2001 and
$43.5 billion at March 31, 2001.

    The trend of declining asset levels reflects the following: (1) sales and liquidation of non-strategic assets; (2) the continued focus on managing down our leverage ratios; (3) lower origination volume due to continued soft economic conditions; and (4) growth constraints relating to the previously described liquidity events. During the six months ended March 31, 2002, we completed the sale of approximately $700 million in recreational vehicle receivables in the Specialty Finance-consumer segment, and the liquidation of several portfolios continued, including trucking, franchise, inventory financing, manufactured housing and recreational vehicles. Since March 31, 2001, we have sold, liquidated or placed in liquidation status approximately $5.0 billion of owned assets. The 85.2% decline in

Commercial Services assets reflected our first securitization of trade accounts receivable and normal seasonal trends. In addition, $1.7 billion of home equity receivables were securitized during the quarter in the Specialty Finance-consumer business unit as part of our program to broaden funding access. New origination volume (excluding factoring), although above the preceding quarter, remained below prior year levels by approximately 7%. Management expects volume to be constrained for the near term due to the liquidity events described previously.

    The managed assets of our business segments and the corresponding strategic business units are presented in the following table ($ in millions):

                                                     MARCH 31,   SEPTEMBER 30,
                                                       2002          2001         CHANGE     PERCENT
                                                     ---------   -------------   ---------   --------
Equipment Financing................................  $10,004.3     $11,063.7     $(1,059.4)    (9.6)%
Capital Finance....................................    5,484.9       5,045.4         439.5      8.7 %
                                                     ---------     ---------     ---------
Total Equipment Financing and Leasing Segment......   15,489.2      16,109.1        (619.9)    (3.8)%
                                                     ---------     ---------     ---------
Specialty Finance:
  Commercial.......................................    8,519.1       8,587.7         (68.6)    (0.8)%
  Consumer.........................................    2,418.3       4,203.4      (1,785.1)   (42.5)%
                                                     ---------     ---------     ---------
Total Specialty Finance Segment....................   10,937.4      12,791.1      (1,853.7)   (14.5)%
                                                     ---------     ---------     ---------
Commercial Services................................      756.1       5,112.2      (4,356.1)   (85.2)%
Business Credit....................................    3,680.6       3,544.9         135.7      3.8 %
                                                     ---------     ---------     ---------
Total Commercial Finance Segment...................    4,436.7       8,657.1      (4,220.4)   (48.8)%
                                                     ---------     ---------     ---------
Structured Finance Segment.........................    3,035.7       3,171.9        (136.2)    (4.3)%
                                                     ---------     ---------     ---------
TOTAL FINANCING AND LEASING PORTFOLIO ASSETS.......   33,899.0      40,729.2      (6,830.2)   (16.8)%
                                                     ---------     ---------     ---------
Finance receivables securitized and managed by
  us...............................................   10,756.4      10,147.9         608.5      5.7 %
Trade receivables securitized and managed by us....    3,432.4            --       3,432.4
                                                     ---------     ---------     ---------
Total receivables securitized and managed by us....   14,188.8      10,147.9       4,040.9     39.8 %
                                                     ---------     ---------     ---------
TOTAL MANAGED ASSETS...............................  $48,087.8     $50,877.1     $(2,789.3)    (5.5)%
                                                     =========     =========     =========

PAST DUE AND NON-PERFORMING ASSETS

    The following table sets forth certain information concerning our past due (sixty days or more) and non-performing assets (finance receivables on non-accrual status and assets received in satisfaction of loans) and the related percentages of finance receivables ($ in millions).

                                                     MARCH 31,           DECEMBER 31,          SEPTEMBER 30,
                                                       2002                  2001                  2001
                                                -------------------   -------------------   -------------------
Finance receivables, past due 60 days or more:
  Equipment Financing and Leasing.............  $  463.0     4.39%    $  471.8     4.33%    $  466.5     4.08%
  Specialty Finance-commercial................     287.3     4.55%       293.1     4.57%       259.5     3.97%
  Commercial Finance..........................     224.7     2.86%       197.7     2.52%       151.4     1.75%
  Structured Finance..........................      39.0     1.49%        37.7     1.83%        38.3     1.75%
                                                --------              --------              --------
  Total Commercial............................   1,014.0     3.71%     1,000.3     3.68%       915.7     3.18%
  Specialty Finance-consumer..................     144.1     5.96%       183.1     5.88%       188.2     6.12%
                                                --------              --------              --------
  Total.......................................  $1,158.1     3.90%    $1,183.4     3.90%    $1,103.9     3.46%
                                                ========              ========              ========
Non-performing assets:
  Equipment Financing and Leasing.............  $  472.3     4.48%    $  422.3     3.88%    $  459.1     4.02%
  Specialty Finance-commercial................     140.1     2.22%       150.6     2.35%       124.2     1.98%
  Commercial Finance..........................     138.5     1.76%       145.1     1.85%       106.0     1.22%
  Structured Finance..........................      81.8     3.12%        92.5     4.49%       110.4     5.05%
                                                --------              --------              --------
  Total Commercial............................     832.7     3.05%       810.5     2.98%       799.7     2.78%
  Specialty Finance-consumer..................     155.7     6.44%       171.0     5.49%       170.0     5.53%
                                                --------              --------              --------
  Total.......................................  $  988.4     3.32%    $  981.5     3.24%    $  969.7     3.04%
                                                ========              ========              ========

    Past due and non-performing assets both increased moderately in dollar amounts from September 30, 2001, and increased as a percentage of finance receivables due to asset sales and the continued liquidation of non-strategic portfolios at March 31, 2002. The increases in dollar amounts of past dues and non-performing assets reflect economic weakness in sectors of the economy. Commercial Finance past dues and non-performing assets increased due to continued weakness in the retail and manufacturing sectors. The Specialty Finance-commercial past due and non-performing assets increase reflects the small ticket characteristics of the portfolio, which are typically more sensitive to economic changes.

CONCENTRATIONS

    Our ten largest financing and leasing asset accounts in the aggregate accounted for 4.6% of our total financing and leasing assets at March 31, 2002 (with the largest account representing less than 1%), all of which are commercial accounts secured by either equipment, accounts receivable or inventory.

    At March 31, 2002 and September 30, 2001, our managed asset geographic diversity did not differ significantly from our owned asset geographic diversity.

    Our financing and leasing asset portfolio in North America is diversified by region. At March 31, 2002, with the exception of California (10.0%), New York (6.8%), and Texas (7.8%), no state or province within any region represented more than 4.0% of owned financing and leasing assets. Our March 2002 managed and owned asset geographic composition did not significantly differ from our September 2001 managed and owned asset geographic composition.

    Financing and leasing assets to foreign obligors totaled $7.0 billion at March 31, 2002. After Canada, $1.8 billion (5.2% of financing and leasing assets), the largest foreign exposures were England, $1.2 billion (3.6%), China, $378 million (1.1%), Germany, $373 million (1.1%), France, $360 million

(1.1%) and Australia $351 million (1.0%). Our remaining foreign exposure was geographically dispersed, with no other individual country exposure exceeding 1.0% of financing and leasing assets.

    At September 30, 2001, with the exception of California (10.4%), New York (8.8%), and Texas (7.7%), no state or province within any region represented more than 4.5% of owned financing and leasing assets. Financing and leasing assets to foreign obligors totaled $6.9 billion at September 30, 2001. After Canada, $2.0 billion (4.8% of financing and leasing assets), the next largest foreign exposure was to England, $0.9 billion (2.1%). Our remaining foreign exposure was geographically dispersed, with no other individual country exposure exceeding 1.0% of financing and leasing assets.

    At March 31, 2002 we had approximately $180 million of U.S. dollar-denominated loans and assets outstanding to customers located or doing business in Argentina. The Argentine government has recently instituted economic reforms, including the conversion of certain dollar-denominated loans into pesos. As such, during the quarter ended March 31, 2002 we recorded a charge of $95.0 million relating to this devaluation of the Argentine Peso.


    Our telecommunications portfolio is included in "Communications" in the industry composition table included in the Notes to the Consolidated Financial Statements. This portfolio is included in our Structured Finance segment and totals approximately $684.2 million at March 31, 2002, comprising approximately 2.1% of total financing and leasing assets, of which 8.9% are on non-accrual status. This portfolio consists of 59 accounts with an average balance of approximately $11.6 million. The 10 largest accounts in the portfolio aggregate $204.9 million with the largest single account under $26.0 million. Competitive local exchange carrier ("CLEC") accounts were approximately $294.1 million, or 43.0%, of the telecommunications portfolio at March 31, 2002. Many of these CLEC accounts are in the process of building out their networks and developing customer bases. Our telecommunications transactions are collateralized by the assets of the customer (equipment, receivables, cash, etc.) and typically are also secured by a pledge of the stock of non-public companies. If weakness continues in the telecommunications industry, the value of our telecommunications portfolio could be adversely impacted.


LIQUIDITY RISK MANAGEMENT

    Liquidity risk, which refers to our risk of being unable to meet potential cash outflows promptly and cost effectively, is discussed more below under "--Fiscal Year Ended September 30, 2001 and Calendar Years Ended December 31, 2000 and 1999--CIT Group Inc.--Risk Management--Market Risk
Management--Liquidity Risk Management."


    In February 2002, we drew down on our $8.5 billion in unsecured bank credit facilities, which have historically been maintained as liquidity support for our commercial paper programs. The proceeds are continuing to be used to satisfy our outstanding commercial paper obligations, of which approximately $710 million remains outstanding at March 31, 2002. The credit facilities are made up of four variable-rate instruments. Two of the instruments mature in March 2003, with one totaling $3.72 billion at LIBOR plus 28 basis points and the other is $0.5 billion (Canadian dollar) at Prime plus 5 basis points as of March 31, 2002. The remaining two variable rate credit instruments consist of $3.72 billion at LIBOR plus 30 basis points that matures in March 2005 and $0.765 billion at LIBOR plus 45 basis points that matures in April 2005 as of March 31, 2002. This draw down followed a similar draw down of bank lines by Tyco.



    In April 2002, we completed a $2.5 billion public unsecured bond offering as part of our strategy to strengthen our liquidity position. This debt offering was comprised of $1.25 billion aggregate principal amount of 7.375% senior notes due April 2, 2007 and $1.25 billion aggregate principal amount of 7.750% senior notes due April 2, 2012. The proceeds will be used to repay a portion of our existing term debt at maturity.

    Following the credit ratings downgrade of Tyco in February 2002, our credit ratings were downgraded by Standard & Poor's and Fitch, while Moody's confirmed our ratings, resulting in the ratings shown in the following table:

                                                      AT DECEMBER 31, 2001      AT MARCH 31, 2002
                                                     ----------------------   ----------------------
                                                     SHORT TERM   LONG TERM   SHORT TERM   LONG TERM
                                                     ----------   ---------   ----------   ---------
Moody's............................................     P-1           A2          P-1          A2
Standard & Poor's..................................     A-1           A+          A-2          A-
Fitch..............................................      F1           A+           F2          A-

------------------------

    THE SECURITY RATINGS STATED ABOVE ARE NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE SUBJECT TO REVISION OR WITHDRAWAL BY THE ASSIGNING RATING ORGANIZATION. EACH RATING SHOULD BE EVALUATED INDEPENDENTLY OF ANY OTHER RATING.

    On April 30, 2002, Fitch revised the rating watch status on all our ratings from evolving to negative, due to concerns surrounding the timing of the separation from Tyco.


    On June 7, 2002, Standard & Poor's downgraded CIT's long-term debt rating from A- to BBB+. Standard & Poor's ratings on all of CIT's debt remain on watch status with developing implications.



    On June 10, 2002, Fitch downgraded CIT's long-term debt rating from A- to BBB. All of the Company's Fitch ratings remain on watch status.


    The contractual maturities of our commercial paper and term debt from April 1, 2002 to December 31, 2002 are shown in the following table ($ in millions):

                                                                                 JULY-     OCTOBER-
                                               APRIL       MAY        JUNE     SEPTEMBER   DECEMBER    TOTAL
                                              --------   --------   --------   ---------   --------   --------
Commercial paper............................  $    469   $    154    $   55    $     32    $     --   $    710
Term debt...................................     1,446      1,104       817       2,032       1,677      7,076
                                              --------   --------    ------    --------    --------   --------
Totals......................................  $  1,915   $  1,258    $  872    $  2,064    $  1,677   $  7,786
                                              ========   ========    ======    ========    ========   ========

    Our short-term liquidity plan is focused on the funds required to meet scheduled maturities of the remaining commercial paper and term debt. The plan assumes that the remaining commercial paper will be substantially paid with the remaining proceeds from the bank lines and that funds required to meet term debt maturities will be paid via securitizations, including existing commercial equipment vehicles and the additional facilities described previously in the "--Overview" section, and the $2.5 billion raised from the recent debt offering. Proceeds from paydowns on our existing receivables are expected to be used to fund new portfolio volume. We expect over time to have our ratings reviewed by the rating agencies to regain more cost-effective access to the public debt markets.

    From time to time, CIT files registration statements for debt securities, which it may sell in the future. At April 30, 2002, we had $12.2 billion of registered, but unissued, debt securities available under a shelf registration statement. In addition, CIT had $5.4 billion of registered, but unissued, securities available under public shelf registration statements relating to our asset-backed securitization program. Separately, during the quarter we completed $2.2 billion in private securitization facilities.

    See the "--Overview" and "--Net Finance Margin" sections for information regarding the impact of our liquidity and capitalization plan on results of operations.

CAPITALIZATION

    The following table presents information regarding our capital structure ($ in millions):


                                                    MARCH 31, 2002(1)   SEPTEMBER 30, 2001(1)
                                                    -----------------   ---------------------
                                                       (RESTATED)
Commercial paper..................................      $   709.9             $ 8,869.2
Bank credit facilities............................        8,518.4                    --
Term debt.........................................       24,506.6              26,828.5
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely
  debentures of the Company ("Preferred Capital
  Securities")....................................          258.6                 260.0
Shareholder's equity(2)...........................        6,511.6              10,661.4
                                                        ---------             ---------
Total capitalization..............................       40,505.1              46,619.1
Goodwill and other intangible assets, net.........       (2,403.2)             (6,569.5)
                                                        ---------             ---------
Total tangible capitalization.....................      $38,101.9             $40,049.6
                                                        =========             =========
Tangible shareholder's equity and Preferred
  Capital Securities to managed assets............           9.14%                 8.48%
Total debt (excluding overnight deposits) to
  tangible shareholder's equity and Preferred
  Capital Securities..............................           7.30x                 8.20x


------------------------------
(1) Excludes the intercompany debt and other activities of TCH and CIT Group Inc. (Del), as these companies will have nominal assets and liabilities and other balance sheet items prior to the mergers with CIT Group Inc.

(2) Shareholder's equity excludes Accumulated other comprehensive loss relating to derivative financial instruments and unrealized gains on equity and securitization investments.


    See Note 9 and the "--Overview" section above for a discussion of events impacting our liquidity and capitalization and "--Goodwill and Other Intangible Assets Amortization" for a discussion of events impacting our goodwill.


SECURITIZATION AND JOINT VENTURE ACTIVITIES


    We utilize joint ventures and special purpose entities (SPEs) in the normal course of business to execute securitization transactions and conduct business in key vendor relationships.



    Securitization Transactions--SPEs are used to achieve "true sale" and bankruptcy remote requirements for these transactions in accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." Pools of assets are originated and sold to independent trusts (the SPEs), which in turn issue securities to investors solely backed by asset pools. Accordingly, CIT has no legal obligations to repay the investment certificates in the event of a default by the Trust. CIT retains the servicing rights and participates in certain cash flows of the pools. The present value of expected net cash flows that exceeds the estimated cost of servicing is recorded in other assets as a "retained interest." Assets securitized are shown in our managed assets and our capitalization ratios on managed assets.


    Joint Ventures--We utilize joint ventures to conduct financing activities with certain strategic vendor partners. Receivables are originated by the joint venture entity and purchased by CIT. These distinct legal entities are jointly owned by the vendor partner and CIT, and there is no third-party debt involved. These arrangements are accounted for on the equity method, with profits and losses distributed according to the joint venture agreement.

    Commitments and Contingencies--In the normal course of business, we grant commitments to extend additional financing and leasing asset credit and we have commitments to purchase commercial aircraft for lease to third parties. We also enter into various credit-related commitments, including letters of credit, acceptances and guarantees. These financial arrangements generate fees and involve, to varying degrees, elements of credit risk in excess of the amounts recognized on the Consolidated Balance Sheet. To minimize potential credit risk, we generally require collateral and other credit-related terms from the customer.

ACCOUNTING POLICIES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to use judgment in making estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The following accounting policies include inherent risks and uncertainties related to judgments and assumptions made by management. Management's estimates are based on the relevant information available at the end of each period.

    Investments--Investments for which the Company does not have the ability to exercise significant influence and for which there is not a readily determinable market value are accounted for under the cost method. Management uses judgment in determining when an unrealized loss is deemed to be other than temporary, in which case such loss is charged to earnings.

    Charge-off of Finance Receivables--Finance receivables are reviewed periodically to determine the probability of loss. Charge-offs are taken after considering such factors as the borrower's financial condition and the value of underlying collateral and guarantees (including recourse to dealers and manufacturers).

    Impaired Loans--Loan impairment is defined as any shortfall between the estimated value and the recorded investment in the loan, with the estimated value determined using the fair value of the collateral, if the loan is collateral dependent, or the present value of expected future cash flows discounted at the loan's effective interest rate.

    Retained Interests in Securitizations--Significant financial assumptions, including loan pool credit losses, prepayment speeds and discount rates, are utilized to determine the fair values of retained interests, both at the date of the securitization and in the subsequent quarterly valuations of retained interests. Any resulting losses, representing the excess of carrying value over estimated fair value, are recorded in current earnings. However, unrealized gains are reflected in shareholder's equity as part of other comprehensive income, rather than in earnings.

    Lease Residual Values--Operating lease equipment is carried at cost less accumulated depreciation and is depreciated to estimated residual value using the straight-line method over the lease term or projected economic life of the asset. Direct financing leases are recorded at the aggregated future minimum lease payments plus estimated residual values less unearned finance income. Management performs periodic reviews of the estimated residual values, with impairment, other than temporary, recognized in the current period.

    Reserve for Credit Losses--The reserve for credit losses is periodically reviewed by management for adequacy considering economic conditions, collateral values and credit quality indicators, including historical and expected charge-off experience and levels of past-due loans and non-performing assets. Management uses judgment in determining the level of the consolidated reserve for credit losses and in evaluating the adequacy of the reserve.

    Goodwill--CIT adopted SFAS No. 142, "Goodwill and Other Intangible Assets" effective October 1, 2001, the beginning of CIT's fiscal 2002. The Company has determined that there is no impact of adopting this new standard under the transition provisions of SFAS No. 142.

    Since adoption, goodwill is no longer amortized but instead is assessed annually for impairment or sooner if circumstances indicate a possible impairment. During this assessment, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and transactions and market place data. See the "--Overview" and "--Goodwill and Other Intangible Assets Amorization" sections for a discussion of our recent impairment analysis.


STATISTICAL DATA

    The following table presents components of net income as a percent of AEA, along with other selected financial data ($ in millions):


                                                          FOR THE SIX MONTHS ENDED
                                                       -------------------------------
                                                       MARCH 31, 2002   MARCH 31, 2001
                                                       --------------   --------------
                                                        (SUCCESSOR)     (PREDECESSOR)
                                                         (RESTATED)
FINANCE INCOME.......................................        12.43%           13.29%
Interest expense.....................................         3.89             6.14
                                                         ---------        ---------
  Net finance income.................................         8.54             7.15
Depreciation on operating lease equipment............         3.50             3.33
                                                         ---------        ---------
  Net finance margin.................................         5.04             3.82
Provision for credit losses..........................         1.66             0.63
                                                         ---------        ---------
Net finance margin, after provision for credit
  losses.............................................         3.38             3.19
Other revenue........................................         2.57             2.06
                                                         ---------        ---------
  OPERATING MARGIN...................................         5.95             5.25
Salaries and general operating expenses..............         2.46             2.51
Goodwill amortization................................           --             0.22
Goodwill impairment..................................        24.32               --
                                                         ---------        ---------
  OPERATING EXPENSES.................................        26.78             2.73
                                                         ---------        ---------
  (Loss) income before income taxes..................       (20.83)            2.52
Provision for income taxes...........................        (1.32)           (0.95)
Minority interest in subsidiary trust holding solely
  debentures of the Company..........................        (0.03)           (0.03)
                                                         ---------        ---------
  Net (loss) income..................................       (22.18)%           1.54%
                                                         ---------        ---------
Average earning assets...............................    $37,114.1        $41,652.2
                                                         =========        =========


MARKET RISK MANAGEMENT


    Our exposure to market risk from changes in interest rates, foreign currency exchange rates and commodity prices has not changed materially from our exposure during the transitional fiscal year ended September 30, 2001, except for possible additional interest rate exposure discussed in "--Overview" and "--Liquidity Risk Management" above.


ACCOUNTING PRONOUNCEMENTS

    In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. We are currently assessing the impact of this new standard.

    In July 2001, the FASB issued SFAS No. 144, "Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. The provisions of this statement provide a single accounting model for impairment of long-lived assets. We are currently assessing the impact of this new standard.

    In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which is effective for fiscal years beginning after May 15, 2002. This statement rescinds the above mentioned statements and amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. We are currently assessing the impact of this new standard.


TYCO CAPITAL HOLDING, INC.


    The consolidated financial statements of TCH included herein reflect the consolidated results of TCH, since its inception on October 13, 2000, plus the results of CIT Group Inc. (Nevada) and its subsidiaries since its acquisition by TCH on June 1, 2001. The following table sets forth selected financial information regarding the consolidated results of operations and balance sheets of TCH and its subsidiaries, including CIT.


                                                                                 AT OR FOR THE
                                                          AT OR FOR THE SIX       PERIOD FROM
                                                             MONTHS ENDED      INCEPTION THROUGH
                                                            MARCH 31, 2002     SEPTEMBER 30, 2001
                                                          ------------------   ------------------
                                                              (RESTATED)
Finance income..........................................      $ 2,304.7             $ 1,676.5
Intercompany interest expense, net......................          382.4                  98.8
Goodwill impairment.....................................        4,512.7                    --
Net (loss) income.......................................       (4,435.6)                181.9

Total assets............................................       45,282.9              51,452.4
Intercompany debt payable to Tyco.......................        5,600.0               5,000.0
Total debt..............................................       39,334.9              40,697.7
Shareholder's equity....................................        1,798.5               5,947.6


    TCH's historical financial activity is comprised of intercompany debt activity with Tyco, and TCH also facilitated the delivery of Tyco common shares on redemption of CIT Exchangeco Inc. shares. As of March 31, 2002 and
September 30, 2001, TCH had outstanding $5.6 billion and $5.0 billion, respectively, of debt payable to affiliates of Tyco under a master loan agreement with interest rates ranging from 5.63% to 6.85% for debt outstanding at March 31, 2002 and 5.63% to 6.25% for debt outstanding at September 30, 2001, maturing over a range of 5 to 20 years for both periods. The weighted average interest rate at March 31, 2002 was 6.11% and at September 30, 2001 was 6.02%. Interest expense for the six months ended March 31, 2002 was $385.6 million. TCH also had receivables from affiliates of Tyco totaling $663.9 million with interest rates ranging from 1.71% to 3.13% at March 31, 2002, and $362.7 million with interest rates of 5.07% at September 30, 2001. In addition, TCH had an investment of $120.0 million and $161.7 million on its balance sheet as of March 31, 2002 and September 30, 2001, respectively, related to the common shares to be used to fulfill the redemption of CIT Exchangeco Inc. shares.

         FISCAL YEAR ENDED SEPTEMBER 30, 2001 AND CALENDAR YEARS ENDED
                           DECEMBER 31, 2000 AND 1999

CIT GROUP INC.

OVERVIEW

    In September 2001, we changed our fiscal year end from December 31 to September 30 to conform to Tyco's fiscal year end. References to fiscal 2001, 2000 and 1999 refer to the transitional nine-month period ended September 30, 2001 and calendar years ended December 31, 2000 and 1999, respectively.

    To assist in the comparability of our financial results and discussions, results of operations for the nine months ended September 30, 2001 include results for five months of the predecessor and four months of the successor and are designated as "combined." Further, in the discussions below, the results of operations for fiscal 2001 compare the nine months ended September 30, 2001 with the unaudited nine months ended September 30, 2000.

    On February 11, 2002, CIT repurchased certain international subsidiaries that had previously been sold to an affiliate of Tyco on September 30, 2001. The reacquisition of these subsidiaries has been accounted for as a merger of entities under common control. Accordingly, the balances contained within the financial statements, footnotes and throughout this document include the results of operations, financial position and cash flows of the international subsidiaries repurchased from Tyco for all periods presented and, as a result, will vary slightly from comparable information reported in our Form 10-K for the transition period ended September 30, 2001.

    The following table summarizes our net income and related data ($ in millions).


                                              NINE MONTHS ENDED                    YEARS ENDED
                                                SEPTEMBER 30,                     DECEMBER 31,
                                        ------------------------------       -----------------------
                                           2001              2000              2000           1999
                                        ----------       -------------       --------       --------
                                        (COMBINED)       (PREDECESSOR)            (PREDECESSOR)
Net income, after special charges.....    $333.8             $451.5           $611.6         $389.4
Return on average tangible
  shareholder's equity, after special
  charges.............................      10.8%              15.9%            16.0%          14.2%
Return on AEA, after special
  charges.............................      1.10%              1.50%            1.50%          1.52%

Net income, before special charges....    $491.8             $451.5           $611.6         $389.4
Return on average tangible
  shareholder's equity, before special
  charges.............................      15.8%              15.9%            16.0%          14.2%
Return on average earning assets
  ("AEA"), before special charges.....      1.62%              1.50%            1.50%          1.52%


    The return on average tangible shareholder's equity before special charges declined slightly in 2001 to 15.8% due to de-leveraging the balance sheet (decreasing the debt to equity ratio). However, the return on AEA before special charges improved to 1.62% in connection with management's actions to sell or liquidate non-strategic and low return assets, improve pricing and control expenses.

    Net income for the nine months ended September 30, 2001 included a special charge of $221.6 million ($158.0 million after-tax) consisting of the following: provision of $89.5 million for certain non-strategic and under-performing equipment leasing and loan portfolios, primarily in the telecommunications industry, of which the Company expects to dispose; write-downs of $78.1 million for certain equity investments in the telecommunications industry and e-commerce markets of which the Company expects to dispose; and acquisition-related transaction costs of $54.0 million incurred by the Company prior to and in connection with its acquisition by Tyco. The $78.1 million special write-down is netted in other revenue in the Consolidated Statement of Income for the period January 1, 2001 through June 1, 2001 (predecessor) and the impairment of portfolio assets of $89.5 million is included in the provision for credit losses in such statement. The impairment and valuation charges above relate to loans, leases and investments that are being liquidated. Collection efforts continue with respect to such loans and leases.

    Managed assets totaled $50.9 billion at September 30, 2001, $54.9 billion at December 31, 2000, and $51.4 billion at December 31, 1999, while financing and leasing portfolio assets totaled $40.7 billion, $43.8 billion and $40.4 billion at September 30, 2001, December 31, 2000 and 1999, respectively. The decreases in both managed and portfolio assets during fiscal 2001 reflect the sale, liquidation or placing in liquidation of approximately $7.0 billion in non-strategic assets, including the $700 million sale of recreation vehicle finance receivables in October 2001. The fiscal 2001 trends also reflect declines in origination volume in fiscal 2001 due to exiting non-strategic businesses, stricter pricing discipline in certain markets and slower economic conditions. The volume declines were experienced in most of our businesses in fiscal 2001, with the exception of Commercial Finance and the home equity business within Specialty Finance. The increases in both managed and portfolio assets in 2000 over 1999 reflected increased volume of originations across all business segments, partially offset by the sale of over $1.0 billion of non-strategic assets during fiscal 2000. See "--Financing and Leasing Assets" for additional information.

NET FINANCE MARGIN

    A comparison of finance income and net finance margin for 2001, 2000 and 1999 is set forth below ($ in millions).

                                               NINE MONTHS ENDED             YEARS ENDED
                                                 SEPTEMBER 30,              DECEMBER 31,
                                           --------------------------   ---------------------
                                              2001          2000          2000        1999
                                           ----------   -------------   ---------   ---------
                                           (COMBINED)   (PREDECESSOR)       (PREDECESSOR)
Finance income...........................  $ 3,975.3      $ 3,857.2     $ 5,248.4   $ 2,565.9
Interest expense.........................    1,619.8        1,845.5       2,497.7     1,293.4
                                           ---------      ---------     ---------   ---------
  Net finance income.....................    2,355.5        2,011.7       2,750.7     1,272.5
Depreciation on operating lease
  equipment..............................    1,036.7          932.9       1,281.3       355.1
                                           ---------      ---------     ---------   ---------
  Net finance margin.....................  $ 1,318.8      $ 1,078.8     $ 1,469.4   $   917.4
                                           =========      =========     =========   =========
Average earning assets ("AEA")...........  $40,442.0      $40,267.4     $40,682.5   $25,583.0

As a % of AEA:
Finance income...........................      12.93%         12.56%        12.69%       9.88%
Interest expense.........................       5.17           5.90          5.92        4.91
                                           ---------      ---------     ---------   ---------
  Net finance income.....................       7.76           6.66          6.77        4.97
Depreciation on operating lease
  equipment..............................       3.42           3.09          3.16        1.38
                                           ---------      ---------     ---------   ---------
Net finance margin as a % of AEA.........       4.34%          3.57%         3.61%       3.59%
                                           =========      =========     =========   =========

    Net finance margin was $1,318.8 million and $1,078.8 million for the nine months ended September 30, 2001 and 2000 and $1,469.4 million and $917.4 million for the years ended December 31, 2000 and 1999, respectively. The 2001 results reflect comparable asset levels to 2000 and stable yields, coupled with lower interest expense. As a percentage of AEA, net finance margin was 4.34% and 3.57% for the nine months ended September 30, 2001 and 2000 and 3.61% and 3.59% for the years ended December 31, 2000 and 1999, respectively. Net finance income as a percentage of AEA was essentially flat with 2000 (excluding higher operating lease rentals, which were offset by higher depreciation expense), reflecting the disposition of non-strategic and lower margin businesses, the lower 2001 interest rate environment and the impact of the new basis method of accounting to reflect market interest rates at the time of the acquisition. Net finance margin as a percentage of AEA increased slightly in 2000 from 1999, as wider margins in our businesses acquired in 1999 more than offset the impact of the continued growth in operating leases. The operating leasing business, which generally has lower initial net finance margins than finance receivables, also generates equipment gains, renewal revenues and tax depreciation benefits. The increase in AEA from 1999 to 2000 resulted from the 1999 acquisitions, most notably Newcourt Credit Group Inc. ("Newcourt") in November 1999.

    Finance income was $3,975.3 million and $3,857.2 million for the nine months ended September 30, 2001 and 2000, and $5,248.4 million and $2,565.9 million for the years ended December 31, 2000 and 1999, respectively. As a percentage of AEA, finance income (excluding interest income related to short-term interest-bearing deposits) was 12.93% and 12.56% for the nine months ended September 30, 2001 and 2000 and, 12.69% and 9.88% for the years ended
December 31, 2000 and 1999, respectively. Although market interest rates were rising in 2000 and declining in 2001, the yield trend primarily reflects changes in product mix due to acquisitions and the sale or liquidation of non-strategic, lower yielding assets, as described above.

    Interest expense was $1,619.8 million and $1,845.5 million for the nine months ended September 30, 2001 and 2000 and $2,497.7 million and $1,293.4 million for the years ended December 31, 2000 and 1999, respectively. As a percentage of AEA, interest expense (excluding interest related to short-term interest-bearing deposits and dividends related to preferred capital securities) was 5.17% and 5.90% for the nine months ended September 30, 2001 and 2000 and 5.92% and 4.91% for the years ended December 31, 2000 and 1999, reflecting a declining interest rate environment in 2001, in contrast to the rising interest rate environment throughout most of 2000. In addition, interest expense during 2001 reflects lower market interest rates at the time of the Tyco acquisition. We seek to mitigate interest rate risk by matching the repricing characteristics of our assets with our liabilities, which is in part done through portfolio management and the use of derivative financial instruments, principally interest rate swaps. For further discussion, see "--Risk Management."

    The operating lease equipment portfolio was $6.4 billion at September 30, 2001 versus $7.2 billion and $6.1 billion at December 31, 2000 and December 31, 1999, respectively. The reduction during 2001 is due to a $0.4 billion rail sale-leaseback transaction, as well as declining balances in various small ticket portfolios. As a percentage of average operating leases, depreciation was 19.5% and 20.8% for the nine months ended September 30, 2001 and 2000 versus 19.5% and 9.5% for the years ended 2000 and 1999, respectively. The increase in 2000 over 1999 reflects the full year impact of acquired assets, which included smaller ticket and shorter term leases.

OTHER REVENUE

    We continue to emphasize growth and diversification of other "non-spread" revenues to improve our overall profitability. Excluding special charges, annualized other revenue as a percentage of AEA was 2.15% and 2.30% for the nine months ended September 30, 2001 and 2000 and 2.24% and 1.37% for the years ended December 31, 2000 and 1999, respectively. The special charges were write-downs for other than temporary impairment of certain equity investments in the telecommunications industry and e-commerce markets recognized during the quarter ended June 30, 2001. The components of other revenue are set forth in the following table ($ in millions).

                                                    NINE MONTHS ENDED            YEARS ENDED
                                                      SEPTEMBER 30,             DECEMBER 31,
                                                --------------------------   -------------------
                                                   2001          2000          2000       1999
                                                ----------   -------------   --------   --------
                                                (COMBINED)   (PREDECESSOR)      (PREDECESSOR)
Fees and other income.........................    $387.2        $369.3        $480.9     $161.0
Factoring commissions.........................     111.9         115.9         154.7      118.7
Gains on securitizations......................      97.7          68.9         109.5       14.7
Gains on sales of leasing equipment...........      47.9          80.8         113.2       56.4
Gains on venture capital investments..........       6.0          59.8          53.7         --
Special charges...............................     (78.1)           --            --         --
                                                  ------        ------        ------     ------
  Total.......................................    $572.6        $694.7        $912.0     $350.8
                                                  ======        ======        ======     ======

    Included in fees and other income are miscellaneous fees, syndication fees and gains from receivable sales. Receivable sales, which are primarily in our Specialty Finance--consumer business, are a part of our origination and whole loan sale strategy. Gains on equipment sales decreased in 2001 due to the impact of push-down accounting during the successor period, while weaker economic conditions during 2001 resulted in significantly reduced venture capital gains compared to 2000. The gains on securitizations reflect both the volume and product mix of assets securitized. The volume securitized for the nine months ended September 30, 2001 was $3.3 billion as compared to $2.9 billion for the nine months ended September 30, 2000 and $4.1 billion and $1.5 billion for the years ended December 31, 2000 and 1999, respectively.

SALARIES AND GENERAL OPERATING EXPENSES

    Salaries and general operating expenses were $784.9 million, or 2.07% of average managed assets and $775.9 million (2.03%), for the nine months ended September 30, 2001 and 2000, and $1,035.2 million (2.01%) and $516.0 million
(1.75%) for the years ended December 31, 2000 and 1999, respectively. Expenses were up significantly in 2000 from the prior year due to the 1999 acquisitions, with the largest portion of this increase in employee costs and facilities expenses. The November 1999 acquisition of Newcourt Credit Group Inc., in particular increased both absolute expense levels and ratios, as Newcourt had historically higher expense levels than us.

    Further, in conjunction with our integration into Tyco, we accrued
$45.8 million of purchase accounting reserves for workforce reductions and business exit plans which had been initiated as of September 30, 2001. In accordance with accounting rules for purchase business combinations these integration costs are not charged against current earnings but are treated as additional purchase price consideration and have the effect of increasing the amount of goodwill recorded in connection with the acquisition. These plans include the termination of approximately 670 corporate and administrative employees in North America, of which 408 had been terminated as of or prior to September 30, 2001. We do not separately track the impact on financial results of the workforce reduction and integration programs. However, we estimate that our overall cost structure had been reduced by approximately $50 million on an annualized basis as of September 30, 2001 due to the impact of these actions. Personnel decreased to approximately 6,785 at September 30, 2001 from 7,355 and 8,255 at December 31, 2000 and 1999, respectively.

    We manage expenditures using a comprehensive budgetary process. Expenses are monitored closely by business unit management and are reviewed monthly with our senior management. To ensure overall project cost control, an approval and review procedure is in place for major capital expenditures, such as computer equipment and software, including post-implementation evaluations.

    The efficiency ratio and the ratio of salaries and general operating expenses to AMA are two metrics that management uses to monitor productivity. AMA is comprised of average earning assets plus the average of finance receivables previously securitized and still managed by us. These ratios exclude special charges and goodwill amortization and are set forth in the following table.

                                                   NINE MONTHS ENDED                    YEARS ENDED
                                                     SEPTEMBER 30,                     DECEMBER 31,
                                             ------------------------------       -----------------------
                                                2001              2000              2000           1999
                                             ----------       -------------       --------       --------
                                             (COMBINED)       (PREDECESSOR)            (PREDECESSOR)
Efficiency ratio...........................     40.2%             44.1%             43.8%          41.3%
Salaries and general operating expenses
  as a percentage of AMA...................     2.07%             2.03%             2.01%          1.75%

    The lower efficiency (higher ratio) in 2000 reflects the impact of the Newcourt acquisition, as Newcourt's efficiency ratio was historically significantly higher than ours. While the efficiency ratio improved in 2001 compared to 2000 because of integration cost savings and efficiency enhancements implemented during the last two quarters of fiscal 2001, it remains above management's target ratio. The previously mentioned integration cost savings and efficiency enhancements are expected to improve both ratios prospectively.

GOODWILL AND OTHER INTANGIBLE ASSETS AMORTIZATION

    Goodwill and other intangible assets amortization was $97.6 million and $63.8 million for the nine months ended September 30, 2001 and 2000, versus $86.3 million and $25.7 million for the years ended December 31, 2000 and 1999, respectively. The 2001 increase reflects the pushdown of Tyco's purchase price and other fair value adjustments, while the 2000 increase resulted from the full year impact of 1999 purchase acquisitions. Goodwill and other intangible assets were amortized from the acquisition date on a straight-line basis over the lives of the underlying identifiable assets, which range from 5 to 40 years. In accordance with recently adopted accounting rule changes, goodwill will no longer be amortized beginning with our 2002 fiscal year. See ACCOUNTING PRONOUNCEMENTS within Note 1 to our Consolidated Financial Statements for a discussion of these accounting rule changes.

PROVISION AND RESERVE FOR CREDIT LOSSES/CREDIT QUALITY

    The provision for credit losses was $332.5 million and $191.4 million for the nine months ended September 30, 2001 and 2000 and $255.2 million and $110.3 million for the years ended December 31, 2000 and 1999, respectively. The 2001 provision includes a provision for credit losses of $89.5 million relating to the impairment of certain non-strategic and under-performing equipment leasing and loan portfolios of which the Company expects to dispose, primarily in the Structured Finance telecommunications portfolio. Such under-performing loans and leases are being liquidated, as collection efforts continue.

    Net charge-offs, including special charges, were $291.8 million and $175.5 million for the nine months ended September 30, 2001 and 2000 and $235.6 million and $95.0 million for the years ended December 31, 2000 and 1999, respectively. Excluding special charges, 2001 charge-offs were $212.3 million.

    During 2001, we transferred financing and leasing assets between Equipment Financing and Leasing and Specialty Finance-commercial. Prior year data have not been restated in the tables covering charge-offs, past due and non-performing assets, and financing and leasing assets.

    Our provision for credit losses and reserve for credit losses is presented in the following table ($ in millions).

                                                                 FOR THE PERIOD ENDED
                                              ----------------------------------------------------------
                                              SEPTEMBER 30, 2001   DECEMBER 31, 2000   DECEMBER 31, 1999
                                              ------------------   -----------------   -----------------
                                                  (COMBINED)                   (PREDECESSOR)
Balance beginning of period.................        $468.5              $446.9              $263.7
Provision for credit losses.................         243.0               255.2               110.3
Special impairment of portfolio assets......          89.5                  --                  --
Reserves relating to dispositions,
  acquisitions, other.......................         (16.3)                2.0               167.9
                                                    ------              ------              ------
  Additions to reserve for credit losses....         316.2               257.2               278.2
Net credit losses:
Equipment Financing and Leasing.............          82.8               102.9                16.7
Specialty Finance--commercial...............          57.0                31.7                  --
Commercial Finance..........................          38.9                46.2                29.0
Structured Finance..........................          64.8                 0.4                  --
Specialty Finance--consumer.................          48.3                54.4                49.3
                                                    ------              ------              ------
  Total net credit losses...................         291.8               235.6                95.0
                                                    ------              ------              ------
Balance end of period.......................        $492.9              $468.5              $446.9
                                                    ======              ======              ======
Reserve for credit losses as a percentage of
  finance receivables.......................          1.55%               1.40%               1.44%

    The following table presents our net charge-off experience by business segment, excluding 2001 charge-offs for special impairment of portfolio assets. Charge-offs are presented in amount and as a percentage of average finance receivables ($ in millions).

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,                         YEARS ENDED DECEMBER 31,
                                       -----------------------------------------   -----------------------------------------
                                              2001                  2000                  2000                  1999
                                       -------------------   -------------------   -------------------   -------------------
                                           (COMBINED)           (PREDECESSOR)                    (PREDECESSOR)
Equipment Financing and Leasing......   $ 82.8      0.91%     $ 78.5      0.72%     $102.9      0.71%     $16.7       0.16%
Specialty Finance--commercial........     57.0      1.11        20.7      0.48        31.7      0.54         --         --
Commercial Finance...................     24.7      0.42        34.8      0.62        46.2      0.60       29.0       0.47
Structured Finance...................      4.0      0.27         0.4      0.05         0.4      0.03         --         --
                                        ------                ------                ------                -----
  Total Commercial Segments..........    168.5      0.78       134.4      0.62       181.2      0.62       45.7       0.25
Specialty Finance--consumer..........     43.8      1.56        41.1      1.34        54.4      1.32       49.3       1.19
                                        ------                ------                ------                -----
  Total..............................   $212.3      0.87      $175.5      0.71      $235.6      0.71      $95.0       0.42
                                        ======                ======                ======                =====

    The increase in commercial net charge-offs during 2001, excluding special charges, reflects higher charge-offs across a wide number of industries, including trucking, construction and technology as the economy slowed and non-performing assets increased. The higher net 2001 charge-off ratio of 1.11% for Specialty Finance--commercial reflects the transfer of the former Vendor Technology business into this segment and was driven largely by higher charge-offs in Europe, Latin America and the Asia-Pacific region. The higher 2000 net charge-offs in Commercial Finance primarily reflect one food wholesaler account charged-off in 2000. The higher consumer loss ratios are predominantly driven by the manufactured housing portfolio.

    Our consolidated reserve for credit losses increased to $492.9 million (1.55% of finance receivables) at September 30, 2001 from $468.5 million (1.40%) at December 31, 2000 and from $446.9 million (1.44%) at December 31, 1999. The recorded provisions exceeded charge-offs (excluding special charges) by $30.7 million, $19.6 million and $15.3 million during the nine months ended

September 30, 2001, and for each of the years ended December 31, 2000 and 1999, respectively. The increase in the 2001 ratio of reserve to receivables from the preceding two years is commensurate with management's assessment of the relative risk of loss in the portfolio in light of weakening 2001 economic fundamentals and higher past due loans. The decrease in the ratio from 1999 to 2000 reflects product mix changes, as well as the implementation of our credit standards in the acquired Newcourt portfolios.

PAST DUE AND NON-PERFORMING ASSETS

    The following table sets forth certain information concerning our past due (sixty days or more) and non-performing assets (and the related percentages of finance receivables) at September 30, 2001, December 31, 2000 and December 31, 1999 ($ in millions). Non-performing assets reflect both finance receivables on non-accrual status (primarily loans that are ninety days or more delinquent) and assets received in satisfaction of loans.

                                                                                             AT DECEMBER 31,
                                                   AT SEPTEMBER 30,         --------------------------------------------------
                                                         2001                        2000                        1999
                                                ----------------------      ----------------------      ----------------------
                                                     (SUCCESSOR)                              (PREDECESSOR)
Finance receivables, past due 60 days or
  more:
  Equipment Financing and Leasing.........      $  466.5        4.08%        $399.8         2.88%        $209.6         1.93%
  Specialty Finance--commercial...........         259.5        3.98          184.9         3.07          314.9         4.16
  Commercial Finance......................         151.4        1.75          107.9         1.40           64.0         0.91
  Structured Finance......................          38.3        1.75           96.2         5.59           61.5         4.12
                                                --------                     ------                      ------
    Total Commercial Segments.............         915.7        3.18          788.8         2.69          650.0         2.42
  Specialty Finance--consumer.............         188.2        6.12          211.1         5.03          189.1(1)      4.62(1)
                                                --------                     ------                      ------
    Total.................................      $1,103.9        3.46         $999.9         2.98         $839.1         2.71
                                                ========                     ======                      ======
Non-performing assets:
  Equipment Financing and Leasing.........      $  459.0        4.02%        $351.0         2.53%        $139.9         1.29%
  Specialty Finance--commercial...........         124.3        1.90           93.9         1.56          247.9         3.27
  Commercial Finance......................         106.0        1.22           65.3         0.85           27.6         0.39
  Structured Finance......................         110.4        5.05          118.6         6.90           61.5         4.12
                                                --------                     ------                      ------
    Total Commercial Segments.............         799.7        2.78          628.8         2.15          476.9         1.77
  Specialty Finance--consumer.............         170.0        5.53          199.3         4.75          158.5(1)      3.87(1)
                                                --------                     ------                      ------
    Total.................................      $  969.7        3.04         $828.1         2.47         $635.4         2.05
                                                ========                     ======                      ======

------------------------------

(1) For these calculations, certain finance receivables held for sale and the associated past due and non-performing balances are included.

    The broad-based economic slowdown in 2001, led by sharp downturns in telecommunications and technology, led to increases in both past due loans and non-performing assets. The increase in commercial past due loans and non-performing assets included trucking, construction, retail and technology, as well as manufacturing-steel and machine tools. In Specialty Finance--consumer, past due and non-performing loans declined in 2001. However, the corresponding 2001 percentage of past due loans to finance receivables increased due to significant sales and liquidation of non-strategic receivables.

INCOME TAXES

    The provision for income taxes, excluding special charges, totaled
$343.7 million and $281.9 million for the nine months ended September 30, 2001 and 2000, and $373.9 million and $207.6 million for the years ended
December 31, 2000 and 1999, respectively. The effective income tax rate, excluding special charges, was 40.7% and 37.9% for the nine months ended September 30, 2001 and 2000 and 37.9% and 34.8% for the years ended
December 31, 2000 and 1999. The increases in both years were primarily the result of increased non-deductible goodwill amortization, resulting from our acquisition by Tyco in 2001 and our acquisition of Newcourt in November 1999.

RESULTS BY BUSINESS SEGMENT

    The tables that follow summarize selected financial information by business segment, based upon a fixed leverage ratio across business units and the allocation of most corporate expenses.

    With the exception of Structured Finance, all business segments reported improved earnings in 2001 as a percentage of AEA compared to 2000. The 2001 returns in Equipment Financing and Leasing and Specialty Finance were driven predominantly by stronger margins and other revenue, while the Specialty Finance trends also reflect the transfer of the higher return Vendor Technology business into this segment and the exiting of non-strategic lower-return businesses as described in "--Financing and Leasing Assets." The Commercial Finance improvement from 2000 was primarily the result of strong results in factoring. The lower Structured Finance income in 2001 resulted primarily from significantly lower venture capital gains. The three-year Corporate trends are primarily the result of goodwill amortization and other purchase accounting adjustments, as well as the differences between the fixed segment leverage ratios and actual consolidated tangible equity ratios. The Equipment Financing and Leasing net income as a percentage of AEA dropped from 1999 to 2000, as the relative interest margin and other revenue improvements fell short of credit provision and operating expense increases.

                                                                 NET INCOME
                                     ------------------------------------------------------------------
                                            NINE MONTHS ENDED                        YEARS ENDED
                                              SEPTEMBER 30,                         DECEMBER 31,
                                     --------------------------------         -------------------------
                                        2001                2000                2000             1999
                                     ----------         -------------         --------         --------
($ IN MILLIONS)                      (COMBINED)         (PREDECESSOR)               (PREDECESSOR)
Equipment Financing and Leasing....    $ 215.1             $200.4              $287.8           $231.5
Specialty Finance..................      196.7              161.8               222.2             67.5
Commercial Finance.................      134.8              117.8               161.8            141.4
Structured Finance.................       36.9               84.4                89.6               --(1)
                                       -------             ------              ------           ------
  Total Segments...................      583.5              564.4               761.4            440.4
Corporate..........................      (91.7)            (112.9)             (149.8)           (51.0)
Special charges....................     (158.0)                --                  --               --
                                       -------             ------              ------           ------
  Total............................    $ 333.8             $451.5              $611.6           $389.4
                                       =======             ======              ======           ======

                                                               RETURN ON AEA
                                     ------------------------------------------------------------------
                                            NINE MONTHS ENDED                        YEARS ENDED
                                              SEPTEMBER 30,                         DECEMBER 31,
                                     --------------------------------         -------------------------
                                        2001                2000                2000             1999
                                     ----------         -------------         --------         --------
                                     (COMBINED)         (PREDECESSOR)               (PREDECESSOR)
Equipment Financing and Leasing....       1.64%              1.33%               1.42%            1.65%
Specialty Finance..................       1.83               1.69                1.73             1.23
Commercial Finance.................       3.14               2.99                3.03             3.35
Structured Finance.................       1.69               5.25                4.04               --(1)
  Total Segments...................       1.92               1.87                1.87             1.72
Corporate and special charges......      (0.82)             (0.37)              (0.37)           (0.20)
  Total............................       1.10               1.50                1.50             1.52

------------------------------

(1) Structured Finance results were combined with Specialty Finance for 1999 reporting.

FINANCING AND LEASING ASSETS

    Managed assets, comprised of financing and leasing assets and finance receivables previously securitized that we continue to manage, totaled
$50.9 billion at September 30, 2001, versus $54.9 billion at December 31, 2000 and $51.4 billion at December 31, 1999. Owned financing and leasing portfolio assets totaled $40.7 billion at September 30, 2001, compared to $43.8 billion and $40.4 billion at December 31, 2000 and 1999, respectively.

    The lower asset levels at September 30, 2001 reflect the disposition of non-strategic businesses and our focus on managing down our leverage ratios, coupled with disciplined pricing and a lower level of originations. We had substantially concluded the deleveraging of the balance sheet at September 30, 2001. During the nine months ended September 30, 2001, we sold the United Kingdom dealer business, substantially all of our manufactured housing portfolio and certain other assets. We have exited the recreational vehicle and owner-operator trucking origination markets and placed the existing portfolios in liquidation status during the nine months ended September 30, 2001. During fiscal 2001, we sold, liquidated or placed in liquidation status approximately $6.3 billion of managed assets, including a total of approximately $4.3 billion of owned assets. In October 2001, we sold an additional $700 million of recreational vehicle finance receivables. The increase in Commercial Services assets reflects short-term, seasonal calendar third quarter growth. Additionally, the trends by business unit reflect the transfer of selected commercial assets to Equipment Financing from Specialty Finance in 2000 and selected commercial assets from Equipment Finance to Specialty Finance in 2001.

    The managed assets of our business segments and the corresponding strategic business units are presented in the following table ($ in millions).

                                                                                            PERCENT CHANGE
                                                                                          -------------------
                                          SEPTEMBER 30,   DECEMBER 31,    DECEMBER 31,    2000 TO    1999 TO
                                              2001            2000            1999          2001       2000
                                          -------------   -------------   -------------   --------   --------
                                           (SUCCESSOR)    (PREDECESSOR)   (PREDECESSOR)
Equipment Financing.....................    $11,063.7        $14,434.4       $11,965.5     (23.4)%     20.6%
Capital Finance.........................      5,045.4          5,643.6         5,051.2     (10.6)      11.7
                                            ---------        ---------       ---------
Total Equipment Financing and Leasing
  Segment...............................     16,109.1         20,078.0        17,016.7     (19.8)      18.0
                                            ---------        ---------       ---------
Specialty Finance:
  Commercial............................      8,587.7          8,121.0         9,597.7      (5.7)     (15.4)
  Consumer..............................      4,203.4          5,200.0         4,706.3     (19.2)      10.5
                                            ---------        ---------       ---------
Total Specialty Finance Segment.........     12,791.1         13,321.0        14,304.0      (4.0)      (6.9)
                                            ---------        ---------       ---------
Commercial Services.....................      5,112.2          4,277.9         4,165.1      19.5        2.7
Business Credit.........................      3,544.9          3,415.8         2,837.0       3.8       20.4
                                            ---------        ---------       ---------
Total Commercial Finance Segment........      8,657.1          7,693.7         7,002.1      12.5        9.9
                                            ---------        ---------       ---------
Structured Finance Segment..............      3,171.9          2,691.9         2,071.2      17.8       30.0
                                            ---------        ---------       ---------
TOTAL FINANCING AND LEASING PORTFOLIO
  ASSETS................................     40,729.2         43,784.6        40,394.0      (7.0)       8.4
Finance receivables previously
  securitized and still managed by
  us:...................................     10,147.9         11,116.3        11,039.3      (8.7)       0.7
                                            ---------        ---------       ---------
TOTAL MANAGED ASSETS....................    $50,877.1        $54,900.9       $51,433.3      (7.3)       6.7
                                            =========        =========       =========

    During 2001, we entered into an agreement with The Boeing Company to purchase 25 aircraft for approximately $1.3 billion, with options to purchase an additional five units. Deliveries were scheduled to take place from 2003 through 2005. Previously, we entered into agreements with both Airbus Industrie and The Boeing Company to purchase a total of 88 aircraft (at an estimated cost of approximately $5 billion), with options to acquire additional units, and with the flexibility to delay or terminate certain positions. Deliveries of these new aircraft were scheduled to take place over a five-year period, which started in the fourth quarter of calendar year 2000 and runs through 2005. As of September 30, 2001, nine aircraft had been delivered. Outstanding commitments to purchase aircraft, rail and other equipment to be placed on operating lease totaled approximately $5.3 billion at September 30, 2001. A total of $901.2 million relates to fiscal 2002, of which $840.2 million had agreements in place to lease to third parties.

    Management strives to maximize the profitability of the lease equipment portfolio by balancing equipment utilization levels with market rental rates and lease term. Substantially all equipment was subject to lease agreements throughout 2001, 2000 and 1999. Equipment (predominately rail) not subject to lease agreements were $247.2 million, $351.0 million and $235.9 million at September 30, 2001, December 31, 2000 and December 31, 1999, respectively. The current downturn in the commercial airline industry and the slower economy could adversely impact both rental and utilization rates going forward.

CONCENTRATIONS

    Our ten largest financing and leasing asset accounts in the aggregate represented 3.7% of our total financing and leasing assets at September 30, 2001 (with the largest account representing less than 1%) and 3.9% at December 31, 2000. All ten accounts were commercial accounts and were secured by either equipment, accounts receivable or inventory.

GEOGRAPHIC COMPOSITION

    At September 30, 2001 and December 31, 2000, our managed asset geographic diversity did not differ significantly from our owned asset geographic composition.

    Our financing and leasing asset portfolio in North America was diversified by region. At September 30, 2001, with the exception of California (10.4%), New York (8.8%) and Texas (7.7%), no state or province within any region represented more than 4.5% of owned financing and leasing assets. Our
December 1999 managed and owned asset geographic composition did not significantly differ from our December 2000 managed and owned asset geographic composition.

    At September 30, 2001, financing and leasing assets to foreign obligors totaled $6.9 billion. After Canada $2.0 billion (4.8%), the next largest foreign exposure was to England, $0.9 billion (2.1%). Our remaining foreign exposure was geographically dispersed, with no individual country exposure greater than 1.0% of financing and leasing assets.

    At December 31, 2000, financing and leasing assets to other foreign obligors totaled $5.1 billion. The largest foreign exposures were to England, $1.2 billion (2.8% of financing and leasing assets) and Australia, $399.6 million (0.9%). Our remaining foreign exposure was geographically dispersed, with no other individual country exposure greater than 0.8% of financing and leasing assets.

INDUSTRY COMPOSITION

    At September 30, 2001, our aerospace portfolio consisted of approximately 300 aircraft, with an average age of approximately nine years. The portfolio was spread over approximately 100 accounts, with the majority (approximately 200 aircraft in the Capital Finance business unit) with major carriers. Of the 200 aircraft in the Capital Finance business unit, all complied with stage III noise regulations, and approximately 65% were narrow body. The remaining 100 aircraft in the aerospace portfolio were with regional carriers in the Structured Finance segment and were not subject to these noise regulations. The portfolio was geographically diversified at September 30, 2001 with approximately 35% of the fleet operating with carriers in North America, 35% in Europe, 20% in Asia-Pacific and the remaining 10% primarily in Latin America, the Middle East and Africa.

    Our telecommunications portfolio is included in "Communications" in the industry composition table included in the Notes to the Consolidated Financial Statements. This portfolio is included in our Structured Finance segment and totals approximately $595.2 million at September 30, 2001, comprising approximately 1.5% of total financing and leasing assets, of which 11.8% were on non-accrual status as of September 30, 2001. This portfolio consisted of 58 accounts with an average balance of approximately $10.0 million. The 10 largest accounts in the portfolio aggregated $196.2 million at September 30, 2001 with the largest single account under $25.0 million. Our telecommunications transactions are collateralized by the assets of the customer (equipment, receivables, cash, etc.) and typically are also secured by a pledge of the stock of non-public companies.

    Our 1999 managed and owned asset industry composition did not differ significantly from our 2000 managed and owned asset industry composition.

    See Note 7 to our Consolidated Financial Statements for further discussion on concentrations.

RISK MANAGEMENT

    Our business activities involve various elements of risk. We consider the principal types of risk to be credit risk (including credit, collateral and equipment risk) and market risk (including interest rate, foreign currency and liquidity risk).

    We consider the management of risk essential to conducting our commercial and consumer businesses and to maintaining profitability. Accordingly, our risk management systems and procedures are designed to identify and analyze risks, to set appropriate policies and limits and to continually monitor these risks and limits by means of reliable administrative and information systems and other policies and programs.

    We review and monitor credit exposures, both owned and managed, on an ongoing basis to identify, as early as possible, those customers that may be experiencing declining creditworthiness or financial difficulty, and periodically evaluate our finance receivables across the entire organization. We monitor concentrations by borrower, industry, geographic region and equipment type, and we adjust limits as conditions warrant to minimize the risk of substantial credit loss.

    Our Asset Quality Review Committee is comprised of members of senior management, including the Chief Risk Officer and the Chief Financial Officer. Periodically, the Committee meets with senior executives of our strategic business units and corporate credit risk management group to review portfolio status and performance, as well as the status of individual financing and leasing assets, owned and managed, to obligors with higher risk profiles. In addition, this committee periodically meets with the Chief Executive Officer of CIT to review overall credit risk, including geographic, industry and customer concentrations.

CREDIT RISK MANAGEMENT

    We have developed systems specifically designed to manage credit risk in each of our business segments. We evaluate financing and leasing assets for credit and collateral risk during the credit granting process and periodically after the advancement of funds. The corporate credit risk management group, which reports to the Chief Risk Officer, oversees and manages credit risk throughout CIT. This group includes senior credit executives aligned with each of the business units, as well as a senior executive with corporate-wide asset recovery and work-out responsibilities. This group reviews large transactions and transactions which are outside of established target market definitions and risk acceptance criteria or which exceed the strategic business units' credit authority. In addition, our Executive Credit Committee, which includes the Chief Executive Officer, the Chief Risk Officer, members of the corporate credit risk management group and group Chief Executive Officers, approve credits that are beyond the authority of the business units. The credit risk management group also includes an independent credit audit function. This process and discipline has continued following the acquisition by Tyco.

    Each of our strategic business units has developed and implemented a formal credit management process in accordance with formal uniform guidelines established by the credit risk management group. These guidelines set forth risk acceptance criteria for:

    - acceptable maximum credit lines;

    - selected target markets and products;

    - creditworthiness of borrowers, including credit history, financial condition, adequacy of cash flow and quality of management; and


    - the type and value of underlying collateral and guarantees (including recourse from dealers and manufacturers).



    We also employ a risk-adjusted pricing process where the perceived credit risk is a factor in determining the interest rate and/or fees charged for our financing and leasing products. As economic and market conditions change, credit risk management practices are reviewed and modified, if necessary, to seek to minimize the risk of credit loss.


    For small ticket commercial and consumer business originated in our Specialty Finance segment, we utilize automated credit scoring capabilities. In these proprietary models, we utilize statistical techniques in analyzing customer attributes, including industry and corporate data, trade payment history, and other credit bureau information. Model scores are measured against actual delinquency and loss experience. Modifications are made to the models based upon this monitoring effort as appropriate.

    Compliance with established corporate policies and procedures and the credit management processes at each strategic business unit are reviewed by the credit audit group. The credit audit group examines adherence with established credit policies and procedures and tests for inappropriate credit practices, including whether potential problem accounts are being detected and reported on a timely basis.

EQUIPMENT/RESIDUAL RISK MANAGEMENT

    We have developed systems, processes and expertise to manage the equipment and residual risk in our commercial segments. Our process consists of the following: 1) setting residual value at deal inception; 2) systematic residual reviews; and 3) monitoring of residual realizations. Reviews for impairment are performed at least annually. Residual realizations, by business unit and product, are reviewed as part of our ongoing financial and asset quality review, both within the business units and by corporate management.

COMMERCIAL

    We have developed systems specifically designed to effectively manage credit risk in our commercial segments. The process starts with the initial evaluation of credit risk and underlying collateral at the time of origination and continues over the life of the finance receivable or operating lease, including collecting past due balances and liquidating underlying collateral.

    Credit personnel review each potential borrower's financial condition, results of operations, management, industry, customer base, operations, collateral and other data, such as third party credit reports, to thoroughly evaluate the customer's borrowing and repayment ability. Borrowers are graded according to credit quality based upon our uniform credit grading system, which grades both the borrower's financial condition and the underlying collateral. Credit facilities are subject to approval within our overall credit approval and underwriting guidelines and are issued commensurate with the credit evaluation performed on each borrower.

    As mentioned previously, senior business unit and credit risk management are actively involved in the ongoing, disciplined asset quality review process.

CONSUMER AND SMALL TICKET LEASING

    We have developed proprietary automated credit scoring models by loan type that include both customer demographics and credit bureau characteristics. The profiles emphasize, among other things, occupancy status, length of residence, length of employment, debt to income ratio (ratio of total installment debt and housing expenses to gross monthly income), bank account references, credit bureau information and combined loan to value ratio. The models are used to assess a potential borrower's credit standing and repayment ability considering the value or adequacy of property offered as collateral. Our credit criteria include reliance on credit scores, including those based upon both our proprietary internal credit scoring model and external credit bureau scoring, combined with judgment. The credit scoring models are regularly reviewed for effectiveness utilizing statistical tools. We regularly evaluate the consumer loan portfolio using past due, vintage curve and other statistical tools to analyze trends and credit performance by loan type, including analysis of specific credit characteristics and other selected subsets of the portfolios. Adjustments to credit scorecards and lending programs are made when deemed appropriate. Individual underwriters are assigned credit authority based upon their experience, performance and understanding of the underwriting policies and procedures of our consumer and small-ticket leasing operations. A credit approval hierarchy also exists to ensure that all applications are reviewed by an underwriter with the appropriate level of authority.

    See "--Provision and Reserve for Credit Losses/Credit Quality."

MARKET RISK MANAGEMENT

    Market risk is the risk of loss arising from changes in values of financial instruments, including interest rate risk, foreign exchange risk, derivative credit risk and liquidity risk. We engage in transactions in the normal course of business that expose us to market risks. However, we maintain what we believe are appropriate management practices and policies designed to effectively mitigate such risks. The objectives of our market risk management efforts are to preserve company value by hedging changes in future expected net cash flows and to decrease the cost of capital. Strategies for managing market risks associated with changes in interest rates and foreign exchange rates are an integral part of the process, because those strategies affect our future expected cash flows as well as our cost of capital.

    Our Capital Committee sets policies, oversees and guides the interest rate and currency risk management process, including establishment and monitoring of risk metrics, and ensures the implementation of those policies. Other risks monitored by the Capital Committee include derivative credit risk and liquidity risk. The Capital Committee includes members of senior management, including the Chief Executive Officer, the Chief Financial Officer, the Treasurer, and the Controller with business unit executives serving on a rotating basis.

    INTEREST RATE AND FOREIGN EXCHANGE RISK MANAGEMENT--We offer a variety of financing products to our customers including fixed and floating-rate loans of various maturities and currency denominations, and a variety of leases, including operating leases. Changes in market interest rates, relationships between short-term and long-term market interest rates, or relationships between different interest rate indices (I.E., basis risk) can affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities, and can result in an increase in interest expense relative to finance income. We measure our asset/liability position in economic terms through duration measures and value at risk analysis, and we measure its periodic effect on earnings using maturity gap analysis.

    A matched asset/liability position is generally achieved through a combination of financial instruments, including issuing commercial paper, medium-term notes, long-term debt, interest rate and currency swaps, foreign exchange contracts, and through asset syndication and securitization. We do not speculate on interest rates or foreign exchange rates, but rather seek to mitigate the possible impact of such rate fluctuations encountered in the normal course of business. This process is ongoing due to prepayments, refinancings and actual payments varying from contractual terms, as well as other portfolio dynamics.

    We periodically enter into structured financings (involving both the issuance of debt and an interest rate swap with corresponding notional principal amount and maturity) to manage liquidity and reduce interest rate risk at a lower overall funding cost than could be achieved by solely issuing debt.

    Our foreign operations are funded through both local currency borrowings and U.S. dollar borrowings which are converted to local currency through the use of foreign exchange forward contracts or cross-currency swaps. We also utilize foreign exchange forward contracts to hedge our net investments in foreign operations. Translation gains and losses of the underlying foreign net investment, as well as offsetting derivative gains or losses on designated hedges, are reflected in other comprehensive income as a separate component of equity in the Consolidated Balance Sheets.

    We regularly monitor and simulate through computer modeling our degree of interest rate sensitivity by measuring the repricing characteristics of interest-sensitive assets, liabilities and derivatives.

    DERIVATIVE RISK MANAGEMENT--We enter into interest rate and currency swaps and foreign exchange forward contracts as part of our overall market risk management practices. We assess and manage the external and internal risks associated with these derivative instruments in accordance with the overall operating goals established by our Capital Committee. External risk is defined as those risks outside of our direct control, including counterparty credit risk, liquidity risk, systemic risk and legal risk. Internal risk relates to those operational risks within the management oversight structure and includes actions taken in contravention of our policy.

    The primary external risk of derivative instruments is counterparty credit exposure, which is defined as the ability of a counterparty to perform its financial obligations under a derivative contract. We control the credit risk of our derivative agreements through counterparty credit approvals, pre-established exposure limits and monitoring procedures.

    The Capital Committee approves each counterparty and establishes exposure limits based on credit analysis and market value. All derivative agreements are with major money center financial institutions rated investment grade by nationally recognized rating agencies, with the majority of our counterparties rated "AA" or better. Credit exposures are measured based on the market value of outstanding derivative instruments. Both current exposures and potential exposures are calculated for each derivative contract to monitor counterparty credit exposure.

    LIQUIDITY RISK MANAGEMENT--Liquidity risk refers to our risk of being unable to meet potential cash outflows promptly and cost effectively. Factors that could cause such a risk to arise might be a disruption of a securities market or other source of funds. We actively manage and mitigate liquidity risk by seeking to access and maintain diversified sources of funding. Our primary funding sources have historically been commercial paper (U.S., Canada and Australia), medium-term notes (U.S., Canada and Europe) and asset-backed securities (U.S. and Canada). Included as part of our securitization programs are committed asset-backed commercial paper programs in the U.S. and Canada. We have also maintained committed bank lines of credit to provide back-stop support of commercial paper borrowings and local bank lines to support our international operations. Additional sources of liquidity are loan and lease payments from customers, whole loan asset sales and loan syndications.

    We also target and monitor certain liquidity metrics to ensure both a balanced liability profile and adequate alternate liquidity availability. Among the target ratios are maximum percentage of outstanding commercial paper to total debt and minimum percentage of committed bank line coverage to outstanding commercial paper. See "--Quarters and Six Months Ended March 31, 2002 and 2001-- CIT Group Inc.--Overview," "--Quarters and Six Months Ended March 31, 2002 and 2001--CIT Group Inc.--Liquidity Risk Management" for a discussion of recent liquidity risk management developments.

    The following table provides information regarding certain financial instruments which are sensitive to interest rates and foreign exchange rates, and is based upon the contractual rates of our financial instruments at September 30, 2001. The amounts included in the table below are in U.S. dollars ($ in millions).

                                           FISCAL     FISCAL     FISCAL     FISCAL     FISCAL
                                            2002       2003       2004       2005       2006     THEREAFTER    TOTAL
                                          --------   --------   --------   --------   --------   ----------   --------
DEBT
Fixed rate (US$)........................   2,340.6    2,641.7   4,266.3    3,898.8    1,145.3      1,614.9    15,907.8
  Average interest rate.................      6.46%      6.95%     6.33%      7.12%      6.45%        7.82%       6.79%
Fixed rate (Canadian Dollar)............     115.8      157.1      45.4        1.9        2.1         92.3       414.6
  Average interest rate.................      6.47%      6.63%     6.96%     11.03%     11.20%        7.28%       6.81%
Fixed rate (Euro).......................        --         --        --      692.9         --           --       692.9
  Average interest rate.................                                      5.50%                               5.50%
Fixed rate (Yen)........................        --       90.0      80.2         --       28.4           --       198.6
  Average interest rate.................                 4.95%     4.41%                 3.25%                    4.44%
Variable rate (US$).....................   5,725.0    3,889.6        --         --         --           --     9,614.6
  Average interest rate.................      3.47%      3.89%                                                    3.64%
Commercial Paper (US$)..................   8,515.1         --        --         --         --           --     8,515.1
  Average interest rate.................      3.32%                                                               3.32%
Commercial Paper (Canadian Dollar)......     136.9         --        --         --         --           --       136.9
  Average interest rate.................      4.08%                                                               4.08%
Commercial Paper (Australian Dollar)....     217.2         --        --         --         --           --       217.2
  Average interest rate.................      4.99%                                                               4.99%

INTEREST RATE SWAPS
Variable to fixed (US$).................   2,035.0    1,590.5     384.8      215.1      103.7        859.2     5,188.3
  Average pay rate......................      6.35%      6.52%     5.73%      5.23%      5.18%        5.67%       6.17%
  Average receive rate..................      3.03%      3.09%     3.28%      2.92%      2.95%        3.02%       3.06%
Fixed to variable (US$).................      20.0      429.4     313.5      257.8         --        200.0     1,220.7
  Average pay rate......................      3.47%      3.40%     5.04%      4.79%                   2.52%       3.97%
  Average receive rate..................      7.54%      6.87%     7.15%      6.92%                   5.92%       6.81%
Variable to fixed (Canadian Dollar).....     109.3       61.5     132.5       65.0        0.5          2.4       371.2
  Average pay rate......................      6.07%      6.15%     6.29%      6.34%      6.43%        6.43%       6.21%
  Average receive rate..................      4.13%      4.11%     3.99%      4.20%      4.01%        4.01%       4.09%
Variable to fixed (Australian Dollar)...      50.7       33.6       9.8         --         --           --        94.1
  Average pay rate......................      6.37%      6.39%     6.62%                                          6.40%
  Average receive rate..................      4.87%      4,89%     4.96%                                          4.89%
Variable to fixed (British Pound).......       0.3        0.3       0.3        0.4        0.4         12.9        14.6
  Average pay rate......................      5.43%      5.43%     5.43%      5.43%      5.43%        5.43%       5.43%
  Average receive rate..................      4.48%      4.48%     4.48%      4.48%      4.48%        4.48%       4.48%
Variable to fixed (Italian Lira)........       3.8         --        --         --         --           --         3.8
  Average pay rate......................      3.56%                                                               3.56%
  Average receive rate..................      4.31%                                                               4.31%

                                           FISCAL     FISCAL     FISCAL     FISCAL     FISCAL
                                            2002       2003       2004       2005       2006     THEREAFTER    TOTAL
                                          --------   --------   --------   --------   --------   ----------   --------
CROSS CURRENCY SWAPS
Pay US$/receive Canadian Dollar.........       3.8       12.9       4.4        4.7        5.0          9.6        40.4
  Average pay rate......................      5.34%      4.51%     5.34%      5.34%      5.34%        5.34%       5.07%
  Average receive rate..................      3.48%      6.61%     3.48%      3.48%      3.48%        3.48%       4.48%
Pay US$/receive Yen.....................        --       90.0      80.2         --       28.4           --       198.6
  Average pay rate......................                 4.25%     3.56%                 3.70%                    3.89%
  Average receive rate..................                 3.72%     4.41%                 3.25%                    3.93%
Pay US$/ receive Euro...................        --         --        --      663.4         --           --       663.4
  Average pay rate......................                                      5.16%                               5.16%
  Average receive rate..................                                      5.50%                               5.50%
Pay US$/receive Australian Dollar.......       8.1        1.9       2.1        2.3        7.5           --        21.9
  Average pay rate......................      6.90%      6.46%     6.47%      6.47%      6.56%          --        6.66%
  Average receive rate..................      4.84%      4.75%     4.75%      4.75%      4.73%          --        4.78%
Pay Canadian Dollar/receive US$.........      10.4        8.3       6.7      695.9         --           --       721.3
  Average pay rate......................      4.84%      4.84%     4.84%      4.94%                               4.94%
  Average receive rate..................      8.26%      8.26%     8.26%      6.93%                               6.98%
Pay British Pound/receive US$...........     (41.8)        --       1.5        1.8       20.1         57.3        38.9
  Average pay rate......................      5.60%                5.60%      5.60%      5.60%        5.60%       5.60%
  Average receive rate..................      2.55%                2.55%      2.55%      2.55%        2.55%       2.55%
Pay British Pound/receive Canadian
  Dollar................................       0.4        0.5       0.6        0.7        0.8         39.6        42.6
  Average pay rate......................      6.79%      6.72%     6.80%      6.85%      6.88%        5.93%       5.99%
  Average receive rate..................      6.11%      6.01%     6.10%      6.17%      6.19%        5.00%       5.08%

FORWARD CONTRACTS
Receive US$/Pay Canadian Dollar.........     378.3      195.2        --         --         --           --       573.5
  Average contractual exchange rate.....      1.53       1.55        --         --         --           --        1.54
Receive US$/Pay British Pound...........     694.4      432.6      74.8         --         --           --     1,201.8
  Average contractual exchange rate.....      0.66       0.65      0.71         --         --           --        0.66
Receive US$/Pay Euro....................     371.3      201.2      53.2        0.4       12.4           --       638.5
  Average contractual exchange rate.....      1.04       1.06      1.13       0.91       1.10           --        1.05
Receive US$/Pay Australian Dollar.......      20.1       16.0        --         --         --           --        36.1
  Average contractual exchange rate.....      0.61       0.53        --         --         --           --        0.58
Receive US$/Pay Taiwan Dollar...........      21.2       25.7       1.4         --         --           --        48.3
  Average contractual exchange rate.....     33.20      33.69     35.73         --         --           --       33.53
Receive US$/Pay Hong Kong Dollar........      38.7         --        --         --         --           --        38.7
  Average contractual exchange rate.....      7.80         --        --         --         --           --        7.80
Receive US$/Pay Korean Won..............      27.6        9.3        --         --         --           --        36.9
  Average contractual exchange rate.....  1,275.66   1,278.78        --         --         --           --    1,276.44
Receive US$/Pay Singapore Dollar........      31.6        1.8        --         --         --           --        33.4
  Average contractual exchange rate.....      1.76       1.67        --         --         --           --        1.76
Receive US$/Pay Swiss Franc.............      21.4        4.7       1.1         --         --           --        27.2
  Average contractual exchange rate.....      1.62       1.55      1.26         --         --           --        1.59
Receive US$/Pay New Zealand Dollar......      10.3        3.5       1.8         --         --           --        15.6
  Average contractual exchange rate.....      0.44       0.42      0.40         --         --           --        0.43
Receive US$/Pay Sweden Krona............       6.9         --        --         --         --           --         6.9
  Average contractual exchange rate.....     10.91         --        --         --         --           --       10.91
Receive British Pound/Pay US$...........     264.1      273.6       7.1         --         --           --       544.8
  Average contractual exchange rate.....      0.69       0.72      0.70         --         --           --        0.70
Receive Euro/Pay US$....................      16.6        7.7       5.4         --         --           --        29.7
  Average contractual exchange rate.....      1.11       1.14      1.12         --         --           --        1.12
Receive Australian Dollar/Pay US$.......      13.6        3.1        --         --         --           --        16.7
  Average contractual exchange rate.....      0.63       0.63        --         --         --           --        0.63
Receive Hong Kong Dolar/Pay US$.........       2.6         --        --         --         --           --         2.6
  Average contractual exchange rate.....      7.80         --        --         --         --           --        7.80

CAPITALIZATION

    We substantially concluded the deleveraging of the balance sheet as of September 30, 2001. During the nine months ended September 30, 2001, we sold the United Kingdom dealer business, substantially all of our manufactured housing portfolio and certain other assets. We exited the recreational vehicle and owner-operator trucking origination markets and placed the existing portfolios in liquidation status during the nine months ended September 30, 2001. During fiscal 2001, we sold, liquidated or placed in liquidation status approximately $6.3 billion of managed assets, including a total of approximately $4.3 billion of owned assets. In October 2001, we sold an additional $700 million of recreational vehicle finance receivables. Also, we received $875 million in capital contributions during the nine months ended September 30, 2001 from Tyco that partially offset the impact to tangible capital from push-down accounting. As a result, the tangible shareholder's equity to managed assets and total debt to tangible shareholder's equity ratios reached or exceeded our targets, improving to 8.48% and 8.20x at September 30, 2001 from 7.82% and 8.78x at December 31, 2000, respectively.

    The following table presents information regarding our capital structure ($ in millions).

                                                      SEPTEMBER 30, 2001   DECEMBER 31, 2000
                                                      ------------------   -----------------
                                                         (SUCCESSOR)         (PREDECESSOR)
Commercial paper....................................       $ 8,869.2           $ 9,063.5
Term debt...........................................        26,828.5            28,901.6
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely
  debentures of the Company ("Preferred Capital
  Securities")......................................           260.0               250.0
Shareholder's equity(1).............................        10,661.4             6,007.2
                                                           ---------           ---------
Total capitalization................................        46,619.1            44,222.3
Goodwill and other intangible assets, net...........        (6,569.5)           (1,964.6)
                                                           ---------           ---------
Total tangible capitalization.......................       $40,049.6           $42,257.7
                                                           =========           =========
Tangible shareholder's equity(1) and Preferred
  Capital Securities to managed assets..............            8.48%               7.82%
Total debt (excluding overnight deposits) to
  tangible shareholder's equity(1) and Preferred
  Capital Securities................................            8.20x               8.78x

------------------------------

(1) Shareholder's equity excludes the impact of the accounting change for derivative financial instruments described in Note 10 to the Consolidated Financial Statements.

    The Company-obligated mandatorily redeemable preferred securities are 7.70% Preferred Capital Securities issued in 1997 by CIT Capital Trust I, a wholly-owned subsidiary. CIT Capital Trust I invested the proceeds of that issue in Junior Subordinated Debentures of the Company having identical rates and payment dates.

TYCO CAPITAL HOLDING, INC.


    The consolidated financial statements of TCH included herein reflect the consolidated results of TCH, since its inception on October 13, 2000, plus the results of CIT Group Inc. (Nevada) and its subsidiaries since its acquisition by TCH on June 1, 2001. The following table sets forth selected financial information regarding the consolidated results of operations and balance sheets of TCH and its subsidiaries, including CIT.

                                                                 AT OR FOR THE
                                                                  PERIOD FROM
                                                               INCEPTION THROUGH
                                                              SEPTEMBER 30, 2001
                                                              -------------------
Finance income..............................................       $ 1,676.5
Intercompany interest expense, net..........................            98.8
Net income..................................................           181.9

Total assets................................................        51,452.4
Intercompany debt payable to Tyco...........................         5,000.0
Total debt..................................................        40,697.7
Shareholder's equity........................................         5,947.6


    For a description of the activities of TCH, see "--Quarters and Six Months Ended March 31, 2002 and 2001--Tyco Capital Holding, Inc."

                                  OUR BUSINESS

GENERAL

    CIT is a leading global commercial and consumer finance company that has been a consistent provider of financing and leasing capital since 1908. With about $48 billion of managed assets, we have the financial resources, intellectual capital and product knowledge to serve the needs of our clients across 30 industries. Our clients range from small private companies to many of the world's largest and most respected multinational corporations. On June 1, 2001, CIT was acquired by a wholly-owned subsidiary of Tyco, a diversified manufacturing and service company, in a purchase business combination recorded under the "push-down" method of accounting, resulting in a new basis of accounting for the "successor" period beginning June 2, 2001. Information relating to all "predecessor" periods prior to the acquisition is presented using CIT's historical basis of accounting. Following the acquisition, we changed our fiscal year end from December 31 to September 30 to conform with that of Tyco. On September 30, 2001, we sold certain international subsidiaries that had assets of approximately $1.8 billion and liabilities of $1.5 billion to a non-U.S. subsidiary of Tyco for a promissory note equal to the net book value. Our earnings included the results of these subsidiaries through September 30, 2001. On February 11, 2002, CIT repurchased these international subsidiaries for a purchase price equal to the net book value. The financial information presented in this section includes the international subsidiaries repurchased from Tyco for all periods presented; as a result, the Balance Sheet Data at September 30, 2001 varies slightly from comparable data reported in CIT's
Form 10-K for the transition period ended September 30, 2001. For a discussion of recent developments concerning our business, see "Recent Developments."


    We commenced operations in 1908 and have developed a broad array of "franchise" businesses that focus on specific industries, asset types and markets, which are balanced by client, industry and geographic diversification. We had $48.1 billion of managed assets and $6.5 billion of shareholder's equity at March 31, 2002.


    We have divested over $5 billion of non-core, less profitable assets and reduced annual operating expenses by $150 million over the last year. These improvements will allow us to continue to effectively execute our strategy across our broad range of businesses.

    The financial data in this section reflects the four business segments that comprise CIT, as follows:

    - Equipment Financing and Leasing

    - Specialty Finance

    - Commercial Finance

    - Structured Finance


    We conduct our operations through strategic business units that market products and services to satisfy the financing needs of specific customers, industries, vendors/manufacturers and markets. Our business segments are described in greater detail below.


    We offer commercial lending and leasing in all four of the segments, providing a wide range of financing and leasing products to small, midsize and larger companies across a wide variety of industries, including: manufacturing, retailing, transportation, aerospace, construction, technology, communication and various service-related industries. The secured lending, leasing and factoring products of our operations include direct loans and leases, operating leases, leveraged and single investor leases, secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing, debtor-in-possession and turnaround financing, and acquisition and expansion financing. Consumer lending is conducted in our Specialty Finance segment and consists primarily of home equity lending to consumers originated largely through a network of brokers and correspondents.

    Transactions are generated through direct calling efforts with borrowers, lessees, equipment end-users, vendors, manufacturers and distributors and through referral sources and other intermediaries. Since our acquisition by Tyco, Tyco has sourced transactions to us from its customers. In connection with this offering, we plan to enter into a financial services cooperation agreement with Tyco under which we may have the opportunity to offer financing and other services to Tyco and Tyco customers after the offering. In addition, our strategic business units jointly structure certain transactions and refer or cross-sell transactions to other CIT units to best meet our customers' overall financing needs. We also buy and sell participations in and syndications of finance receivables and/or lines of credit. In addition, from time to time in the normal course of business, we purchase finance receivables in bulk to supplement our originations and sell select finance receivables and equipment under operating leases for risk and other balance sheet management purposes, or to improve profitability.

BENEFITS OF THE SEPARATION

    We believe the key benefits of our separation from Tyco are:

    - APPROPRIATE MARKET RECOGNITION OF PERFORMANCE. We expect the separation from Tyco to facilitate a more focused evaluation of the performance and investment opportunities of our business, thereby enhancing the likelihood that we will achieve appropriate market recognition for our performance.

    - IMPROVED ACCESS TO THE CAPITAL MARKETS. We believe that our independence will provide additional clarity in the debt markets we rely on to fund our financing business, and that this clarity will improve our access to these and other capital markets on a cost effective basis. We believe that the separation will also enhance our credit profile and could potentially result in lower funding rates for us.

    - GREATER STRATEGIC FOCUS. The separation will permit us to focus solely on the opportunities and challenges specific to our financial services business. By permitting us to prioritize the allocation of our management and financial resources for achievement of our own corporate objectives, we believe that the separation will permit us to maximize our strengths and opportunities.

EQUIPMENT FINANCING AND LEASING SEGMENT

    Our Equipment Financing and Leasing operations had total financing and leasing assets of $15.5 billion at March 31, 2002, representing 45.7% of total financing and leasing assets, and managed assets were $19.2 billion, or 40.0% of total managed assets. We conduct our Equipment Financing and Leasing operations through two strategic business units:

    - EQUIPMENT FINANCING offers secured equipment financing and leasing and focuses on the broad distribution of its products through manufacturers, dealers/distributors, intermediaries and direct calling efforts primarily in manufacturing, construction, transportation, food services/stores and other industries.

    - CAPITAL FINANCE offers secured equipment financing and leasing by directly marketing customized transactions of commercial aircraft and rail equipment.

    Equipment Financing and Capital Finance personnel have extensive expertise in managing equipment over its full life cycle, including purchasing new equipment, maintaining and repairing equipment, estimating residual values and re-marketing via re-leasing or selling equipment. Equipment Financing's and Capital Finance's equipment and industry expertise enables them to effectively manage residual value risk. For example, Capital Finance can repossess commercial aircraft, if necessary, obtain any required maintenance and repairs for such aircraft, and recertify such aircraft with appropriate authorities. We manage the equipment, the residual value, and the risk of equipment remaining idle for extended periods of time and, where appropriate, we locate alternative equipment users or purchasers.

    The following table sets forth the managed assets of our Equipment Financing and Leasing segment at March 31, 2002, September 30, 2001 and at December 31 for each of the years in the four-year period ended December 31, 2000 ($ in millions).

                                                                                                    DECEMBER 31,
                                                       MARCH 31,   SEPTEMBER 30,   ----------------------------------------------
EQUIPMENT FINANCING AND LEASING                          2002          2001          2000        1999         1998        1997
-------------------------------                        ---------   -------------   ---------   ---------   ----------   ---------
                                                              (SUCCESSOR)                          (PREDECESSOR)
Finance receivables..................................  $10,666.1     $11,555.0     $14,202.7   $12,999.6   $ 10,592.9   $ 9,804.1
Operating lease equipment, net.......................    4,823.1       4,554.1       5,875.3     4,017.1      2,774.1     1,905.6
                                                       ---------     ---------     ---------   ---------   ----------   ---------
  Total financing and leasing assets.................   15,489.2      16,109.1      20,078.0    17,016.7     13,367.0    11,709.7
Finance receivables previously securitized and still
  managed by us......................................    3,752.5       4,464.8       6,387.2     2,189.4           --          --
                                                       ---------     ---------     ---------   ---------   ----------   ---------
Total managed assets.................................  $19,241.7     $20,573.9     $26,465.2   $19,206.1   $ 13,367.0   $11,709.7
                                                       =========     =========     =========   =========   ==========   =========

    During the nine months ended September 30, 2001, certain intersegment transfers of assets were completed from Equipment Financing to Specialty Finance to better align marketing and risk management efforts, to further improve operating efficiencies and to implement a more uniform North American business strategy.

EQUIPMENT FINANCING

    Equipment Financing had total financing and leasing assets of $10.0 billion at March 31, 2002, representing 29.5% of our total financing and leasing assets, and managed assets were $13.8 billion, or 28.6% of total managed assets. Equipment Financing offers secured equipment financing and leasing products, including loans, leases, wholesale and retail financing for distributors and manufacturers, loans guaranteed by the U.S. Small Business Administration, operating leases, sale and leaseback arrangements, portfolio acquisitions, municipal leases, revolving lines of credit and in-house syndication capabilities. In connection with our acquisition by Tyco, in fiscal 2002 Equipment Financing ceased origination of, and placed in liquidation status, the trucking and franchise finance portfolios. The portfolios approximated
$1.2 billion at March 31, 2002.

    Equipment Financing is a diversified, middle-market, secured equipment lender with a global presence and strong North American marketing coverage. At March 31, 2002, its portfolio included significant financing and leasing assets to customers in a number of different industries, with manufacturing being the largest as a percentage of financing and leasing assets, followed by construction and transportation. The Small Business Lending group is the number one provider of Small Business Administration loans in the United States, based on dollar amount of SBA loan authorizations.

    Products are originated through direct calling on customers and through relationships with manufacturers, dealers, distributors and intermediaries that have leading or significant marketing positions in their respective industries. This provides Equipment Financing with efficient access to equipment end-users in many industries across a variety of equipment types.

    The following table sets forth the managed assets of Equipment Financing at March 31, 2002, September 30, 2001 and at December 31 for each of the years in the four-year period ended

December 31, 2000 ($ in millions). Both the increase in assets during 2000 and the decrease in assets in 2001 resulted primarily from asset transfers between Specialty Finance and Equipment Financing.

                                                                                                    DECEMBER 31,
                                                       MARCH 31,   SEPTEMBER 30,   ----------------------------------------------
EQUIPMENT FINANCING                                      2002          2001          2000        1999         1998        1997
-------------------                                    ---------   -------------   ---------   ---------   ----------   ---------
                                                              (SUCCESSOR)                          (PREDECESSOR)
Finance receivables..................................  $ 9,131.5     $ 9,782.0     $12,153.7   $10,899.3   $  8,497.6   $ 7,403.4
Operating lease equipment, net.......................      872.8       1,281.7       2,280.7     1,066.2        765.1       623.8
                                                       ---------     ---------     ---------   ---------   ----------   ---------
Total financing and leasing assets...................   10,004.3      11,063.7      14,434.4    11,965.5      9,262.7     8,027.2
Finance receivables previously securitized and still
  managed by us......................................    3,752.5       4,464.8       6,387.2     2,189.4           --          --
                                                       ---------     ---------     ---------   ---------   ----------   ---------
Total managed assets.................................  $13,756.8     $15,528.5     $20,821.6   $14,154.9   $  9,262.7   $ 8,027.2
                                                       =========     =========     =========   =========   ==========   =========

CAPITAL FINANCE

    Capital Finance had financing and leasing assets of $5.5 billion at March 31, 2002, which represented 16.2% of our total financing and leasing assets and 11.4% of managed assets. Capital Finance specializes in providing customized leasing and secured financing primarily to end-users of commercial aircraft and railcars, including operating leases, single investor leases, equity portions of leveraged leases, and sale and leaseback arrangements, as well as loans secured by equipment. Typical Capital Finance customers are middle-market to larger-sized companies. New business is generated through direct calling efforts supplemented with transactions introduced by intermediaries and other referral sources.


    Capital Finance has provided financing to commercial airlines for over 30 years. The Capital Finance aerospace portfolio includes most of the leading U.S. and foreign commercial airlines, with a fleet of approximately 200 aircraft and an average age of approximately nine years. Capital Finance has developed strong direct relationships with most major airlines and major aircraft and aircraft engine manufacturers. This provides Capital Finance with access to technical information, which enhances customer service, and provides opportunities to finance new business. As of March 31, 2002, outstanding commitments to purchase aircraft from both Airbus Industrie and The Boeing Company totaled 107 units at an approximate value of $5.0 billion. In addition, we have options to purchase additional units and in some cases, the flexibility to delay or terminate certain positions. Deliveries of these new aircraft are scheduled to take place over a five-year period, which started in the fourth quarter of calendar year 2000 and runs through 2005. As of March 31, 2002, all delivered aircraft have been placed in service.


    Capital Finance has over 25 years of experience in financing the rail industry, contributing to its knowledge of asset values, industry trends, product structuring and customer needs. Capital Finance has a dedicated rail equipment group, maintains relationships with several leading railcar manufacturers, and has a significant direct calling effort on railroads and rail shippers in the United States. The Capital Finance rail portfolio includes loans and/or leases to all of the U.S. and Canadian Class I railroads (which are railroads with annual revenues of at least $250 million) and numerous shippers. The operating lease fleet includes primarily covered hopper cars used to ship grain and agricultural products, plastic pellets and cement; gondola cars for coal, steel coil and mill service; open hopper cars for coal and aggregates; center beam flat cars for lumber; and boxcars for paper and auto parts. Railcars total in excess of 38,000 at March 31, 2002, with approximately 77% less than six years old. Capital Finance also has a fleet of approximately 500 locomotives on lease to U.S. railroads at March 31, 2002.

    The following table sets forth the financing and leasing assets of Capital Finance at March 31, 2002, September 30, 2001 and at December 31 for each of the years in the four-year period ended December 31, 2000 ($ in millions).

                                                                                                    DECEMBER 31,
                                                       MARCH 31,   SEPTEMBER 30,   ----------------------------------------------
CAPITAL FINANCE                                          2002          2001          2000        1999         1998        1997
---------------                                        ---------   -------------   ---------   ---------   ----------   ---------
                                                              (SUCCESSOR)                          (PREDECESSOR)
Finance receivables..................................  $ 1,534.6     $ 1,773.0     $ 2,049.0   $ 2,100.3   $  2,095.3   $ 2,400.7
Operating lease equipment, net.......................    3,950.3       3,272.4       3,594.6     2,950.9      2,009.0     1,281.8
                                                       ---------     ---------     ---------   ---------   ----------   ---------
Total financing and leasing assets...................  $ 5,484.9     $ 5,045.4     $ 5,643.6   $ 5,051.2   $  4,104.3   $ 3,682.5
                                                       =========     =========     =========   =========   ==========   =========

SPECIALTY FINANCE SEGMENT

    The Specialty Finance segment is the combination of the former Vendor Technology Finance and Consumer segments, which were consolidated during the second quarter of 2001, consistent with how activities are reported internally to management. Specialty Finance assets include certain small ticket commercial financing and leasing assets, vendor programs and consumer home equity. At
March 31, 2002, the Specialty Finance financing and leasing assets totaled
$10.9 billion, representing 32.3% of total financing, and leasing assets and managed assets were $17.9 billion, representing 37.3% of total managed assets. As part of our review of non-strategic businesses, in fiscal 2001 we sold approximately $1.4 billion of our manufactured housing loan portfolio and we are liquidating the remaining assets. We also exited the recreational vehicle finance receivables origination market and placed the existing portfolio in liquidation status. In October 2001, we sold approximately $700 million of this liquidating portfolio. The primary focus of the consumer business is home equity lending. As part of an ongoing strategy to maximize the value of its origination network and to improve overall profitability, Specialty Finance sells individual loans and portfolios of loans to banks, thrifts and other originators of consumer loans.

    Specialty Finance forms relationships with industry-leading equipment vendors, including manufacturers, dealers and distributors, to deliver customized asset-based sales and financing solutions in a wide array of vendor programs. These alliances allow CIT's vendor partners to better utilize core competencies, reduce capital needs and drive incremental sales volume. As part of these programs, we offer credit financing to the manufacturer's customers for the purchase or lease of the manufacturer's products and enhanced sales tools to manufacturers and vendors, such as asset management services, efficient loan processing, and real-time credit adjudication. Higher level partnership programs provide integration with the vendor's business planning process and product offering systems to improve execution and reduce cycle times. Specialty Finance has significant vendor programs in information technology and telecommunications equipment and serves many other industries through its global network.

    These vendor alliances feature traditional vendor finance programs, joint ventures, profit sharing and other transaction structures entered into with large, sales-oriented corporate vendor partners. In the case of joint ventures, Specialty Finance and the vendor combine sales and financing activities through a distinct legal entity that is jointly owned. Generally, these arrangements are accounted for on an equity basis, with profits and losses distributed according to the joint venture agreement. Additionally, Specialty Finance generally purchases finance receivables originated by the joint venture entities. Specialty Finance also utilizes "virtual joint ventures," whereby the assets are originated on Specialty Finance's balance sheet, while profits and losses are shared with the vendor. These types of strategic alliances are a key source of business for Specialty Finance. New vendor alliance business is also generated through intermediaries and other referral sources, as well as through direct end-user relationships.

    The home equity products include both fixed and variable rate closed-end loans and variable rate lines of credit. This unit primarily originates, purchases and services loans secured by first or second liens on detached, single family residential properties. Customers borrow for the purpose of consolidating debts, refinancing an existing mortgage, funding home improvements, paying education expenses and, to a lesser extent, purchasing a home, among other reasons. Specialty Finance primarily originates loans through brokers and correspondents with a high proportion of home equity applications processed electronically over the internet via BrokerEdge(SM) using proprietary systems. Through experienced lending professionals and automation, Specialty Finance provides rapid turnaround time from application to loan funding, a characteristic considered to be critical by its broker relationships.

    Consumer contract servicing for securitization trusts and other third parties is provided through a centralized Asset Service Center. Our Asset Service Center centrally services and collects substantially all of our consumer receivables, including loans originated or purchased by our Specialty Finance segment, as well as loans originated or purchased and subsequently securitized with servicing retained. The servicing portfolio also includes loans owned by third parties that are serviced by our Specialty Finance segment for a fee on a "contract" basis. These third-party portfolios totaled $3.2 billion at March 31, 2002.

    Commercial assets are serviced via our several centers in the United States, Canada and internationally. During the six months ended March 31, 2002, Specialty Finance closed selected service centers in North America and Europe.

    The following table sets forth the managed assets of our Specialty Finance segment at March 31, 2002, September 30, 2001 and at December 31 for each of the years in the four-year period ended December 31, 2000 ($ in millions). The reduction in financing and leasing assets during 2001 reflects the disposition (or partial disposition) of non-strategic businesses, including the United Kingdom dealer business and manufactured housing loans.

                                                                                                    DECEMBER 31,
                                                       MARCH 31,   SEPTEMBER 30,   ----------------------------------------------
SPECIALTY FINANCE                                        2002          2001          2000        1999         1998        1997
-----------------                                      ---------   -------------   ---------   ---------   ----------   ---------
                                                              (SUCCESSOR)                          (PREDECESSOR)
Finance receivables
  Commercial.........................................  $ 6,801.7     $ 6,791.6     $ 6,864.5   $ 7,488.9   $       --   $      --
  Home Equity........................................    1,553.4       2,760.2       2,451.7     2,215.4      2,244.4     1,992.3
  Liquidating Portfolios
      Recreational vehicles (1)......................       23.4         742.6         648.0       361.2        744.0       501.9
      Manufactured housing...........................      639.1         470.9       1,802.1     1,666.9      1,417.5     1,125.7
      Other (2)......................................      202.4         229.7         298.2       462.8        848.4       313.1
                                                       ---------     ---------     ---------   ---------   ----------   ---------
                                                           864.9       1,443.2       2,748.3     2,490.9      3,009.9     1,940.7
Operating lease equipment, net.......................    1,717.4       1,796.1       1,256.5     2,108.8           --          --
                                                       ---------     ---------     ---------   ---------   ----------   ---------
Total financing and leasing assets (3)...............   10,937.4      12,791.1      13,321.0    14,304.0      5,254.3     3,933.0
Finance receivables previously securitized and still
  managed by us......................................    7,003.9       5,683.1       4,729.1     8,849.9      2,516.9     2,385.6
                                                       ---------     ---------     ---------   ---------   ----------   ---------
Total managed assets.................................  $17,941.3     $18,474.2     $18,050.1   $23,153.9   $  7,771.2   $ 6,318.6
                                                       =========     =========     =========   =========   ==========   =========

------------------------------

 (1) In October 2001, we sold approximately $700 million of recreational vehicle finance receivables.

 (2) Balances include recreational boat and wholesale loan product lines exited in 1999.

 (3) Prior year balances have been conformed to include our former Vendor Technology and Consumer segments.

    As previously discussed, during the nine months ended September 30, 2001, certain intersegment transfers of assets were completed from Equipment Financing to Specialty Finance and are reflected in the table above.

COMMERCIAL FINANCE SEGMENT

    At March 31, 2002, the financing and leasing assets of our Commercial Finance segment totaled $4.4 billion, representing 13.1% of total financing and leasing assets and $7.9 billion, representing 16.4% of managed assets. We conduct our Commercial Finance operations through two strategic business units, both of which focus on accounts receivable and inventories as the primary source of security for their lending transactions.

    - COMMERCIAL SERVICES provides traditional secured commercial financing, as well as factoring and receivable/collection management products to companies in apparel, textile, furniture, home furnishings and other industries.

    - BUSINESS CREDIT provides traditional secured commercial financing to a full range of borrowers from small to larger-sized companies for working capital business expansion and turnaround needs.

    The following table sets forth the financing and leasing assets of Commercial Finance at March 31, 2002, September 30, 2001 and at December 31 for each of the years in the four-year period ended December 31, 2000 ($ in millions).

                                                                                                    DECEMBER 31,
                                                       MARCH 31,   SEPTEMBER 30,   ----------------------------------------------
COMMERCIAL FINANCE                                       2002          2001          2000        1999         1998        1997
------------------                                     ---------   -------------   ---------   ---------   ----------   ---------
                                                              (SUCCESSOR)                          (PREDECESSOR)
Commercial Services..................................  $   756.1     $ 5,112.2     $ 4,277.9   $ 4,165.1   $  2,481.8   $ 2,113.1
Business Credit......................................    3,680.6       3,544.9       3,415.8     2,837.0      2,514.4     2,137.7
                                                       ---------     ---------     ---------   ---------   ----------   ---------
  Total financing and leasing assets.................    4,436.7       8,657.1       7,693.7     7,002.1      4,996.2     4,250.8
  Total receivables securitized and still managed by
    us...............................................    3,432.4            --            --          --           --          --
                                                       ---------     ---------     ---------   ---------   ----------   ---------
  Total managed assets...............................  $ 7,869.1     $ 8,657.1     $ 7,693.7   $ 7,002.1   $  4,996.2   $ 4,250.8
                                                       =========     =========     =========   =========   ==========   =========

    In 1999, Commercial Services acquired two domestic factoring businesses, which added in excess of $1.5 billion in financing and leasing assets.

COMMERCIAL SERVICES

    Commercial Services had total financing and leasing assets of $0.8 billion at March 31, 2002, which represented 2.2% of our total financing and leasing assets and $4.2 billion, representing 8.7% of managed assets. The decline in financing and leasing assets of Commercial Services is due to the securitization related to $3.4 billion of trade receivables executed in connection with our liquidity initiatives. See "Management's Discussion and Analysis of Financial Condition and Results of Operations and Qualitative and Quantitative Disclosures about Market Risk--Quarters and Six Months Ended March 31, 2002 and 2001--CIT Group Inc.--Liquidity Risk Management" for further information. Commercial Services offers a full range of domestic and international customized credit protection, lending and outsourcing services that include working capital and term loans, factoring, receivable management outsourcing, bulk purchases of accounts receivable, import and export financing and letter of credit programs. Commercial Services generates business regionally from a variety of sources, including direct calling efforts and referrals from existing clients and other sources.

    Financing is provided to clients through the purchase of accounts receivable owed to clients by their customers, as well as by guaranteeing amounts due under letters of credit issued to the clients' suppliers, which are collateralized by accounts receivable and other assets. The purchase of accounts receivable is traditionally known as "factoring" and results in the payment by the client of a factoring fee which is commensurate with the underlying degree of credit risk and recourse, and which is generally a percentage of the factored receivables or sales volume. When Commercial Services "factors" (i.e., purchases) a customer invoice from a client, it records the customer receivable as an asset and also establishes a liability for the funds due to the client ("credit balances of factoring clients"). Commercial Services also may advance funds to its clients prior to collection of receivables, typically in an amount up to 80% of eligible accounts receivable (as defined for that transaction), charging interest on such advances (in addition to any factoring fees) and satisfying such advances from receivables collections.

    Clients use Commercial Services' products and services for various purposes, including improving cash flow, mitigating or reducing the risk of charge-offs, increasing sales and improving management information. Further, with the TotalSource(SM) product, clients can outsource bookkeeping, collection and other receivable processing activities. These services are attractive to industries outside the typical factoring markets, providing growth opportunities for Commercial Services.

BUSINESS CREDIT

    Financing and leasing assets of Business Credit totaled $3.7 billion at March 31, 2002 and represented 10.9% of our total financing and leasing assets and 7.7% of managed assets. Business Credit offers revolving and term loans secured by accounts receivable, inventories and fixed assets to smaller through larger-sized companies. Clients use such loans primarily for working capital, growth, expansion, acquisitions, refinancings and debtor-in-possession financing, reorganization and restructurings, and turnaround financings. Business Credit sells and purchases participation interests in such loans to and from other lenders.

    Through its variable interest rate senior revolving and term loan products, Business Credit meets its customers' financing needs for working capital, growth, acquisition and other financing situations that are otherwise not met through bank or other unsecured financing alternatives. Business Credit typically structures financings on a fully secured basis, though, from time to time, it may look to a customer's cash flow to support a portion of the credit facility. Revolving and term loans are made on a variable interest rate basis based on published indexes, such as LIBOR or a prime rate of interest.

    Business is originated through direct calling efforts and intermediary and referral sources, as well as through sales and regional offices. Business Credit has focused on increasing the proportion of direct business origination to improve its ability to capture or retain refinancing opportunities and to enhance finance income. Business Credit has developed long-term relationships with selected finance companies, banks and other lenders and with many diversified referral sources.

STRUCTURED FINANCE SEGMENT

    Structured Finance had financing and leasing assets of $3.0 billion, comprising 9.0% of our total financing and leasing assets and 6.3% of managed assets at March 31, 2002. Structured Finance operates internationally through operations in the United States, Canada, and Europe. Structured Finance provides specialized investment banking services to the international corporate finance and institutional finance markets by providing asset-based financing for large ticket asset acquisitions and project financing and related advisory services to equipment manufacturers, corporate clients, regional airlines, governments and public sector agencies. Communications, transportation, and the power and utilities sectors are among the industries that Structured Finance serves.

    Structured Finance also serves as an origination conduit to its lending partners by seeking out and creating investment opportunities. Structured Finance has established relationships with insurance companies and institutional investors and can arrange financing opportunities that meet asset class, yield, duration and credit quality requirements. Accordingly, Structured Finance has considerable syndication and fee generation capacity.

    Structured Finance continues to arrange transaction financing and participate in merger and acquisition transactions and has venture capital equity investments, totaling $352.2 million at March 31, 2002, in emerging growth enterprises in selected industries, including information technology,

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
communications, life science and consumer products, as well as investments in private equity funds. The portfolio composition is approximately 60% direct investments and 40% venture capital funds. We do not plan to invest in new venture capital funds or make additional direct investments beyond existing commitments.

    The following table sets forth the financing and leasing assets of Structured Finance at March 31, 2002, September 30, 2001 and December 31, 2000 and 1999 ($ in millions).

                                                                                   DECEMBER 31,
                                                   MARCH 31,    SEPTEMBER 30,   -------------------
STRUCTURED FINANCE                                    2002          2001          2000       1999
------------------                                 ----------   -------------   --------   --------
                                                          (SUCCESSOR)              (PREDECESSOR)
Finance receivables..............................   $2,620.0      $2,777.1      $2,347.3   $1,933.9
Operating lease equipment, net...................       63.5          52.6          58.8         --
Other--Equity Investments........................      352.2         342.2         285.8      137.3
                                                    --------      --------      --------   --------
  Total financing and leasing assets.............   $3,035.7      $3,171.9      $2,691.9   $2,071.2
                                                    ========      ========      ========   ========

SECURITIZATION PROGRAM

    We fund most of our assets on balance sheet by accessing various sectors of the capital markets. In an effort to broaden funding sources and to provide an additional source of liquidity, we have in place an array of securitization programs to access both the public and private asset-backed securitization markets. Current products included in these programs include receivables and leases secured by equipment, consumer loans secured by recreational vehicles and residential real estate and accounts receivable of factoring clients. During the six months ended March 31, 2002, we securitized $7.4 billion of financing and leasing assets, including $3.4 billion of trade receivables and the outstanding securitized asset balance at March 31, 2002 was $14.2 billion or 29.5% of our total managed assets.

    Under a typical asset-backed securitization, we sell a "pool" of secured loans or leases to a special-purpose entity, generally a trust. The special-purpose entity, in turn, typically issues certificates and/or notes that are collateralized by the pool and entitle the holders thereof to participate in certain pool cash flows. We retain the servicing of the securitized contracts, for which we earn a servicing fee. We also participate in certain "residual" cash flows (cash flows after payment of principal and interest to certificate and/or note holders, servicing fees and other credit-related disbursements). At the date of securitization, we estimate the "residual" cash flows to be received over the life of the securitization, record the present value of these cash flows as a retained interest in the securitization (retained interests can include bonds issued by the special-purpose entity, cash reserve accounts on deposit in the special-purpose entity or interest only receivables) and typically recognize a gain.

    In estimating residual cash flows and the value of the retained interests, we make a variety of financial assumptions, including pool credit losses, prepayment speeds and discount rates. These assumptions are supported by both our historical experience and anticipated trends relative to the particular products securitized. Subsequent to recording the retained interests, we review them quarterly for impairment based upon estimated fair values. These reviews are performed on a disaggregated basis. Fair values of retained interests are estimated utilizing current pool demographics, actual note/certificate outstandings, current and anticipated credit losses, prepayment speeds and discount rates. During the six months ended March 31, 2002, we recorded securitization gains of $62.7 million (9.7% of pre-tax income) on $3.9 billion (excluding trade receivable securitization volume) of financing and leasing assets securitized. During the same period in 2001, we recorded securitization gains of $78.0 million (14.9% of pre-tax income) on $2.3 billion of financing and leasing assets securitized. Management targets a maximum of approximately 15% of pre-tax income from securitization gains. Our retained interests had a carrying value at March 31, 2002 of $1,267.6 million, including interests in commercial securitized assets of $983.0 million and consumer securitized assets of

$284.6 million. Not included in these balances is our retained interest in trade receivables, net of reserves of $2.5 billion. Retained interests are subject to credit and prepayment risk. Our interests relating to commercial securitized assets are generally subject to lower prepayment risk because of the contractual terms of the underlying receivables. These assets are subject to the same credit granting and monitoring processes which are described in the "Credit Risk Management" section of "Risk Management" in "Management's Discussion and Analysis of Financial Condition and Results of Operations and Qualitative and Quantitative Disclosures About Market Risk."

INDUSTRY CONCENTRATION

    See the "Concentrations" sections in "Management's Discussion and Analysis of Financial Condition and Results of Operations and Qualitative and Quantitative Disclosures about Market Risk" and Note 7 to our Consolidated Financial Statements.

COMPETITION

    Our markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. Competitors include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, leasing companies, manufacturers and vendors with global reach. Substantial financial services networks with global reach have been formed by insurance companies and bank holding companies that compete with us. On a local level, community banks and smaller independent finance and mortgage companies are a competitive force. Some competitors have substantial local market positions. Many of our competitors are large companies that have substantial capital, technological and marketing resources. Some of these competitors are larger than us and may have access to capital at a lower cost than us. Competition has been enhanced in recent years by a strong economy and growing marketplace liquidity, although, during 2001, the economy slowed and marketplace liquidity tightened. The markets for most of our products are characterized by a large number of competitors, although there continues to be consolidation in the industry. However, with respect to some of our products, competition is more concentrated.

    We compete primarily on the basis of pricing, terms and structure. From time to time, our competitors seek to compete aggressively on the basis of these factors and we may lose market share to the extent we are unwilling to match competitor pricing and terms in order to maintain interest margins and/or credit standards.

    Other primary competitive factors include industry experience and client service and relationships. In addition, demand for our products with respect to certain industries will be affected by demand for such industry's services and products and by industry regulations. See "Risk Factors--Risks Related to CIT's Business--We compete with a variety of financing sources for our customers."

REGULATION

    Our operations are subject, in certain instances, to supervision and regulation by state, federal and various foreign governmental authorities and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, among other things,
(i) regulate credit granting activities, including establishing licensing requirements, if any, in applicable jurisdictions, (ii) establish maximum interest rates, finance charges and other charges, (iii) regulate customers' insurance coverages, (iv) require disclosures to customers, (v) govern secured transactions, (vi) set collection, foreclosure, repossession and claims handling procedures and other trade practices, (vii) prohibit discrimination in the extension of credit and administration of loans, and (viii) regulate the use and reporting of information related to a borrower's credit experience. In addition to the foregoing, CIT OnLine Bank, a Utah industrial loan corporation wholly owned by CIT, is subject to regulation and examination by the Federal Deposit Insurance Corporation and the Utah Department of Financial Institutions.

EMPLOYEES

    CIT employed approximately 6,235 people at March 31, 2002, of which approximately 4,585 were employed in the United States and 1,650 were outside the United States.

FACILITIES

    CIT conducts its operations in the United States, Canada, Europe, Latin America, Australia and the Asia-Pacific region. CIT occupies approximately
2.6 million square feet of office space, substantially all of which is leased.

LEGAL PROCEEDINGS

    We are a defendant in various lawsuits arising in the ordinary course of our business. We aggressively manage our litigation and evaluate appropriate responses to our lawsuits in light of a number of factors, including the potential impact of the actions on the conduct of our operations. In the opinion of management, none of the pending matters is expected to have a material adverse effect on our financial condition, liquidity or results of operations. However, there can be no assurance that an adverse decision in one or more of such lawsuits will not have a material adverse effect.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    The board of directors of CIT is currently comprised of five directors:
Albert R. Gamper, Jr., Joseph M. Leone, John F. Fort, III, Mark H. Swartz and
J. Bradford McGee. Albert R. Gamper, Jr. is President and Chief Executive Officer of CIT. Joseph M. Leone is Executive Vice President and Chief Financial Officer of CIT. At the request of Tyco's board of directors, Mr. Fort has assumed primary executive responsibilities of Tyco during an interim period. Mark H. Swartz is Executive Vice President and Chief Financial Officer and a director of Tyco. J. Bradford McGee is Executive Vice President of Tyco International (US) Inc.



    Concurrent with the offering of our common stock, all of the current directors, except for Mr. Gamper, will resign from the board of directors and Tyco Capital, as the sole stockholder, will elect six new independent directors, so that as of the offering date, we will have the six directors identified below, plus one additional director to be named after the offering. The directors will serve for a term of one year, or until the next annual meeting of stockholders, and until their successors are elected and qualified. Only our board of directors may change the authorized number of directors. Following the offering, Tyco will not have representation on our board of directors.


    The information set forth below was provided to CIT by the directors. CIT knows of no family relationship among any of CIT's directors, executive officers or persons currently expected to become directors or executive officers. Certain directors are also directors or trustees of privately held businesses or not-for-profit entities that are not referred to below.


    The following table sets forth information as of March 31, 2002, regarding persons whom we expect to serve as our directors immediately following the offering.


NAME                                     AGE                             POSITION
----                                   --------   -------------------------------------------------------
Albert R. Gamper, Jr.................      60     President & Chief Executive Officer of CIT

John S. Chen(1)......................      46     Chairman, President and Chief Executive Officer of
                                                  Sybase, Inc.

William A. Farlinger(2)..............      72     Chairman of Ontario Power Generation Inc.

Hon. Thomas H. Kean(1)...............      66     President, Drew University and Former Governor of New
                                                  Jersey

Edward J. Kelly, III(2)..............      48     President and Chief Executive Officer, Mercantile
                                                  Bankshares Corporation

Peter J. Tobin(2)....................      58     Dean, Peter J. Tobin College of Business, St. John's
                                                  University

------------------------------

(1)  Expected to serve as a member of the Compensation and Governance Committee.

(2)  Expected to serve as a member of the Audit Committee.

    ALBERT R. GAMPER, JR. has served as President and Chief Executive Officer since June 2001, as Chairman, President and Chief Executive Officer from January 2000 to May 2001, as President and Chief Executive Officer from December 1989 to January 2000 and as a Director since May 1984. As of the offering date, Mr. Gamper will also be named Chairman of the Board of Directors. From May 1987 to December 1989, Mr. Gamper served as Chairman and Chief Executive Officer. Prior to December 1989, Mr. Gamper also held a number of executive positions at Manufacturers Hanover Corporation, a prior owner of CIT, where he had been employed since 1962. Mr. Gamper is a director of Public Service Enterprise Group Incorporated, Chairman of the Board of Directors of St. Barnabas Corporation and a member of the Board of Trustees of Rutgers University.

    JOHN S. CHEN served as a Director of CIT from October 2000 to June 1, 2001. Mr. Chen has served as Chairman, President and Chief Executive Officer of Sybase, Inc., a software developer, since August 1997. From 1991 to 1997,
Mr. Chen served in a variety of positions with Siemens Nixdorf and with Pyramid Technology Corporation, which was acquired by Siemens Nixdorf in 1995, including as Executive Vice President of Pyramid in 1991, as President and Chief Operating Officer and a director of Pyramid in 1993 and President and Chief Executive Officer of Siemens Nixdorf's Open Enterprise Computing Division in 1996.
Mr. Chen is also a director of Sybase, Inc.

    WILLIAM A. FARLINGER served as a Director of CIT from November 1999 to June 1, 2001. Mr. Farlinger has served as Chairman of Ontario Power
Generation Inc. (formerly Ontario Hydro) since November 1995, including as Chairman, President and Chief Executive Officer from August 1997 to March 1998. Prior to joining Ontario Hydro, Mr. Farlinger spent his entire business career with the accounting and management consulting firm of Ernst & Young, Canada, including serving as Chairman and Chief Executive Officer from 1987 to 1994.

    HON. THOMAS H. KEAN  served as a Director of CIT from November 1999 to
June 1, 2001. Mr. Kean has served as President of Drew University since
February 1990, and is a former Governor of the State of New Jersey. He is also a director of Amerada Hess Corporation, ARAMARK Corporation, Fiduciary Trust Co. International, The Pepsi Bottling Group and UnitedHealth Group Inc. Mr. Kean is also a director of The Robert Wood Johnson Foundation, a non-profit foundation.

    EDWARD J. KELLY, III  did not previously serve as a Director of CIT.
Mr. Kelly has served as President and Chief Executive Officer and a director of Mercantile Bankshares Corporation since March 2001. Mr. Kelly served as Managing Director of J.P. Morgan Chase, and one of its predecessors, J.P. Morgan, from February 1996 to February 2001, as General Counsel and Secretary of J.P. Morgan from November 1994 to January 1996, and is a former partner in the New York law firm of Davis Polk & Wardwell. Mr. Kelly is also a director of Constellation Energy Group, The Adams Express Company and Petroleum & Resources Corporation and Hartford Financial Services Group.

    PETER J. TOBIN served as a Director of CIT from May 1984 to June 1, 2001. Mr. Tobin has been Dean of the Peter J. Tobin College of Business at St. John's University since August 1998. From March 1996 to December 1997, Mr. Tobin was Chief Financial Officer of The Chase Manhattan Corporation. From January 1992 to March 1996, Mr. Tobin served as Chief Financial Officer of Chemical Banking Corporation, a predecessor of The Chase Manhattan Corporation, and prior to that he served in a number of executive positions at Manufacturers Hanover Corporation, a predecessor of Chemical Banking Corporation. He is a director of AXA Financial (formerly The Equitable Companies Incorporated), Alliance Capital Management, L.P., a subsidiary of AXA Financial that manages mutual funds, and H.W. Wilson, a publishing company.

BOARD COMMITTEES

    Our board of directors will establish an audit committee and a compensation and governance committee. The audit committee will be comprised of three independent directors and the compensation and governance committee will be comprised of three independent directors. The board of directors may appoint additional committees at its discretion.

AUDIT COMMITTEE

    The audit committee will conduct its duties consistent with a written charter, which will include:

    - recommending independent public accountants to our board of directors for selection, subject to ratification by our stockholders;

    - monitoring the integrity of our financial accounting and reporting process and systems of internal controls;

    - monitoring the independence and performance of our independent auditors and internal audit department;

    - reviewing our corporate compliance policies and monitoring compliance with our Code of Business Ethics and other compliance policies, including reviewing any significant cases of employee conflict of interest or misconduct; and

    - reporting to our board of directors as appropriate.

    Following the offering, it is expected that Peter J. Tobin (Chairman), William A. Farlinger and Edward J. Kelly, III will serve as members of the audit committee. We intend to maintain a charter for our audit committee that will comply with all SEC and New York Stock Exchange requirements.

COMPENSATION AND GOVERNANCE COMMITTEE

    The compensation and governance committee will conduct its duties consistent with a written charter, which will include:

    - considering and approving salaries, bonuses and stock-based compensation for certain executive officers;

    - administering and making awards under the Long-Term Equity Compensation Plan;

    - identifying and recommending qualified candidates to fill CIT board of directors and committee positions;

    - overseeing corporate governance, including reviewing the structure, duties, membership and functions of the board of directors and its committees; and

    - reporting to our board of directors as appropriate.

    Following the offering, it is expected that Hon. Thomas H. Kean (Chairman), John S. Chen and one additional independent director will serve as members of the compensation and governance committee.

COMPENSATION AND GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    We do not anticipate any interlocking relationships between any member of our compensation and governance committee and any of our executive officers that would require disclosure under the rules of the SEC.

EXECUTIVE OFFICERS

    The following table sets forth information as of March 31, 2002, regarding our executive officers, other than Mr. Gamper, who is listed above as director. The executive officers were appointed by and hold office at the discretion of the board of directors.

NAME                                     AGE                            POSITION(1)
----                                   --------   --------------------------------------------------------
Thomas L. Abbate.....................     56      Executive Vice President and Chief Risk Officer

John D. Burr.........................     58      Group Chief Executive Officer, Equipment Financing

Thomas B. Hallman....................     49      Group Chief Executive Officer, Specialty Finance

Robert J. Ingato.....................     41      Executive Vice President and General Counsel

Joseph M. Leone......................     48      Executive Vice President and Chief Financial Officer

Lawrence A. Marsiello................     51      Group Chief Executive Officer, Commercial Finance

David D. McKerroll...................     42      Group Chief Executive Officer, Structured Finance

Nikita Zdanow........................     64      Group Chief Executive Officer, Capital Finance

------------------------------

(1) Certain executive officers are also directors or trustees of privately held or not-for-profit organizations that are not referred to below.

    THOMAS L. ABBATE has served as CIT's Executive Vice President and Chief Risk Officer since July 2000. Previously, Mr. Abbate served as Executive Vice President of Credit Risk Management of CIT since October 1999 and as Executive Vice President and Chief Credit Officer of Equipment Financing, a business unit of CIT, since August 1991. Prior to August 1991, Mr. Abbate held a number of executive positions with CIT and with Manufacturers Hanover Corporation, where he had been employed since 1973.

    JOHN D. BURR has served as Group Chief Executive Officer of CIT's Equipment Financing Group since June 2001. Mr. Burr served as President of Equipment Financing/North American Construction and Transportation division since 1999 and Executive Vice President of Equipment Financing since 1983, and held a number of other management and executive positions at CIT since 1967.

    THOMAS B. HALLMAN has served as Group Chief Executive Officer of CIT's Specialty Finance Group since July 2001. Previously, Mr. Hallman served as Chief Executive Officer of the Consumer Finance business unit, the home equity unit of Specialty Finance, since joining CIT in 1995, and held a number of senior management positions with other financial services firms prior to 1995.

    ROBERT J. INGATO has served as CIT's Executive Vice President and General Counsel since June 2001. Previously, Mr. Ingato served as Executive Vice President and Deputy General Counsel since November 1999, as Executive Vice President of Newcourt Credit Group, Inc., which was acquired by CIT, since January 1998, as Executive Vice President and General Counsel of AT&T Capital Corporation, a predecessor of Newcourt, since 1996, and in a number of other legal positions with AT&T Capital since 1988.

    JOSEPH M. LEONE has served as CIT's Executive Vice President and Chief Financial Officer since July 1995. Previously, Mr. Leone served as Executive Vice President of Sales Financing, a business unit of CIT, from June 1991, Senior Vice President and Controller since March 1986, and in a number of other executive positions with Manufacturers Hanover Corporation since May 1983.

    LAWRENCE A. MARSIELLO has served as Group Chief Executive Officer of CIT's Commercial Finance Group since August 1999. Previously, Mr. Marsiello served as Chief Executive Officer of the Commercial Services business unit, the factoring unit of Commercial Finance, since August 1990, and in a number of other executive positions with CIT and Manufacturers Hanover Corporation, where he had been employed since 1974.

    DAVID D. MCKERROLL has served as Group Chief Executive Officer of CIT's Structured Finance Group since November 1999. Previously, Mr. McKerroll served as President of Newcourt Capital, a division of Newcourt Credit Group, and was one of the founders of Newcourt Credit Group, which he joined in 1987.

    NIKITA ZDANOW has served as Group Chief Executive Officer of CIT's Capital Finance Group since 1985, and has served in a number of other executive positions since joining CIT in 1960.

DIRECTOR COMPENSATION

    Director remuneration consists principally of cash and an award of stock options.

    Non-employee directors of CIT are paid an annual retainer of $50,000. Each year the non-employee directors may make an election to receive some or all of this annual cash remuneration in one or more of the following forms:

    - Cash

    - Stock Options

    - Restricted Stock

    The number of shares of common stock underlying options a director may elect to receive instead of cash remuneration is calculated using the Black-Scholes option pricing model. The options that directors elect to receive in lieu of the cash component of their compensation are immediately vested, but not exercisable until one year following the date of grant. These options will have a term of ten years. Any amount elected to be received in restricted stock will be converted to shares of common stock with a market value equal to the closing price of common stock on the day awarded. The restrictions on the restricted stock will lapse on the first anniversary of the grant date.


    The option component of remuneration provides for annual grants of stock options having a Black-Scholes value of $35,000 for directors generally, except that the committee chairmen are entitled to grants with a $45,000 valuation. At the time of appointment to the board of directors, non-employee directors are each awarded a grant of stock options to acquire 10,000 shares of our common stock. The option component of director remuneration and the options granted at the time of appointment become vested and exercisable in three equal, annual installments. These options will have a term of ten years.


    Directors who are also our employees do not receive any fees or other compensation for service on our board of directors or its committees. We will reimburse directors for reasonable out-of-pocket expenses incurred in attending board or committee meetings.


    For fiscal 2002, all directors to be appointed concurrent with this offering, other than Mr. Gamper, will receive the new director grant of 10,000 options, plus a pro rata portion of the annual retainer and a pro rata grant of annual stock options.


EXECUTIVE COMPENSATION

    The table below sets forth the annual long-term compensation, including bonuses and deferred compensation, of the executive officers named below (which we refer to as our Named Executive Officers) for services rendered in all capacities to CIT during the fiscal years ended September 30, 2001 and December 31, 2000, 1999 and 1998.

                           SUMMARY COMPENSATION TABLE
                                 (U.S. DOLLARS)


                                                               ANNUAL COMPENSATION              LONG TERM COMPENSATION AWARDS
                                                        ---------------------------------   -------------------------------------
                                                                                  OTHER
                                                                                 ANNUAL     RESTRICTED    SECURITIES    ALL OTHER
NAME AND PRINCIPAL                                                               COMPEN-       STOCK      UNDERLYING     COMPEN-
POSITIONS                                    YEAR        SALARY     BONUS(1)    SATION(2)    AWARDS(3)    OPTIONS(4)    SATION(5)
------------------                       ------------   --------   ----------   ---------   -----------   -----------   ---------
Albert R. Gamper Jr....................  Jan-Sep 2001   $680,769   $3,120,434    $37,208    $16,949,070    1,200,000     $ 8,250
President and Chief Executive                2000       $878,847   $  800,000    $98,188    $ 2,946,500      310,815     $41,954
Officer                                      1999       $761,534   $1,237,503    $57,577    $         0      345,350     $36,861
                                             1998       $663,471   $1,051,894    $37,778    $         0            0     $32,939

Thomas B. Hallman......................  Jan-Sep 2001   $288,846   $  605,000    $ 8,146    $ 1,490,275      200,000     $ 8,500
Group CEO                                    2000       $333,076   $  325,000    $16,692    $ 1,057,500       75,977     $20,123
Specialty Finance                            1999       $277,115   $  292,188    $ 9,210    $         0      103,605     $17,485
                                             1998       $230,000   $  217,516    $ 6,098    $         0            0     $15,600

Joseph M. Leone........................  Jan-Sep 2001   $302,308   $  580,000    $ 8,519    $ 1,659,596      200,000     $ 8,500
Executive Vice President                     2000       $358,088   $  300,000    $21,168    $   785,626       62,163     $21,124
and Chief Financial                          1999       $299,695   $  433,007    $12,267    $         0      124,326     $18,388
Officer                                      1998       $237,000   $  270,023    $ 7,813    $         0            0     $15,880

Lawrence A. Marsiello..................  Jan-Sep 2001   $313,846   $  480,000    $ 8,457    $ 1,806,375      200,000     $ 8,500
Group CEO                                    2000       $369,230   $  400,000    $24,108    $ 1,057,500       69,070     $21,569
Commercial Finance                           1999       $319,610   $  425,011    $15,834    $         0      124,326     $19,184
                                             1998       $275,002   $  302,823    $11,052    $         0            0     $17,400

Nikita Zdanow..........................  Jan-Sep 2001   $344,615   $  525,000    $ 8,549    $ 1,896,657      125,000     $ 5,100
Group CEO                                    2000       $409,238   $  400,000    $22,711    $ 1,057,500       79,431     $23,170
Capital Finance                              1999       $356,741   $  425,011    $14,437    $         0      107,059     $20,670
                                             1998       $307,008   $  302,823    $10,004    $         0            0     $18,680


------------------------------

(1) For 2001, Mr. Gamper received a cash bonus of $2,002,040, based on the performance of the Tyco Capital division of Tyco. The remainder of
    Mr. Gamper's 2001 bonus was payable in Tyco common shares. The number of shares awarded was also based on the performance of Tyco Capital.
    Mr. Gamper received 25,020 Tyco common shares. The amount listed in the table reflects the market value on October 1, 2001, the date of grant.

    The amounts shown in the Bonus column for 2001 (other than for Mr. Gamper, as described above) and 2000 represent the cash amounts paid under CIT's annual bonus plan. The amounts shown in the Bonus column for 1999 and 1998 represent the cash amounts paid under CIT's annual bonus plan and the value of CIT common stock or common stock units received in lieu of cash. Pursuant to the CIT Long-Term Equity Compensation Plan ("ECP"), executive officers could elect to receive between 10% and 50% of their 1998 and 1999 annual bonus awards in CIT common stock or common stock units, respectively, rather than cash. The cash portion deferred was converted to shares of common stock or common stock units with a market value equal to 125% of the deferred amount. CIT paid dividends on the shares of common stock or common stock units awarded to each Named Executive Officer at the same rate applicable to all other issued and outstanding shares. The amounts included in the bonus column for shares issued in 1999 represent the market value on January 26, 2000 (the date of grant) of the shares of CIT common stock awarded at $19.625 per share of CIT common stock. The awards for 1999 were as follows:
    Mr. Gamper--$687,503, Mr. Hallman--$85,938, Mr. Leone--$165,007,
    Mr. Marsiello--$125,011, and Mr. Zdanow--$125,011. The amounts included in the bonus column for shares issued in 1998 represent the market value on January 29, 1999 (the date of grant) of the shares of CIT common stock awarded at $32.4375 per share of CIT common stock. The awards for 1998 were as follows: Mr. Gamper--$584,394, Mr. Hallman--$87,516,
    Mr. Leone--$150,023, Mr. Marsiello--$89,073, and Mr. Zdanow--$89,073.

(2) The payments set forth in 2001, 2000, 1999 and 1998 under Other Annual Compensation represent the dividends paid on restricted stock held in each of those years. Such dividends were payable at the same rate applicable to all other issued and outstanding shares.

(3) Restricted Stock Awards include grants made in January 2000 under a CIT Performance Accelerated Restricted Share Plan (PARS) and in June 2001 under the Tyco International Ltd. 1994 Restricted Stock Ownership Plan for Key Employees in conjunction with the acquisition of CIT by Tyco. The 2001 grants have time-based vesting of, for Mr. Gamper, 100% at the end of three years and, for the others, one-third each anniversary. In addition, shares may vest earlier under other conditions as described in the Retention Agreements described below. The values shown are based on the market value on the date of the grant. Recipients of shares have the right to vote such shares and receive dividends.

    Awards under the PARS plan vested on June 1, 2001 due to the change of control associated with CIT's acquisition by Tyco. The shares were issued at a fair market value of $20.75 per share of CIT common stock. Awards were as follows: Mr. Gamper--142,000 shares; Mr. Hallman--30,000 shares;
    Mr. Leone--30,000 shares; Mr. Marsiello--30,000 shares; Mr. Zdanow--30,000 shares.

    For the year 2000, Restricted Stock Awards also included grants made under a Special Stock Award Program to Mr. Hallman, Mr. Leone, Mr. Marsiello, and Mr. Zdanow. Payments under this plan were based on the achievement of 2000 company performance measures. Awards were in the form of restricted stock grants recommended and approved on January 24, 2001. 50% of the award vested on this date and the remaining 50% was subject to restriction until January 24, 2002, except that these shares vested on June 1, 2001 in conjunction with the acquisition of CIT by Tyco. The values of these grants are included in the Restricted Stock Awards column based on the share price on January 24, 2001 of $21.75 per share of CIT common stock.

    The number and value at September 28, 2001 of restricted stock holdings based upon the closing market price of $45.50 per share for Tyco common shares was as follows: Mr. Gamper--300,000 shares ($13,650,000), Mr. Hallman--26,378 shares ($1,200,199), Mr. Leone--29,375 shares
    ($1,336,563), Mr. Marsiello--31,973 shares ($1,454,772), and
    Mr. Zdanow--33,571 shares ($1,527,481).

(4) Options for 2000 and 1999 were awarded under The CIT Group, Inc. Long Term Equity Compensation Plan and represent CIT options that were converted to options to purchase shares of Tyco at the time of the acquisition of CIT by Tyco. Options for 2001 were awarded under the Tyco International Ltd. Long Term Incentive Plan and the Tyco International Ltd. Long Term Incentive Plan II.

(5) For 2001, 2000, 1999 and 1998, the payments set forth under "All Other Compensation" include the matching employer contribution to each participant's account and the employer flexible retirement account contribution to each participant's flexible retirement account under The CIT Group, Inc. Savings Incentive Plan (the "CIT Savings Plan"). We made the matching employer contributions pursuant to a compensation deferral feature of the CIT Savings Plan under Section 401(k) of the Internal Revenue Code of 1986. In 2001, they were as follows: Mr. Gamper--$8,250,
    Mr. Hallman--$8,500, Mr. Leone--$8,500, Mr. Marsiello--$8,500, and
    Mr. Zdanow--$5,100. In 2000 each of the Named Executive Officers received a contribution of $6,800 under the employer match and a contribution of $6,800 under the employer flexible retirement account. In 1999 and 1998, each of the Named Executive Officers received a contribution of $6,400 under the employer match and a contribution of $6,400 under the employer flexible retirement account. The payments set forth under "All Other Compensation" also included contributions to each participant's account under The CIT Group, Inc. Supplemental Savings Plan (the "CIT Supplemental Savings Plan"), which is an unfunded non-qualified plan. For 2000, they were as follows:
    Mr. Gamper--$28,354, Mr. Hallman--$6,523, Mr. Leone--$7,524,
    Mr. Marsiello--$7,969, and Mr. Zdanow--$9,570. For 1999, they were as follows: Mr. Gamper--$24,061, Mr. Hallman--$4,685, Mr. Leone--$5,588,
    Mr. Marsiello--$6,384, and Mr. Zdanow--$7,870. For 1998, they were as follows: Mr. Gamper--$20,139, Mr. Hallman--$2,800, Mr. Leone--$3,080,
    Mr. Marsiello--$4,600, and Mr. Zdanow--$5,880.

STOCK OPTION AWARDS DURING FISCAL 2001

    The following table sets forth awards of stock options to the Named Executive Officers in fiscal 2001. All stock options awarded during fiscal 2001 were awarded under the Tyco International Ltd. Long Term Incentive Plan or the Tyco International Ltd. Long Term Incentive Plan II and represent options to acquire Tyco common shares.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                             NUMBER OF     PERCENT OF TOTAL   EXERCISE
                                                            SECURITIES       OPTIONS/SARS        OR
                                                            UNDERLYING        GRANTED TO        BASE                  GRANT DATE
                                               DATE OF     OPTIONS/SARS      EMPLOYEES IN      PRICE     EXPIRATION     PRESENT
NAME                                            GRANT       GRANTED(1)      FISCAL YEAR(2)     ($/SH)       DATE       VALUE(3)
----                                          ----------   -------------   ----------------   --------   ----------   -----------
Albert R. Gamper Jr. .......................  06/01/2001     1,200,000            3.6%         $56.50    5/31/2011    $19,788,000
President and Chief Executive
Officer

Thomas B. Hallman ..........................  06/01/2001       200,000            0.6%         $56.50    5/31/2011    $ 3,200,000
Group CEO
Specialty Finance

Joseph M. Leone ............................  06/01/2001       200,000            0.6%         $56.50    5/31/2011    $ 3,200,000
Executive Vice President
and Chief Financial Officer

Lawrence A. Marsiello ......................  06/01/2001       200,000            0.6%         $56.50    5/312011     $ 3,200,000
Group CEO
Commercial Finance

Nikita Zdanow ..............................  06/01/2001       125,000            0.4%         $56.50    5/31/2011    $ 2,000,000
Group CEO
Capital Finance

------------------------------

(1) For Mr. Gamper, one-third of the stock options vest on each of the first, second and third anniversary of the date of the grant. For Mr. Hallman,
    Mr. Leone, Mr. Marsiello, and Mr. Zdanow, all stock options fully vest on the third anniversary of the date of the grant. In addition, these options may vest earlier under other conditions as described in the Retention Agreements described below.

(2) Represents the percentage of all options granted in fiscal 2001 under the Tyco International Ltd. Long Term Incentive Plan and the Tyco
    International Ltd. Long Term Incentive Plan II.

(3) The options were granted at an exercise price equal to the market price of Tyco's common shares on the date of grant. The ultimate value of the options will depend on the future market price of Tyco's common shares, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of Tyco's common shares over the exercise price on the date the option is exercised. The values shown are based on the Black-Scholes option pricing model, which is a method of calculating a theoretical value of the options based upon a mathematical formula using certain assumptions. For this calcuation, the following assumptions were used: an assumed life of three years; interest rate of 4.58%, which represents the yield of a zero coupon Treasury strip with a maturity date similar to the assumed exercise period; assumed annual volatility of underlying shares of 38.6%, calculated based on 36 months of historical Tyco share price movement; quarterly dividend payment of $0.0125 per share; and the vesting schedule indicated for the grant.

    The following table gives additional information on options exercised in fiscal 2001 by the Named Executive Officers and on the number and value of options held by Named Executive Officers at September 30, 2001.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES
                                 (U.S. DOLLARS)

                                                                NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED       IN-THE-MONEY
                                                                     OPTIONS AT              OPTIONS AT
                                                                 SEPTEMBER 30, 2001      SEPTEMBER 30, 2001
                                     SHARES                    ----------------------   --------------------
                                    ACQUIRED        VALUE           EXERCISABLE/           EXERCISABLE /
NAME                               ON EXERCISE    REALIZED         UNEXERCISABLE           UNEXERCISABLE
----                               -----------   -----------   ----------------------   --------------------
Albert R. Gamper Jr. ............    518,025     $16,056,869    565,822 / 1,200,000      $2,876,819 / $0
President and
Chief Executive Officer

Thomas B. Hallman ...............    248,239     $ 5,950,636        0 / 200,000              $0 / $0
Group CEO
Specialty Finance

Joseph M. Leone .................    117,419     $ 3,661,881     148,225 / 200,000        $575,072 / $0
Executive Vice President
and Chief Financial Officer

Lawrence A. Marsiello ...........    124,326     $ 3,752,445     170,188 / 200,000        $715,855 / $0
Group CEO
Commercial Finance

Nikita Zdanow ...................     20,000     $   719,000     255,314 / 125,000       $2,913,226 / $0
Group CEO
Capital Finance

    The options reported are non-qualified stock options to purchase common shares awarded under The CIT Group, Inc. Long-Term Equity Compensation Plan, the Tyco International Ltd. Long Term Incentive Plan, and the Tyco
International Ltd. Long Term Incentive Plan II. The number of options shown, as well as the exercise price of those granted under The CIT Group, Inc. Long-Term Equity Compensation Plan, have been converted to reflect the conversion to options to purchase common shares of Tyco as a result of Tyco's acquisition of CIT. The exercise price of the options ranges from $20.36 to $56.50 per share and the closing trading price on the New York Stock Exchange of Tyco common shares at September 28, 2001 was $45.50.

TREATMENT OF TYCO OPTIONS AND TYCO RESTRICTED SHARES HELD BY CIT EMPLOYEES

    Except as otherwise provided below, the terms and conditions of Tyco options and Tyco restricted shares issued by Tyco on or after June 1, 2001 held by CIT employees will not be adjusted or amended in connection with this offering. Therefore, all vested options issued by Tyco on or after June 1, 2001 held by CIT employees will expire 90 days or, if applicable, another time period as stated in the relevant agreement, after the offering date and all unvested options will expire immediately upon consummation of this offering.


    All outstanding options originally issued to CIT employees and directors under CIT's equity compensation plans prior to CIT's acquisition by Tyco on June 1, 2001, and which were converted to options to purchase common shares of Tyco ("Former CIT Options"), will be substituted with a number of vested options to purchase common stock of CIT and Tyco will have no further obligation with regard to these Former CIT Options upon consummation of this offering. The only exception to this treatment is that for any active employee with Former CIT Options that is working for Tyco as of the date of this offering, the Former CIT Options will remain Tyco options. As of June 4, 2002, there were Former CIT Options outstanding to purchase 6,718,658 Tyco common shares with exercise prices ranging from $20.36 to $98.77 per share.



    In February 2002, Tyco made stock option grants under the Tyco
International Ltd. Long Term Incentive Plan and the Tyco International Long Term Incentive Plan II to certain officers and employees of Tyco and its subsidiaries, including CIT. Options to purchase a total of 1,232,421 Tyco common shares with an exercise price of $23.8345 were granted to 545 CIT employees, including awards to the following executive officers: Albert Gamper--200,000 shares, Thomas B. Hallman--50,000 shares, Joseph M. Leone--50,000 shares, Lawrence A. Marsiello--50,000 shares, and Nikita Zdanow--50,000 shares. In connection with this offering, all outstanding unvested Tyco options granted in February 2002 that are held by CIT employees will be substituted with a number of unvested options to purchase common stock of CIT, which will be issued under the CIT Group Inc. Long-Term Equity Compensation Plan. Of these options, there were options to purchase 1,231,171 Tyco common shares outstanding as of June 4, 2002.


    The exercise price of a substituted CIT option will be calculated according to the following formula:

    E(CIT) = E(Tyco) X P(IPO)
                       -------
                       P(Tyco)

In this formula, E(CIT) is the exercise price of the substituted CIT option; E(Tyco) is the exercise price of the corresponding Tyco option; P(IPO) is the initial public offering price of the CIT common stock; and P(Tyco) is the closing price of a Tyco share on the trading day immediately prior to the first trading day of the CIT shares. This formula yields a ratio of the exercise price of the substituted CIT option to the initial public offering price of a share of CIT common stock that is the same as the ratio of the exercise price of the corresponding Tyco option to the market price of a Tyco share just prior to the offering.

    The number of shares of CIT common stock issuable upon exercise of the substituted CIT option will be calculated according to the following formula:

    N(CIT) = N(Tyco) X S(Tyco)
                       -------
                       S(CIT)

In this formula, N(CIT) is the number of shares of CIT common stock issuable upon exercise of the substituted CIT option; N(Tyco) is the number of Tyco shares issuable upon exercise of the corresponding Tyco option; S(Tyco) is the "spread" of the Tyco option just prior to the offering, that is the difference (be it positive or negative) of the closing price of a Tyco share on the trading day immediately prior to the first trading day of the CIT shares less the exercise price of the Tyco option; and S(CIT) is the initial "spread" of the CIT option, that is the difference (be it positive or negative) of the initial public offering price of the CIT common stock less the exercise price of the CIT option. This formula yields a "total intrinsic value" for the substituted CIT option immediately following the offering that is the same, except for slight differences due to rounding, as the "total intrinsic value" of the corresponding Tyco option immediately prior to the offering. By "total intrinsic value" of an option, we mean the spread (be it positive or negative) of that option, which is a measure of its worth on a per share basis, multiplied by the number of shares subject to the option.


    For example, assume that a CIT employee has a Former CIT Option to acquire 100 Tyco shares at $25 per share and was granted an option to acquire 100 Tyco shares in February 2002. Assume further that the initial public offering price per share of the CIT common stock is $27.00 (which is the mid-point of the range set forth on the cover page of this prospectus) and that the closing price per Tyco share just prior to the offering is $11.05 (which was the closing price on June 11, 2002). The employee would be issued substituted CIT options for his or her Tyco options as follows:



                                          EXERCISE PRICE OF SUBSTITUTED   NUMBER OF CIT SHARES ISSUABLE UPON
                                                   CIT OPTION             EXERCISE OF SUBSTITUTED CIT OPTION
                                          -----------------------------   ----------------------------------
Former CIT Option (vested)..............  $25 X ($27.00/$11.05) or        100 X ($11.05-$25)/
                                          $61.09 per share                ($27.00-$61.09) or 41 shares
February 2002 Tyco option (unvested)....  $23.8345 X ($27.00/$11.05) or   100 X ($11.05-$23.8354)/
                                          $58.24 per share                ($27.00-$58.24) or 41 shares


The vesting schedule for the CIT options substituted for the February 2002 Tyco options and all of the other terms and conditions will be substantially similar to those of the February 2002 Tyco options. The terms and conditions of the CIT options substituted for the Former CIT Options will be substantially similar to those of the Former CIT Options. CIT will recognize a compensation expense to the extent that the exercise price of the substitute options is below the initial public offering price of the CIT shares.

    Unvested Tyco restricted shares held by persons who are CIT employees after the offering will be cancelled and replaced by the issuance of CIT restricted stock. The CIT restricted stock to be issued in lieu of the cancelled Tyco restricted shares will have the same market value (assuming no restrictions) as the market value (assuming no restrictions) of the cancelled Tyco restricted shares, in the case of Tyco shares based on the closing market price of Tyco shares on the date immediately prior to the first trading day of the CIT shares offered by this prospectus and in the case of CIT shares based on the initial public offering price. The vesting schedule will be the same and the other terms and conditions will be substantially similar to the Tyco restricted shares.

LONG-TERM EQUITY COMPENSATION PLAN

    The Company has adopted the CIT Group Inc. Long-Term Equity Compensation Plan (the "ECP"), covering directors and employees of the Company and its subsidiaries. The ECP will be administered by the board of directors and/or the compensation and governance committee of the board of directors (the "Administrator"). As described below, the board of directors has approved a special award of options effective upon the offering to each Named Executive Officer and other selected participants and non-employee directors.

    The ECP provides for the grant of annual incentive awards, incentive and non-qualified stock options, stock appreciation rights, restricted stock, performance shares and performance units (individually, an "Award," or collectively, "Awards"). The terms of the awards will be set forth in award agreements ("Award Agreements"). The Administrator of the ECP will have the discretion to select the participants to whom Awards will be granted and the type, size and terms and conditions applicable to each Award, and the authority to interpret, construe and implement the provisions of the ECP. The Administrator's decisions will be binding at all times. All awards under the ECP will be intended to constitute deductible "qualified performance-based compensation" within the meaning of Section 162(m), provided, however, that in the event the Administrator determines that such compliance is not desired with respect to an Award of Restricted Stock (as defined below), compliance with Code
Section 162(m) will not be required.


    The total number of shares of common stock that may be subject to Awards under the ECP is 26,000,000 shares. Any shares of common stock under Awards that terminate or lapse will again be available under the ECP, and any shares that are transferred or relinquished to the Company in satisfaction of this exercise price or any withholding obligation with respect to an Award will be deemed to be available for Awards under the ECP. In addition, if any Awards granted under another equity compensation plan are converted into Awards granted under the ECP in connection with a merger or other business transaction approved by the Company's stockholders, the number of shares of common stock that may be subject to Awards under the ECP will be increased by the number of shares covered by the converted Awards. Common stock issued under the ECP may be either authorized but unissued shares, treasury shares or any combination thereof.


    The maximum aggregate payout with respect to an annual incentive award in any fiscal year to any one participant shall not exceed 3% of the consolidated pre-tax earnings of the Company. The maximum aggregate number of shares of common stock that may be granted in the form of stock options, stock appreciation rights, restricted stock, or performance units/shares in any one fiscal year to any one participant is 100% of the shares available under the ECP.

    With respect to any Awards based in whole or in part on performance objectives, prior to the end of the performance period during which performance will be measured (the "Performance Period"), the Administrator of the ECP, in its discretion, may adjust the performance objectives to reflect an event that may materially affect CIT's performance including, but not limited to, market conditions, changes in accounting policies or practices, an acquisition or disposition of assets or other property by CIT, or other unusual or unplanned events.

    Set forth below is a brief description of the Awards that may be granted under the ECP:

    ANNUAL INCENTIVE AWARDS. An annual incentive award ("Annual Incentive Award") may be granted under the ECP upon such terms and conditions as may be established by the Administrator. Annual Incentive Awards may be granted in cash or in shares of equivalent value, or in a combination thereof.

    STOCK OPTIONS. Options (each an "Option") to purchase shares of common stock, which may be incentive or non-qualified stock options, may be granted under the ECP at an exercise price (the "Option Price") determined by the Administrator of the ECP in its discretion. The Option Price generally may not be less than the fair market value of the common stock on the date of grant of an Option; however, an Option granted in connection with a corporate transaction may have an Option Price equal to the value attributed to the common stock in such transaction, and an Option granted to substitute for another Option (including a Tyco option) may have an Option Price equal to the economic equivalent of the exercise price of the replaced Option. Each Option represents the right to purchase one share of common stock at the specified Option Price.

    Options will expire no later than ten years after the date on which they were granted and will become exercisable at such times and in such installments as determined by the Administrator of the ECP. Payment of the Option Price, except as set forth below, must be made in full at the time of exercise in cash or by certified or bank check. As determined by the Administrator of the ECP, payment in full or in part may also be made by tendering to CIT shares of common stock having a fair market value equal to the Option Price (or such portion thereof). The Administrator may also allow a cashless exercise of such options. No incentive stock option granted to a 10% shareholder of CIT shall be exercisable later than the fifth anniversary of the date of the grant.

    STOCK APPRECIATION RIGHTS. An Award of a stock appreciation right ("SAR") may be granted under the ECP with respect to shares of common stock. Generally, one SAR is granted with respect to one share of common stock. The SAR entitles the participant, upon the exercise of the SAR, to receive an amount equal to the appreciation in the underlying share of common stock. The appreciation is equal to the difference between (i) the "base value" of the SAR (which is determined with reference to the fair market value of the common stock on the date the SAR is granted) and (ii) fair market value of the common stock on the date the SAR is exercised. Upon the exercise of a vested SAR, the exercising participant will be entitled to receive the appreciation in the value of one share of common stock as so determined, payable at the discretion of the participant in cash, shares of common stock, or some combination thereof, subject to availability of shares of common stock to CIT.

    SARs will expire no later than ten years after the date on which they are granted. SARs become exercisable at such times and in such installments as determined by the Administrator of the ECP.

    TANDEM OPTIONS/SARS. An Option and a SAR may be granted "in tandem" with each other (a "Tandem Option/SAR"). An Option and a SAR are considered to be in tandem with each other because the exercise of the Option aspect of the tandem unit automatically cancels the right to exercise the SAR of the tandem unit, and vice versa. The Option may be an incentive stock option or non-qualified stock option, and the Option may be coupled with one SAR, more than one SAR or a fractional SAR in any proportionate relationship selected by the Administrator. Descriptions of the terms of the Option and the SAR aspects of a Tandem Option/SAR are provided above.

    RESTRICTED STOCK. An Award of restricted stock ("Restricted Stock") is an Award of common stock that is subject to such restrictions as the Administrator of the ECP deems appropriate, including forfeiture conditions and restrictions against transfer for a period specified by the Administrator of the ECP. Restricted Stock Awards may be granted under the ECP for services and/or payment of cash. Restrictions on Restricted Stock may lapse in installments based on factors selected by the Administrator of the ECP. Prior to the expiration of the restricted period, except as and only if provided by the Administrator of the ECP, a grantee who has received a Restricted Stock Award generally has the rights of a stockholder of CIT, including the right to vote and to receive cash dividends on the shares subject to the Award. Stock dividends issued with respect to a Restricted Stock Award may be treated as additional shares under such Award with respect to which such dividends are issued.

    PERFORMANCE SHARES AND PERFORMANCE UNITS. A performance share Award ("Performance Share") and/or a performance unit Award (a "Performance Unit") may be granted under the ECP. Each Performance Unit will have an initial value that is established by the Administrator of the ECP at the time of grant. Each Performance Share will have an initial value equal to the fair market value of one share of common stock on the date of grant. Such Awards may be earned based upon satisfaction of certain specified performance criteria, subject to such other terms and conditions as the Administrator of the ECP deems appropriate. Performance objectives will be established before, or as soon as practicable after, the commencement of the Performance Period. The extent to which a grantee is entitled to payment in settlement of such an Award at the end of a Performance Period will be determined by the Administrator of the ECP in its sole discretion, based on whether the performance criteria have been met and payment will be made in cash or in shares of common stock, or some combination thereof, subject to availability of shares of common stock of CIT, in accordance with the terms of the applicable Award Agreements.

    PERFORMANCE MEASURES. The Administrator may grant Awards under the ECP to eligible participants subject to the attainment of specified pre-established performance measures. The number of performance-based Awards granted under the ECP in any fiscal year is determined by the Administrator. The Administrator will adopt in writing each year, within 90 days of the beginning of such year, the applicable performance goals that must be achieved in order to receive annual performance-based Awards and, if applicable, shares of Restricted Stock, Performance Units and Performance Shares. At the time that performance goals are established by the Administrator for a year, the Administrator will establish an individual performance-based Award opportunity for such year for each participant or group of participants. A participant's individual annual performance-based Award opportunity is based on the participant's achievement of his or her performance goals during such year and may be expressed in dollars, as a percentage of base salary, or by formula. A participant's actual performance-based Award may be paid in cash, shares of common stock or a combination thereof.

    The value of performance-based Awards may be based on absolute measures or on a comparison of CIT's measures during a Performance Period to the comparable measures of a group of competitors. Measures selected by the Administrator shall be one or more of the following and, where applicable, may be measured before or after interest, depreciation, amortization, service fees, extraordinary items and/or special items: pre-tax earnings, operating earnings, after-tax earnings, return on investment, revenues or income, net income, absolute and/or relative return on equity, capital invested or assets, earnings per share, cash flow or cash flow on investments, profits, earnings growth, share price, total shareholder return, economic value added, expense reduction, customer satisfaction, and any combination of the foregoing measures as the Administrator deems appropriate.

    CHANGE OF CONTROL. Upon a Change of Control of CIT (as defined for purposes of the ECP): (i) all outstanding Options and SARs shall become immediately exercisable and will remain exercisable until the earlier of the expiration of their initial term or the second anniversary of the grantee's termination of employment with CIT; (ii) all restrictions on outstanding shares of Restricted Stock shall lapse; (iii) the performance goals with respect to all outstanding awards of Restricted Stock, Performance Shares and Performance Units will be deemed to have been fully attained for the Performance Period; and (iv) the vesting of all Awards denominated in shares of common stock will be accelerated.


    FOUNDERS' STOCK OPTION GRANTS. The board of directors has approved a grant of options to purchase shares of our common stock, effective upon the offering, to each Named Executive Officer and all other CIT employees as set forth in the following table. Each of these options will have an exercise price equal to the initial public offering price and each will have a ten-year term.



                                                               NUMBER OF SHARES
                                                              UNDERLYING OPTIONS
                                                              ------------------
Albert R. Gamper, Jr.(1)....................................       1,400,000
Thomas Hallman(1)...........................................         350,000
Joseph M. Leone(1)..........................................         425,000
Lawrence A. Marsiello(1)....................................         350,000
Nikita Zdanow(1)............................................         350,000
All Executive Officers as a Group (including those listed          3,825,000
  above)(1).................................................
All Other Employees as a Group(2)...........................       7,030,149
Non-Employee Directors(3)...................................          50,000


------------------------------
(1) These options become vested and exercisable over a period ending on the fourth anniversary of the grant date.

(2) These options become vested and exercisable over a period ending on the fourth anniversary of the grant date for certain senior executives, on the third anniversary of the grant date for most management level employees and on the first anniversary of the grant date for most non-management employees.


(3) The board of directors approved grants of options to purchase 10,000 shares for each independent director of CIT to be granted concurrent with the offering. These options become vested and exercisable over a period ending on the third anniversary of the grant date.


RETENTION AGREEMENTS

    GENERAL

    Messrs. Gamper, Hallman, Leone, Marsiello and Zdanow have retention agreements as described below. Effective upon the offering date, the retention agreements will be amended to provide that consents required to be given by the board of directors of Tyco will be required to be given by the board of directors of CIT.

    Mr. Gamper has a retention agreement that extends until June 1, 2004.
Mr. Gamper's agreement provides that he will serve as the Chief Executive Officer of CIT. The agreement provides for the payment of an annual base salary of not less than $1,000,000 (which Mr. Gamper voluntarily reduced to $900,000 from the inception of his contract through the current date) and an annual cash bonus based on performance targets. Pursuant to his employment agreement, his base salary shall be reviewed at the time all executive officers of CIT are reviewed.

    Pursuant to this agreement, Mr. Gamper was guaranteed a minimum of a $1,000,000 cash bonus on September 30, 2001 if CIT achieved mutually agreed upon financial targets. Mr. Gamper received a bonus in excess of this amount (as shown in the Summary Compensation Table) as a result of CIT's fiscal 2001 performance. Provided CIT achieves at least fifteen percent growth in its net income from the prior annual period, Mr. Gamper will receive a Special Cash Bonus of $3,000,000 on September 30, 2002.

    The agreement also provided for grants of restricted stock and stock options which are detailed in the Summary Compensation Table. The retention agreement provides for participation in all employee pension, welfare, perquisites, fringe benefit and other benefit plans generally applicable to the most senior executives of CIT and continued participation in CIT's Executive Retirement Program and all other supplemental and excess retirement plans during the retention agreement on terms no less favorable than provided immediately prior to the effective date of the agreement. Mr. Gamper is eligible to receive benefits under the CIT retiree medical and life insurance plan for the remainder of his life and the life of his spouse. In addition, Mr. Gamper is entitled to receive expense reimbursement and certain additional benefits provided to him pursuant to a prior employment agreement between Mr. Gamper and CIT dated as of November 1, 1999, which shall be provided on the same basis as such benefits were provided to Mr. Gamper prior to the effective date of the agreement.

    In addition to Mr. Gamper, Messrs. Hallman, Leone, Marsiello and Zdanow also have retention agreements that extend until June 1, 2004. Their agreements provide for the payment of an annual base salary of not less than the amount received prior to the acquisition by Tyco, to be reviewed at the time all executive officers of CIT are reviewed. Further, they are entitled to an annual bonus opportunity, as determined by the Chief Executive Officer of CIT. The retention agreements for Messrs. Hallman, Leone, Marsiello and Zdanow provide for participation in all employee pension, welfare, perquisites, fringe benefit and other benefit plans, generally available to senior executives. In addition, the agreements provide for continued participation in CIT's Executive Retirement Program and all other supplemental and excess retirement plans on terms no less favorable than provided immediately prior to the effective date of the agreement. Messrs. Hallman, Leone, Marsiello and Zdanow are also eligible to receive benefits under the CIT retiree medical and life insurance plan.

    Messrs. Hallman, Leone, Marsiello and Zdanow's agreements also provide for grants of restricted stock and stock options, details of which are provided in the Summary Compensation Table.

    TERMINATION AND CHANGE-IN-CONTROL ARRANGEMENTS

    If Mr. Gamper's employment is terminated by him for "good reason" or by CIT without "cause" (in each case, as these terms are defined in the retention agreement), then he is entitled to a cash payment equal to (i) the sum of his unpaid base salary through the date of termination and $1,000,000 pro rated for the portion of the year he completed in the year of his termination, (ii) three times the sum of Mr. Gamper's annual base salary plus $1 million, paid in accordance with normal payroll periods in equal installments over a period of three years, provided that Mr. Gamper continues to comply with the confidentiality and noncompete provisions of the retention agreement and,
(iii) if not already paid, the Special Cash Bonus (without regard to CIT's financial performance). Assuming the termination occurred on June 1, 2002, the amount that would be paid to Mr. Gamper pursuant to these provisions if his employment were terminated is $6,366,700, and in addition, Mr. Gamper would be entitled to the unpaid portion of his Special Cash Bonus amounting to $2,625,000. These amounts do not include any related tax payments that would be payable under the agreement. Also in such event, the restricted stock and options described above, as well as any other stock incentives then held by Mr. Gamper, will vest immediately. In addition, Mr. Gamper will be paid or provided with any amounts or benefits he is eligible to receive under any benefit plan of CIT, including the retiree medical benefits described above, and to the extent permitted under law he will be credited with age and service credit under the relevant retirement plans through June 1, 2004.

    Mr. Gamper's retention agreement provides that he will not, during the retention period and for two years after the date of termination (three years in the case of termination by CIT without "cause" or by Mr. Gamper for "good reason" (in each case, as these terms are defined in the retention agreement)), without the written consent of the board of directors of Tyco (A) engage or be interested in any business in the U.S. which is in competition with any lines of business actively being conducted by CIT on the date of termination; (B) hire any person who was employed by CIT or its affiliates within the six-month period preceding the date of such hiring or solicit, entice, persuade or induce any person or entity doing business with CIT or its affiliates to terminate such relationship or to refrain from extending or renewing the same, and
(C) disparage or publicly criticize Tyco or CIT or any of their affiliates.

    The retention agreements of Messrs. Hallman, Leone, Marsiello and Zdanow provide that, under certain circumstances, upon a termination of employment each will be entitled to receive: (i) the sum of (1) his annual base salary through the termination date and (2) a prorated average annual bonus (as defined in the agreement) based on the number of days in the fiscal year until termination; and
(ii) the sum of (1) the greater of (x) the annual base salary payable for the remainder of the retention agreement, or (y) two times the annual base salary, and (2) two times the average annual bonus. Assuming the termination occurred on June 1, 2002, the amounts that would be paid to Messrs. Hallman, Leone, Marsiello and Zdanow pursuant to these provisions if their employment were terminated are $2,100,000, $1,983,000, $2,013,000 and $2,153,000, respectively.
These amounts do not include any related tax payments that would be payable under the agreements. Further, the options and restricted stock granted in consideration of the retention agreement shall vest at the earlier of the vesting dates specified in the award agreements, or subject to compliance with the Confidentiality and Competitive Activity Section of the retention agreement, the second anniversary of the termination. Each of them will also receive life insurance and medical, dental and disability benefits for up to two years after termination, any other amounts or benefits required to be paid or provided (to the extent not paid), two additional years of age and service credit under all relevant company retirement plans, and outplacement services.

    With respect to Messrs. Hallman, Leone, Marsiello and Zdanow, the retention agreements provide that each of them will not, while employed by CIT under the retention agreement and for one year after termination (two years in the case of termination by CIT without "cause" or by the executive for "good reason" (in each case, as these terms are defined in the retention agreements)), without the written consent of the board of directors of Tyco (A) engage or be interested in any business in the world which is in competition with any lines of business actively being conducted by CIT on the date of termination; (B) hire any person who was employed by CIT within the six-month period preceding the date of such hiring or solicit, entice, persuade or induce any person or entity doing business with the Company to terminate such relationship or to refrain from extending or renewing the same, and (C) disparage or publicly criticize Tyco or CIT or any of their affiliates.

    In the event Mr. Gamper or the other Named Executive Officers become subject to excise taxes under Section 4999 of the Internal Revenue Code, each retention agreement provides a gross up payment equal to the amount of such excise taxes.

RETIREMENT PLAN AND SUPPLEMENTAL RETIREMENT PLAN

    The CIT Group Inc. Retirement Plan (the "Retirement Plan") covers officers and salaried employees who have one year of service and have attained age 21. We also maintain a Supplemental Retirement Plan for employees whose benefit in the Retirement Plan is subject to the Internal Revenue Code limitations.


    The Retirement Plan was revised in 2000 with a new "cash balance" formula which became effective January 1, 2001. Under this new formula, the member's accrued benefits as of December 31,

2000 were converted to a lump sum amount and each year thereafter the balance is to be credited with a percentage of the member's "Benefits Pay" (comprised of base salary, plus certain annual bonuses, sales incentives and commissions) depending on years of service as follows:


  YEARS OF SERVICE             % OF "BENEFITS PAY"
  ----------------            ---------------------
      1-9                               5
     10-19                              6
     20-29                              7
30 or more.....                         8


    These balances are also to receive annual interest credits, subject to certain government limits. For 2001, the interest credit was 7.00% and for 2002 it will be 5.76%. Upon termination after five years of employment or retirement, the amount credited to a member is to be paid in a lump sum or converted into an annuity. Certain eligible members had the option of remaining under the Plan formula as in effect prior to January 1, 2001.


    Messrs. Gamper, Hallman, Leone, Marsiello and Zdanow are earning benefits under the "cash balance" formula effective January 1, 2001. The following table shows the estimated annual retirement benefits (including the benefit under the Supplemental Retirement Plan) which would be payable to each individual if he retired at normal retirement age (age 65) at his 2001 "benefits pay." The projected amounts include annual interest credits at 5.76%.

NAME                               YEAR OF NORMAL RETIREMENT   ESTIMATED ANNUAL BENEFIT
----                               -------------------------   ------------------------
Albert R. Gamper, Jr.............            2007                      $536,100
Thomas B. Hallman................            2017                      $137,100
Joseph M. Leone..................            2018                      $197,900
Lawrence A. Marsiello............            2015                      $215,200
Nikita Zdanow....................            2002                      $162,300

EXECUTIVE RETIREMENT PLAN

    The Named Executive Officers are participants under the Executive Retirement Plan. The benefit provided is life insurance equal to approximately three times salary during such participant's employment, with a life annuity option payable monthly by us upon retirement. The participant pays a portion of the annual premium and we pay the balance on behalf of the participant. We are entitled to recoup our payments from the proceeds of the policy in excess of the death benefit. Upon the participant's retirement, a life annuity will be payable out of our current income and we anticipate recovering the cost of the life annuity out of the proceeds of the insurance policy payable upon the death of the participant.

    In addition to the table of pension benefits shown above, we are conditionally obligated to make annual payments under the Executive Retirement Plan in the amounts indicated to the Named Executive Officers at retirement:
Mr. Gamper, $463,130; Mr. Hallman, $193,312; Mr. Leone, $217,405;
Mr. Marsiello, $228,119; and Mr. Zdanow, $238,650.

OTHER EMPLOYEE BENEFITS

    We maintain a defined contribution plan with a 401(k) feature. In addition, we maintain a supplemental unfunded defined contribution plan for employees in a grandfathered defined benefit plan.

    Retiree medical and dental coverage is offered on a contributory basis to certain eligible employees who meet the age and service requirements.

EMPLOYEE STOCK PURCHASE PLAN


    We have adopted an employee stock purchase plan for all employees customarily employed at least 20 hours per week. The plan is available to employees in the United States and to certain international employees. Employees who enroll in the plan may purchase shares quarterly through payroll deductions from their base salary at a purchase price equal to 85% of the fair market value of our common stock on either the first business day or the last business day of the quarterly offering period, whichever is lower. The amount of common stock that may be purchased by a participant through the plan is generally limited to $25,000 per year. The plan authorizes the sale of up to 1,000,000 shares of our common stock.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    All of the outstanding shares of our common stock are, and will be, prior to the offering date, held by Tyco Capital.

    The following table sets forth information known to us concerning shares of our common stock expected to be beneficially owned prior to and after the offering date by:

    - each person or entity known by us to own, or whom we expect to own as of the offering date, more than 5% of the outstanding shares of CIT common stock;

    - each person whom we currently know will be one of our directors as of the offering date;

    - each person whom we currently know will be one of our Named Executive Officers as of the offering date; and

    - all persons whom we currently know will be our directors and executive officers as of the offering date, as a group.

    With respect to our directors and Named Executive Officers, and our directors and executive officers as a group, the information set forth below is based solely on the number of shares of our common stock which such persons would be deemed to beneficially own as a result of the ownership of options and restricted shares as described in "Management--Treatment of Tyco Options and Tyco Restricted Shares Held by CIT Employees."

    In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to options to purchase shares that are exercisable within 60 days of the offering date. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. The information set forth below does not take into account any shares of our common stock that may be acquired in the offering.

    Unless otherwise indicated, the address for each listed stockholder is: c/o CIT Group Inc., 1211 Avenue of the Americas, New York, New York 10036. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares.


                                                                                                             PERCENTAGE OF
                                      NUMBER OF SHARES                                                         OWNERSHIP
                                        BENEFICIALLY                                                      -------------------
                                           OWNED                                     NUMBERS OF SHARES
                                        PRIOR TO THE     NUMBER OF SHARES OFFERED    BENEFICIALLY OWNED   PRIOR TO    AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER      OFFERING       PURSUANT TO THIS OFFERING   AFTER THE OFFERING   OFFERING   OFFERING
------------------------------------  ----------------   -------------------------   ------------------   --------   --------
Tyco Capital Ltd. ................
  The Zurich Centre, Second Floor,
  Suite 201
  90 Pitts Bay Road
  Pembroke HM 08, Bermuda
                                         200,000,000             200,000,000                    --          100%        --

Albert R. Gamper, Jr...............
                                                  --                      --               354,357(1)        --          *

John S. Chen.......................
                                                  --                      --                 5,604(2)        --          *

William A. Farlinger...............
                                                  --                      --                   792(3)        --          *

Hon. Thomas H. Kean................
                                                  --                      --                 7,815(4)        --          *

Edward J. Kelly, III...............
                                                  --                      --                    --           --         --

Peter J. Tobin.....................
                                                  --                      --                 5,403(5)        --          *

Thomas B. Hallman..................
                                                  --                      --                 7,197           --          *

                                                                                                             PERCENTAGE OF
                                      NUMBER OF SHARES                                                         OWNERSHIP
                                        BENEFICIALLY                                                      -------------------
                                           OWNED                                     NUMBERS OF SHARES
                                        PRIOR TO THE     NUMBER OF SHARES OFFERED    BENEFICIALLY OWNED   PRIOR TO    AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER      OFFERING       PURSUANT TO THIS OFFERING   AFTER THE OFFERING   OFFERING   OFFERING
------------------------------------  ----------------   -------------------------   ------------------   --------   --------
Joseph M. Leone....................
                                                  --                      --                68,680(6)        --          *

Lawrence A. Marsiello..............
                                                  --                      --                78,378(7)        --          *

Nikita Zdanow......................
                                                  --                      --               105,466(8)        --          *

ALL EXECUTIVE OFFICERS AND DIRECTORS
  AS A GROUP (14 persons):.........
                                                  --                      --               852,649(9)        --          *


------------------------------

*   Indicates less than 1%


(1) Includes 231,579 shares that Mr. Gamper has the right to acquire through the exercise of stock options.



(2) Consists of shares that Mr. Chen has the right to acquire through the exercise of stock options.



(3) Consists of shares that Mr. Farlinger has the right to acquire through the exercise of stock options.



(4) Consists of shares that the Hon. Mr. Kean has the right to acquire through the exercise of stock options.



(5) Consists of shares that Mr. Tobin has the right to acquire through the exercise of stock options.



(6) Includes 60,665 shares that Mr. Leone has the right to acquire through the exercise of stock options.



(7) Includes 69,654 shares that Mr. Marsiello has the right to acquire through the exercise of stock options.



(8) Includes 96,306 shares that Mr. Zdanow has the right to acquire through the exercise of stock options.



(9) Includes 677,249 shares that all executive officers and directors as a group have the right to acquire through the exercise of stock options.

                   RELATIONSHIP WITH TYCO AFTER THE OFFERING
                         AND RELATED PARTY TRANSACTIONS

    The following is a description of the material terms of the agreements and arrangements involving our company and either Tyco or its direct or indirect subsidiaries.

GENERAL

    Tyco acquired us in June 2001 and we are currently an indirect, wholly-owned subsidiary of Tyco. Prior to the offering date, some of our directors and executive officers were also directors, officers and employees of Tyco and/or its other subsidiaries.

    In the ordinary course of business, we have entered into a number of agreements with Tyco and its subsidiaries relating to our historical business and our relationship with the Tyco group of companies, the material terms of which are described below. In addition, in connection with the offering, we will enter into agreements with Tyco relating to our separation from Tyco and the ongoing relationship of the two companies after the offering date, as described below. We will enter into these agreements while we are still a wholly-owned subsidiary of Tyco and the agreements will become effective concurrently with the completion of the offering.

AGREEMENTS RELATING TO THE OFFERING


    Tyco and we will enter into a number of agreements relating to the offering. Forms of the agreements that we summarized below have been filed as exhibits to the registration statement of which this prospectus forms a part.


SEPARATION AGREEMENT


    We will enter into a separation agreement to address claims that may arise with respect to our respective businesses. The separation agreement provides for cross-indemnification and mutual releases designed principally to place financial responsibility for possible third-party claims relating to our business with us and financial responsibility for possible third-party claims relating to Tyco's businesses with Tyco. The cross-indemnification includes liabilities for misstatements relating to the registration of our common stock. In addition, Tyco will indemnify us against liabilities for misstatements in filings and press releases made to comply with the securities laws, unless the misstatements are solely attributable to us. The separation agreement also provides for the parties' access to information, insurance, cooperation in the event of litigation and avoidance of conduct or statements that would be injurious to one another.



TAX AGREEMENT



    We will enter into an agreement pursuant to which Tyco will indemnify us for any income-based tax liabilities, determined on a non-consolidated basis, imposed on TCH or CIT Group Inc. (Del) for periods or partial periods ending on or prior to the date that CIT Group Inc. (Nevada) merges with TCH. Tyco will also indemnify us for any liability of ours or of CIT Group Inc. (Nevada) or TCH for any income-based taxes imposed as a result of the merger of CIT Group Inc. (Nevada) with TCH or TCH's merger with us. We will also be indemnified for any penalties imposed on us resulting from the late filing of U.S. federal income tax returns that were prepared by or under the direction of Tyco on our behalf and for late payments related to those returns. Tyco will also indemnify us for any liability for U.S. federal income taxes and income taxes of New York, New Jersey and any other state for which a unitary return was filed resulting from a tax position reflected on any applicable income tax return prepared by or under the direction of Tyco on our behalf which was taken by Tyco in a manner inconsistent with our past practices. Tyco will not indemnify us, however, for any tax liability resulting from a claim for refund filed by or on behalf of the predecessor of CIT Group Inc. (Nevada) on May 30, 2002. The agreement further provides that we will pay Tyco for the use of any tax attributes of

TCH existing as of the date of the merger of CIT Group Inc. (Nevada) with TCH. We anticipate that as of the date of the merger, the tax attributes of TCH will consist of net operating losses. The payments to Tyco will be based on the actual tax benefits that we realize from the TCH tax attributes.


FINANCIAL SERVICES COOPERATION AGREEMENT

    We plan to enter into an agreement with Tyco pursuant to which we may have the opportunity to provide financing for Tyco customers after this offering. Pursuant to this agreement, Tyco may offer us the opportunity in appropriate circumstances to develop financing programs under which we could offer Tyco customers financing, leasing, rental and related financial services and products. We may also have the opportunity to provide other financial services to Tyco, including financial advisory services and lease, rental and other types of financing services in connection with the acquisition of products and services from third party suppliers. This agreement will remain in effect until terminated by either party on 90 days' notice.

OPERATING AGREEMENT

    When Tyco acquired us, CIT and Tyco entered into an Operating Agreement, dated as of June 1, 2001, that provided that CIT and Tyco will not engage in transactions, including finance, underwriting and asset management and servicing transactions, unless the transactions are at arm's-length and for fair value. In particular, Tyco agreed that we will have sole discretion and decision-making authority where we are underwriting, managing and servicing assets in transactions originated through Tyco. CIT and Tyco also agreed to limit dividends and distributions from CIT to Tyco to (i) fifteen percent (15%) of our cumulative net income, plus (ii) the net capital contributions by Tyco to CIT, in each case through the date of such dividend, distribution or declaration, and that CIT will at all times maintain our books, records and assets separately from Tyco. The Operating Agreement will terminate when CIT ceases to be a subsidiary of Tyco.

AMENDMENT TO CIT INDENTURES

    On February 14, 2002, CIT amended its public debt indentures to prohibit CIT from:

    - declaring or paying any dividend, or making any other payment or distribution on its capital stock to Tyco or any of Tyco's affiliates, except dividends or distributions payable in common stock of CIT,

    - purchasing, redeeming or otherwise acquiring or retiring for value any capital stock of CIT except in exchange for the common stock of CIT,

    - purchasing or selling any material properties or assets from or to, or consummating any other material transaction with, Tyco or any of Tyco's affiliates, except on terms that are no less favorable than those that could be reasonably expected to be obtained in a comparable transaction with an unrelated third party, or

    - making any investment in Tyco or any of Tyco's affiliates in the form of
      (1) advances, loans or other extensions of credit to Tyco or any of Tyco's affiliates, (2) capital contributions to or in Tyco or any of Tyco's affiliates, or (3) acquisitions of any bonds, notes, debentures or other debt instruments of, or any stock, partnership, membership or other equity or beneficial interests in, Tyco or any of Tyco's affiliates.


These restrictions do not restrict the merger of CIT with and into CIT's immediate parent corporation, or a merger of CIT's immediate parent corporation with and into CIT, provided that the surviving corporation of the merger has a consolidated tangible net worth immediately after the merger that is not less than the consolidated tangible net worth of CIT immediately prior to the merger. These provisions will no longer apply if (i) CIT and its subsidiaries are consolidated or merged into another entity (other than Tyco or any of Tyco's affiliates) or substantially all of CIT and its subsidiaries' properties, common stock or assets are sold, assigned, leased, transferred, conveyed or otherwise disposed of in one or more transactions or (ii) once Tyco owns less than 50% of the common stock of CIT as long as at least two-thirds of the directors of CIT are not affiliated with Tyco.


OTHER TRANSACTIONS


    On September 30, 2001, we sold at net book value certain international subsidiaries to a non-U.S. subsidiary of Tyco. As a result of this sale, we had receivables from affiliates totaling $1,440.9 million, representing our debt investment in these subsidiaries. CIT charged arm's-length, market-based interest rates on these receivables, and recorded $19.0 million of interest income, as an offset to interest expense, related to those notes for the quarter ended December 31, 2001. A note receivable issued at the time of this transaction of approximately $295 million was collected.



    Following Tyco's announcement on January 22, 2002 that it planned to separate into four independent, publicly-traded companies, we repurchased at net book value the international subsidiaries on February 11, 2002. In conjunction with this repurchase, the receivables from affiliates of $1,588.1 million on the Consolidated Balance Sheet at December 31, 2001 was satisfied.


    We have entered into a number of equipment loans and leases with affiliates of Tyco. Lease terms generally range from 3 to 12 years. Tyco has guaranteed payment and performance obligations under each loan and lease agreement. At March 31, 2002, the aggregate amount outstanding under these equipment loans and leases was approximately $84.2 million, and the aggregate amount outstanding upon delivery of all applicable equipment will be approximately $129.3 million.


    We have periodically entered into receivables and portfolio purchase agreements with affiliates of Tyco, pursuant to which we purchase conditional purchase agreements, servicing contracts and other forms of receivables between the Tyco affiliate and its customers. Certain of these purchase agreements were entered into prior to the Tyco affiliate agreeing to be acquired by Tyco. In connection with these purchase agreements, we have entered into related agency agreements whereby Tyco affiliates agree to act as agents for purposes of collecting and processing the receivables. At March 31, 2002, the aggregate amount outstanding under these purchase agreements was approximately
$32.8 million. During the quarter ended September 30, 2001, certain subsidiaries of Tyco sold receivables totaling $318.0 million to us in a factoring transaction for $297.8 million in cash. The difference of $20.2 million represents a holdback of $15.9 million and a discount of $4.3 million (fee income which is recognized as income over the term of the transaction).


    During the quarter ended December 31, 2001, we increased the capacity available under the factoring program with Tyco from $318.0 million to $384.4 million and sold receivables for $360.0 million in cash. The difference of $24.4 million represents a holdback of $19.2 million and a discount of $5.2 million (fee income which is recognized by CIT as income over the term of the transaction). On April 28, 2002, the capacity of the program was reduced to $337.6 million.

    Certain of CIT's expenses, such as third-party consulting and legal fees, are paid by Tyco and billed to CIT. As of March 31, 2002, CIT has outstanding payables to subsidiaries of Tyco totaling $26.3 million related primarily to these charges.


    On May 1, 2002, we assumed a third-party corporate aircraft lease obligation from Tyco. The assumed lease obligation is approximately $16.0 million and extends for 134 months beginning on May 1, 2002. Prior to Tyco's acquisition of us, we had an agreement to purchase this aircraft directly from the previous owner.


                          DESCRIPTION OF CAPITAL STOCK


    Our authorized capital stock consists of 600,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. The following summary of the terms and provisions of our capital stock does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation and by-laws, copies of which are included as exhibits to the registration statement on Form S-1 of which this prospectus is a part, and applicable law.


COMMON STOCK


    Prior to this offering, 200,000,000 shares of common stock were outstanding. Each share of common stock entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of the shares of common stock will possess all voting power. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast, subject to state law and any voting rights granted to any of the holders of preferred stock. Notwithstanding the foregoing, approval of the following three matters requires the vote of holders of 66 2/3% of our outstanding capital stock entitled to vote in the election of directors: (i) amending, repealing or adopting of by-laws by the stockholders; (ii) removing directors (which is permitted for cause only); and (iii) amending, repealing or adopting any provision that is inconsistent with certain provisions of our certificate of incorporation. The holders of common stock do not have any preemptive rights. There are no subscription, redemption, conversion or sinking fund provisions with respect to the common stock.


    Subject to any preferential rights of any outstanding series of preferred stock that our board of directors may create, from time to time, the holders of common stock will be entitled to dividends as may be declared from time to time by the board of directors from funds available therefor. Upon liquidation of CIT, subject to the rights of holders of any preferred stock outstanding, the holders of common stock will be entitled to receive our assets remaining after payment of liabilities proportionate to their pro rata ownership of the outstanding shares of common stock.

    All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, fully-paid and nonassessable.

PREFERRED STOCK


    Our board of directors has the authority, without further action of our stockholders, to issue up to 100,000,000 shares of preferred stock, par value $0.01 per share, in one or more series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designations of the series. The issuance of preferred stock could adversely affect the holders of common stock. The potential issuance of preferred stock may have the effect of discouraging, delaying or preventing a change of control of CIT, may discourage bids for the common stock at a premium over market price of the common stock and may adversely affect the market price of the common stock. As of the date of this prospectus, we do not have any shares of preferred stock outstanding, and we have no current plans to issue any shares of preferred stock.


ANTI-TAKEOVER EFFECTS OF DELAWARE GENERAL CORPORATION LAW AND CERTAIN CHARTER
  PROVISIONS

    The provisions of the Delaware General Corporation Law and our certificate of incorporation and by-laws summarized below may have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in a premium being paid over the market price of our common stock, and discouraging, delaying or preventing changes in control or management of CIT.

    We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

    Our certificate of incorporation provides that the approval of certain matters requires the vote of holders of 66 2/3% of our outstanding capital stock entitled to vote in the election of directors. These matters include amending, repealing or adopting of by-laws by the stockholders, removing directors (which is permitted for cause only) and amending, repealing or adopting any provision that is inconsistent with certain provisions of our certificate of incorporation. Further, our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by a consent in writing. Special meetings of our stockholders may be called only by our board of directors. In addition, our by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock will be The Bank of New York.

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                        SHARES ELIGIBLE FOR FUTURE SALE


    Sales of a substantial number of shares of our common stock after the offering, or the public perception that these sales may occur, could depress the market price of our common stock and could materially impair our ability to raise capital through the sale of additional equity securities. Immediately after the offering, 200,216,534 shares of our common stock will be outstanding (or 220,216,534 shares if the underwriters exercise the over-allotment option in full). Immediately after the offering, all of the 200,000,000 shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act of 1933, unless held by our "affiliates," as that term is defined by the SEC and, if applicable, subject to the terms of the lock-up agreements described below. Upon completion of this offering, 216,534 shares of CIT restricted stock will be issued in substitution for Tyco restricted shares. In addition, in connection with this offering, we will issue options to purchase an aggregate of 14,158,707 shares of our common stock; of those options, options for 2,749,720 shares will be immediately exercisable upon completion of this offering. The amount of shares of restricted stock and 3,253,558 of the shares subject to options to be granted concurrently with this offering are estimated based upon the assumption that the initial public offering price per share of the CIT common stock is $27.00 (which is the mid-point of the range set forth on the cover page of this prospectus) and that the closing price per Tyco share just prior to the offering is $11.05 (which was the closing price on June 11, 2002). We intend to register the issuance of these shares of CIT restricted stock and the shares underlying our options on Form S-8 as described below. Accordingly, such shares of CIT restricted stock and shares purchased upon exercise of the options will be available for sale in the public market, subject to the vesting restrictions on the restricted shares, the limitation on the resale of our shares by "affiliates" under Rule 144 and the restrictions imposed under the terms of the lock-up agreements described below. The CIT restricted stock issued in substitution for Tyco restricted shares will have the same time-based vesting as such Tyco restricted shares, with 46,878 shares vesting on June 1, 2003 and 169,656 shares vesting on June 1, 2004. In addition, shares may vest earlier under other conditions described under "Management--Retention Agreements." The options to be issued in connection with this offering are described under "Management--Treatment of Tyco Options and Tyco Restricted Shares Held by CIT Employees" and "Management--Long-Term Equity Compensation Plan--Founders Stock Option Grants."



    We have agreed that, without the prior written consent of Goldman, Sachs & Co. and Lehman Brothers Inc., as the representatives of the underwriters, we will not, directly or indirectly, offer, sell or dispose of any common stock or any securities which may be converted into or exchanged for any common stock for a period of 180 days from the date of this prospectus (other than (x) pursuant to any employee benefit plan or stock option plan described in this prospectus, or (y) common stock issued as consideration in acquisitions, provided that the aggregate amount of common stock issued in such acquisitions does not exceed 10% of our shares of common stock outstanding immediately after the closing of this offering and provided further that any recipient of 10% or more of the shares issued as consideration in any single acquisition of a business or entity that is not publicly held shall agree in writing to be bound by the lock-up agreement for the remainder of the 180-day period). All of our executive officers and directors have agreed under lock-up agreements not to, without the prior written consent of the representatives of the underwriters, directly or indirectly, offer, sell or otherwise dispose of any common stock or any securities which may be converted into or exchanged or exercised for any common stock for a period of 180 days from the date of this prospectus. The lock-up agreements described above may be released at any time as to all or any portion of the common stock subject to such agreements at the sole discretion of the representatives of the underwriters.



    An aggregate of 27,000,000 shares of our common stock are reserved for issuance under our benefit plans, including the shares described above. We intend to file registration statements on Form S-8 covering the sale of the shares of common stock issued under the benefit plans. Accordingly, shares of common stock registered under any such registration will be available for sale in the public market upon issuance of such shares of common stock pursuant to the respective plan, unless such shares of common stock are subject to vesting restrictions, subject to limitation on resale by "affiliates" pursuant to Rule 144 or subject to the lock-up agreements described above.


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                MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
                       FOR NON-UNITED STATES STOCKHOLDERS

    This is a general summary of material United States federal income and estate tax considerations with respect to your acquisition, ownership and disposition of our common stock if you are a beneficial owner of shares of our common stock who is not:

    - a citizen or resident of the United States;

    - a corporation, or other entity that has elected to be treated as a corporation, created or organized in, or under the laws of, the United States or any political subdivision of the United States;

    - an estate, the income of which is subject to United States federal income taxation regardless of its source;

    - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or that has otherwise validly elected to be treated as a United States person.

    This summary does not address all of the United States federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under United States income tax laws (such as a "controlled foreign corporation," "passive foreign investment company," "foreign personal holding company," company that accumulates earnings to avoid United States federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities or former United States citizen or resident). This summary does not discuss any aspect of state, local or non-United States taxation. This summary is based on current provisions of the Internal Revenue Code ("Code"), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service ("IRS") and all other applicable authorities, all of which are subject to change, possibly with retroactive effect.

    If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of a partner and the activities of the partnership. Persons who are partners of partnerships holding the common stock should consult their tax advisors.

    This summary is not intended as tax advice. We urge prospective non-United States stockholders to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

DIVIDENDS

    In general, any distributions we make to you with respect to your shares of common stock that constitute dividends for United States federal income tax purposes will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN). A distribution will constitute a dividend for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of common stock and, to the extent it exceeds your basis, as gain from the disposition of your shares of common stock.

    Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment maintained by you) generally will not be subject to United States withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends

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generally will be subject to United States federal income tax, net of certain deductions, at the same graduated rates applicable to United States persons. If you are a corporation, effectively connected income may also be subject to a "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

SALE OR OTHER DISPOSITION OF COMMON STOCK

    You generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of your shares of common stock unless:

    - the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment you maintain);

    - you are an individual who holds your shares of common stock as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet certain other conditions, and you are not eligible for relief under an applicable income tax treaty; or

    - we are or have been a "United States real property holding corporation" for United States federal income tax purposes (which we believe we are not, have never been, and do not anticipate we will become) at any time within the shorter of the five-year period preceding disposition or your holding period for your shares of common stock.

    Even if we are, have been or become a "United States real property holding corporation" for U.S. federal income tax purposes, assuming the common stock is regularly traded on an established securities market, you will only be subject to U.S. federal income tax on the disposition of common stock under these rules (described in the third bullet above) if you hold or held (at any time during the period described in the third bullet) more than 5% of the common stock.

    Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States federal income tax, net of certain deductions, at the same rates applicable to United States persons. If you are a corporation, the branch profits tax also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from United States tax under the treaty. If you are described in the second bullet point above, you generally will be subject to United States tax at a rate of 30% on the gain realized, although the gain may be offset by United States source capital losses realized during the same taxable year.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    We must report annually to the IRS the amount of dividends we pay to you on your shares of common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

    The United States imposes a backup withholding tax on dividends and certain other types of payments to United States persons. You generally will not be subject to backup withholding tax on dividends you receive on your shares of common stock if you provide proper certification (usually on an IRS
Form W-8BEN) or otherwise meet documentary evidence requirements for establishing your status as a non-United States person or otherwise establish an exemption.

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    The gross proceeds from the sale or other disposition of our common stock may be subject to information reporting and backup withholding tax. If you sell your shares of common stock through a United States broker or the United States office of a non-U.S. broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also backup withhold on that amount unless you provide appropriate certification (usually on an IRS Form W-8BEN) to the broker of your status as a non-United States person or the holder otherwise establishes an exemption. Information reporting also applies if you sell your shares of common stock through a non-U.S. broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States. However, information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of common stock outside the United States through a non-U.S. office of a non-U.S. broker that does not have certain specified connections to the United States.

    Any amounts withheld with respect to your shares of common stock under the backup withholding rules will be refunded to you or credited against your United States federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

ESTATE TAX

    Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of his or her death will be included in the individual's gross estate for United States federal estate tax purposes and therefore may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise. Recently enacted legislation reduces the maximum federal estate tax rate over an eight year period beginning in 2002 and eliminates the tax for estates of decedents dying after December 31, 2009. In the absence of renewal legislation, these amendments will expire and the federal estate tax provisions in effect immediately prior to January 1, 2002 will be restored for estates of decedents dying after December 31, 2010.

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                                  UNDERWRITING


    Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below, for whom Goldman, Sachs & Co. and Lehman Brothers Inc., as joint lead managers and joint book-running managers, are acting as representatives, has severally agreed to purchase from Tyco Capital, on a firm commitment basis, subject only to the conditions contained in the underwriting agreement, the respective number of shares of common stock shown opposite its name below.



                                                               NUMBER OF
UNDERWRITERS                                                     SHARES
------------                                                  ------------
Goldman, Sachs & Co.........................................
Lehman Brothers Inc.........................................
J.P. Morgan Securities Inc..................................
Banc of America Securities LLC..............................
Credit Suisse First Boston Corporation......................
Salomon Smith Barney Inc....................................
Merrill, Lynch, Pierce, Fenner & Smith
           Incorporated.....................................
Bear, Stearns & Co. Inc.....................................
CIBC World Markets Corp.....................................
Deutsche Bank Securities Inc................................
First Union Securities, Inc.................................
UBS Warburg LLC.............................................
                                                              ------------
  Total.....................................................   200,000,000


    The underwriting agreement provides that the underwriters' obligations to purchase our common stock depend on the satisfaction of the conditions contained in the underwriting agreement, which include:

    - if any shares of common stock are purchased by the underwriters, then all of the shares of common stock the underwriters agreed to purchase must be purchased;

    - if an underwriter defaults, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated;


    - the representations and warranties made by us, Tyco, Tyco Capital and TCH to the underwriters are true;


    - there is no material change in the financial markets; and


    - we, Tyco, Tyco Capital and TCH deliver customary closing documents to the underwriters.


OVER-ALLOTMENT OPTION


    We have granted to the underwriters an option to purchase up to an aggregate of 20,000,000 shares of common stock, exercisable to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. Goldman, Sachs & Co. and Lehman Brothers Inc., as joint lead managers, joint book-running managers and representatives, may exercise this option on behalf of the underwriters at any time until 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriter's initial commitment as indicated in the preceding table.


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COMMISSIONS AND EXPENSES


    The representatives have advised Tyco Capital and us that the underwriters propose to offer the common stock directly to the public at the public offering price presented on the cover page of this prospectus, and to selected dealers, that may include the underwriters, at the public offering price less a selling
concession not in excess of $         per share. The underwriters may allow, and
the selected dealers may reallow, a concession not in excess of $         per
share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.


    The following table summarizes the underwriting discounts and commissions Tyco Capital and we will pay. The underwriting discounts and commissions are equal to the public offering price per share, less the amount paid to us per
share. The underwriting discounts and commissions equal    % of the initial
public offering price.

                                                                                   TOTAL
                                                                      -------------------------------
                                                                         WITHOUT            WITH
                                                          PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                          ---------   --------------   --------------
Underwriting discounts and commissions to be paid to the
  underwriters by Tyco Capital..........................   $             $                $
Underwriting discounts and commissions to be paid to the
  underwriters by us....................................   $             $                $


    We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $10,000,000.


LOCK-UP AGREEMENTS


    We have agreed that, without the prior written consent of Goldman, Sachs & Co. and Lehman Brothers Inc., as joint lead managers, joint book-running managers and representatives of the underwriters, we will not, directly or indirectly, offer, sell or dispose of any common stock or any securities which may be converted into or exchanged for any common stock for a period of 180 days from the date of this prospectus (other than (x) pursuant to any employee benefit plan or stock option plan described in this prospectus, or (y) common stock issued as consideration in acquisitions, provided that the aggregate amount of common stock issued in such acquisitions does not exceed 10% of our shares of common stock outstanding immediately after the closing of this offering and provided further that any recipient of 10% or more of the shares issued as consideration in any single acquisition of a business or entity that is not publicly held shall agree in writing to be bound by the lock-up agreement for the remainder of the 180-day period). All of our executive officers and directors have agreed under lock-up agreements not to, without the prior written consent of the representatives of the underwriters, directly or indirectly, offer, sell or otherwise dispose of any common stock or any securities which may be converted into or exchanged or exercised for any common stock for a period of 180 days from the date of this prospectus. The lock-up agreements described above may be released at any time as to all or any portion of the common stock subject to such agreements at the sole discretion of the representatives of the underwriters.


OFFERING PRICE DETERMINATION

    Since Tyco acquired us in June 2001, there has been no public market for our common stock. The initial public offering price has been negotiated between the representatives and Tyco Capital and us. In determining the initial public offering price of our common stock, the representatives considered:

    - prevailing market conditions;

    - our historical performance and capital structure;

    - estimates of our business potential and earnings prospects;

    - an overall assessment of our management; and

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    - the consideration of these factors in relation to market valuation of companies in related businesses.

INDEMNIFICATION

    We, Tyco and Tyco Capital have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    The representatives may engage in over-allotment, stabilizing transactions, syndicate short covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

    - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option, in whole or in part, or purchasing shares in the open market.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

    - Syndicate short covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

    These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

    Neither we, Tyco, Tyco Capital nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

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LISTING


    Our common stock has been approved for listing on the New York Stock Exchange under the symbol "CIT" subject to official notice of issuance. In connection with that listing, the underwriters have undertaken to sell the minimum number of shares to the minimum number of beneficial owners necessary to meet the New York Stock Exchange listing requirements.


STAMP TAXES

    Purchasers of the shares of our common stock offered by this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.

OFFERS AND SALES IN CANADA


    This prospectus is not, and under no circumstances is it to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus with the relevant Canadian securities regulators and only by a dealer registered in accordance with local provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.



OFFERS AND SALES IN OTHER JURISDICTIONS



    Each underwriter has acknowledged and agreed that the shares have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.



    Each underwriter offering shares has acknowledged and agreed that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong and (ii) it has not issued or had in its possession for the purpose of issue and will not issue or have in its possession for the purpose of the issue any invitation or advertisement relating to the shares in Hong Kong (except if permitted to do so by the securities laws of Hong Kong) other than with respect to shares intended to be disposed of to persons outside Hong Kong or to be disposed of only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or as agent.



    Each of the underwriters has agreed that it has not and will not offer or sell any shares or distribute any document or other material relating to the shares, either directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 106C of the Companies Act, Chapter 50 of Singapore (the "Singapore Companies Act") or (ii) to a sophisticated investor in accordance with the conditions specified in Section 106D of the Singapore Companies Act or
(iii) otherwise pursuant to, and in accordance with the conditions of, any other provision of the Singapore Companies Act.



    The shares may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

    Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act of 2000 ("FSMA")) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.


DIRECTED SHARE PROGRAM


    At Tyco's request, the underwriters are reserving for offering to certain eligible employees of Tyco, CIT and their respective subsidiaries (including officers and directors of Tyco and CIT) through a directed share program up to 2,000,000 shares of common stock at the initial public offering price. The number of shares of common stock available for sale to the general public in the initial public offering will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered. Salomon Smith Barney Inc. will serve as the administrator of the directed share program. Tyco will pay Salomon Smith Barney Inc. an administrative fee of $1 million and will reimburse Salomon Smith Barney Inc. for its expenses related to the directed share program. Salomon Smith Barney Inc. will receive the underwriting discounts and commissions with respect to the shares sold through the directed share program.


DISCRETIONARY SALES

    The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares of our common stock offered by them.

ELECTRONIC DISTRIBUTION

    A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us and Tyco Capital to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.


    Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by an underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us, Tyco Capital or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.


OTHER


    In the ordinary course of business, certain of the underwriters or their affiliates have engaged from time to time in various financings and banking transactions with us, and may do so in the future. We have entered into a $3.72 billion, 364-day credit agreement, expiring March 26, 2003 and a $3.72 billion, five-year credit agreement, expiring March 25, 2005 with Credit Suisse First Boston, New York Branch, an affiliate of Credit Suisse First Boston Corporation, JP Morgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., Lehman Commercial Paper Inc., an affiliate of Lehman
Brothers Inc., Citibank, N.A., an affiliate of Salomon Smith Barney Inc., Bank of America, N.A., an affiliate of Banc of America Securities LLC, Deutsche Bank, AG, New York Branch and/or Deutsche Bank, AG, Cayman Islands Branch, affiliates of Deutsche Bank Securities Inc., First Union National Bank, an affiliate of Wachovia Securities, Inc., UBS AG, Stamford Branch, an affiliate of UBS Warburg LLC, Canadian Imperial Bank of Commerce, an affiliate of CIBC World Markets Corp., and Merrill Lynch Bank (USA), an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. CIT Financial Ltd., one of our affiliates, has entered into, and we have provided a guaranty in connection with, a C$500 million, 364-day credit agreement, expiring March 26, 2003 with Credit Suisse First Boston Canada, an affiliate of Credit Suisse First Boston Corporation, JP Morgan Chase Bank, Citibank Canada, an affiliate of Salomon Smith Barney Inc., Bank of America Canada, an affiliate of Banc of America Securities LLC, Canadian Imperial Bank of Commerce and Deutsche Bank Canada, an affiliate of Deutsche Bank Securities Inc. Capita Corporation, one of our affiliates, is a borrower, and we are a guarantor, under a $765 million, five-year credit agreement, expiring April 13, 2003 with Credit Suisse First Boston, New York Branch, JP Morgan Chase Bank, Salomon Brothers Holding
Company Inc., an affiliate of Salomon Smith Barney Inc., Bank of America, N.A. Canadian Imperial Bank of Commerce and Deutsche Bank, AG, New York Branch and/or Deutsche Bank, AG, Cayman Islands Branch.



    Certain of the underwriters or their affiliates have also provided from time to time, and expect to provide in the future, investment banking, financial advisory and other related services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. Lehman Brothers Inc., Salomon Smith Barney Inc. and certain underwriters participated in the recent offering of our 7.375% Senior Notes Due 2007 and 7.750% Senior Notes Due 2012. Lehman Brothers Inc. and J.P. Morgan Securities Inc. are lead agents, and several of the underwriters are agents, for our global medium term note program. Goldman, Sachs & Co., Lehman Brothers Inc., and Salomon Smith Barney Inc. acted as financial advisors in connection with the acquisition of us by Tyco. Salomon Smith Barney Inc. also acted as our financial advisor in the sale of our UK equipment finance division to GE Capital. Finally, certain of the underwriters have participated, and participate from time to time, as underwriters, asset purchasers or administrative agents in connection with securitizations by us of a wide variety of assets. These underwriters received customary compensation in connection with these transactions.



    We and the underwriters and our respective affiliates also participate together from time to time in investment activities. In particular, we are an investor, through our affiliate, The CIT Group Equity Investment Inc., in the Constellation Venture Capital, L.P., and the Constellation Venture Capital II, L.P., which are both venture capital funds formed and managed by Bear, Stearns & Co. Inc. and its affiliates.



    Because affiliates of the underwriters may receive more than 10% of the net proceeds from the offering, the offering is being conducted in accordance with Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. (the "NASD"). The rule requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. Goldman, Sachs & Co. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. Goldman, Sachs & Co. will receive $10,000 from us as compensation for such role.



    Lehman Brothers has engaged in discussions in the past with Tyco regarding a possible acquisition of CIT for $5 billion. These discussions have been terminated.

    First Union Securities, Inc. (acting under the trade name Wachovia Securities) is an indirect, wholly-owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, institutional and capital markets businesses through its various bank, broker-dealer and nonbank subsidiaries (including First Union Securities, Inc.) under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus, however, do not include Wachovia Securities, Inc., member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and an affiliate of First Union Securities, Inc., which may or may not be participating as a selling dealer in the distribution of the common stock offered by this prospectus.

                                 LEGAL MATTERS

    The validity of the issuance of the common stock offered in this prospectus will be passed upon for CIT by Wilmer, Cutler & Pickering, Washington, D.C. Legal matters related to the offering will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York. Milbank, Tweed, Hadley & McCloy LLP acts as counsel from time to time in matters for Tyco and CIT.

                                    EXPERTS

    The consolidated balance sheet of CIT Group Inc. as of September 30, 2001, and the related consolidated statements of income, changes in shareholder's equity and cash flows for the periods from January 1, 2001 to June 1, 2001 and June 2, 2001 to September 30, 2001, included in this prospectus and the registration statement of which this prospectus forms a part, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated balance sheet as of December 31, 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows of The CIT Group, Inc. and subsidiaries for each of the years in the two-year period ended December 31, 2000, have been included in this prospectus and the registration statement of which this prospectus forms a part, in reliance on the report of KPMG LLP, independent accountants, also included herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

    The stand-alone balance sheet of CIT Group Inc. (Del) as of September 30, 2001, included in this prospectus and the registration statement of which this prospectus forms a part, has been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


    The consolidated balance sheet of Tyco Capital Holding, Inc. as of September 30, 2001, and the related consolidated statements of income, changes in shareholder's equity and cash flows for the period from October 13, 2000 (date of inception), to September 30, 2001, included in this prospectus and the registration statement of which this prospectus forms a part, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                       CHANGE IN INDEPENDENT ACCOUNTANTS

    Prior to Tyco's acquisition of CIT, the independent auditor for The CIT Group, Inc., a Delaware corporation and CIT's predecessor, was KPMG LLP. The independent accountants for Tyco are PricewaterhouseCoopers LLP. On June 1, 2001, in connection with the acquisition, Tyco and CIT jointly determined that CIT would terminate its audit engagement with KPMG LLP and enter into an audit engagement with PricewaterhouseCoopers LLP, in order to facilitate the auditing of Tyco's consolidated financial statements. CIT's board of directors approved the appointment of PricewaterhouseCoopers LLP as the independent accountants for CIT.

    In connection with the audits of the two fiscal years ended December 31, 2000, and the subsequent unaudited interim period through June 1, 2001, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

    The audit reports of KPMG LLP on the consolidated financial statements of The CIT Group, Inc. and subsidiaries as of and for the years ended December 31, 2000 and 1999, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to CIT and our common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 after payment of fees prescribed by the SEC. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.


    CIT Group Inc., a Nevada corporation, is currently subject to reporting under the Securities Exchange Act as a result of its public debt securities and files periodic reports and other information with the SEC. CIT Group Inc., a Nevada corporation, currently qualifies for the reduced reporting format available to wholly-owned subsidiaries of public companies. At the time of the completion of the offering, CIT Group Inc., a Nevada corporation, will be merged into Tyco Capital Holding, Inc., and that combined entity will merge into CIT Group Inc. (Del), a Delaware corporation, which will be renamed CIT Group Inc. and will succeed to the reporting obligations of CIT Group Inc. In addition, as a result of the offering, CIT will become subject to the full informational requirements of the Securities Exchange Act. CIT will fulfill its obligations with respect to such requirements by filing periodic reports and other information with the SEC. CIT intends to furnish its stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

                                 CIT GROUP INC.
                         INDEX TO FINANCIAL STATEMENTS


CIT Group Inc. (formerly Tyco Capital Corporation):

  Report of Independent Accountants (PricewaterhouseCoopers
    LLP)....................................................     F-3

  Report of Independent Accountants (PricewaterhouseCoopers
    LLP)....................................................     F-4

  Independent Auditor's Report (KPMG LLP)...................     F-5

  Consolidated Balance Sheets as of September 30, 2001
    (successor) and December 31, 2000 (predecessor).........     F-6

  Consolidated Statements of Income for the periods June 2,
    2001 through September 30, 2001 (successor), January 1,
    2001 through June 1, 2001 (predecessor) and for the
    years ended December 31, 2000 and 1999 (predecessor)....     F-7

  Consolidated Statements of Shareholder's Equity for the
    periods June 2, 2001 through September 30, 2001
    (successor), January 1, 2001 through June 1, 2001
    (predecessor) and for the years ended December 31, 2000
    and 1999 (predecessor)..................................     F-8

  Consolidated Statements of Cash Flows for the periods June
    2, 2001 through September 30, 2001 (successor), January
    1, 2001 through June 1, 2001 (predecessor) and for the
    years ended December 31, 2000 and 1999 (predecessor)....     F-9

  Notes to Consolidated Financial Statements................    F-10

CIT Group Inc. Interim Financial Statements:................    F-51

  Unaudited Consolidated Balance Sheets as of March 31, 2002
    and September 30, 2001..................................    F-53

  Unaudited Consolidated Statements of Income for the
    quarter and six months ended
    March 31, 2002 (successor) and March 31, 2001
    (predecessor)...........................................    F-54

  Unaudited Consolidated Statement of Shareholder's Equity
    for the six months ended March 31, 2002 (successor).....    F-55

  Unaudited Consolidated Statements of Cash Flows for the
    six months ended March 31, 2002 (successor) and
    March 31, 2001 (predecessor)............................    F-56

  Notes to Consolidated Financial Statements (Unaudited)....    F-57

CIT Group Inc. (Del) stand-alone:...........................    F-73

  Report of Independent Accountants (PricewaterhouseCoopers
    LLP)....................................................    F-75

  Balance Sheets as of March 31, 2002 (unaudited) and
    September 30, 2001......................................    F-76

  Notes to Financial Statement..............................    F-77

Tyco Capital Holding, Inc. Consolidated Financial
Statements:.................................................    F-79

  Report of Independent Accountants (PricewaterhouseCoopers
    LLP)....................................................    F-81

  Consolidated Balance Sheet as of September 30, 2001.......    F-82

  Consolidated Statement of Income for the period
    October 13, 2000 (date of inception) through
    September 30, 2001......................................    F-83

  Consolidated Statement of Shareholder's Equity for the
    period October 13, 2000 (date of inception) through
    September 30, 2001......................................    F-84

  Consolidated Statement of Cash Flows for the period
    October 13, 2000 (date of inception) through
    September 30, 2001......................................    F-85

  Notes to Consolidated Financial Statements................     F86

Tyco Capital Holding, Inc. Interim Consolidated Financial
Statements:.................................................   F-117

  Unaudited Consolidated Balance Sheet as of September 30,
    2001....................................................   F-119

  Unaudited Consolidated Statement of Income for the six
    months ended March 31, 2002.............................   F-120

  Unaudited Consolidated Statement of Shareholder's Equity
    for the six months ended March 31, 2002.................   F-121

  Unaudited Consolidated Statement of Cash Flows for the six
    months ended March 31, 2002.............................   F-122

  Notes to Consolidated Financial Statements (unaudited)....   F-123

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of CIT Group Inc.

    In our opinion, the accompanying consolidated balance sheet as of September 30, 2001 and the related consolidated statements of income, of shareholder's equity and of cash flows present fairly, in all material respects, the financial position of CIT Group Inc. (formerly Tyco Capital Corporation) and its subsidiaries at September 30, 2001, and the results of their operations and their cash flows for the period from June 2, 2001 through September 30, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    As discussed in Note 1 to the financial statements, on January 1, 2001 the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" and on June 2, 2001, the Company changed its basis of accounting for purchased assets and liabilities.

PricewaterhouseCoopers LLP
New York, New York
October 18, 2001, except as to the fourth paragraph of Note 1, which is as of February 11, 2002.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of CIT Group Inc.

    In our opinion, the accompanying consolidated statements of income, of shareholder's equity and of cash flows present fairly, in all material respects, the results of operations and cash flows of CIT Group Inc. (formerly Tyco Capital Corporation) and its subsidiaries for the period from January 1, 2001 through June 1, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    As discussed in Note 1 to the financial statements, on January 1, 2001 the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

PricewaterhouseCoopers LLP
New York, New York
October 18, 2001

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors of
The CIT Group, Inc.:

    We have audited the accompanying consolidated balance sheet of The CIT Group, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2000. These consolidated financial statements are the responsibility of CIT's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of The CIT Group, Inc. and subsidiaries at December 31, 2000, and the results of their operations and cash flows for each of the years in the two-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
Short Hills, New Jersey
January 25, 2001

                        CIT GROUP INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN MILLIONS)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2001            2000
                                                              -------------   -------------
                                                               (SUCCESSOR)    (PREDECESSOR)
ASSETS
Financing and leasing assets:
  Finance receivables.......................................    $31,879.4        $33,497.5
  Reserve for credit losses.................................       (492.9)          (468.5)
                                                                ---------        ---------
  Net finance receivables...................................     31,386.5         33,029.0
  Operating lease equipment, net............................      6,402.8          7,190.6
  Finance receivables held for sale.........................      2,014.9          2,698.4
Cash and cash equivalents...................................        808.0            812.1
Receivables from affiliates.................................        200.0               --
Goodwill and other intangible assets, net...................      6,569.5          1,964.6
Other assets................................................      3,708.4          2,995.1
                                                                ---------        ---------
TOTAL ASSETS................................................    $51,090.1        $48,689.8
                                                                =========        =========

LIABILITIES AND SHAREHOLDER'S EQUITY
Debt:
  Commercial paper..........................................    $ 8,869.2        $ 9,063.5
  Variable-rate senior notes................................      9,614.6         11,130.5
  Fixed-rate senior notes...................................     17,113.9         17,571.1
  Subordinated fixed-rate notes.............................        100.0            200.0
                                                                ---------        ---------
Total debt..................................................     35,697.7         37,965.1
Credit balances of factoring clients........................      2,392.9          2,179.9
Accrued liabilities and payables............................      2,141.5          2,287.6
                                                                ---------        ---------
TOTAL LIABILITIES...........................................     40,232.1         42,432.6
                                                                ---------        ---------

Commitments and Contingencies (Note 19)

Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely debentures
  of the Company............................................        260.0            250.0
Shareholder's Equity:
  Parent company investment.................................     10,422.4               --
  Common stock..............................................           --              2.7
  Paid-in capital...........................................           --          3,527.2
  Retained earnings.........................................        252.4          2,603.3
  Accumulated other comprehensive (loss) income.............        (76.8)            11.7
  Treasury stock, at cost...................................           --           (137.7)
                                                                ---------        ---------
TOTAL SHAREHOLDER'S EQUITY..................................     10,598.0          6,007.2
                                                                ---------        ---------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY..................    $51,090.1        $48,689.8
                                                                =========        =========

                See Notes to Consolidated Financial Statements.

                        CIT GROUP INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                 (IN MILLIONS)

                                                                                         YEARS ENDED
                                                                                        DECEMBER 31,
                                         JUNE 2 THROUGH     JANUARY 1 THROUGH   -----------------------------
                                       SEPTEMBER 30, 2001     JUNE 1, 2001          2000            1999
                                       ------------------   -----------------   -------------   -------------
                                          (SUCCESSOR)         (PREDECESSOR)     (PREDECESSOR)   (PREDECESSOR)
FINANCE INCOME.......................       $1,676.5            $2,298.8          $5,248.4        $2,565.9
Interest expense.....................          597.1             1,022.7           2,497.7         1,293.4
                                            --------            --------          --------        --------
Net finance income...................        1,079.4             1,276.1           2,750.7         1,272.5
Depreciation on operating lease
  equipment..........................          448.6               588.1           1,281.3           355.1
                                            --------            --------          --------        --------
Net finance margin...................          630.8               688.0           1,469.4           917.4
Provision for credit losses..........          116.1               216.4             255.2           110.3
                                            --------            --------          --------        --------
Net finance margin after provision
  for credit losses..................          514.7               471.6           1,214.2           807.1
Other revenue........................          335.1               237.5             912.0           350.8
                                            --------            --------          --------        --------
OPERATING MARGIN.....................          849.8               709.1           2,126.2         1,157.9
                                            --------            --------          --------        --------
Salaries and general operating
  expenses...........................          338.9               446.0           1,035.2           516.0
Goodwill amortization................           59.8                37.8              86.3            25.7
Acquisition-related costs............             --                54.0                --              --
                                            --------            --------          --------        --------
OPERATING EXPENSES...................          398.7               537.8           1,121.5           541.7
                                            --------            --------          --------        --------
Income before provision for income
  taxes..............................          451.1               171.3           1,004.7           616.2
Provision for income taxes...........         (195.0)              (85.1)           (381.2)         (214.9)
Minority interest in subsidiary trust
  holding solely debentures of the
  Company, after tax.................           (3.6)               (4.9)            (11.9)          (11.9)
                                            --------            --------          --------        --------
NET INCOME...........................       $  252.5            $   81.3          $  611.6        $  389.4
                                            ========            ========          ========        ========

                See Notes to Consolidated Financial Statements.

                        CIT GROUP INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                                 (IN MILLIONS)

                                                                                                     ACCUMULATED
                                             PARENT                                                     OTHER           TOTAL
                                            COMPANY      COMMON    PAID-IN    TREASURY   RETAINED   COMPREHENSIVE   SHAREHOLDER'S
                                           INVESTMENT    STOCK     CAPITAL     STOCK     EARNINGS   INCOME (LOSS)      EQUITY
                                           ----------   --------   --------   --------   --------   -------------   -------------
DECEMBER 31, 1998 (PREDECESSOR)..........  $      --    $   1.7    $  952.5    $(25.4)   $1,772.8      $   --         $ 2,701.6
Net income...............................                                                   389.4                         389.4
Foreign currency translation
  adjustments............................                                                                 0.3               0.3
Unrealized gain on equity and
  securitization investments, net........                                                                 2.5               2.5
                                                                                                                      ---------
Total comprehensive income...............                                                                                 392.2
                                                                                                                      ---------
Cash dividends...........................                                                   (64.6)                        (64.6)
Repurchase of common stock...............                                       (45.1)                                    (45.1)
Issuance of common stock and exchangeable
  shares in connection with the Newcourt
  acquisition............................                   1.0     2,562.7                                             2,563.7
Restricted common stock grants...........                               6.6                                                 6.6
                                           ---------    -------    --------    ------    --------      ------         ---------
DECEMBER 31, 1999 (PREDECESSOR)..........         --        2.7     3,521.8     (70.5)    2,097.6         2.8           5,554.4
Net income...............................                                                   611.6                         611.6
Foreign currency translation
  adjustments............................                                                                 4.3               4.3
Unrealized gain on equity and
  securitization investments, net........                                                                 4.6               4.6
                                                                                                                      ---------
Total comprehensive income...............                                                                                 620.5
                                                                                                                      ---------
Cash dividends...........................                                                  (105.9)                       (105.9)
Repurchase of common stock...............                                       (67.2)                                    (67.2)
Restricted common stock grants...........                               5.4                                                 5.4
                                           ---------    -------    --------    ------    --------      ------         ---------
DECEMBER 31, 2000 (PREDECESSOR)..........         --        2.7     3,527.2    (137.7)    2,603.3        11.7           6,007.2
Net income...............................                                                    81.3                          81.3
Foreign currency translation
  adjustments............................                                                               (33.7)            (33.7)
Cumulative effect of new accounting
  principle..............................                                                              (146.5)           (146.5)
Change in fair values of derivatives
  qualifying as cash flow hedges.........                                                                 0.6               0.6
                                                                                                                      ---------
Total comprehensive loss.................                                                                                 (98.3)
                                                                                                                      ---------
Cash dividends...........................                                                   (52.9)                        (52.9)
Issuance of treasury stock...............                                        27.6                                      27.6
Restricted common stock grants...........                              12.4                                                12.4
                                           ---------    -------    --------    ------    --------      ------         ---------
JUNE 1, 2001 (PREDECESSOR)...............         --        2.7     3,539.6    (110.1)    2,631.7      (167.9)          5,896.0
Recapitalization at acquisition..........    3,539.6         --    (3,539.6)       --          --          --                --
Effect of push-down accounting of Tyco's
  purchase price on CIT's net assets.....    5,945.1       (2.7)         --     110.1    (2,631.7)      167.9           3,588.7
                                           ---------    -------    --------    ------    --------      ------         ---------
JUNE 1, 2001 (SUCCESSOR).................    9,484.7         --          --        --          --          --           9,484.7
Net income...............................                                                   252.5                         252.5
Cash dividends...........................                                                    (0.1)                         (0.1)
Foreign currency translation
  adjustments............................                                                               (13.4)            (13.4)
Change in fair values of derivatives
  qualifying as cash flow hedges.........                                                               (63.4)            (63.4)
                                                                                                                      ---------
Total comprehensive income...............                                                                                 175.6
                                                                                                                      ---------
Tax benefit on stock transactions........       39.4                                                                       39.4
Capital contribution from Parent.........      898.3                                                                      898.3
                                           ---------    -------    --------    ------    --------      ------         ---------
SEPTEMBER 30, 2001 (SUCCESSOR)...........  $10,422.4    $    --    $     --    $   --    $  252.4      $(76.8)        $10,598.0
                                           =========    =======    ========    ======    ========      ======         =========

                See Notes to Consolidated Financial Statements.

                        CIT GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN MILLIONS)

                                                                                                        YEARS ENDED
                                                                                                       DECEMBER 31,
                                                        JUNE 2 THROUGH     JANUARY 1 THROUGH   -----------------------------
                                                      SEPTEMBER 30, 2001     JUNE 1, 2001          2000            1999
                                                      ------------------   -----------------   -------------   -------------
                                                         (SUCCESSOR)         (PREDECESSOR)     (PREDECESSOR)   (PREDECESSOR)
CASH FLOWS FROM OPERATIONS:
Net income..........................................      $    252.5          $     81.3        $    611.6      $    389.4
Adjustments to reconcile net income to net cash
  flows from operations:
  Provision for credit losses.......................           116.1               216.4             255.2           110.3
  Depreciation and amortization.....................           521.3               642.4           1,408.7           402.8
  Special charges...................................              --                78.1                --              --
  Provision for deferred federal income taxes.......           163.6                52.5             211.5           163.5
  Gains on equipment, receivable and investment
    sales...........................................          (119.1)              (96.3)           (371.8)         (109.3)
  (Decrease) increase in accrued liabilities and
    payables........................................          (356.0)              (17.0)            449.0           221.2
  (Increase) decrease in other assets...............          (473.5)               69.9            (690.9)         (125.6)
  Other.............................................           (67.3)               34.9              29.0            32.3
                                                          ----------          ----------        ----------      ----------
Net cash flows provided by operations...............            37.6             1,062.2           1,902.3         1,084.6
                                                          ----------          ----------        ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Loans extended......................................       (15,493.1)          (20,803.0)        (49,275.8)      (39,657.9)
Collections on loans................................        12,750.6            18,520.2          41,847.5        34,315.7
Proceeds from asset and receivable sales............         5,213.0             2,879.6           7,055.4         3,733.2
Purchases of assets to be leased....................          (756.9)             (694.0)         (2,457.6)       (1,633.2)
Purchases of finance receivable portfolios..........              --                  --          (1,465.6)         (492.1)
Net increase in short-term factoring receivables....          (471.2)             (131.0)           (175.4)         (242.9)
Acquisitions, net of cash acquired..................              --                  --                --          (538.0)
Other...............................................             3.2               (24.4)            (79.4)          (36.0)
                                                          ----------          ----------        ----------      ----------
Net cash flows provided by (used for) investing
  activities........................................         1,245.6              (252.6)         (4,550.9)       (4,551.2)
                                                          ----------          ----------        ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of variable and fixed
  rate notes........................................         1,000.0             6,246.6          12,645.3         7,700.0
Repayments of variable and fixed-rate notes.........        (3,272.2)           (6,491.5)        (10,143.2)       (5,538.3)
Net (decrease) increase in commercial paper.........        (1,007.8)              813.6              89.5         2,571.2
Net repayments of non-recourse leveraged lease
  debt..............................................           (26.6)               (8.7)            (31.2)         (156.8)
Capital contributions from Parent...................           675.0                  --                --              --
Cash dividends paid.................................              --               (52.9)           (105.9)          (64.6)
Issuance (purchase) of treasury stock...............              --                27.6             (67.2)          (45.1)
                                                          ----------          ----------        ----------      ----------
Net cash flows (used for) provided by financing
  activities........................................        (2,631.6)              534.7           2,387.3         4,466.4
                                                          ----------          ----------        ----------      ----------
Net (decrease) increase in cash and cash
  equivalents.......................................        (1,348.4)            1,344.3            (261.3)          999.8
Cash and cash equivalents, beginning of period......         2,156.4               812.1           1,073.4            73.6
                                                          ----------          ----------        ----------      ----------
Cash and cash equivalents, end of period............      $    808.0          $  2,156.4        $    812.1      $  1,073.4
                                                          ==========          ==========        ==========      ==========
SUPPLEMENTARY CASH FLOW DISCLOSURE:
Interest paid.......................................      $    652.9          $  1,067.6        $  2,449.7      $  1,268.9
Federal, foreign and state and local income taxes
  paid..............................................      $     31.4          $     14.7        $     28.4      $     66.4

SUPPLEMENTARY NON-CASH DISCLOSURE:
Push-down of purchase price by Parent...............      $  9,484.7          $       --        $       --      $       --
Stock issued for acquisition........................      $       --          $       --        $       --      $  2,563.7

                See Notes to Consolidated Financial Statements.

                        CIT GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CIT Group Inc. ("CIT" or the "Company," formerly known as Tyco Capital Corporation and previously The CIT Group, Inc.) is a diversified finance company engaging in vendor, equipment, commercial, consumer and structured financing and leasing activities. CIT operates primarily in North America, with locations in Europe, Latin America, Australia and the Asia-Pacific region.

BASIS OF PRESENTATION

    The Consolidated Financial Statements include the results of CIT and its subsidiaries and have been prepared in United States dollars, unless indicated otherwise, in accordance with generally accepted accounting principles in the United States. On June 1, 2001, CIT was acquired by a wholly-owned subsidiary of Tyco International Ltd. in a purchase business combination (see Note 2). Tyco International Ltd. and its subsidiaries, excluding CIT and its subsidiaries, are referred to herein as the "Parent" or "Tyco." In accordance with the guidelines for accounting for business combinations, the purchase price paid by Tyco plus related purchase accounting adjustments have been "pushed down" and recorded in CIT's financial statements for the periods after June 1, 2001, resulting in a new basis of accounting for the "successor" period beginning June 2, 2001. As of the acquisition date, assets and liabilities were recorded at estimated fair value in the CIT financial statements. Any resulting premiums or discounts are being accreted or amortized on a level yield basis over the remaining estimated lives of the corresponding assets or liabilities. Information relating to all "predecessor" periods prior to the acquisition is presented using CIT's historical basis of accounting. CIT will continue to operate its businesses independently as an indirect wholly-owned subsidiary of Tyco.

    CIT consolidates companies in which it owns or controls more than fifty percent of the voting shares unless control is likely to be temporary. All significant intercompany transactions have been eliminated. Prior period amounts have been reclassified to conform to the current presentation. The 1999 acquisitions, which included Newcourt Credit Group Inc. ("Newcourt") and two acquisitions in the Commercial Finance segment, were accounted for using the purchase method of accounting. The acquisitions affect the comparability of the Consolidated Financial Statements as the Consolidated Statements of Income reflect results of the acquired operations for the full nine months of 2001 and the full year 2000, as compared to a partial year for each acquisition for 1999.

    On February 11, 2002, CIT repurchased certain international subsidiaries that had previously been sold to an affiliate of Tyco on September 30, 2001. The reacquisition of these subsidiaries has been accounted for as a merger of entities under common control. Accordingly, the balances contained within the financial statements and footnotes include the results of operations, financial position and cash flows of the international subsidiaries repurchased from Tyco for all periods presented.

FINANCING AND LEASING ASSETS

    CIT provides funding for a variety of financing arrangements, including term loans, lease financing and operating leases. The amounts outstanding on loans and leases are referred to as finance receivables and, when combined with finance receivables held for sale, net book value of operating lease equipment, and certain investments, represent financing and leasing assets.

    At the time of designation for sale, securitization or syndication by management, assets are classified as finance receivables held for sale. These assets are carried at the lower of aggregate cost or market value.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME RECOGNITION

    Finance income includes interest on loans, the accretion of income on direct financing leases, and rents on operating leases. Related origination and other nonrefundable fees and direct origination costs are deferred and amortized as an adjustment of finance income over the contractual life of the transactions. Income on finance receivables other than leveraged leases is recognized on an accrual basis commencing in the month of origination using methods that generally approximate the interest method. Leveraged lease income is recognized on a basis calculated to achieve a constant after-tax rate of return for periods in which CIT has a positive investment in the transaction, net of related deferred tax liabilities. Rental income on operating leases is recognized on an accrual basis.

    The accrual of finance income on commercial finance receivables is generally suspended and an account is placed on non-accrual status when payment of principal or interest is contractually delinquent for 90 days or more, or earlier when, in the opinion of management, full collection of all principal and interest due is doubtful. Given the nature of revolving credit facilities, including those combined with term loan facilities (advances and interest accruals increase revolving loan balances and payments reduce revolving loan balances), the placement of revolving credit facilities on non-accrual status includes the review of other qualitative and quantitative credit-related factors, and generally does not result in the reversal of significant amounts of accrued interest. To the extent the estimated fair value of collateral does not satisfy both the principal and accrued interest outstanding, accrued but uncollected interest at the date an account is placed on non-accrual status is reversed and charged against income. Subsequent interest received is applied to the outstanding principal balance until such time as the account is collected, charged-off or returned to accrual status. The accrual of finance income on consumer loans is suspended, and all previously accrued but uncollected income is reversed, when payment of principal and/or interest on consumer finance receivables is contractually delinquent for 90 days or more.

    Other revenue includes the following: (1) factoring commissions,
(2) commitment, facility, letters of credit and syndication fees, (3) servicing fees and (4) gains and losses from the sales of leasing equipment, venture capital investments and sales and securitizations of finance receivables.

LEASE FINANCING

    Direct financing leases are recorded at the aggregate future minimum lease payments plus estimated residual values less unearned finance income. Operating lease equipment is carried at cost less accumulated depreciation and is depreciated to estimated residual value using the straight-line method over the lease term or projected economic life of the asset. Equipment acquired in satisfaction of loans and subsequently placed on operating lease is recorded at the lower of carrying value or estimated fair value when acquired. Lease receivables include leveraged leases, for which a major portion of the funding is provided by third party lenders on a nonrecourse basis, with CIT providing the balance and acquiring title to the property. Leveraged leases are recorded at the aggregate value of future minimum lease payments plus estimated residual value, less nonrecourse third party debt and unearned finance income. Management performs periodic reviews of the estimated residual values with impairment, other than temporary, recognized in the current period.

RESERVE FOR CREDIT LOSSES ON FINANCE RECEIVABLES

    The consolidated reserve for credit losses is periodically reviewed for adequacy considering economic conditions, collateral values and credit quality indicators, including historical and expected

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) charge-off experience and levels of past due loans and non-performing assets. Changes in economic conditions or other events affecting specific obligors or industries may necessitate additions or deductions to the consolidated reserve for credit losses. In management's judgment the consolidated reserve for credit losses is adequate to provide for credit losses inherent in the portfolio.

CHARGE-OFF OF FINANCE RECEIVABLES

    Finance receivables are reviewed periodically to determine the probability of loss. Charge-offs are taken after considering such factors as the borrower's financial condition and the value of underlying collateral and guarantees (including recourse to dealers and manufacturers). Such charge-offs are deducted from the carrying value of the related finance receivables. To the extent that an unrecovered balance remains due, a final charge-off is taken at the time collection efforts are deemed no longer useful. Charge-offs are recorded on consumer and certain small ticket commercial finance receivables beginning at 180 days of contractual delinquency based upon historical loss severity. Collections on accounts previously charged off are recorded as increases to the reserve for credit losses.

IMPAIRED LOANS

    Impaired loans include any loan transaction, outside of homogeneous pools of loans, that is placed on non-accrual status or any troubled debt restructuring. Such loans are subject to periodic individual review by CIT's Asset Quality Review Committee ("AQR"). The AQR, which is comprised of members of senior management, reviews overall portfolio performance, as well as individual accounts meeting certain credit risk grading parameters. Excluded from impaired loans are: 1) certain individual small-dollar, commercial non-accrual loans for which the collateral value supports the outstanding balance and the continuation of earning status, 2) consumer loans, which are subject to automatic charge-off procedures, and 3) short-term factoring customer receivables, generally having terms of no more than 30 days. Loan impairment is defined as any shortfall between the estimated value and the recorded investment in the loan, with the estimated value determined using the fair value of the collateral if the loan is collateral dependent, or the present value of expected future cash flows discounted at the loan's effective interest rate.

LONG-LIVED ASSETS

    A review for impairment of long-lived assets, such as operating lease equipment, is performed at least annually and whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

GOODWILL AND OTHER IDENTIFIED INTANGIBLES

    Goodwill represents the excess of the purchase price over the estimated fair value of identifiable assets acquired, less the estimated fair value of liabilities assumed from business combinations. Goodwill and other intangible assets are amortized from the date of acquisition on a straight-line basis over estimated lives ranging from 5 to 40 years. CIT implemented Statement of Financial Accounting

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets," on
October 1, 2001. See "ACCOUNTING PRONOUNCEMENTS" in Note 1 for more information on SFAS No. 142.

SECURITIZATIONS

    Pools of assets are originated and sold to independent trusts which, in turn, issue securities to investors backed by the asset pools. CIT retains the servicing rights and participates in certain cash flows from the pools. The present value of expected net cash flows (after payment of principal and interest to certificate and/or note holders and credit-related disbursements) that exceeds the estimated cost of servicing is recorded at the time of sale as a "retained interest." Retained interests in securitized assets are included in other assets and classified as available-for-sale securities under SFAS 115. CIT, in its estimation of those net cash flows and retained interests, inherently employs a variety of financial assumptions, including loan pool credit losses, prepayment speeds and discount rates. These assumptions are supported by both CIT's historical experience, market trends and anticipated performance relative to the particular assets securitized. Subsequent to the recording of retained interests, CIT reviews such values quarterly. Fair values of retained interests are calculated utilizing current and anticipated credit losses, prepayment speeds and discount rates and are then compared to the respective carrying values. Losses, representing the excess of carrying value over estimated current fair value, are recorded as an impairment charge
($33.6 million for the nine months ended September 30, 2001 and $3.7 million for the year ended December 31, 2000). Unrealized gains are not credited to current earnings but are reflected in shareholder's equity as part of other comprehensive income.

    During September 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125." SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The adoption of this standard did not have a material effect on the accounting for, or the structure of, CIT's securitization transactions.

OTHER ASSETS

    Assets received in satisfaction of loans are carried at the lower of carrying value or estimated fair value less selling costs, with write-downs at the time of receipt recognized by recording a charge-off. Subsequent write-downs of such assets, which may be required due to a decline in estimated fair market value after receipt, are reflected in general operating expenses.

    Realized and unrealized gains (losses) on marketable equity securities included in CIT's venture capital investment companies are included directly in operations. Unrealized gains and losses, representing the difference between carrying value and estimated current fair market value, for all other debt and marketable equity securities are recorded in other comprehensive income, a separate component of equity.

    Investments in joint ventures are accounted for using the equity method, whereby the investment balance is carried at cost and adjusted for the proportionate share of undistributed earnings or losses. Unrealized intercompany profits and losses are eliminated until realized, as if the joint venture were consolidated.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Investments in debt and equity securities of non-public companies are carried at cost. These valuations are periodically reviewed and a write-down is recorded if a decline in value is considered other than temporary. Gains and losses are recognized upon sale or write-down of these investments as a component of other revenues.

DERIVATIVE FINANCIAL INSTRUMENTS

    CIT uses interest rate, currency swaps and foreign exchange forward contracts as part of a worldwide market risk management program to hedge against the effects of future interest rate and currency fluctuations. CIT does not enter into derivative financial instruments for trading or speculative purposes.

    On January 1, 2001, CIT adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." Derivative instruments are recognized in the balance sheet at their fair values, and changes in fair values are recognized immediately in earnings unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in accumulated other comprehensive income as a separate component of equity, and contractual cash flows, along with the related impact of the hedged items, continue to be recognized in earnings. Any ineffective portion of a hedge is reported in current earnings. Amounts accumulated in other comprehensive income are reclassified to earnings in the same period that the hedged transaction impacts earnings.

    The net interest differential, including premiums paid or received, if any, on interest rate swaps, is recognized on an accrual basis as an adjustment to finance income or as interest expense to correspond with the hedged position. In the event that early termination of a derivative instrument occurs, the gain or loss remains in accumulated other comprehensive income until the hedged transaction is recognized in earnings.

    CIT utilizes foreign exchange forward contracts or cross-currency swaps to convert U.S. dollar borrowings into local currency in such instances that local borrowings are not cost effective or available. CIT also utilizes foreign exchange forward contracts to hedge its net investments in foreign operations. These instruments are designated as hedges and resulting gains and losses are reflected in accumulated other comprehensive income as a separate component of equity.

STOCK-BASED COMPENSATION

    Prior to the Tyco acquisition, stock option plans were accounted for in accordance with Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with APB 25, no compensation expense is recognized for stock options issued. Compensation expense associated with restricted stock awards is recognized over the associated vesting periods.

FOREIGN CURRENCY TRANSLATION

    CIT has operations in Canada, Europe and other countries outside the United States. The functional currency for these foreign operations is the local currency. The value of the assets and liabilities of these operations is translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenue and expense items are translated at the average exchange rates effective during the year. The resulting foreign currency translation gains and losses, as well as offsetting gains

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and losses on hedges of net investments in foreign operations, are reflected in accumulated other comprehensive (loss) income.

INCOME TAXES

    Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been reflected in the Consolidated Financial Statements. Deferred tax liabilities and assets are determined based on the differences between the book values and the tax basis of particular assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

CONSOLIDATED STATEMENTS OF CASH FLOWS

    Cash and cash equivalents includes cash and interest-bearing deposits, which generally represent overnight money market investments of excess cash borrowed in the commercial paper market and maintained for liquidity purposes. Cash inflows and outflows from commercial paper borrowings and most factoring receivables are presented on a net basis in the Statements of Cash Flows, as their original term is generally less than 90 days.

OTHER COMPREHENSIVE INCOME

    Other comprehensive income includes unrealized gains on securitization retained interests, foreign currency translation adjustments pertaining to both the net investment in foreign operations and the related derivatives designated as hedges of such investments and commencing January 1, 2001, the changes in fair values of derivative instruments designated as hedges of future cash flows.

USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING PRONOUNCEMENTS


    In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. In addition, companies are required to review goodwill and intangible assets reported in connection with prior acquisitions, possibly disaggregate and report separately previously identified intangible assets and possibly reclassify certain intangible assets into goodwill. SFAS No. 142 establishes new guidelines for accounting for goodwill and other intangible assets. CIT implemented the provisions of SFAS No. 142 on October 1, 2001. Since adoption, existing goodwill is no longer amortized but instead will be assessed for impairment at least annually. See Note 25 for further discussion related to SFAS No. 142 and goodwill amortization.


    In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. CIT is currently assessing the impact of this new standard.

    In July 2001, the FASB issued SFAS No. 144, "Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. The provisions of this statement provide a single accounting model for impairment of long-lived assets. CIT is currently assessing the impact of this new standard.

NOTE 2--ACQUISITION BY TYCO INTERNATIONAL LTD.

    The purchase price paid by Tyco for CIT plus related purchase accounting adjustments was valued at approximately $9.5 billion and is presented as "Parent company investment" as of June 1, 2001 in the Consolidated Statements of Shareholder's Equity. The $9.5 billion value consisted of the following: the issuance of approximately 133.0 million Tyco common shares valued at $6,650.5 million on June 1, 2001 in exchange for approximately 73% of the outstanding CIT common stock (including exchangeable shares of CIT Exchangeco, Inc.); the payment of $2,486.4 million in cash to Dai-Ichi Kangyo Bank, Limited ("DKB") on June 1, 2001 for approximately 27% of the outstanding CIT common stock; options for Tyco common shares valued at $318.6 million issued in exchange for CIT stock options; and $29.2 million in acquisition-related costs incurred by Tyco. In addition, $22.3 million in acquisition-related costs incurred by Tyco were paid and have been reflected in CIT's equity as an additional capital contribution. The purchase of the CIT common stock held by DKB, which was contingent upon the satisfication of the conditions of the merger, took place immediately prior to the closing of the merger on June 1, 2001.

    CIT recorded acquired assets and liabilities at their estimated fair value. Approximately, $4.7 billion of goodwill and other intangible assets were recorded, which represents the excess of the transaction purchase price over the fair value of net assets acquired and purchase accounting liabilities established which result in additional liabilities. Fair value estimates are subject to future adjustment when appraisals or other valuation data are obtained or when restructuring plans are committed to or finalized. Such liabilities would be recorded as additional purchase accounting adjustments.

    In conjunction with the Tyco acquisition, work force reduction and exit plans were formulated. As of September 30, 2001, 671 employees have been terminated, or have been identified for and notified of early termination. In all cases, the benefit arrangements have been announced to these employees.

    The following table summarizes purchase accounting liabilities recorded in connection with the Tyco acquisition ($ in millions).

                                                 SEVERANCE             OTHER         TOTAL
                                            --------------------   --------------   --------
                                            NUMBER OF
                                            EMPLOYEES   RESERVE       RESERVE       RESERVE
                                            ---------   --------   --------------   --------
Reserves established......................     671       $ 45.8        $ 55.9        $101.7
Fiscal 2001 utilization...................    (408)       (20.2)        (51.5)        (71.7)
                                              ----       ------        ------        ------
Ending balance at September 30, 2001......     263       $ 25.6        $  4.4        $ 30.0
                                              ====       ======        ======        ======

    The severance reserve established was primarily related to corporate administrative personnel in North America. The other reserve established of $55.9 million consists primarily of acquisition-related costs incurred by Tyco. Remaining reserves, not included in the previous table, from acquisitions in prior periods totaled $3.0 million at September 30, 2001.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 2--ACQUISITION BY TYCO INTERNATIONAL LTD. (CONTINUED)
    In addition to the purchase accounting liabilities discussed above, the Company recorded non-recurring acquisition-related transaction costs of $54.0 million for costs incurred by CIT Group Inc. prior to and in connection with its acquisition by Tyco.

NOTE 3--CHANGE IN FISCAL YEAR

    Effective September 30, 2001, we changed our fiscal year end from December 31 to September 30 in order to conform to Tyco's fiscal year end. As a result, the Consolidated Statements of Income, Statements of Shareholder's Equity and Statements of Cash Flows are presented for the successor and predecessor four and five-month periods for the nine months ended September 30, 2001 and each of the two years in the period ended December 31, 2000. The following unaudited financial information is presented to provide comparative results for the nine months ended September 30, 2001 and 2000 ($ in millions).

                                                                     (UNAUDITED)
                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 2001          2000
                                                              ----------   -------------
                                                              (COMBINED)   (PREDECESSOR)
FINANCE INCOME..............................................   $3,975.3       $3,857.2
Interest expense............................................    1,619.8        1,845.5
                                                               --------       --------
Net finance income..........................................    2,355.5        2,011.7
Depreciation on operating lease equipment...................    1,036.7          932.9
                                                               --------       --------
Net finance margin..........................................    1,318.8        1,078.8
Provision for credit losses(1)..............................      332.5          191.4
                                                               --------       --------
Net finance margin after provision for credit losses........      986.3          887.4
Other revenue(1)............................................      572.6          694.7
                                                               --------       --------
OPERATING MARGIN............................................    1,558.9        1,582.1
                                                               --------       --------
Salaries and general operating expenses.....................      784.9          775.9
Goodwill amortization.......................................       97.6           63.8
Acquisition-related costs(1)................................       54.0             --
                                                               --------       --------
OPERATING EXPENSES..........................................      936.5          839.7
                                                               --------       --------
Income before provision for income taxes....................      622.4          742.4
Provision for income taxes..................................     (280.1)        (281.9)
Minority interest in subsidiary trust holding solely solely
  debentures of the Company, after tax......................       (8.5)          (9.0)
                                                               --------       --------
Net income..................................................   $  333.8       $  451.5
                                                               ========       ========

------------------------------

(1) Special charges recorded during the nine months ended September 30, 2001 were $221.6 million ($158.0 million after-tax) consisting of the following:
    provision for credit losses of $89.5 million for certain non-strategic and under-performing equipment leasing and loan portfolios of which the Company expects to dispose; write-downs of $78.1 million for certain equity investments in the telecommunications industry and e-commerce markets of which the Company expects to dispose; and acquisition-related costs of $54.0 million.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 4--FINANCE RECEIVABLES

    The following table presents the breakdown of finance receivables by loans and lease receivables ($ in millions).

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2001            2000
                                                              -------------   -------------
                                                               (SUCCESSOR)    (PREDECESSOR)
Loans.......................................................    $23,590.9        $22,920.4
Leases......................................................      8,288.5         10,577.1
                                                                ---------        ---------
  Finance receivables.......................................    $31,879.4        $33,497.5
                                                                =========        =========

    Included in lease receivables at September 30, 2001 and December 31, 2000 are leveraged lease receivables of $1.0 billion and $1.1 billion, respectively. Leveraged lease receivables exclude the portion funded by third party non-recourse debt payable of $2.4 billion at September 30, 2001 and $2.1 billion at December 31, 2000.

    At September 30, 2001 and December 31, 2000, finance receivables exclude $10.1 billion and $11.1 billion, respectively, of finance receivables previously securitized and still managed by CIT.

    The following table sets forth the contractual maturities of finance receivables ($ in millions).

                                                 AT SEPTEMBER 30,           AT DECEMBER 31,
                                                       2001                       2000
                                               --------------------       --------------------
                                                AMOUNT     PERCENT         AMOUNT     PERCENT
                                               ---------   --------       ---------   --------
                                                   (SUCCESSOR)               (PREDECESSOR)
Due within one year..........................  $14,212.6     44.6%        $14,185.7     42.3%
Due within one to two years..................    5,233.5     16.4           5,450.6     16.3
Due within two to four years.................    4,515.2     14.2           5,774.6     17.2
Due after four years.........................    7,918.1     24.8           8,086.6     24.2
                                               ---------    -----         ---------    -----
  Total......................................  $31,879.4    100.0%        $33,497.5    100.0%
                                               =========    =====         =========    =====

    Non-performing assets reflect both finance receivables on non-accrual status (primarily loans that are ninety days or more delinquent) and assets received in satisfaction of loans (repossessed assets). The following table sets forth the information regarding total non-performing assets ($ in millions):

                                                         AT SEPTEMBER 30,   AT DECEMBER 31,
                                                               2001              2000
                                                         ----------------   ---------------
                                                           (SUCCESSOR)       (PREDECESSOR)
Non-accrual finance receivables........................       $851.6            $704.2
Assets received in satisfaction of loans...............        118.1             123.9
                                                              ------            ------
  Total non-performing assets..........................       $969.7            $828.1
                                                              ======            ======

Percentage of finance receivables......................         3.04%             2.47%
                                                              ======            ======

    At September 30, 2001 and December 31, 2000, the recorded investment in impaired loans totaled $555.3 million and $326.6 million, respectively, with corresponding specific reserve for credit loss allocations of $122.3 million and $59.9 million, respectively, included in the reserve for credit loss. The average monthly recorded investment in impaired loans was $409.8 million, $256.6 million and

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 4--FINANCE RECEIVABLES (CONTINUED)
$116.9 million for the nine months ended September 30, 2001 and the years ended December 31, 2000 and 1999, respectively. After being classified as impaired, there was no finance income recognized on these loans during the nine months ended September 30, 2001 and the years ended December 31, 2000 and 1999. The amount of finance income that would have been recorded under contractual terms for impaired loans would have been $46.1 million, $38.1 million, and $26.9 million for the nine months ended September 30, 2001 and for the years ended December 2000 and 1999, respectively.

NOTE 5--RESERVE FOR CREDIT LOSSES

    The following table presents changes in the reserve for credit losses ($ in millions).

                                                            FOR THE PERIOD ENDED
                                                     -----------------------------------
                                                     SEPTEMBER 30,      DECEMBER 31,
                                                         2001          2000       1999
                                                     -------------   --------   --------
                                                      (COMBINED)        (PREDECESSOR)
Balance, beginning of period.......................     $468.5        $446.9     $263.7
                                                        ------        ------     ------

Provision for credit losses........................      243.0         255.2      110.3
Special impairment of portfolio assets(1)..........       89.5            --         --
Reserves relating to dispositions, acquisitions,
  other............................................      (16.3)          2.0      167.9
                                                        ------        ------     ------
  Additions to the reserve for credit losses.......      316.2         257.2      278.2
                                                        ------        ------     ------

Finance receivables charged-off....................     (309.2)       (255.8)    (111.1)
Recoveries on finance receivables previously
  charged-off......................................       17.4          20.2       16.1
                                                        ------        ------     ------
  Net credit losses................................     (291.8)       (235.6)     (95.0)
                                                        ------        ------     ------
Balance, end of period.............................     $492.9        $468.5     $446.9
                                                        ======        ======     ======
Reserve for credit losses as a percentage of
  finance receivables..............................       1.55%         1.40%      1.44%
                                                        ======        ======     ======

------------------------

(1) Special impairment of portfolio assets of $89.5 million relates to the impairment of certain non-strategic and under-performing equipment leasing and loan portfolios, primarily related to telecommunications.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 6--OPERATING LEASE EQUIPMENT

    The following table provides an analysis of the net book value of operating lease equipment by equipment type at September 30, 2001 and December 31, 2000 ($ in millions).

                                                         AT SEPTEMBER 30,   AT DECEMBER 31,
                                                               2001              2000
                                                         ----------------   ---------------
                                                           (SUCCESSOR)       (PREDECESSOR)
Commercial aircraft....................................      $2,017.2          $1,885.5
Railcars and locomotives...............................       1,242.5           1,697.1
Communications.........................................         799.5             560.4
Information technology.................................         702.1           1,155.4
Business aircraft......................................         359.6             364.0
Manufacturing..........................................         315.7             305.6
Other..................................................         966.2           1,222.6
                                                             --------          --------
  Total................................................      $6,402.8          $7,190.6
                                                             ========          ========

    Included in the preceding table is equipment not currently subject to lease agreements of $247.2 million and $351.0 million at September 30, 2001 and December 31, 2000, respectively.

    Rental income on operating leases, which is included in finance income, totaled $1.3 billion for the nine months ended September 30, 2001, $1.7 billion for the year ended December 31, 2000, and $617.8 million for the year ended December 31, 1999. The following table presents future minimum lease rentals on non-cancelable operating leases as of September 30, 2001. Excluded from this table are variable rentals calculated on the level of asset usage, re-leasing rentals, and expected sales proceeds from remarketing operating lease equipment at lease expiration, all of which are components of operating lease profitability ($ in millions).

YEARS ENDED SEPTEMBER 30,                                    AMOUNT
-------------------------                                   --------
2002......................................................  $1,399.2
2003......................................................     881.4
2004......................................................     457.1
2005......................................................     245.9
2006......................................................     155.0
Thereafter................................................     365.4
                                                            --------
  Total...................................................  $3,504.0
                                                            ========

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 7--CONCENTRATIONS

    The following table summarizes the geographic and industry compositions of financing and leasing portfolio assets at September 30, 2001 and December 31, 2000 ($ in millions):

                                              AT SEPTEMBER 30, 2001       AT DECEMBER 31, 2000
                                              ----------------------      --------------------
                                                AMOUNT      PERCENT        AMOUNT     PERCENT
                                              ----------   ---------      ---------   --------
                                                   (SUCCESSOR)               (PREDECESSOR)
North America:
  Northeast.................................  $ 9,117.9       22.4%       $ 9,099.3     20.8%
  West......................................    7,561.7       18.6          8,336.9     19.0
  Midwest...................................    6,957.3       17.0          7,723.1     17.6
  Southeast.................................    5,505.4       13.5          6,228.6     14.2
  Southwest.................................    4,708.1       11.6          4,940.3     11.4
  Canada....................................    1,952.4        4.8          2,357.4      5.4
                                              ---------      -----        ---------    -----
Total North America.........................   35,802.8       87.9         38,685.6     88.4
Other foreign...............................    4,926.4       12.1          5,099.0     11.6
                                              ---------      -----        ---------    -----
  Total.....................................  $40,729.2      100.0%       $43,784.6    100.0%
                                              =========      =====        =========    =====

                                               AT SEPTEMBER 30, 2001    AT DECEMBER 31, 2000
                                               ----------------------   --------------------
                                                 AMOUNT      PERCENT     AMOUNT     PERCENT
                                               ----------   ---------   ---------   --------
                                                    (SUCCESSOR)            (PREDECESSOR)
Manufacturing(1) (no industry greater than
  3.6%)......................................  $ 8,442.2       20.7%    $ 8,787.2     20.1%
Retail(2)....................................    5,020.9       12.3       4,211.3      9.6
Commercial airlines..........................    3,412.3        8.4       3,557.2      8.1
Home mortgage................................    2,760.2        6.8       2,451.7      5.6
Transportation(3)............................    2,675.8        6.6       3,431.0      7.8
Construction equipment.......................    2,273.7        5.6       2,697.8      6.2
Services.....................................    1,755.3        4.3       1,987.1      4.5
Wholesaling..................................    1,435.7        3.5       1,445.0      3.3
Communications...............................    1,590.3        3.9       1,496.7      3.4
Other (no industry greater than 2.7%)........   11,362.8       27.9      13,719.6     31.4
                                               ---------      -----     ---------    -----
  Total......................................  $40,729.2      100.0%    $43,784.6    100.0%
                                               =========      =====     =========    =====

------------------------------

(1) Includes manufacturers of textiles and apparel, industrial machinery and equipment, electrical and electronic equipment and other industries.

(2)  Includes retailers of apparel (4.9%) and general merchandise (3.3%).

(3) Includes rail, bus, over-the-road trucking industries and business aircraft.

NOTE 8--INVESTMENTS IN EQUITY SECURITIES

   Investments in equity securities designated as available for sale totaled $972.6 million and $849.7 million at September 30, 2001 and December 31, 2000, respectively, and are included in other assets in the Consolidated Balance Sheet.

    Included in CIT's investments in equity securities are retained interests in commercial securitized assets of $843.6 million and consumer securitized assets of $126.5 million at September 30, 2001 and commercial securitized assets of $684.5 million and consumer securitized assets of $155.9 million at

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 8--INVESTMENTS IN EQUITY SECURITIES (CONTINUED)
December 31, 2000. Retained interests include interest-only strips, retained subordinated securities, and cash reserve accounts related to securitizations. The carrying value of the retained interests in securitized assets is reviewed quarterly for valuation impairment.

    The securitization programs cover a wide range of products and collateral types with significantly different prepayment and credit risk characteristics. The prepayment speed, in the tables below, is based on Constant Prepayment Rate ("CPR") which expresses payments as a function of the declining amount of loans at a compound annual rate. Expected credit losses are based upon annual loss rates.

    The key economic assumptions used in measuring the retained interests at the date of securitization for transactions completed during 2001 were as follows:

                                                                  COMMERCIAL
                                                                   EQUIPMENT
                                                              -------------------
Prepayment speed............................................         6.98%--56.74%
Expected credit losses......................................         0.00%--11.08%
Weighted average discount rate..............................         7.94%--16.00%
Weighted average life (in years)............................         0.90 -- 2.61

    Ranges of key economic assumptions used in calculating the fair value of the retained interests in securitized assets by product type at September 30, 2001 were as follows:

                                                                               CONSUMER
                                                             ---------------------------------------------
                                                                 MANUFACTURED
                                        COMMERCIAL              HOUSING & HOME           RECREATIONAL
                                         EQUIPMENT                  EQUITY              VEHICLE & BOAT
                                    -------------------      ---------------------   ---------------------
Prepayment speed..................         6.00%--59.38%        15.60%--25.40%          21.50%--21.50%
Expected credit losses............         0.00%-- 8.08%         0.24%-- 2.77%           0.00%-- 1.51%
Weighted average discount rate....         9.00%--16.00%        13.00%--15.00%          14.00%--15.00%
Weighted average life (in
  years)..........................         0.22 -- 1.98          1.88 -- 3.79            0.16 -- 2.76

    The impact of 10 percent and 20 percent adverse changes to the key economic assumptions on the fair value of retained interests as of September 30, 2001 is shown in the following tables ($ in millions).

                                                                         CONSUMER
                                                              -------------------------------
                                                               MANUFACTURED
                                              COMMERCIAL      HOUSING & HOME    RECREATIONAL
                                              EQUIPMENT           EQUITY       VEHICLE & BOAT
                                              ----------      --------------   --------------
Prepayment speed:
  10 percent adverse change.................    $ (3.2)           $(0.9)            $(2.5)
  20 percent adverse change.................      (5.8)            (1.8)             (4.9)
Expected credit losses:
  10 percent adverse change.................     (25.0)            (0.2)             (2.2)
  20 percent adverse change.................     (50.0)            (0.4)             (4.5)
Weighted average discount rate:
  10 percent adverse change.................     (13.4)            (0.8)             (2.5)
  20 percent adverse change.................     (26.5)            (1.5)             (4.8)

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 8--INVESTMENTS IN EQUITY SECURITIES (CONTINUED)
    These sensitivities are hypothetical and should be used with caution. Changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

    The following tables summarize static pool credit losses, which represent the sum of actual losses (life to date) and projected future credit losses, divided by the original balance of each pool of the respective assets. Amounts shown for each year are a weighted average for the securitizations during the period.

                                                        COMMERCIAL EQUIPMENT SECURITIZATIONS
                                                                       DURING
                                                    --------------------------------------------
                                                       2001              2000             1999
                                                    ----------         --------         --------
                                                    (COMBINED)               (PREDECESSOR)
Actual and projected losses at:
  September 30, 2001.......................            1.92%             3.43%            5.46%
  December 31, 2000........................           --                 1.83%            3.92%
  December 31, 1999........................           --                 --               4.59%

                                                           RECREATIONAL VEHICLE AND BOAT
                                                               SECURITIZATIONS DURING
                                                    --------------------------------------------
                                                       2001              2000             1999
                                                    ----------         --------         --------
                                                    (COMBINED)               (PREDECESSOR)
Actual and projected losses at:
  September 30, 2001.......................           --                 --               2.60%
  December 31, 2000........................           --                 --               2.32%
  December 31, 1999........................           --                 --               2.25%

    The table that follows summarizes certain cash flows received from and paid to securitization trusts for the nine months ended September 30, 2001 ($ in millions).

COMBINED NINE MONTHS ENDED SEPTEMBER 30, 2001                      AMOUNT
---------------------------------------------                     --------
Proceeds from new securitizations...........................      $3,354.5
Other cash flows received on retained interests.............         178.3
Servicing fees received.....................................          50.8
Repurchases of delinquent or foreclosed assets and
  ineligible contracts......................................         (95.3)
Purchases of contracts through clean up calls...............         (72.7)
Reimbursable servicing advances, net........................          (9.1)
                                                                  --------
  Total, net................................................      $3,406.5
                                                                  ========

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 8--INVESTMENTS IN EQUITY SECURITIES (CONTINUED)

    Net charge-offs (excluding special charge-offs) for the nine months ended September 30, 2001 and receivables past due 60 days or more at September 30, 2001 are set forth below, for both finance receivables and managed receivables. In addition to finance receivables, managed receivables include finance receivables previously securitized and still managed by us, but exclude operating leases and equity investments ($ in millions).

                                             CHARGE-OFFS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                                            -----------------------------------------------------------
                                               FINANCE RECEIVABLES               MANAGED RECEIVABLES
                                            -------------------------         -------------------------
                                             AMOUNT          PERCENT           AMOUNT          PERCENT
                                            --------         --------         --------         --------
                                                   (COMBINED)                        (COMBINED)
Commercial............................      $  168.5           0.78%          $  276.6           0.84%
Consumer..............................          43.8           1.56%              67.0           1.33%
                                            --------                          --------
  Total(1)............................      $  212.3           0.87%          $  343.6           0.90%
                                            ========                          ========

                                                  PAST DUE 60 DAYS OR MORE AT SEPTEMBER 30, 2001
                                            -----------------------------------------------------------
                                               FINANCE RECEIVABLES               MANAGED RECEIVABLES
                                            -------------------------         -------------------------
                                             AMOUNT          PERCENT           AMOUNT          PERCENT
                                            --------         --------         --------         --------
                                                   (SUCCESSOR)                       (SUCCESSOR)
Commercial............................      $  915.7           3.18%          $1,386.6           3.63%
Consumer..............................         188.2           6.12%             253.1           4.32%
                                            --------                          --------
  Total...............................      $1,103.9           3.46%          $1,639.7           3.72%
                                            ========                          ========

------------------------------

(1) Including special items, the charge-offs for the nine months ended September 30, 2001 were $291.8 million, or 1.20% of finance receivables and
    $423.2 million, or 1.12% of managed receivables.

NOTE 9--DEBT

   The following table presents data on commercial paper borrowings ($ in millions).

                                                                      AT DECEMBER 31,
                                        AT SEPTEMBER 30,         -------------------------
                                              2001                 2000            1999
                                        ----------------         ---------       ---------
                                          (SUCCESSOR)                  (PREDECESSOR)
Borrowings outstanding................     $ 8,869.2             $ 9,063.5       $ 8,974.0
Weighted average interest rate........         3.37%                 6.57%           5.71%
Weighted average maturity.............       31 days               37 days         27 days

                                                                        FOR THE YEARS ENDED
                                        FOR THE NINE MONTHS                DECEMBER 31,
                                        ENDED SEPTEMBER 30,          -------------------------
                                                2001                   2000            1999
                                        --------------------         ---------       ---------
                                             (COMBINED)                    (PREDECESSOR)
Daily average borrowings..............       $10,142.5               $10,565.1       $ 6,694.5
Maximum amount outstanding............       $11,726.4               $12,868.2       $ 9,295.0
Weighted average interest rate........           4.67%                   6.23%           5.17%

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 9--DEBT (CONTINUED)
    The following tables present fiscal year contractual maturities of total debt at September 30, 2001 and calendar year contractual maturities at December 31, 2000 ($ in millions).

                                               AT SEPTEMBER 30, 2001
                                       --------------------------------------
                                       COMMERCIAL   VARIABLE-RATE               AT DECEMBER 31,
                                         PAPER      SENIOR NOTES      TOTAL          2000
                                       ----------   -------------   ---------   ---------------
                                              (SUCCESSOR)                        (PREDECESSOR)
Due in 2001 (rates ranging from 5.90%
  to 6.97%)..........................   $     --      $     --      $      --      $15,819.0
Due in 2002 (rates ranging from 2.70%
  to 5.54%)..........................    8,869.2       5,725.0       14,594.2        4,355.0
Due in 2003 (rates ranging from 3.50%
  to 4.27%)..........................         --       3,889.6        3,889.6           20.0
                                        --------      --------      ---------      ---------
  Total..............................   $8,869.2      $9,614.6      $18,483.8      $20,194.0
                                        ========      ========      =========      =========

    The consolidated weighted average interest rates on variable-rate senior notes at September 30, 2001 and December 31, 2000 were 3.64% and 6.76%, respectively.

                                             AT SEPTEMBER 30, 2001
                                     -------------------------------------
                                         FIXED-RATE NOTES
                                     -------------------------               AT DECEMBER 31,
                                       SENIOR     SUBORDINATED     TOTAL          2000
                                     ----------   ------------   ---------   ---------------
                                            (SUCCESSOR)                       (PREDECESSOR)
Due in 2001 (rates ranging from
  5.50% to 9.25%)..................  $       --      $    --     $      --      $ 4,682.3
Due in 2002 (rates ranging from
  5.50% to 8.26%)..................     2,356.4        100.0       2,456.4        3,028.4
Due in 2003 (rates ranging from
  4.90% to 8.26%)..................     2,889.0           --       2,889.0        3,851.5
Due in 2004 (rates ranging from
  4.41% to 8.26%)..................     4,391.9           --       4,391.9        1,752.3
Due in 2005 (rates ranging from
  5.50% to 8.26%)..................     4,593.6           --       4,593.6        2,890.6
Due after 2005 (rates ranging from
  3.25% to 8.25%)..................     2,883.0           --       2,883.0        1,566.0
                                     ----------      -------     ---------      ---------
  Total............................  $ 17,113.9      $ 100.0     $17,213.9      $17,771.1
                                     ==========      =======     =========      =========

    Fixed-rate senior and subordinated debt outstanding at September 30, 2001 mature at various dates through 2028, with interest rates ranging from 3.25% to 8.26%. The consolidated weighted-average interest rates on fixed-rate senior and subordinated debt at September 30, 2001 and December 31, 2000 were 6.72% and 6.83%, respectively. At September 30, 2001 and December 31, 2000, foreign-denominated debt (stated in U.S. dollars), which was all fixed-rate debt, totaled $1,306.1 million and $711.9 million, respectively.

    At September 30, 2001, there remained $15.2 billion of registered, but unissued debt securities under a shelf registration statement.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 9--DEBT (CONTINUED)
    The following table represents information on unsecured committed lines of credit with 47 banks that can be drawn upon to support commercial paper borrowings at September 30, 2001 ($ in millions).

MATURITY                                                       AMOUNT
--------                                                      --------
March 2002..................................................  $4,038.0
April 2003..................................................     765.0
March 2005..................................................   3,720.0
                                                              --------
Total credit lines..........................................  $8,523.0
                                                              ========

    The credit line agreements contain clauses that permit extensions beyond the expiration dates upon written consent from the participating banks.

    Certain foreign operations utilize local financial institutions to fund operations. At September 30, 2001, local credit facilities totaled
$252.4 million, of which $133.8 million was undrawn and available.

NOTE 10--DERIVATIVE FINANCIAL INSTRUMENTS

    As part of managing the exposure to changes in market interest rates, CIT, as an end-user, enters into various interest rate swap transactions, all of which are transacted in over-the-counter markets, with other financial institutions acting as principal counterparties. CIT uses derivatives for hedging purposes only, and does not enter into derivative financial instruments for trading or speculative purposes. To ensure both appropriate use as a hedge and hedge accounting treatment, derivatives entered into are designated according to a hedge objective against a specific liability, including commercial paper, or a specifically underwritten debt issue. The notional amounts, rates, indices and maturities of CIT's derivatives are required to closely match the related terms of CIT's hedged liabilities. CIT exchanges variable-rate interest on certain debt instruments for fixed-rate amounts. These interest rate swaps are designated as cash flow hedges. CIT also exchanges fixed-rate interest on certain of its debt for variable-rate. These interest rate swaps are designated as fair value hedges.

    CIT uses foreign exchange forward contracts or cross-currency swaps to convert U.S. dollar borrowings into local currency to the extent that local borrowings are not cost effective or available. CIT also uses foreign exchange forward contracts to hedge its net investment in foreign operations.

    The following table presents the notional principal amounts of interest rate swaps by class and the corresponding hedged liability position at September 30, 2001.

                                       NOTIONAL AMOUNT
         INTEREST RATE SWAPS             IN MILLIONS                    COMMENTS
         -------------------           ---------------                  --------
Floating to fixed-rate swaps               $5,672.0      Effectively converts the interest rate
                                                         on an equivalent amount of commercial
                                                         paper and variable-rate notes to a
                                                         fixed rate.

Fixed to floating-rate swaps                1,220.7      Effectively converts the interest rate
                                                         on an equivalent amount of fixed-rate
                                                         notes to a variable rate.
                                           --------
Total interest rate swaps                  $6,892.7
                                           ========

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 10--DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
    The components of the adjustment to Accumulated Other Comprehensive Loss for derivatives qualifying as hedges of future cash flows at January 1, 2001 and the balance outstanding as of June 1, 2001 and September 30, 2001 are presented in the following table ($ in millions).

                                            ADJUSTMENT OF
                                            FAIR VALUE OF   INCOME TAX   TOTAL UNREALIZED
                                             DERIVATIVES     EFFECTS        LOSS (GAIN)
                                            -------------   ----------   -----------------
Balance at January 1, 2001
  (predecessor)...........................     $236.2         $(89.7)         $146.5
Changes in values of derivatives
  qualifying as cash flow hedges..........       (1.0)           0.4            (0.6)
                                               ------         ------          ------
Balance at June 1, 2001 (predecessor).....      235.2          (89.3)          145.9
Effect of push-down accounting............     (235.2)          89.3          (145.9)
                                               ------         ------          ------
Balance at June 1, 2001 (successor).......         --             --              --
Changes in values of derivatives
  qualifying as cash flow hedges..........      102.3          (38.9)           63.4
                                               ------         ------          ------
Balance at September 30, 2001
  (successor).............................     $102.3         $(38.9)         $ 63.4
                                               ======         ======          ======

    Assuming no change in interest rates, $13.5 million is expected to be reclassified to earnings in fiscal 2002 as contractual cash payments are made. For the nine months ended September 30, 2001, the ineffective portion of changes in the fair value of cash flow hedges amounted to $3.4 million and has been recorded as a reduction to interest expense.

    CIT had cross-currency swaps with a notional principal amount of $1.7 billion at September 30, 2001. The swaps hedge foreign currency and interest rate risk and have maturities ranging from fiscal 2002 to 2024 that correspond with the terms of the hedged debt. CIT had foreign currency exchange forward contracts with a notional principal amount of $3.3 billion at September 30, 2001, with maturities ranging from fiscal 2002 to 2006, to hedge foreign currencies.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 10--DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

    CIT is exposed to credit risk to the extent that the counterparty fails to perform under the terms of a derivative instrument. This risk is measured as the market value of interest rate swaps or foreign exchange forwards with a positive fair value, which totaled $307.5 million at September 30, 2001, reduced by the effects of master netting agreements as presented in Note 20--"Fair Values of Financial Instruments." CIT manages this credit risk by requiring that all derivative transactions be conducted with counterparties rated investment grade by nationally recognized rating agencies, with the majority of the counterparties rated "AA" or higher, and by setting limits on the exposure with any individual counterparty. Accordingly, counterparty credit risk at September 30, 2001 is not considered significant.

    The following table presents the maturity, notional principal amounts and the weighted average interest rates expected to be received or paid, of U.S. dollar interest rate swaps at September 30, 2001 ($ in millions).

                                      FLOATING TO FIXED-RATE                     FIXED TO FLOATING-RATE
                              --------------------------------------       ----------------------------------
MATURITY                                        WEIGHTED AVERAGE                         WEIGHTED AVERAGE
--------                                     -----------------------                  -----------------------
YEARS ENDING                  NOTIONAL       RECEIVE          PAY          NOTIONAL   RECEIVE          PAY
SEPTEMBER 30,                  AMOUNT          RATE           RATE          AMOUNT      RATE           RATE
-------------                 --------       --------       --------       --------   --------       --------
2002........................  $2,035.0         3.03%          6.35%        $   20.0     7.54%          3.47%
2003........................   1,590.5         3.09           6.52            429.4     6.87           3.40
2004........................     384.8         3.28           5.73            313.5     7.15           5.04
2005........................     215.1         2.92           5.23            257.8     6.92           4.79
2006........................     103.7         2.95           5.18               --       --             --
2007 - Thereafter...........     859.2         3.02           5.67            200.0     5.92           2.52
                              --------                                     --------
  Total.....................  $5,188.3         3.06           6.17         $1,220.7     6.81           3.97
                              ========                                     ========

    In addition, at September 30, 2001, CIT had outstanding interest rate swaps denominated in foreign currencies that converted floating-rate debt to fixed-rate debt. The following table presents the maturity, notional principal amounts and the weighted average interest rates expected to be received or paid, of foreign currency interest rate swaps at September 30, 2001 ($ in million).

                                                    WEIGHTED AVERAGE
                                                   -------------------
                                        NOTIONAL   RECEIVE
FOREIGN CURRENCY                         AMOUNT      RATE     PAY RATE   MATURITY RANGE
----------------                        --------   --------   --------   --------------
Canadian Dollar.......................   371.2       4.09%      6.21%     2002 - 2005
Australian Dollar.....................    94.1       4.89       6.40      2002 - 2004
British Pound.........................    14.6       4.48       5.43      2002 - 2024
Italian Lira..........................     3.8       4.31       3.56      2002 - 2002

    All rates were those in effect at September 30, 2001. Variable rates are based on the contractually determined rate or other market rate indices and may change significantly, affecting future cash flows.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 10--DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
    The following table presents the maturity, notional principal amounts of foreign exchange forwards, cross currency swaps and bond forwards at September 30, 2001 ($ in millions).

                                                                 NOTIONAL AMOUNT
MATURITY                                                ---------------------------------
YEARS ENDED                                             FOREIGN EXCHANGE   CROSS-CURRENCY
SEPTEMBER 30,                                               FORWARDS           SWAPS
-------------                                           ----------------   --------------
2002..................................................      $1,918.7          $  (19.1)
2003..................................................       1,174.4             113.6
2004..................................................         144.8              95.5
2005..................................................           0.4           1,368.8
2006..................................................          12.4              61.8
2007 - Thereafter.....................................            --             106.5
                                                            --------          --------
  Total...............................................      $3,250.7          $1,727.1
                                                            ========          ========

    CIT adopted SFAS 133 on January 1, 2001. As a result, CIT recorded a
$146.5 million, net of tax, cumulative effect adjustment to Accumulated Other Comprehensive Loss, for derivatives qualifying as hedges of future cash flows in accordance with this accounting standard.

NOTE 11--PREFERRED CAPITAL SECURITIES

    In February 1997, CIT Capital Trust I (the "Trust"), a wholly-owned subsidiary of CIT, issued in a private offering $250.0 million liquidation value of 7.70% Preferred Capital Securities (the "Capital Securities"), which were subsequently registered with the Securities and Exchange Commission pursuant to an exchange offer. Each capital security was recorded at the liquidation value of $1,000. The Trust subsequently invested the offering proceeds in $250.0 million principal amount Junior Subordinated Debentures (the "Debentures") of CIT, having identical rates and payment dates. The Debentures of CIT represent the sole assets of the Trust. Holders of the Capital Securities are entitled to receive cumulative distributions at an annual rate of 7.70% through either the redemption date or maturity of the Debentures (February 15, 2027). Both the Capital Securities issued by the Trust and the Debentures of CIT owned by the Trust are redeemable in whole or in part on or after February 15, 2007 or at any time in whole upon changes in specific tax legislation, bank regulatory guidelines or securities law at the option of CIT at their liquidation value or principal amount. The securities are redeemable at a specified premium through February 15, 2007, at which time the redemption price will be at par, plus accrued interest. Distributions by the Trust are guaranteed by CIT to the extent that the Trust has funds available for distribution. CIT records distributions payable on the Capital Securities as an operating expense in the Consolidated Statements of Income. The Capital Securities were valued at $260.0 million on June 1, 2001, the date of acquisition by Parent.

NOTE 12--SPECIAL CHARGES

    Net income for the nine months ended September 30, 2001 included a special charge of $221.6 million ($158.0 million after-tax) consisting of the following: provision of $89.5 million for certain non-strategic and under-performing equipment leasing and loan portfolios, primarily in the telecommunications industry, of which the Company expects to dispose; write-downs of $78.1 million for certain equity investments in the telecommunications industry and e-commerce markets of which the Company expects to dispose; and acquisition-related transaction costs of $54.0 million incurred by

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 12--SPECIAL CHARGES (CONTINUED)
CIT prior to and in connection with its acquisition by Tyco. The $78.1 million special write-down is netted in other revenue in the Consolidated Statement of Income and the impairment of portfolio assets $89.5 million are included in the provision for credit losses. The impairment and valuation charges above relate to loans, leases and investments that are being liquidated.

NOTE 13--OTHER REVENUE

    The following table sets forth the components of other revenue ($ in millions).

                                                                                   YEARS ENDED
                                                                                  DECEMBER 31,
                                        JUNE 2 THROUGH     JANUARY 1 THROUGH   -------------------
                                      SEPTEMBER 30, 2001     JUNE 1, 2001        2000       1999
                                      ------------------   -----------------   --------   --------
                                         (SUCCESSOR)         (PREDECESSOR)        (PREDECESSOR)
Fees and other income...............        $212.3              $174.9          $480.9     $161.0
Factoring commissions...............          50.7                61.2           154.7      118.7
Gains on securitizations............          59.0                38.7           109.5       14.7
Gains on sales of leasing
  equipment.........................          14.2                33.7           113.2       56.4
Gains (losses) on venture capital
  investments.......................          (1.1)                7.1            53.7         --
Special write-down of equity
  investments(1)....................            --               (78.1)             --         --
                                            ------              ------          ------     ------
  Total.............................        $335.1              $237.5          $912.0     $350.8
                                            ======              ======          ======     ======

------------------------------

(1) During the period January 1 through June 1, 2001, the Company recorded special write-downs of $78.1 million for certain equity investments in the telecommunications industry and e-commerce markets of which the Company expects to dispose.

NOTE 14--SALARIES AND GENERAL OPERATING EXPENSES

   The following table sets forth the components of salaries and general operating expenses (excluding goodwill amortization) ($ in millions).

                                                                                  YEARS ENDED
                                                                                 DECEMBER 31,
                                       JUNE 2 THROUGH     JANUARY 1 THROUGH   -------------------
                                     SEPTEMBER 30, 2001     JUNE 1, 2001        2000       1999
                                     ------------------   -----------------   --------   --------
                                        (SUCCESSOR)         (PREDECESSOR)        (PREDECESSOR)
Salaries and employee benefits.....        $204.7              $262.0         $  600.7    $309.4
Other operating expenses...........         134.2               184.0            434.5     206.6
                                           ------              ------         --------    ------
  Total............................        $338.9              $446.0         $1,035.2    $516.0
                                           ======              ======         ========    ======

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 15--INCOME TAXES

    The effective tax rate varied from the statutory federal corporate income tax rate as follows.

                                                          NINE MONTHS            YEARS ENDED
                                                             ENDED              DECEMBER 31,
                                                         SEPTEMBER 30,    -------------------------
                                                              2001          2000             1999
                                                         --------------   --------         --------
                                                           (COMBINED)           (PREDECESSOR)
                                                                PERCENTAGE OF PRETAX INCOME
Federal income tax rate................................       35.0%         35.0%            35.0%
Increase (decrease) due to:
  Goodwill amortization................................        5.5           2.1              0.2
  Foreign income taxes.................................        1.8           2.0               --
  State and local income taxes, net of federal income
    tax benefit........................................        2.6           1.6              2.7
  Other................................................        0.1          (2.8)            (3.1)
                                                              ----          ----             ----
Effective tax rate.....................................       45.0%         37.9%            34.8%
                                                              ====          ====             ====

    The provision for income taxes is comprised of the following ($ in millions):

                                                           NINE MONTHS         YEARS ENDED
                                                              ENDED           DECEMBER 31,
                                                          SEPTEMBER 30,    -------------------
                                                               2001          2000       1999
                                                          --------------   --------   --------
                                                            (COMBINED)        (PREDECESSOR)
Current federal income tax provision....................      $   --        $ 31.9     $ 24.0
Deferred federal income tax provision...................       216.1         211.5      163.5
                                                              ------        ------     ------
  Total federal income taxes............................       216.1         243.4      187.5
Foreign income taxes....................................        47.5         113.2        3.0
State and local income taxes............................        16.5          24.6       24.4
                                                              ------        ------     ------
  Total provision for income taxes......................      $280.1        $381.2     $214.9
                                                              ======        ======     ======

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 15--INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred federal and foreign income tax assets and liabilities are presented below.

                                                                         AT DECEMBER 31,
                                                   AT SEPTEMBER 30,   ---------------------
                                                         2001           2000        1999
                                                   ----------------   ---------   ---------
                                                     (SUCCESSOR)          (PREDECESSOR)
Assets:
  Accrued liabilities and reserves...............      $ 513.3        $   300.8   $   282.1
  Net operating loss carryforwards...............         89.8            216.0       153.8
  Alternative minimum tax........................           --             85.7        50.7
  Provision for credit losses....................         83.1             73.4        90.1
  Loan origination fees..........................         11.8             29.7        22.6
  Other..........................................        159.8             96.3        81.1
                                                       -------        ---------   ---------
    Total deferred tax assets....................        857.8            801.9       680.4
                                                       -------        ---------   ---------
Liabilities:
  Leasing transactions...........................       (508.9)        (1,006.6)     (932.7)
  Market discount income.........................       (245.8)          (388.9)     (226.6)
  Other..........................................         (4.0)           (51.6)      (29.7)
                                                       -------        ---------   ---------
    Total deferred tax liabilities...............       (758.7)        (1,447.1)   (1,189.0)
                                                       -------        ---------   ---------
Net deferred tax asset(liability)................      $  99.1        $  (645.2)  $  (508.6)
                                                       =======        =========   =========

    Included in the accrued liabilities and payables caption in the Consolidated Balance Sheets are state and local deferred tax liabilities of $99.2 million and $112.6 million at September 30, 2001 and December 31, 2000, respectively, arising from the temporary differences shown in the above tables.

    At September 30, 2001, CIT had $228.4 million of net operating losses available for tax purposes to offset future taxable income arising from the reversal of deferred income tax liabilities. These net operating tax losses arise principally from temporary differences relating to depreciation and restructuring charges. Net operating losses pertaining to the Canadian operations of $98.0 million expire at various dates through the year 2007. Net operating losses pertaining to the U.S. operations of $130.4 million expire at various dates through the year 2020.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 16--POSTRETIREMENT AND OTHER BENEFIT PLANS

RETIREMENT AND POSTRETIREMENT MEDICAL AND LIFE INSURANCE BENEFIT PLANS

    Certain employees of CIT who have completed one year of service and are 21 years of age or older participate in The CIT Group, Inc. Retirement Plan (the "Plan"). The retirement benefits under the Plan are based on the employee's age, years of benefit service, and a percentage of qualifying compensation. Plan assets consist of marketable securities, including common stock and government and corporate debt securities. CIT funds the Plan to the extent it qualifies for an income tax deduction. Such funding is charged to salaries and employee benefits expense.

    CIT also provides certain health care and life insurance benefits to eligible retired employees. Salaried participants generally become eligible for retiree health care benefits after reaching age 55 with 10 years of benefit service and 11 years of medical plan participation. Generally, the medical plans pay a stated percentage of most medical expenses reduced by a deductible as well as by payments made by government programs and other group coverage. The plans are funded on a pay as you go basis.

    The following tables set forth the change in obligations, plan assets and funded status of the plans as well as the net periodic benefit cost ($ in millions).

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 16--POSTRETIREMENT AND OTHER BENEFIT PLANS (CONTINUED)

                                                                 RETIREMENT BENEFITS
                                           ----------------------------------------------------------------
                                                                                      FOR THE YEAR ENDED
                                                                                         DECEMBER 31,
                                             JUNE 2 THROUGH     JANUARY 1 THROUGH   -----------------------
                                           SEPTEMBER 30, 2001     JUNE 1, 2001         2000         1999
                                           ------------------   -----------------   ----------   ----------
                                              (SUCCESSOR)         (PREDECESSOR)          (PREDECESSOR)
CHANGE IN BENEFIT OBLIGATIONS
Benefit obligation at beginning of
  period.................................        $141.7              $127.7           $107.9       $118.1
Service cost.............................           4.0                 5.3              7.0          7.2
Interest cost............................           4.3                 5.1              8.5          7.6
Plan amendments..........................            --                 5.5              2.6          1.3
Actuarial loss (gain)....................          (1.8)               (0.8)             4.6        (23.8)
Plan settlements.........................          (6.8)                 --               --           --
Benefits paid............................          (1.2)               (1.1)            (2.9)        (2.5)
                                                 ------              ------           ------       ------
Benefit obligation at end of period......        $140.2              $141.7           $127.7       $107.9
                                                 ======              ======           ======       ======
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of
  period.................................        $138.3              $137.4           $140.7       $132.8
Actual return on plan assets.............         (12.2)                2.0             (0.4)        10.4
Plan settlements.........................          (6.8)                 --               --           --
Benefits paid............................          (1.2)               (1.1)            (2.9)        (2.5)
Administrative expenses paid.............          (0.2)                 --               --           --
Employer contributions...................           2.7                  --               --           --
                                                 ------              ------           ------       ------
Fair value of plan assets at end of
  period.................................        $120.6              $138.3           $137.4       $140.7
                                                 ======              ======           ======       ======
RECONCILIATION OF FUNDED STATUS
Funded status............................        $(19.6)             $ (3.4)          $  9.7       $ 32.8
Unrecognized prior service cost..........            --                  --              2.4         (0.1)
Unrecognized net loss (gain).............          (6.9)              (18.0)            (6.0)       (25.8)
Unrecognized net transition obligation...            --                11.2               --           --
                                                 ------              ------           ------       ------
Prepaid (accrued) benefit cost...........        $(26.5)             $(10.2)          $  6.1       $  6.9
                                                 ======              ======           ======       ======

WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate............................          7.50%               7.50%            7.50%        7.75%
Rate of compensation increase............          4.50%               4.50%            4.50%        4.75%
Expected return on plan assets...........         10.00%              10.00%           10.00%       10.00%

COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost.............................        $  4.0              $  5.3           $  7.0       $  7.2
Interest cost............................           4.3                 5.1              8.5          7.6
Expected return on plan assets...........          (4.5)               (5.7)           (14.0)       (13.2)
Amortization of prior service cost.......            --                 0.4              0.1           --
Amortization of losses (gains)...........            --                 0.4             (0.8)          --
                                                 ------              ------           ------       ------
Total net periodic expense...............        $  3.8              $  5.5           $  0.8       $  1.6
                                                 ======              ======           ======       ======

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 16--POSTRETIREMENT AND OTHER BENEFIT PLANS (CONTINUED)

                                                               POSTRETIREMENT BENEFITS
                                           ----------------------------------------------------------------
                                                                                      FOR THE YEAR ENDED
                                                                                         DECEMBER 31,
                                             JUNE 2 THROUGH     JANUARY 1 THROUGH   -----------------------
                                           SEPTEMBER 30, 2001     JUNE 1, 2001         2000         1999
                                           ------------------   -----------------   ----------   ----------
                                              (SUCCESSOR)         (PREDECESSOR)          (PREDECESSOR)
CHANGE IN BENEFIT OBLIGATIONS
Benefit obligation at beginning of
  period.................................        $ 36.9              $ 36.3           $ 36.7       $ 37.2
Service cost.............................           0.4                 0.5              2.0          1.8
Interest cost............................           0.9                 1.0              3.0          2.3
Plan participants' contributions.........            --                  --              0.2           --
Plan amendments..........................            --                  --             (7.8)          --
Actuarial loss (gain)....................           2.2                  --              5.1         (2.8)
Benefits paid............................          (0.9)               (0.9)            (2.9)        (1.8)
                                                 ------              ------           ------       ------
Benefit obligation at end of period......        $ 39.5              $ 36.9           $ 36.3       $ 36.7
                                                 ======              ======           ======       ======
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of
  period.................................        $   --              $   --           $   --       $   --
Plan participants' contributions.........            --                  --              0.2           --
Benefits paid............................          (0.9)               (0.9)            (2.9)        (1.8)
Employer contributions...................           0.9                 0.9              2.7          1.8
                                                 ------              ------           ------       ------
Fair value of plan assets at end of
  period.................................        $   --              $   --           $   --       $   --
                                                 ======              ======           ======       ======
RECONCILIATION OF FUNDED STATUS
Funded status............................        $(39.5)             $(36.9)          $(36.3)      $(36.7)
Unrecognized net loss (gain).............            --                (2.9)            (3.0)        (8.4)
Unrecognized net transition obligation...            --                11.3             11.8         21.2
                                                 ------              ------           ------       ------
Prepaid (accrued) benefit cost...........        $(39.5)             $(28.5)          $(27.5)      $(23.9)
                                                 ======              ======           ======       ======

WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate............................          7.50%               7.50%            7.50%        7.75%
Rate of compensation increase............          4.50%               4.50%            4.50%        4.75%

COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost.............................        $  0.4              $  0.5           $  2.0       $  1.8
Interest cost............................           0.9                 1.0              3.0          2.3
Amortization of transition obligation....            --                 0.4              1.6          1.6
Amortization of gains....................            --                  --             (0.4)        (0.5)
                                                 ------              ------           ------       ------
Total net periodic expense...............        $  1.3              $  1.9           $  6.2       $  5.2
                                                 ======              ======           ======       ======

    For the period ended September 30, 2001, the assumed health care cost trend rates decline to an ultimate level of 5.00% in 2008 for all retirees; for the year ended December 31, 2000, 5.25% in 2006 for all retirees; and for 1999, 5.50% in 2005 for employees prior to reaching age 65.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 16--POSTRETIREMENT AND OTHER BENEFIT PLANS (CONTINUED)
    Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans. A one-percentage point change in assumed health care cost trend rates would have the following effects ($ in millions).

                                                                         POSTRETIREMENT BENEFITS
                                                                  --------------------------------------
                                               JUNE 2 THROUGH     JANUARY 1 THROUGH   FOR THE YEAR ENDED
                                             SEPTEMBER 30, 2001     JUNE 1, 2001      DECEMBER 31, 2000
                                             ------------------   -----------------   ------------------
                                                (SUCCESSOR)         (PREDECESSOR)       (PREDECESSOR)
EFFECT OF ONE-PERCENTAGE POINT INCREASE ON:
Period end benefit obligation..............         $ 1.2               $ 1.4                $ 1.4
Total of service and interest cost
  components...............................         $ 0.1               $ 0.2                $ 0.5

EFFECT OF ONE-PERCENTAGE POINT DECREASE ON:
Period end benefit obligation..............         $(1.1)              $(1.3)               $(1.3)
Total of service and interest cost
  components...............................         $(0.1)              $(0.1)               $(0.4)

SAVINGS INCENTIVE PLAN

    Certain employees of CIT participate in The CIT Group Holdings, Inc. Savings Incentive Plan. This plan qualifies under section 401(k) of the Internal Revenue Code. CIT's expense is based on specific percentages of employee contributions and plan administrative costs and aggregated $13.7 million, $13.2 million and $10.4 million for the nine months ended September 30, 2001 and the years ended December 31, 2000 and 1999, respectively.

NOTE 17--LEASE COMMITMENTS

    The following table presents future minimum rentals under noncancellable long-term lease agreements for premises and equipment at September 30, 2001 ($ in millions).

YEARS ENDED SEPTEMBER 30,                                      AMOUNT
-------------------------                                     --------
2002........................................................   $ 60.3
2003........................................................     58.6
2004........................................................     52.7
2005........................................................     47.3
2006........................................................     40.8
Thereafter..................................................     93.2
                                                               ------
  Total.....................................................   $352.9
                                                               ======

    In addition to fixed lease rentals, leases generally require payment of maintenance expenses and real estate taxes, both of which are subject to rent escalation provisions. Minimum payments have not been reduced by minimum sublease rentals of $47.3 million due in the future under noncancellable subleases.

    Rental expense, net of sublease income on premises and equipment, was as follows ($ in millions).

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 17--LEASE COMMITMENTS (CONTINUED)

                                                                        YEARS ENDED
                                                                       DECEMBER 31,
                         JUNE 2 THROUGH      JANUARY 1 THROUGH    -----------------------
                       SEPTEMBER 30, 2001       JUNE 1, 2001         2000         1999
                       -------------------   ------------------   ----------   ----------
                           (SUCCESSOR)         (PREDECESSOR)           (PREDECESSOR)
Premises.............         $14.8                 $19.0           $47.7        $24.8
Equipment............           3.0                   3.7            11.1          7.1
Less sublease
  income.............          (2.7)                 (3.4)           (5.7)        (1.3)
                              -----                 -----           -----        -----
  Total..............         $15.1                 $19.3           $53.1        $30.6
                              =====                 =====           =====        =====

NOTE 18--LEGAL PROCEEDINGS

    In the ordinary course of business, there are various legal proceedings pending against CIT. Management believes that the aggregate liabilities, if any, arising from such actions will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of CIT.

NOTE 19--COMMITMENTS AND CONTINGENCIES

    In the normal course of meeting the financing needs of its customers, CIT enters into various credit-related commitments. These financial instruments generate fees and involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the Consolidated Balance Sheets. To minimize potential credit risk, CIT generally requires collateral and other credit-related terms and conditions from the customer. At the time credit-related commitments are granted, the fair value of the underlying collateral and guarantees typically approximates or exceeds the contractual amount of the commitment. In the event a customer defaults on the underlying transaction, the maximum potential loss will generally be limited to the contractual amount outstanding less the value of all underlying collateral and guarantees.

    The accompanying table summarizes the contractual amounts of credit-related commitments ($ in millions).

                                               AT SEPTEMBER 30, 2001
                                         ---------------------------------   AT DECEMBER 31,
                                            DUE TO EXPIRE                    ---------------
                                         -------------------      TOTAL           TOTAL
                                          WITHIN     AFTER     OUTSTANDING     OUTSTANDING
                                         ONE YEAR   ONE YEAR      2001            2000
                                         --------   --------   -----------   ---------------
                                             (SUCCESSOR)                      (PREDECESSOR)
Unused commitments to extend credit:
  Financing and leasing assets.........  $1,997.4    $389.4      $2,386.8       $3,099.5
Letters of credit and acceptances:
  Standby letters of credit............     267.3        --         267.3          173.9
  Other letters of credit..............     365.5       1.5         367.0          500.3
  Acceptances..........................       9.1        --           9.1            6.7
Guarantees.............................     714.5        --         714.5          645.3

    During 2001, CIT entered into an agreement with The Boeing Company to purchase 25 aircraft at a cost of approximately $1.3 billion, with options to purchase an additional five units. Deliveries are scheduled to take place from 2003 through 2005. Previously, CIT entered into agreements with both

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 19--COMMITMENTS AND CONTINGENCIES (CONTINUED)
Airbus Industrie and The Boeing Company to purchase a total of 88 aircraft (at an estimated cost of approximately $5 billion), with options to acquire additional units, and with the flexibility to delay or terminate certain positions. Deliveries of these new aircraft are scheduled to take place over a five-year period, which started in the fourth quarter of calendar year 2000 and runs through 2005. As of September 30, 2001, nine aircraft have been delivered. Outstanding commitments to purchase aircraft, rail and other equipment to be placed on operating lease totaled approximately $5.3 billion at September 30, 2001. A total of $901.2 million relates to fiscal 2002, of which $840.2 million have agreements in place to lease to third parties.

NOTE 20--FAIR VALUES OF FINANCIAL INSTRUMENTS

    SFAS No. 107 "Disclosures About Fair Value of Financial Instruments" requires disclosure of the estimated fair value of CIT's financial instruments, excluding leasing transactions accounted for under SFAS 13. The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instrument, assuming adequate market liquidity. Because no established trading market exists for a significant portion of CIT's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involving uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions or estimation methods may significantly affect the estimated fair values. Because of these limitations, management provides no assurance that the estimated fair values presented would necessarily be realized upon disposition or sale.

    Actual fair values in the marketplace are affected by other significant factors, such as supply and demand, investment trends and the motivations of buyers and sellers, which are not considered in the methodology used to determine the estimated fair values presented. In addition, fair value estimates are based on existing financial instruments without attempting to estimate the value of future business transactions and the value of assets and liabilities that are part of CIT's overall value but are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include customer base, operating lease equipment, premises and equipment, assets received in satisfaction of loans, and deferred tax balances. In addition, tax effects relating to the unrealized gains and losses (differences in estimated fair values and carrying values) have not been considered in these estimates and can have a significant effect on fair value estimates. The carrying amounts for cash and cash equivalents approximate fair value because they have short maturities and do not present significant credit risks. Credit-related commitments, as disclosed in Note 19--"Commitments and Contingencies", are primarily short-term floating-rate contracts whose terms and conditions are individually negotiated, taking into account the creditworthiness of the customer and the nature, accessibility and quality of the collateral and guarantees. Therefore, the fair value of credit-related commitments, if exercised, would approximate their contractual amounts.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 20--FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
    Estimated fair values, recorded carrying values and various assumptions used in valuing CIT's financial instruments at September 30, 2001 and December 31, 2000 are set forth below ($ in millions).

                                                     2001                     2000
                                            ----------------------   ----------------------
                                              ASSET (LIABILITY)        ASSET (LIABILITY)
                                            ----------------------   ----------------------
                                            CARRYING    ESTIMATED    CARRYING    ESTIMATED
                                              VALUE     FAIR VALUE     VALUE     FAIR VALUE
                                            ---------   ----------   ---------   ----------
                                                 (SUCCESSOR)             (PREDECESSOR)
Finance receivables--loans(1).............  $23,226.2   $23,683.9    $22,599.8   $22,878.4
Finance receivables held for sale.........    2,014.9     2,014.9      2,698.4     2,698.4
Other assets(2)...........................    2,474.8     2,474.8      1,809.0     1,827.1
Commercial paper(3).......................   (8,869.2)   (8,869.2)    (9,063.5)   (9,063.5)
Fixed-rate senior notes and subordinated
  fixed-rate notes(4).....................  (17,471.5)  (17,937.9)   (18,145.7)  (17,969.4)
Variable-rate senior notes(4).............   (9,672.9)   (9,658.5)   (11,221.8)  (11,127.2)
Credit balances of factoring clients and
  other liabilities(4)(5).................   (4,029.1)   (4,029.1)    (3,480.3)   (3,480.3)
Company-obligated mandatorily redeemable
  preferred securities of subsidiary trust
  holding solely debentures of the
  Company(6)..............................     (260.0)     (260.0)      (250.0)     (240.8)
Derivative financial instruments:(7)
  Interest rate swaps, net................     (243.5)     (243.5)       (15.5)     (229.2)
  Cross-currency swaps, net...............       93.0        93.0         (4.0)       (2.1)
  Foreign exchange forwards, net..........      111.8       111.8         84.7        60.3

------------------------

(1) The fair value of performing fixed-rate loans was estimated based upon a present value discounted cash flow analysis, using interest rates that were being offered at the end of the year for loans with similar terms to borrowers of similar credit quality. Discount rates used in the present value calculation range from 7.26% to 8.57% for 2001 and 8.14% to 10.01% for 2000. The maturities used represent the average contractual maturities adjusted for prepayments. For floating-rate loans that reprice frequently and have no significant change in credit quality, fair value approximates carrying value. The net carrying value of lease finance receivables not subject to fair value disclosure totaled $8.2 billion in 2001 and $10.4 billion in 2000.

(2) Other assets subject to fair value disclosure include accrued interest receivable, retained interests in securitizations and investment securities. The carrying amount of accrued interest receivable approximates fair value. Investment securities actively traded in a secondary market were valued using quoted available market prices. Investments not actively traded in a secondary market were valued based upon recent selling price or present value discounted cash flow analysis. The carrying value of other assets not subject to fair value disclosure totaled $1,433.6 million at September 30, 2001 and $1,202.2 million at December 31, 2000.

(3) The estimated fair value of commercial paper approximates carrying value due to the relatively short maturities.

(4) The carrying value of fixed-rate senior notes and subordinated fixed-rate notes includes $257.5 million and $288.6 million of accrued interest at
    September 30, 2001 and December 31, 2000, respectively. The variable-rate senior notes include $58.3 million and $91.2 million of accrued interest at September 30, 2001 and December 31, 2000, respectively. These amounts are excluded from the other liabilities balances in this table. Fixed-rate notes were valued using a present value discounted cash flow analysis with a discount rate approximating current market rates for issuances by CIT of similar term debt at the end of the year. Discount rates used in the present value calculation ranged from 2.59% to 5.89% in 2001 and 6.10% to 8.31% in 2000.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 20--FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
(5) The estimated fair value of credit balances of factoring clients approximates carrying value due to their short settlement terms. Other liabilities include accrued liabilities and deferred federal income taxes. Accrued liabilities and payables with no stated maturities have an estimated fair value that approximates carrying value. The carrying value of other liabilities not subject to fair value disclosure totaled $189.5 million in 2001 and $607.5 million in 2000.

(6) Company-obligated mandatorily redeemable preferred capital securities of subsidiary trust holding solely debentures of the Company were valued using a present value discounted cash flow analysis with a discount rate approximating current market rates of similar issuances at the end of the year.

(7) CIT enters into derivative financial instruments for hedging purposes only. The estimated fair values are obtained from dealer quotes and represent the net amount receivable or payable to terminate the agreement, taking into account current market interest rates and counter-party credit risk. See
    Note 10--"Derivative Financial Instruments" for notional principal amounts associated with the instruments.

NOTE 21--CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   CIT and Tyco have agreed that CIT and Tyco will not engage in transactions, including finance, underwriting and asset management and servicing transactions, unless the transactions are at arm's-length and for fair value. In particular, they have agreed that CIT will have sole discretion and decision-making authority where CIT is underwriting, managing and servicing assets in transactions originated through Tyco. CIT and Tyco have also agreed on a limitation of dividends and distributions from CIT to Tyco, calculated generally based on the net income of CIT, and that CIT will at all times maintain its books, records and assets separately from Tyco.

    On September 26, 2001, certain subsidiaries of Tyco sold receivables totaling $318.0 million to CIT in a factoring transaction for $297.8 million in cash. The difference of $20.2 million represents a holdback of $15.9 million and a discount of $4.3 million (fee income which will be recognized by CIT as income over the term of the transaction).

    Certain of CIT's expenses, such as third-party consulting and legal fees, are paid by Tyco and then subsequently billed to CIT. As of September 30, 2001, CIT has an outstanding payable to subsidiaries of Tyco of $7.6 million related primarily to these charges. Tyco made capital contributions to CIT aggregating $898.3 million during the four months ended September 30, 2001, including
$200 million in the form of a note receivable from Tyco. The note did not bear interest and has since been paid.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 22--BUSINESS SEGMENT INFORMATION

MANAGEMENT'S POLICY IN IDENTIFYING REPORTABLE SEGMENTS

    CIT's reportable segments are comprised of strategic business units aggregated into segments based upon the commonality of their products, customers, distribution methods, operations and servicing, and the nature of their regulatory environment.

TYPES OF PRODUCTS AND SERVICES

    CIT has four reportable segments: Equipment Financing and Leasing, Specialty Finance, Commercial Finance and Structured Finance. Equipment Financing and Leasing, Specialty Finance and Structured Finance offer secured lending and leasing products to midsize and larger companies across a variety of industries, including aerospace, construction, rail, machine tool, business aircraft, technology, manufacturing and transportation. For the year ended December 31, 1999, CIT's internal financial information reflected the combination of the two former Newcourt segments (Vendor Technology Finance and Structured Finance) in the Specialty Finance segment, due to the short period from the acquisition date to the end of the year and the business restructuring which took place as of year end. The Commercial Finance segment offers secured lending and receivables collection as well as other financial products to small and midsize companies. These include secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing and factoring, debtor-in-possession and turnaround financing. The Specialty Finance segment also offers home equity products to consumers primarily through a network of brokers and correspondents. The Specialty Finance segment resulted from the combination of the former Vendor Technology Finance and Consumer segments in fiscal 2001, consistent with how activities are reported internally to management since June 30, 2001. CIT has reclassified comparative prior period information to reflect this change. Also in fiscal 2001, CIT transferred financing and leasing assets from Equipment Financing to Specialty Finance. Prior year segment balances have not been restated to conform to the current year asset transfers as it is impractical to do so.

SEGMENT PROFIT AND ASSETS

    Because CIT generates a majority of its revenue from interest, fees and asset sales, management relies primarily on operating revenues to assess the performance of the segment. CIT also evaluates segment performance based on profit after income taxes, as well as asset growth, credit risk management and other factors.

    The following table presents reportable segment information and the reconciliation of segment balances to the consolidated financial statement totals and the consolidated managed assets total at or for the nine months ended September 30, 2001 and at or for the years ended December 31, 2000 and 1999. Special charges and goodwill amortization is allocated to Corporate and Other ($ in millions).

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 22--BUSINESS SEGMENT INFORMATION (CONTINUED)

                                         EQUIPMENT                                                       CORPORATE
                                       FINANCING AND   SPECIALTY   COMMERCIAL   STRUCTURED     TOTAL        AND
                                          LEASING       FINANCE     FINANCE      FINANCE     SEGMENTS      OTHER     CONSOLIDATED
                                       -------------   ---------   ----------   ----------   ---------   ---------   ------------
SEPTEMBER 30, 2001 (COMBINED AND
  SUCCESSOR)
Operating margin.....................    $   552.3     $   649.4    $  343.2     $   27.2    $ 1,572.1    $ (13.2)    $ 1,558.9
Income taxes.........................        111.1         119.7        86.3         20.9        338.0      (57.9)        280.1
Net income...........................        215.1         196.7       134.8         36.9        583.5     (249.7)        333.8
Total financing and leasing assets...     16,109.1      12,791.1     8,657.1      3,171.9     40,729.2         --      40,729.2
Total managed assets.................     20,573.9      18,474.2     8,657.1      3,171.9     50,877.1         --      50,877.1

DECEMBER 31, 2000 (PREDECESSOR)
Operating margin.....................    $   897.7     $   668.3    $  449.8     $  171.4    $ 2,187.2    $ (61.0)    $ 2,126.2
Income taxes.........................        147.3         139.9       109.2         49.9        446.3      (65.1)        381.2
Net income...........................        287.8         222.2       161.8         89.6        761.4     (149.8)        611.6
Total financing and leasing assets...     20,078.0      13,321.0     7,693.7      2,691.9     43,784.6         --      43,784.6
Total managed assets.................     26,465.2      18,050.1     7,693.7      2,691.9     54,900.9         --      54,900.9

DECEMBER 31, 1999 (PREDECESSOR)
Operating margin.....................    $   486.5     $   293.0    $  392.3     $     --    $ 1,171.8    $ (13.9)    $ 1,157.9
Income taxes.........................        108.2          43.0       100.6           --        251.8      (36.9)        214.9
Net income...........................        231.5          67.5       141.4           --        440.4      (51.0)        389.4
Total financing and leasing assets...     17,016.7      14,304.0     7,002.1      2,071.2     40,394.0         --      40,394.0
Total managed assets.................     19,206.1      23,153.9     7,002.1      2,071.2     51,433.3         --      51,433.3

    Finance income and other revenues derived from United States based financing and leasing assets were $3,718.7 million, $5,215.6 million and $2,641.0 million for the nine months ended September 30, 2001 and for the years ending
December 31, 2000 and 1999, respectively. Finance income and other revenues derived from foreign based financing and leasing assets were $829.2 million, $944.8 million and $275.7 million for the nine months ended September 30, 2001 and for the years ending December 31, 2000 and 1999, respectively.

NOTE 23--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES (UNAUDITED)

    The following presents condensed consolidating financial information for CIT Holdings LLC and its wholly-owned subsidiary, Capita Corporation (formerly AT&T Capital Corporation). CIT has guaranteed on a full and unconditional basis the existing registered debt securities and certain other indebtedness of these subsidiaries. Therefore, CIT has not presented related financial statements or other information for these subsidiaries on a stand-alone basis. ($ in millions).

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 23--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES (UNAUDITED)
(CONTINUED)
                          CONSOLIDATING BALANCE SHEET
                               SEPTEMBER 30, 2001
                                  (SUCCESSOR)

                                                                               CIT
                                                  CIT GROUP      CAPITA      HOLDINGS      OTHER
($ IN MILLIONS)                                      INC.      CORPORATION     LLC      SUBSIDIARIES   ELIMINATIONS     TOTAL
---------------                                   ----------   -----------   --------   ------------   ------------   ---------
ASSETS
Net finance receivables.........................  $ 1,834.6     $3,074.4     $1,506.1     $24,971.4     $       --    $31,386.5
Operating lease equipment, net..................         --      1,203.2        273.4       4,926.2             --      6,402.8
Assets held for sale............................         --         32.9        157.5       1,824.5             --      2,014.9
Cash and cash equivalents.......................      440.0        107.0          4.2         256.8             --        808.0
Other assets....................................   10,150.2        291.4        302.8      10,331.5      (10,598.0)    10,477.9
                                                  ---------     --------     --------     ---------     ----------    ---------
  TOTAL ASSETS..................................  $12,424.8     $4,708.9     $2,244.0     $42,310.4     $(10,598.0)   $51,090.1
                                                  =========     ========     ========     =========     ==========    =========

LIABILITIES AND SHAREHOLDER'S EQUITY
Debt............................................  $30,218.0     $2,879.2     $1,972.3     $   628.2     $       --    $35,697.7
Credit balances of factoring clients............         --           --           --       2,392.9             --      2,392.9
Other liabilities...............................  (28,391.2)     1,275.7     (1,656.1)     30,913.1             --      2,141.5
                                                  ---------     --------     --------     ---------     ----------    ---------
  Total Liabilities.............................    1,826.8      4,154.9        316.2      33,934.2             --     40,232.1
Preferred securities............................         --           --           --         260.0             --        260.0
Equity..........................................   10,598.0        554.0      1,927.8       8,116.2      (10,598.0)    10,598.0
                                                  ---------     --------     --------     ---------     ----------    ---------
  TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY....  $12,424.8     $4,708.9     $2,244.0     $42,310.4     $(10,598.0)   $51,090.1
                                                  =========     ========     ========     =========     ==========    =========

                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2000
                                 (PREDECESSOR)

                                                                               CIT
                                                  CIT GROUP      CAPITA      HOLDINGS      OTHER
($ IN MILLIONS)                                      INC.      CORPORATION     LLC      SUBSIDIARIES   ELIMINATIONS     TOTAL
---------------                                   ----------   -----------   --------   ------------   ------------   ---------
ASSETS
Net finance receivables.........................  $ 2,224.3     $3,813.8     $1,407.4     $25,583.5      $      --    $33,029.0
Operating lease equipment, net..................         --      1,441.7        297.6       5,451.3             --      7,190.6
Assets held for sale............................         --          0.1        279.9       2,418.4             --      2,698.4
Cash and cash equivalents.......................    1,120.5        129.3        (80.7)       (357.0)            --        812.1
Other assets....................................    5,691.6        185.0        270.4       4,819.9       (6,007.2)     4,959.7
                                                  ---------     --------     --------     ---------      ---------    ---------
  TOTAL ASSETS..................................  $ 9,036.4     $5,569.9     $2,174.6     $37,916.1      $(6,007.2)   $48,689.8
                                                  =========     ========     ========     =========      =========    =========

LIABILITIES AND SHAREHOLDER'S EQUITY
Debt............................................  $29,631.4     $5,751.7     $  443.7     $ 2,138.3      $      --    $37,965.1
Credit balances of factoring clients............         --           --           --       2,179.9             --      2,179.9
Other liabilities...............................  (26,602.2)    (1,545.9)       150.8      30,284.9             --      2,287.6
                                                  ---------     --------     --------     ---------      ---------    ---------
  Total Liabilities.............................    3,029.2      4,205.8        594.5      34,603.1             --     42,432.6
Preferred securities............................         --           --           --         250.0             --        250.0
Equity..........................................    6,007.2      1,364.1      1,580.1       3,063.0       (6,007.2)     6,007.2
                                                  ---------     --------     --------     ---------      ---------    ---------
  TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY....  $ 9,036.4     $5,569.9     $2,174.6     $37,916.1      $(6,007.2)   $48,689.8
                                                  =========     ========     ========     =========      =========    =========

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 23--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES (UNAUDITED)
(CONTINUED)
                       CONSOLIDATING STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                                   (COMBINED)

                                                                              CIT
                                                 CIT GROUP      CAPITA      HOLDINGS      OTHER
($ IN MILLIONS)                                     INC.      CORPORATION     LLC      SUBSIDIARIES   ELIMINATIONS    TOTAL
---------------                                  ----------   -----------   --------   ------------   ------------   --------
FINANCE INCOME.................................    $226.4       $998.0       $219.1      $2,531.8        $    --     $3,975.3
Interest expense...............................     178.9        305.4         23.1       1,112.4             --      1,619.8
                                                   ------       ------       ------      --------        -------     --------
Net finance income.............................      47.5        692.6        196.0       1,419.4             --      2,355.5
Depreciation on operating lease equipment......        --        460.5        103.4         472.8             --      1,036.7
                                                   ------       ------       ------      --------        -------     --------
Net finance margin.............................      47.5        232.1         92.6         946.6             --      1,318.8
Provision for credit losses....................      54.7         88.9         15.1         173.8             --        332.5
                                                   ------       ------       ------      --------        -------     --------
Net finance margin after provision for credit
  losses.......................................      (7.2)       143.2         77.5         772.8             --        986.3
Equity in net income of subsidiaries...........     333.8           --           --            --         (333.8)          --
Other revenue..................................     (80.6)        67.6         68.1         517.5             --        572.6
                                                   ------       ------       ------      --------        -------     --------
OPERATING MARGIN...............................     246.0        210.8        145.6       1,290.3         (333.8)     1,558.9

Operating expenses.............................     216.9        160.0         78.4         481.2             --        936.5
                                                   ------       ------       ------      --------        -------     --------
Income before provision for income taxes.......      29.1         50.8         67.2         809.1         (333.8)       622.4
Benefit (provision) for income taxes...........      40.2        (19.3)       (25.5)       (275.5)            --       (280.1)
Minority interest, after of tax................        --           --           --          (8.5)            --         (8.5)
                                                   ------       ------       ------      --------        -------     --------
NET INCOME.....................................    $ 69.3       $ 31.5       $ 41.7      $  525.1        $(333.8)    $  333.8
                                                   ======       ======       ======      ========        =======     ========

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 23--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES (UNAUDITED)
(CONTINUED)
                       CONSOLIDATING STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2000
                                 (PREDECESSOR)

                                                                              CIT
                                                 CIT GROUP      CAPITA      HOLDINGS      OTHER
($ IN MILLIONS)                                     INC.      CORPORATION     LLC      SUBSIDIARIES   ELIMINATIONS    TOTAL
---------------                                  ----------   -----------   --------   ------------   ------------   --------
FINANCE INCOME.................................   $  282.8     $1,422.0     $  321.0     $3,222.6       $     --     $5,248.4
Interest expense...............................      281.7        474.0         42.8      1,699.2             --      2,497.7
                                                  --------     --------     --------     --------       --------     --------
Net finance income.............................        1.1        948.0        278.2      1,523.4             --      2,750.7
Depreciation on operating lease equipment......         --        672.3        106.5        502.5             --      1,281.3
                                                  --------     --------     --------     --------       --------     --------
Net finance margin.............................        1.1        275.7        171.7      1,020.9             --      1,469.4
Provision for credit losses....................       18.1         33.2         55.7        148.2             --        255.2
                                                  --------     --------     --------     --------       --------     --------
Net finance margin after provision for credit
  losses.......................................      (17.0)       242.5        116.0        872.7             --      1,214.2
Equity in net income of subsidiaries...........      611.6           --           --           --         (611.6)          --
Other revenue..................................      (12.6)       166.8         96.5        661.3             --        912.0
                                                  --------     --------     --------     --------       --------     --------
OPERATING MARGIN...............................      582.0        409.3        212.5      1,534.0         (611.6)     2,126.2

Operating expenses.............................      123.0        275.0         87.6        635.9             --      1,121.5
                                                  --------     --------     --------     --------       --------     --------
Income before provision for income taxes.......      459.0        134.3        124.9        898.1         (611.6)     1,004.7
Benefit (provision) for income taxes...........       37.2        (36.2)       (47.0)      (335.2)            --       (381.2)
Minority interest, after tax...................         --           --           --        (11.9)            --        (11.9)
                                                  --------     --------     --------     --------       --------     --------
NET INCOME.....................................   $  496.2     $   98.1     $   77.9     $  551.0       $ (611.6)    $  611.6
                                                  ========     ========     ========     ========       ========     ========

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 23--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES (UNAUDITED)
(CONTINUED)
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                                   (COMBINED)

                                                                              CIT
                                                 CIT GROUP      CAPITA      HOLDINGS      OTHER
($ IN MILLIONS)                                     INC.      CORPORATION     LLC      SUBSIDIARIES   ELIMINATIONS    TOTAL
---------------                                  ----------   -----------   --------   ------------   ------------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash flows (used for) provided by
  operations...................................  $   (48.9)    $   275.1     $128.4      $  745.2       $      --    $1,099.8
                                                 ---------     ---------     ------      --------       ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase (decrease) in financing and
  leasing assets...............................      335.0         440.4      (36.7)        275.5              --     1,014.2
Decrease in intercompany loans and
  investments..................................   (1,553.2)           --         --            --         1,553.2          --
Other..........................................         --            --         --         (21.2)             --       (21.2)
                                                 ---------     ---------     ------      --------       ---------    --------
Net cash flows (used for) provided by investing
  activities...................................   (1,218.2)        440.4      (36.7)        254.3         1,553.2       993.0
                                                 ---------     ---------     ------      --------       ---------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in debt................      586.6      (2,872.5)    (247.4)       (213.3)             --    (2,746.6)
Intercompany financing.........................         --       2,134.7      240.6        (822.1)       (1,553.2)         --
Capital contributions..........................         --            --         --         675.0              --       675.0
Cash dividends paid............................         --            --         --         (52.9)             --       (52.9)
Issuance of treasury stock.....................         --            --         --          27.6              --        27.6
                                                 ---------     ---------     ------      --------       ---------    --------
Net cash flows provided by (used for) financing
  activities...................................      586.6        (737.8)      (6.8)       (385.7)       (1,553.2)   (2,096.9)
                                                 ---------     ---------     ------      --------       ---------    --------

Net (decrease) increase in cash and cash
  equivalents..................................     (680.5)        (22.3)      84.9         613.8              --        (4.1)
Cash and cash equivalents, beginning of
  period.......................................    1,120.5         129.3      (80.7)       (357.0)             --       812.1
                                                 ---------     ---------     ------      --------       ---------    --------

Cash and cash equivalents, end of period.......  $   440.0     $   107.0     $  4.2      $  256.8       $      --    $  808.0
                                                 =========     =========     ======      ========       =========    ========

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 23--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES (UNAUDITED)
(CONTINUED)
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2000
                                 (PREDECESSOR)

                                                                                CIT
                                                   CIT GROUP      CAPITA      HOLDINGS      OTHER
($ IN MILLIONS)                                      INC.       CORPORATION     LLC      SUBSIDIARIES   ELIMINATIONS     TOTAL
---------------                                   -----------   -----------   --------   ------------   ------------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash flows provided by (used for)
  operations....................................   $3,015.9      $  525.9     $ 271.9     $(1,911.4)     $      --     $  1,902.3
                                                   --------      --------     --------    ---------      ---------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net (decrease) increase in financing and leasing
  assets........................................      (61.7)         (5.2)       96.0      (4,500.6)            --       (4,471.5)
Decrease in intercompany loans and
  investments...................................   (8,107.9)           --          --            --        8,107.9             --
Other...........................................         --            --          --         (79.4)            --          (79.4)
                                                   --------      --------     --------    ---------      ---------     ----------
Net cash flows (used for) provided by investing
  activities....................................   (8,169.6)         (5.2)       96.0      (4,580.0)       8,107.9       (4,550.9)
                                                   --------      --------     --------    ---------      ---------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in debt.................    5,803.7      (2,949.1)    (2,072.4)     1,778.2             --        2,560.4
Intercompany financing..........................         --       2,378.8     1,485.0       4,244.1       (8,107.9)            --
Capital contributions...........................         --            --          --            --             --             --
Cash dividends paid.............................         --            --          --        (105.9)            --         (105.9)
Issuance of treasury stock......................         --            --          --         (67.2)            --          (67.2)
                                                   --------      --------     --------    ---------      ---------     ----------
Net cash flows provided by (used for) financing
  activities....................................    5,803.7        (570.3)     (587.4)      5,849.2       (8,107.9)       2,387.3
                                                   --------      --------     --------    ---------      ---------     ----------

Net increase (decrease) in cash and cash
  equivalents...................................      650.0         (49.6)     (219.5)       (642.2)            --         (261.3)
Cash and cash equivalents, beginning of
  period........................................      470.5         178.9       138.8         285.2             --        1,073.4
                                                   --------      --------     --------    ---------      ---------     ----------

Cash and cash equivalents, end of period........   $1,120.5      $  129.3     $ (80.7)    $  (357.0)     $      --     $    812.1
                                                   ========      ========     ========    =========      =========     ==========

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 24--SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

   Summarized quarterly financial data are presented below. The second quarter includes predecessor operations through June 1, 2000 and successor operations for June 2 through June 30, 2001 ($ in millions).

                                                                        NINE MONTHS ENDED
                                                                        SEPTEMBER 30, 2001
                                                             ----------------------------------------
                                                                 FIRST         SECOND        THIRD
                                                                QUARTER      QUARTER(1)     QUARTER
                                                             -------------   ----------   -----------
                                                             (PREDECESSOR)   (COMBINED)   (SUCCESSOR)
Net finance margin.........................................     $404.7         $ 429.4      $484.7
Provision for credit losses................................      (68.3)         (166.7)      (97.5)
Other revenue..............................................      211.6           121.8       239.2
                                                                ------         -------      ------
Operating margin...........................................      548.0           384.5       626.4
Salaries and general operating expenses....................      263.5           265.5       255.9
Goodwill amortization......................................       22.5            29.7        45.4
Acquisition-related costs..................................         --            54.0          --
Minority interest in subsidiary trust holding solely
  debentures of the Company, after tax.....................        3.0             2.8         2.7
Provision for income taxes.................................       98.9            40.1       141.1
                                                                ------         -------      ------
Net income (loss)..........................................     $160.1         $  (7.6)     $181.3
                                                                ======         =======      ======

------------------------------

(1) Includes special charges of $221.6 million ($158.0 million after tax) as follows: provision for credit losses of $89.5 million for certain non-strategic and under performing leasing and loan portfolios of which the Company expects to dispose; write downs of $78.1 million in other revenue for certain equity instruments in the telecommunications industry and e-commerce markets of which the Company expects to dispose; and $54.0 million of acquisition-related costs associated with the acquisition by Tyco.

                                                     YEAR ENDED DECEMBER 31, 2000
                                           -------------------------------------------------
                                             FIRST        SECOND       THIRD        FOURTH
                                            QUARTER      QUARTER      QUARTER      QUARTER
                                           ----------   ----------   ----------   ----------
                                                             (PREDECESSOR)
Net finance margin.......................    $349.1       $359.2       $370.5       $390.6
Provision for credit losses..............     (61.6)       (64.0)       (65.8)       (63.8)
Other revenue............................     238.2        232.3        224.2        217.3
                                             ------       ------       ------       ------
Operating margin.........................     525.7        527.5        528.9        544.1
Salaries and general operating
  expenses...............................     268.2        257.5        250.2        259.3
Goodwill amortization....................      20.5         20.6         22.7         22.5
Minority interest in subsidiary trust
  holding solely debentures of the
  Company, after tax.....................       3.0          3.0          3.0          2.9
Provision for income taxes...............      90.1         95.0         96.8         99.3
                                             ------       ------       ------       ------
Net income...............................    $143.9       $151.4       $156.2       $160.1
                                             ======       ======       ======       ======


NOTE 25--ACCOUNTING CHANGE--GOODWILL AMORTIZATION



    Effective October 1, 2001, the beginning of CIT's fiscal year 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," under which goodwill is no longer amortized but instead will be assessed for impairment annually, or when circumstances indicate a possible impairment. Under the transition provisions of SFAS No. 142, as of October 1, 2001, there was no goodwill impairment.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 25--ACCOUNTING CHANGE--GOODWILL AMORTIZATION (CONTINUED)


    The following table sets forth a reconciliation of previously reported net income to pro forma net income excluding goodwill amortization ($ in millions):



                                                                                                 YEARS ENDED
                                                        JUNE 2 THROUGH       JANUARY 1          DECEMBER 31,
                                                         SEPTEMBER 30,    THROUGH JUNE 1,    -------------------
                                                             2001               2001           2000       1999
                                                        ---------------   ----------------   --------   --------
                                                          (SUCCESSOR)      (PREDECESSOR)        (PREDECESSOR)
Income as reported....................................       $252.5            $ 81.3         $611.6     $389.4
Goodwill amortization, after-tax......................         55.8              33.4           75.4       18.6
                                                             ------            ------         ------     ------
Pro forma net income..................................       $308.3            $114.7         $687.0     $408.0
                                                             ======            ======         ======     ======

                 (This page has been left blank intentionally.)

                                 CIT GROUP INC.
                          INTERIM FINANCIAL STATEMENTS
                              AS OF MARCH 31, 2002

                 (This page has been left blank intentionally.)

                        CIT GROUP INC. AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                 (IN MILLIONS)



                                                              MARCH 31,    SEPTEMBER 30,
                                                                 2002          2001
                                                              ----------   -------------
                                                              (RESTATED)
ASSETS
Financing and leasing assets:
  Finance receivables.......................................  $26,297.7      $31,879.4
  Reserve for credit losses.................................     (554.9)        (492.9)
                                                              ---------      ---------
  Net finance receivables...................................   25,742.8       31,386.5
  Operating lease equipment, net............................    6,604.0        6,402.8
  Finance receivables held for sale.........................      645.2        2,014.9
Interest in trade receivables, net of valuation reserve of
  $25.8.....................................................    2,510.9             --
Cash and cash equivalents...................................    2,257.8          808.0
Receivables from affiliates.................................         --          200.0
Goodwill, net...............................................    2,383.4        6,547.5
Other assets................................................    4,239.4        3,730.4
                                                              ---------      ---------
  TOTAL ASSETS..............................................  $44,383.5      $51,090.1
                                                              =========      =========

LIABILITIES AND SHAREHOLDER'S EQUITY
Debt:
  Commercial paper..........................................  $   709.9      $ 8,869.2
  Variable-rate bank credit facilities......................    8,518.4             --
  Variable-rate senior notes................................    8,700.5        9,614.6
  Fixed-rate senior notes...................................   15,806.1       17,113.9
  Subordinated fixed-rate notes.............................         --          100.0
                                                              ---------      ---------
Total debt..................................................   33,734.9       35,697.7
Credit balances of factoring clients........................    1,543.5        2,392.9
Accrued liabilities and payables............................    2,346.5        2,141.5
                                                              ---------      ---------
  TOTAL LIABILITIES.........................................   37,624.9       40,232.1
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely debentures
  of the Company............................................      258.6          260.0
Shareholder's Equity:
  Parent company investment.................................   10,422.4       10,422.4
  Accumulated (deficit) earnings............................   (3,864.0)         252.4
  Accumulated other comprehensive loss......................      (58.4)         (76.8)
                                                              ---------      ---------
  TOTAL SHAREHOLDER'S EQUITY................................    6,500.0       10,598.0
                                                              ---------      ---------
  TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY................  $44,383.5      $51,090.1
                                                              =========      =========


          See Notes to Consolidated Financial Statements (Unaudited).

                        CIT GROUP INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                                 (IN MILLIONS)


                                                     2002           2001           2002           2001
                                                  (SUCCESSOR)   (PREDECESSOR)   (SUCCESSOR)   (PREDECESSOR)
                                                  -----------   -------------   -----------   -------------
                                                       FOR THE QUARTERS             FOR THE SIX MONTHS
                                                        ENDED MARCH 31,               ENDED MARCH 31,
                                                  ---------------------------   ---------------------------
                                                  (RESTATED)                    (RESTATED)
FINANCE INCOME..................................   $ 1,106.7      $1,376.8       $ 2,305.7      $ 2,768.0
Interest expense................................       348.3         625.7           721.3        1,277.9
                                                   ---------      --------       ---------      ---------
Net finance income..............................       758.4         751.1         1,584.4        1,490.1
Depreciation on operating lease equipment.......       310.2         346.4           648.7          694.8
                                                   ---------      --------       ---------      ---------
Net finance margin..............................       448.2         404.7           935.7          795.3
Provision for credit losses.....................       195.0          68.3           307.9          132.1
                                                   ---------      --------       ---------      ---------
Net finance margin after provision for credit
  losses........................................       253.2         336.4           627.8          663.2
Other revenue...................................       232.1         211.6           477.2          428.9
                                                   ---------      --------       ---------      ---------
OPERATING MARGIN................................       485.3         548.0         1,105.0        1,092.1
                                                   ---------      --------       ---------      ---------
Salaries and general operating expenses.........       226.9         263.5           457.4          522.8
Goodwill amortization...........................          --          22.5              --           45.0
Goodwill impairment.............................     4,512.7            --         4,512.7             --
                                                   ---------      --------       ---------      ---------
OPERATING EXPENSES..............................     4,739.6         286.0         4,970.1          567.8
                                                   ---------      --------       ---------      ---------
(Loss) income before provision for income
  taxes.........................................    (4,254.3)        262.0        (3,865.1)         524.3
Provision for income taxes......................       (98.4)        (99.0)         (246.3)        (198.3)
Minority interest in subsidiary trust holding
  solely debentures of the Company, after tax...        (2.7)         (2.9)           (5.0)          (5.8)
                                                   ---------      --------       ---------      ---------
NET (LOSS) INCOME...............................   $(4,355.4)     $  160.1       $(4,116.4)     $   320.2
                                                   =========      ========       =========      =========


          See Notes to Consolidated Financial Statements (Unaudited).

                        CIT GROUP INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (UNAUDITED)
                                 (IN MILLIONS)


                                                                             ACCUMULATED
                                            PARENT                              OTHER           TOTAL
                                           COMPANY        ACCUMULATED       COMPREHENSIVE   SHAREHOLDER'S
                                          INVESTMENT   EARNINGS (DEFICIT)   (LOSS) INCOME      EQUITY
                                          ----------   ------------------   -------------   -------------
                                                           (RESTATED)                        (RESTATED)
SEPTEMBER 30, 2001......................  $10,422.4         $   252.4           $(76.8)       $10,598.0
                                                                                              ---------
Net loss................................                     (4,116.4)                         (4,116.4)
Foreign currency translation
  adjustments...........................                                         (33.4)           (33.4)
Unrealized gain on equity and
  securitization investments, net.......                                          21.3             21.3
Change in fair values of derivatives
  qualifying as cash flow hedges........                                          30.5             30.5
                                                                                              ---------
Total comprehensive loss................                                                       (4,098.0)
                                          ---------         ---------           ------        ---------
MARCH 31, 2002..........................  $10,422.4         $(3,864.0)          $(58.4)       $ 6,500.0
                                          =========         =========           ======        =========


          See Notes to Consolidated Financial Statements (Unaudited).

                        CIT GROUP INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN MILLIONS)


                                                                  FOR THE SIX MONTHS
                                                                    ENDED MARCH 31,
                                                              ---------------------------
                                                                 2002           2001
                                                              -----------   -------------
                                                              (SUCCESSOR)   (PREDECESSOR)
                                                              (RESTATED)
CASH FLOWS FROM OPERATIONS
Net (loss) income...........................................   $(4,116.4)     $   320.2
Adjustments to reconcile net income to net cash flows from
  operations:
  Goodwill impairment.......................................     4,512.7             --
  Provision for credit losses...............................       307.9          132.1
  Depreciation and amortization.............................       662.8          762.1
  Provision for deferred federal income taxes...............       203.3          249.5
  Gains on equipment, receivable and investment sales.......      (118.2)        (188.1)
  Increase in other assets..................................       (42.9)        (374.4)
  (Decrease) increase in accrued liabilities and payables...      (356.9)          90.4
Other.......................................................        20.0           32.1
                                                               ---------      ---------
Net cash flows provided by operations.......................     1,072.3        1,023.9
                                                               ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Loans extended..............................................   (24,588.4)     (25,180.3)
Collections on loans........................................    21,398.1       21,475.1
Proceeds from asset and receivable sales....................     6,743.2        3,972.4
Purchases of assets to be leased............................    (1,020.9)      (1,196.0)
Net decrease in short-term factoring receivables............       157.1           91.3
Purchase of finance receivable portfolios...................      (365.5)        (123.3)
Other.......................................................       (63.1)         (27.7)
                                                               ---------      ---------
Net cash flows provided by (used for) investing
  activities................................................     2,260.5         (988.5)
                                                               ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of variable and fixed-rate notes.................    (2,846.9)      (5,922.5)
Proceeds from the issuance of variable and fixed-rate
  notes.....................................................     9,043.4        5,470.2
Net (decrease) increase in commercial paper.................    (8,159.3)         370.6
Cash collected for prior period capital contribution from
  Parent....................................................       200.0             --
Net (repayment) collection of non-recourse leveraged lease
  debt......................................................      (120.2)          14.8
Cash dividends paid.........................................          --          (52.5)
Treasury stock issued.......................................          --            4.6
                                                               ---------      ---------
Net cash flows used for financing activities................    (1,883.0)        (114.8)
                                                               ---------      ---------
Net increase (decrease) in cash and cash equivalents........     1,449.8          (79.4)
Cash and cash equivalents, beginning of period..............       808.0          819.4
                                                               ---------      ---------
Cash and cash equivalents, end of period....................   $ 2,257.8      $   740.0
                                                               =========      =========


          See Notes to Consolidated Financial Statements (Unaudited).

                        CIT GROUP INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CIT Group Inc. ("CIT" or "the Company"), formerly known as Tyco Capital Corporation and previously The CIT Group, Inc., is a diversified finance company engaging in vendor, equipment, commercial, consumer and structured financing and leasing activities.

    BASIS OF PRESENTATION--These financial statements, which have been prepared in accordance with the instructions to Form 10-Q, do not include all of the information and note disclosures required by generally accepted accounting principles ("GAAP") in the United States and should be read in conjunction with the Company's Annual Report on Form 10-K for the transitional nine-month period ended September 30, 2001. These financial statements have not been examined by independent accountants in accordance with generally accepted auditing standards, but in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of CIT's financial position and results of operations. Certain prior period amounts have been reclassified to conform to current period presentation.

    On June 1, 2001, the Company was acquired by a wholly-owned subsidiary of Tyco International Ltd. in a purchase business combination. Tyco
International Ltd. and its subsidiaries, excluding CIT and its subsidiaries, are referred to herein as the "Parent" or "Tyco." In accordance with the guidelines for accounting for business combinations, the purchase price paid by Tyco plus related purchase accounting adjustments, were "pushed down" and recorded in CIT's financial statements for the periods after June 1, 2001, resulting in a new basis of accounting for the "successor" period beginning June 2, 2001. As of the acquisition date, assets and liabilities were recorded at estimated fair value in CIT's financial statements. Any resulting premiums or discounts are being accreted or amortized on a level yield basis over the remaining estimated lives of the corresponding assets or liabilities. Information relating to all "predecessor" periods prior to the acquisition is presented using CIT's historical basis of accounting. CIT operates its businesses independently as an indirect wholly-owned subsidiary of Tyco (see Note 2).

    On February 11, 2002, CIT repurchased certain international subsidiaries that had previously been sold to an affiliate of Tyco on September 30, 2001. The reacquisition of these subsidiaries has been accounted for as a merger of entities under common control. Accordingly, the balances contained within the financial statements and footnotes include the results of operations, financial position and cash flows of the international subsidiaries repurchased from Tyco for all periods presented.

    To enhance liquidity, CIT entered into a securitization related to $3.4 billion of factoring receivables during the March 31, 2002 quarter. CIT retained a $2.5 billion interest in these receivables, which is presented on the Consolidated Balance Sheet as Interest in Trade Receivables, net.


    RESTATEMENT--The Company has restated its Consolidated Financial Statements for the quarter ended March 31, 2002. The restatement to the financial statements herein reflects an impairment of goodwill in accordance with SFAS 142, "Goodwill and Other Intangibles," resulting in an estimated goodwill impairment charge of $4.51 billion. This restatement has no impact on previously reported operating margin or net cash provided by operations for any periods. See Note 6, "Accounting Change--Goodwill Amortization," for further information regarding the goodwill impairment.


NOTE 2--ACQUISITION BY TYCO

    The purchase price paid by Tyco for CIT plus related purchase accounting adjustments was valued at approximately $9.5 billion and is presented as "Parent company investment" as of June 1, 2001 in the Consolidated Statements of Shareholder's Equity. The $9.5 billion value consisted of the following:

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 2--ACQUISITION BY TYCO (CONTINUED)
the issuance of approximately 133.0 million Tyco common shares valued at $6,650.5 million on June 1, 2001 in exchange for approximately 73% of the outstanding CIT common stock (including exchangeable shares of CIT
Exchangeco, Inc.); the payment of $2,486.4 million in cash to The Dai-Ichi Kangyo Bank, Limited ("DKB") on June 1, 2001 for approximately 27% of the outstanding CIT common stock; the issuance of stock options for Tyco common shares valued at $318.6 million in exchange for CIT stock options; and the payment of $29.2 million in acquisition-related costs incurred by Tyco. In addition, $22.3 million in acquisition-related costs incurred by Tyco were paid by Tyco and have been reflected in CIT's equity as an additional capital contribution. The purchase of the CIT common stock held by DKB, which was contingent upon the satisfaction of the conditions to the merger, took place on June 1, 2001 immediately prior to the closing of the merger. Additionally, Tyco made cash capital contributions totaling $898.1 million for the period June 2, 2001 through September 30, 2001. There were no further capital contributions from Tyco subsequent to September 30, 2001, though $200.0 million of the prior fiscal year contribution was paid by Tyco during the six months ended March 31, 2002.

    In connection with the acquisition by Tyco, CIT recorded acquired assets and liabilities at their estimated fair values. Fair value estimates are subject to future adjustment when appraisals or other valuation data are obtained or when restructuring plans are committed to and finalized. If finalized during the first year following the acquisition date, such liabilities are recorded as additional purchase accounting adjustments as provided under GAAP.

    During the quarter and six months ended March 31, 2002, CIT recorded additions to goodwill of $61.0 million and $348.6 million, respectively. Goodwill adjustments relate to fair value adjustments to purchased assets and liabilities, and accruals relating to severance, facilities or other expenses incurred as a result of the purchase transaction. The current quarter adjustment primarily related to finalizing severance related liabilities and to the restructuring of certain international operations, while the prior quarter adjustment related to finalizing exit and restructuring plans for the sale or liquidation of certain non-strategic portfolios, including franchise finance, manufactured housing and recreational vehicle, as well as the finalization of appraisals and valuation data. Management does not expect further additions to goodwill, as all exit and restructuring plans were completed and approved by March 31, 2002.

    The following table summarizes purchase accounting liabilities (pre-tax) related to severance of employees and closing facilities that were recorded during the six months ended March 31, 2002 in connection with the acquisition by Tyco. Fair value adjustments and adjustments related to the sale or liquidation of certain non-strategic portfolios are not included ($ in millions).

                                                        SEVERANCE              FACILITIES
                                                   --------------------   ---------------------
                                                                            NUMBER
                                                   NUMBER OF                  OF                   OTHER      TOTAL
                                                   EMPLOYEES   RESERVE    FACILITIES   RESERVE    RESERVE    RESERVE
                                                   ---------   --------   ----------   --------   --------   --------
Balance at September 30, 2001....................     263       $25.6         --        $   --     $ 4.4      $ 30.0
Fiscal 2002 acquisition reserves.................     826        58.4         19          20.7        --        79.1
Fiscal 2002 utilization..........................    (620)      (42.5)        --          (0.1)     (1.4)      (44.0)
                                                     ----       -----         --        ------     -----      ------
Balance at March 31, 2002........................     469       $41.5         19        $ 20.6     $ 3.0      $ 65.1
                                                     ====       =====         ==        ======     =====      ======

    The accruals of $79.1 million recorded during the six months ended
March 31, 2002 related to finalizing the Tyco integration plan. These accruals resulted in additional purchase accounting liabilities

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 2--ACQUISITION BY TYCO (CONTINUED)
of $79.1 million, which also increased goodwill and deferred tax assets. These accruals were for the elimination of additional employees related to corporate administrative and other personnel located primarily in North America and Europe. The 19 facilities are located in North America and Europe.

NOTE 3--DERIVATIVE FINANCIAL INSTRUMENTS

    The components of the adjustment to Accumulated Other Comprehensive Loss for derivatives qualifying as hedges of future cash flows at September 30, 2001 and the balance outstanding at March 31, 2002 are presented in the following table ($ in millions):

                                                          ADJUSTMENT OF
                                                          FAIR VALUE OF   INCOME TAX   NET UNREALIZED
                                                           DERIVATIVES     EFFECTS      LOSS (GAIN)
                                                          -------------   ----------   --------------
Balance at September 30, 2001...........................     $102.3         $(38.9)        $ 63.4
Changes in values of derivatives qualifying as cash flow
  hedges................................................      (49.2)          18.7          (30.5)
                                                             ------         ------         ------
Balance at March 31, 2002...............................     $ 53.1         $(20.2)        $ 32.9
                                                             ======         ======         ======

    The unrealized loss as of March 31, 2002, presented in the preceding table, primarily reflects our use of interest rate swaps to convert variable-rate debt to fixed-rate debt, and is due to the fact that interest rates have declined from the June 1, 2001 Tyco acquisition date, or from the inception date of the derivative contracts. During the quarter ended March 31, 2002 approximately $0.5 million, before taxes, was recorded as additional interest expense for the ineffective portion of changes in fair values of cash flow hedges. Assuming no change in interest rates, $13.9 million, net of tax, of Accumulated Other Comprehensive Loss is expected to be reclassified to earnings over the next twelve months as contractual cash payments are made. The Accumulated Other Comprehensive Loss (along with the corresponding swap liability) will be adjusted as market interest rates change over the remaining life of the swaps.

    CIT uses derivatives for hedging purposes only, and does not enter into derivative financial instruments for trading or speculative purposes. As part of managing the exposure to changes in market interest rates, CIT, as an end-user, enters into various interest rate swap transactions in the over-the-counter markets, with other financial institutions acting as principal counterparties. To ensure both appropriate use as a hedge and hedge accounting treatment, all derivatives entered into are designated according to a hedge objective against a specified liability, including senior notes, bank credit facilities, and commercial paper. CIT's primary hedge objectives include the conversion of variable-rate liabilities to fixed rates, and the conversion of fixed-rate liabilities to variable rates. The notional amounts, rates, indices and maturities of CIT's derivatives are required to closely match the related terms of CIT's hedged liabilities.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 3--DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
    The following table presents the notional principal amounts of interest rate swaps by class and the corresponding hedge objectives at March 31, 2002:

INTEREST RATE SWAPS                     NOTIONAL AMOUNT                DESCRIPTION
-------------------                     ---------------   --------------------------------------
                                        ($ IN MILLIONS)
Floating to fixed-rate swaps (cash
  flow hedges)........................      $3,322.2      Effectively converts the interest rate
                                                          on an equivalent amount of
                                                          variable-rate borrowings to a fixed
                                                          rate.
Fixed to floating-rate swaps (fair
  value hedges).......................         783.8      Effectively converts the interest rate
                                                          on an equivalent amount of fixed-rate
                                                          senior notes to a variable rate.
Total interest rate swaps.............      $4,106.0
                                            ========

    CIT also utilizes foreign currency exchange forward contracts to hedge currency risk underlying its net investments in foreign operations and cross currency interest rate swaps to hedge both foreign currency and interest rate risk underlying foreign debt. At March 31, 2002, CIT was party to foreign currency exchange forward contracts with notional amounts totaling $3.4 billion and maturities ranging from 2002 to 2006. CIT was also party to cross currency interest rate swaps with notional amounts totaling $2.4 billion and maturities ranging from 2002 to 2027.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 4--BUSINESS SEGMENT INFORMATION

    The following table presents reportable segment information and the reconciliation of segment balances to the consolidated financial statement totals and the consolidated managed assets totals at and for the six months ended March 31, 2002 and 2001. Certain prior year balances have been reclassified to conform to the current year presentation ($ in millions).


                           EQUIPMENT
                           FINANCING    SPECIALTY   COMMERCIAL   STRUCTURED    TOTAL
                          AND LEASING    FINANCE     FINANCE      FINANCE     SEGMENTS   CORPORATE(1)(2)   CONSOLIDATED
                          -----------   ---------   ----------   ----------   --------   ---------------   ------------
AT AND FOR THE SIX
  MONTHS ENDED MARCH 31,
  2002 (SUCCESSOR)
Operating margin........    $  319.1    $  411.7     $ 236.6       $  51.1    $1,018.5      $    86.5        $ 1,105.0
Income taxes............        68.8        85.4        61.5          12.6       228.3           18.0            246.3
Net income (loss).......       129.6       139.4       100.4          20.5       389.9       (4,506.3)        (4,116.4)
Total financing and
  leasing assets........    15,489.2    10,937.4     4,436.7       3,035.7    33,899.0             --         33,899.0
Total managed assets....    19,241.7    17,941.3     7,869.1       3,035.7    48,087.8             --         48,087.8
AT AND FOR THE SIX
  MONTHS ENDED MARCH 31,
  2001 (PREDECESSOR)
Operating margin........    $  367.3    $  465.8     $ 236.6       $  47.2    $1,116.9      $   (24.8)       $ 1,092.1
Income taxes............        80.6        80.3        58.6          13.7       233.2          (34.9)           198.3
Net income (loss).......       154.5       130.6        87.2          15.9       388.2          (68.0)           320.2
Total financing and
  leasing assets........    17,444.4    15,142.0     7,995.3       2,871.3    43,453.0             --         43,453.0
Total managed assets....    22,026.8    21,100.0     7,995.3       2,871.3    53,993.4             --         53,993.4


------------------------------

(1) Estimated goodwill impairment for the six months ended March 31, 2002 was $4,512.7 million and is reflected in Corporate in the table above.



(2) Goodwill amortization (net of tax) for the six months ended March 31, 2001 was $39.8 million and is reflected in Corporate in the table above. The adoption of Statement of Financial Accounting Standards No. 142
    ("SFAS 142") in October 2001 eliminated goodwill amortization.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 5--CONCENTRATIONS

   The following table presents the geographic and industry compositions of financing and leasing portfolio assets at March 31, 2002 and September 30, 2001 ($ in millions).

                                                       AT MARCH 31, 2002(1)      AT SEPTEMBER 30, 2001
                                                      -----------------------   -----------------------
                                                       AMOUNT        PERCENT     AMOUNT        PERCENT
                                                      ---------      --------   ---------      --------
North America:
  Northeast.........................................  $ 6,731.5        19.9%    $ 9,117.9        22.4%
  West..............................................    6,092.3        18.0       7,561.7        18.6
  Midwest...........................................    5,754.4        17.0       6,957.3        17.0
  Southeast.........................................    4,478.8        13.2       5,505.4        13.5
  Southwest.........................................    3,805.8        11.2       4,708.1        11.6
  Canada............................................    1,773.3         5.2       1,952.4         4.8
                                                      ---------       -----     ---------       -----
Total North America.................................   28,636.1        84.5      35,802.8        87.9
Other foreign(2)....................................    5,262.9        15.5       4,926.4        12.1
                                                      ---------       -----     ---------       -----
  Total.............................................  $33,899.0       100.0%    $40,729.2       100.0%
                                                      =========       =====     =========       =====

                                                       AT MARCH 31, 2002(1)      AT SEPTEMBER 30, 2001
                                                      -----------------------   -----------------------
                                                       AMOUNT        PERCENT     AMOUNT        PERCENT
                                                      ---------      --------   ---------      --------
Manufacturing(3) (none greater than 2.5%)...........  $ 7,061.4        20.8%    $ 8,442.2        20.7%
Commercial airlines.................................    3,917.1        11.6       3,412.3         8.4
Transportation(4)...................................    2,783.1         8.2       2,675.8         6.6
Construction equipment..............................    1,966.8         5.8       2,273.7         5.6
Retail(5)...........................................    1,714.9         5.1       5,020.9        12.3
Communications......................................    1,699.5         5.0       1,590.3         3.9
Service industries..................................    1,663.4         4.9       1,755.3         4.3
Home mortgage.......................................    1,553.4         4.6       2,760.2         6.8
Wholesaling.........................................    1,390.4         4.1       1,435.7         3.5
Other (none greater than 3.3%)......................   10,149.0        29.9      11,362.8        27.9
                                                      ---------       -----     ---------       -----
  Total.............................................  $33,899.0       100.0%    $40,729.2       100.0%
                                                      =========       =====     =========       =====

------------------------------
(1) Excludes the $3.4 billion of trade receivables securitized during the quarter ended March 31, 2002, which are primarily North America Retail and
    Manufacturing accounts. Including these receivables, the Northeast percentage would be 21.6%, the Total North America would be 85.9% and Other Foreign would be 14.1%. The Retail exposure would be $4.7 billion (12.7%), Manufacturing $7.5 billion (20.0%), while the other industry category exposures would individually decline by approximately 0.5% to 1.0%.

(2) At March 31, 2002 the Company had approximately $180 million of U.S. dollar-denominated loans and assets outstanding to customers located in or doing business in Argentina. A provision of $95.0 million was recorded during the quarter ended March 31, 2002 relating to the economic reforms instituted by the Argentine government that converted dollar-denominated receivables into the peso.

(3) Includes manufacturers of steel and metal products, textiles and apparel, printing and paper products, and other industries.

(4)  Includes rail, bus, over-the-road trucking and business aircraft.

(5) Includes retailers of general merchandise (1.4%), auto dealers (1.0%) and apparel (0.6%).

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 6--ACCOUNTING CHANGE--GOODWILL AMORTIZATION


   The Company periodically reviews and evaluates its goodwill and other intangible assets for potential impairment. Effective October 1, 2001, the beginning of CIT's fiscal year 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," under which goodwill is no longer amortized but instead will be assessed for impairment at least annually. Under the transition provisions of SFAS 142, as of October 1, 2001, there was no goodwill impairment.



    During the quarter ended March 31, 2002, our parent, Tyco, experienced disruptions to its business surrounding its announced break-up plan, a downgrade in its credit rating, and a significant decline in its market capitalization. During this same time period, CIT also experienced credit downgrades and a disruption to its historical funding base. The Company prepared valuations, utilizing a discounted cash flows approach updated for current information and considering various marketplace assumptions, which indicated a range of values from impairment of $750 million to excess fair value of $1.5 billion. Based on management's belief that CIT would be separated from Tyco, receive an increase in its credit ratings, and regain access to the unsecured credit markets, we initially concluded that CIT had an excess of fair market value over net book value of approximately $1.5 billion. Accordingly, management did not believe that there was an impairment of goodwill of CIT as of March 31, 2002.



    However, market-based information used in connection with our preliminary consideration of the potential initial public offering for 100% of CIT indicated that CIT's book value exceeded its estimated fair value as of March 31, 2002. As a result, management performed a step 1 SFAS 142 impairment analysis as of March 31, 2002 and concluded that an impairment charge was warranted at that date.



    Accordingly, management's objective in performing the SFAS 142 step 1 analysis was to obtain relevant market based data to calculate the estimated fair value of each CIT reporting unit as of March 31, 2002 based on each reporting unit's projected earnings and market factors expected to be used by market participants in ascribing value to each of these reporting units in the planned separation of CIT from Tyco. Management obtained relevant market data from our financial advisors regarding the range of price to earnings multiples and market condition discounts applicable to each reporting unit as of March 31, 2002 and applied this market data to the individual reporting unit projected annual earnings as of March 31, 2002 to calculate an estimated fair value of each reporting unit and any resulting reporting unit goodwill impairment. The estimated fair values were compared to the corresponding carrying value of each reporting unit at March 31, 2002. The total of the individual reporting unit estimated goodwill impairments was $4.5 billion. We have restated the CIT Consolidated Financial Statements for the quarter ended March 31, 2002 to reflect an estimated impairment for each reporting unit resulting in a $4.5 billion estimated impairment charge as of March 31, 2002.



    SFAS 142 requires a second step analysis whenever the reporting unit book value exceeds estimated fair value. This analysis requires the Company to estimate the fair value of each reporting unit's individual assets and liabilities to complete the analysis of goodwill as of March 31, 2002. We have not yet completed this analysis due to the recently revised fair values for each reporting unit. The Company will complete this second step analysis in the quarter ending June 30, 2002 for each reporting unit to determine if any adjustment to the estimated goodwill impairment charge previously recorded is needed.



    Subsequent to March 31, 2002, CIT experienced further credit downgrades and the business environment and other factors continue to negatively impact the value for the proposed IPO of CIT. As of the date of the preliminary prospectus, we estimate that the proceeds to Tyco, before underwriting discounts and commissions, from the sale of 100% of CIT's common stock will be between $5.0 billion

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 6--ACCOUNTING CHANGE--GOODWILL AMORTIZATION (CONTINUED)

and $5.8 billion. Due to these events, the Company will assess remaining goodwill of each reporting unit for potential additional impairment based on the indicators of further decline in value.


    The changes in the carrying amount of goodwill for the six months ended March 31, 2002 are as follows ($ in millions):


                                           EQUIPMENT
                                           FINANCING    SPECIALTY   COMMERCIAL   STRUCTURED
                                          AND LEASING    FINANCE     FINANCE      FINANCE       TOTAL
                                          -----------   ---------   ----------   ----------   ---------
Balance as of September 30, 2001(1).....   $ 2,070.7    $ 2,572.3   $ 1,863.1      $  63.4    $ 6,569.5
Reclassification of intangible assets to
  other assets..........................          --           --       (22.0)          --        (22.0)
                                           ---------    ---------   ---------      -------    ---------
Balances as of September 30, 2001 after
  reclassification......................     2,070.7      2,572.3     1,841.1         63.4      6,547.5
Goodwill adjustments related to our
  acquisition by Tyco...................       163.8        178.0         4.1          2.7        348.6
Goodwill impairment(2)..................    (1,741.4)    (1,621.6)   (1,083.6)       (66.1)    (4,512.7)
                                           ---------    ---------   ---------      -------    ---------
Balance as of March 31, 2002............   $   493.1    $ 1,128.7   $   761.6      $    --    $ 2,383.4
                                           =========    =========   =========      =======    =========


------------------------------


(1) The goodwill balances as of September 30, 2001 were restated to correctly reflect the amounts by reporting unit.



(2) The estimated goodwill impairment is based upon updated step 1 impairment testing by reporting unit, and will be revised, if necessary, upon completion of step 2 testing in accordance with SFAS 142.



    Following is a reconciliation of previously reported net income to pro forma net income excluding goodwill amortization for the quarter and six months ended March 31, 2001 ($ in millions):



                                                  QUARTER ENDED MARCH 31,         SIX MONTHS ENDED MARCH 31,
                                               ------------------------------   ------------------------------
                                                  2002              2001           2002              2001
                                               -----------      -------------   -----------      -------------
                                               (SUCCESSOR)      (PREDECESSOR)   (SUCCESSOR)      (PREDECESSOR)
                                               (RESTATED)                       (RESTATED)
Net (loss) income as reported................   $(4,355.4)         $160.1        $(4,116.4)          $320.2
Goodwill amortization, net of tax............          --            19.9               --             39.8
                                                ---------          ------        ---------           ------
Pro forma net income.........................   $(4,355.4)         $180.0        $(4,116.4)          $360.0
                                                =========          ======        =========           ======



    Other intangible assets, net, comprised primarily of proprietary computer software and related processes, totaled $19.8 million and $22.0 million at March 31, 2002 and September 30, 2001, respectively, and are included in Other Assets on the Consolidated Balance Sheets. These assets are being amortized over a five year period on a straight-line basis, resulting in an annual amortization of $4.4 million. Amortization of intangible assets of $1.1 million and $2.2 million is included in the results of operations for the quarter and six months ended March 31, 2002, respectively.


NOTE 7--RELATED PARTY TRANSACTIONS

    Upon the acquisition, CIT and Tyco entered into an Operating Agreement, dated as of June 1, 2001, which provided that CIT and Tyco will not engage in transactions, including finance, underwriting and asset management and servicing transactions, unless the transactions are at arm's-length and for

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 7--RELATED PARTY TRANSACTIONS (CONTINUED) fair value. In particular, Tyco agreed that CIT will have sole discretion and decision-making authority where CIT is underwriting, managing and servicing assets in transactions originated through Tyco. CIT and Tyco also agreed to limit dividends and distributions from CIT to Tyco to (i) fifteen percent (15%) of CIT's cumulative net income, plus (ii) the net capital contribution by Tyco to CIT, in each case through the date of such dividend, distribution or declaration, and that CIT will at all times maintain its books, records and assets separately from Tyco. The Operating Agreement will terminate if CIT ceases to be a subsidiary of Tyco.

    On February 14, 2002, CIT amended its public debt indentures to prohibit CIT from:

    - declaring or paying any dividend, or making any other payment or distribution on its capital stock to Tyco or any of Tyco's affiliates, except dividends or distributions payable in common stock of CIT;

    - purchasing, redeeming or otherwise acquiring or retiring for value any capital stock of CIT except in exchange for the common stock of CIT;

    - purchasing or selling any material properties or assets from or to, or consummating any other material transaction with, Tyco or any of Tyco's affiliates, except on terms that are no less favorable than those that could be reasonably expected to be obtained in a comparable transaction with an unrelated third party; and

    - making an investment in Tyco or any of Tyco's affiliates in the form of
      (1) advances, loans or other extensions of credit to Tyco or any of Tyco's affiliates, (2) capital contributions to or in Tyco or any of Tyco's affiliates, or (3) acquisitions of any bonds, notes, debentures or other debt instruments of, or any stock, partnership, membership or other equity or beneficial interests in, Tyco or any of Tyco's affiliates.

    These restrictions do not restrict the merger of CIT with and into CIT's immediate parent corporation, or a merger of CIT's immediate parent corporation with and into CIT, provided that the surviving corporation of the merger has a consolidated tangible net worth immediately after the merger that is not less than the consolidated tangible net worth of CIT immediately prior to the merger. These provisions will no longer apply if (i) CIT and its subsidiaries are consolidated or merged into another entity (other than Tyco or any of Tyco's affiliates) or substantially all of CIT and its subsidiaries' properties, common stock or assets are sold, assigned, leased, transferred, conveyed or otherwise disposed of in one or more transactions or (ii) once Tyco owns less than 50% of our common stock as long as at least two-thirds of our board of directors is not affiliated with Tyco.


    On September 30, 2001, CIT sold certain international subsidiaries to a non-U.S. subsidiary of Tyco at net book value. As a result of this sale, CIT had receivables from affiliates totaling $1,440.9 million, representing its debt investment in these subsidiaries. CIT charged arm's-length, market based interest rates on these receivables, and recorded $19.0 million of interest income, as an offset to interest expense, related to those notes for the quarter ended December 31, 2001. A note receivable issued at the time of this transaction of approximately $295.0 million was collected. Following Tyco's announcement on January 22, 2002 that it planned to separate into four independent, publicly-traded companies, CIT repurchased the international subsidiaries on February 11, 2002 at net book value. In conjunction with this repurchase, the receivables from affiliates of $1,588.1 million at December 31, 2001 was satisfied.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 7--RELATED PARTY TRANSACTIONS (CONTINUED)
    CIT has entered into a number of equipment loans and leases with affiliates of Tyco. Loan and lease terms generally range from 3 to 12 years. Tyco has guaranteed payment and performance obligations under each loan and lease agreement. At March 31, 2002, the aggregate amount outstanding under these equipment loans and leases was approximately $84.2 million, and the aggregate amount outstanding upon delivery of all applicable equipment will be approximately $129.3 million.

    CIT has periodically entered into receivable and portfolio purchase agreements with affiliates of Tyco, pursuant to which CIT purchases conditional purchase agreements, servicing contracts and other forms of receivables between the Tyco affiliate and its customers. Certain of these purchase agreements were entered into prior to the Tyco affiliate being acquired by Tyco. At March 31, 2002, the aggregate amount outstanding under these purchase agreements was approximately $32.8 million.

    During the quarter ended September 30, 2001, certain subsidiaries of Tyco sold receivables totaling $318.0 million to CIT in a factoring transaction for $297.8 million in cash. The difference of $20.2 million represents a holdback of $15.9 million and a discount of $4.3 million (fee income which is recognized by CIT as income over the term of the transaction). During the quarter ended December 31, 2001, CIT increased the capacity available under the factoring program with Tyco from $318.0 million to $384.4 million and sold receivables for $360.0 million in cash. The difference of $24.4 million represents a holdback of $19.2 million and a discount of $5.2 million (fee income which is recognized by CIT as income over the term of the transaction). On April 28, 2002, the capacity of the program was reduced to $337.6 million.

    Certain of CIT's operating expenses are paid by Tyco and billed to CIT. As of March 31, 2001, CIT has outstanding payables to subsidiaries of Tyco totaling $26.3 million related primarily to these charges.

    On May 1, 2002, CIT assumed a corporate aircraft lease obligation from Tyco. The assumed lease obligation is approximately $16.0 million and extends for 134 months beginning on May 1, 2002. Prior to Tyco's acquisition, CIT had an agreement to purchase this aircraft directly from the previous owner.

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 8--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES

    The following presents condensed consolidating financial information for CIT Holdings LLC and its wholly-owned subsidiary, Capita Corporation (formerly AT&T Capital Corporation). CIT has guaranteed on a full and unconditional basis the existing registered debt securities and certain other indebtedness of these subsidiaries.

                          CONSOLIDATING BALANCE SHEET
                                 MARCH 31, 2002
                                  (SUCCESSOR)


                                                                    CIT
                                                     CAPITA      HOLDINGS       OTHER
($ IN MILLIONS)                   CIT GROUP INC.   CORPORATION      LLC      SUBSIDIARIES   ELIMINATIONS     TOTAL
---------------                   --------------   -----------   ---------   ------------   ------------   ---------
ASSETS
Net finance receivables.........    $  1,497.6       $2,941.6    $   891.2    $20,412.4      $       --    $25,742.8
Operating lease equipment,
  net...........................            --          962.6        216.6      5,424.8              --      6,604.0
Finance receivables held for
  sale..........................            --           40.6        241.6        363.0              --        645.2
Cash and cash equivalents.......       1,872.5          129.8        228.2         27.3              --      2,257.8
Other assets....................       8,007.1          311.2        203.5     11,624.6       (11,012.7)     9,133.7
                                    ----------       --------    ---------    ---------      ----------    ---------
  TOTAL ASSETS..................    $ 11,377.2       $4,385.8    $ 1,781.1    $37,852.1      $(11,012.7)   $44,383.5
                                    ==========       ========    =========    =========      ==========    =========
LIABILITIES AND SHAREHOLDER'S
  EQUITY
Debt............................    $ 29,045.7       $2,337.7    $ 2,245.2    $   106.3      $       --    $33,734.9
Credit balances of factoring
  clients.......................            --             --           --      1,543.5              --      1,543.5
Other liabilities...............     (24,168.5)       1,532.1     (2,349.8)    27,332.7              --      2,346.5
                                    ----------       --------    ---------    ---------      ----------    ---------
  Total Liabilities.............       4,877.2        3,869.8       (104.6)    28,982.5              --     37,624.9
Preferred securities............            --             --           --        258.6              --        258.6
Equity..........................       6,500.0          516.0      1,885.7      8,611.0       (11,012.7)     6,500.0
                                    ----------       --------    ---------    ---------      ----------    ---------
  TOTAL LIABILITIES AND
    SHAREHOLDER'S EQUITY........    $ 11,377.2       $4,385.8    $ 1,781.1    $37,852.1      $(11,012.7)   $44,383.5
                                    ==========       ========    =========    =========      ==========    =========

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 8--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES (CONTINUED)
                          CONSOLIDATING BALANCE SHEET
                               SEPTEMBER 30, 2001
                                  (SUCCESSOR)

                                                                    CIT
                                                     CAPITA      HOLDINGS       OTHER
($ IN MILLIONS)                   CIT GROUP INC.   CORPORATION      LLC      SUBSIDIARIES   ELIMINATIONS     TOTAL
---------------                   --------------   -----------   ---------   ------------   ------------   ---------
ASSETS
Net finance receivables.........    $  1,834.6       $3,074.4    $ 1,506.1    $24,971.4      $       --    $31,386.5
Operating lease equipment,
  net...........................            --        1,203.2        273.4      4,926.2              --      6,402.8
Finance receivables held for
  sale..........................            --           32.9        157.5      1,824.5              --      2,014.9
Cash and cash equivalents.......         440.0          107.0          4.2        256.8              --        808.0
Other assets....................      10,150.2          291.4        302.8     10,331.5       (10,598.0)    10,477.9
                                    ----------       --------    ---------    ---------      ----------    ---------
  TOTAL ASSETS..................    $ 12,424.8       $4,708.9    $ 2,244.0    $42,310.4      $(10,598.0)   $51,090.1
                                    ==========       ========    =========    =========      ==========    =========
LIABILITIES AND SHAREHOLDER'S
  EQUITY
Debt............................    $ 30,218.0       $2,879.2    $ 1,972.3    $   628.2      $       --    $35,697.7
Credit balances of factoring
  clients.......................            --             --           --      2,392.9              --      2,392.9
Other liabilities...............     (28,391.2)       1,275.7     (1,656.1)    30,913.1              --      2,141.5
                                    ----------       --------    ---------    ---------      ----------    ---------
Total Liabilities...............       1,826.8        4,154.9        316.2     33,934.2              --     40,232.1
Preferred securities............            --             --           --        260.0              --        260.0
Equity..........................      10,598.0          554.0      1,927.8      8,116.2       (10,598.0)    10,598.0
                                    ----------       --------    ---------    ---------      ----------    ---------
  TOTAL LIABILITIES AND
  SHAREHOLDER'S EQUITY..........    $ 12,424.8       $4,708.9    $ 2,244.0    $42,310.4      $(10,598.0)   $51,090.1
                                    ==========       ========    =========    =========      ==========    =========

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 8--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES (CONTINUED)
                       CONSOLIDATING STATEMENT OF INCOME
                        SIX MONTHS ENDED MARCH 31, 2002
                                  (SUCCESSOR)


                                                                     CIT
                                                       CAPITA      HOLDINGS      OTHER
($ IN MILLIONS)                     CIT GROUP INC.   CORPORATION     LLC      SUBSIDIARIES   ELIMINATIONS     TOTAL
---------------                     --------------   -----------   --------   ------------   ------------   ---------
FINANCE INCOME....................    $   111.4         $552.7      $125.8      $1,515.8       $    --      $ 2,305.7
Interest expense..................        (25.8)         211.1        (3.0)        539.0            --          721.3
                                      ---------         ------      ------      --------       -------      ---------
Net finance income................        137.2          341.6       128.8         976.8            --        1,584.4
Depreciation on operating lease
  equipment.......................           --          261.9        57.6         329.2            --          648.7
                                      ---------         ------      ------      --------       -------      ---------
Net finance margin................        137.2           79.7        71.2         647.6            --          935.7
Provision for credit losses.......         40.3          117.0         5.1         145.5            --          307.9
                                      ---------         ------      ------      --------       -------      ---------
Net finance margin after provision
  for credit losses...............         96.9          (37.3)       66.1         502.1            --          627.8
Equity in net income of
  subsidiaries....................        357.5             --          --            --        (357.5)            --
Other revenue.....................          2.3           55.3        44.8         374.8            --          477.2
                                      ---------         ------      ------      --------       -------      ---------
OPERATING MARGIN..................        456.7           18.0       110.9         876.9        (357.5)       1,105.0
Operating expenses................      4,549.3           83.7        41.4         295.7            --        4,970.1
                                      ---------         ------      ------      --------       -------      ---------
(Loss) income before provision for
  income taxes....................     (4,092.6)         (65.7)       69.5         581.2        (357.5)      (3,865.1)
Provision for income taxes........        (23.8)          28.1       (30.3)       (220.3)           --         (246.3)
Minority interest, after tax......           --             --          --          (5.0)           --           (5.0)
                                      ---------         ------      ------      --------       -------      ---------
NET (LOSS) INCOME.................    $(4,116.4)        $(37.6)     $ 39.2      $  355.9       $(357.5)     $(4,116.4)
                                      =========         ======      ======      ========       =======      =========

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 8--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES (CONTINUED)
                       CONSOLIDATING STATEMENT OF INCOME
                        SIX MONTHS ENDED MARCH 31, 2001
                                 (PREDECESSOR)

                                                                     CIT
                                                       CAPITA      HOLDINGS      OTHER
($ IN MILLIONS)                     CIT GROUP INC.   CORPORATION     LLC      SUBSIDIARIES   ELIMINATIONS    TOTAL
---------------                     --------------   -----------   --------   ------------   ------------   --------
FINANCE INCOME....................      $166.7          $702.1      $137.5      $1,761.7       $    --      $2,768.0
Interest expense..................       147.7           195.5        17.5         917.2            --       1,277.9
                                        ------          ------      ------      --------       -------      --------
Net finance income................        19.0           506.6       120.0         844.5            --       1,490.1
Depreciation on operating lease
  equipment.......................          --           317.4        62.4         315.0            --         694.8
                                        ------          ------      ------      --------       -------      --------
Net finance margin................        19.0           189.2        57.6         529.5            --         795.3
Provision for credit losses.......         8.2            18.5        36.0          69.4            --         132.1
                                        ------          ------      ------      --------       -------      --------
Net finance margin after provision
  for credit losses...............        10.8           170.7        21.6         460.1            --         663.2
Equity in net income of
  subsidiaries....................       361.6              --          --            --        (361.6)           --
Other revenue.....................         3.7            65.6        53.6         306.0            --         428.9
                                        ------          ------      ------      --------       -------      --------
OPERATING MARGIN..................       376.1           236.3        75.2         766.1        (361.6)      1,092.1
Operating expenses................        71.0           129.3        54.3         313.2            --         567.8
                                        ------          ------      ------      --------       -------      --------
Income before provision for income
  taxes...........................       305.1           107.0        20.9         452.9        (361.6)        524.3
Provision for income taxes........        15.1           (40.7)       (7.9)       (164.8)           --        (198.3)
Minority interest, after tax......          --              --          --          (5.8)           --          (5.8)
                                        ------          ------      ------      --------       -------      --------
NET INCOME........................      $320.2          $ 66.3      $ 13.0      $  282.3       $(361.6)     $  320.2
                                        ======          ======      ======      ========       =======      ========

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 8--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES (CONTINUED)
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                        SIX MONTHS ENDED MARCH 31, 2002
                                  (SUCCESSOR)

                                                                    CIT
                                                      CAPITA      HOLDINGS      OTHER
($ IN MILLIONS)                    CIT GROUP INC.   CORPORATION     LLC      SUBSIDIARIES   ELIMINATIONS     TOTAL
---------------                    --------------   -----------   --------   ------------   ------------   ---------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net cash flows provided by (used
  for) operations................    $   102.9        $    --     $(416.9)    $ 1,386.3      $      --     $ 1,072.3
                                     ---------        -------     -------     ---------      ---------     ---------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
Net decrease in financing and
  leasing assets.................        296.7           13.4       534.8       1,478.7             --       2,323.6
Decrease in intercompany loans
  and investments................      2,205.2             --          --            --       (2,205.2)           --
Other............................           --             --          --         (63.1)            --         (63.1)
                                     ---------        -------     -------     ---------      ---------     ---------
Net cash flows provided by
  investing activities...........      2,501.9           13.4       534.8       1,415.6       (2,205.2)      2,260.5
                                     ---------        -------     -------     ---------      ---------     ---------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
Net (decrease) increase in
  debt...........................     (1,172.3)        (541.5)      272.9        (642.1)            --      (2,083.0)
Intercompany financing...........           --          550.9      (166.8)     (2,389.3)       2,205.2         200.0
                                     ---------        -------     -------     ---------      ---------     ---------
Net cash flows (used for)
  provided by financing
  activities.....................     (1,172.3)           9.4       106.1      (3,031.4)       2,205.2      (1,883.0)
                                     ---------        -------     -------     ---------      ---------     ---------
Net increase (decrease) in cash
  and cash equivalents...........      1,432.5           22.8       224.0        (229.5)            --       1,449.8
Cash and cash equivalents,
  beginning of period............        440.0          107.0         4.2         256.8             --         808.0
                                     ---------        -------     -------     ---------      ---------     ---------
Cash and cash equivalents, end of
  period.........................    $ 1,872.5        $ 129.8     $ 228.2     $    27.3      $      --     $ 2,257.8
                                     =========        =======     =======     =========      =========     =========

                        CIT GROUP INC. AND SUBSIDIARIES

NOTE 8--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES (CONTINUED)
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                        SIX MONTHS ENDED MARCH 31, 2001
                                 (PREDECESSOR)

                                                                             CIT
                                                               CAPITA      HOLDINGS      OTHER
($ IN MILLIONS)                             CIT GROUP INC.   CORPORATION     LLC      SUBSIDIARIES   ELIMINATIONS    TOTAL
---------------                             --------------   -----------   --------   ------------   ------------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash flows (used for) provided by
  operations..............................     $  (48.3)      $  787.2      $213.1       $ 71.9        $     --     $1,023.9
                                               --------       --------      ------       ------        --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net decrease (increase) in financing and
  leasing assets..........................        443.6         (411.4)     (195.0)      (798.0)             --       (960.8)
Increase in intercompany loans and
  investments.............................     (3,082.3)            --          --           --         3,082.3           --
Other.....................................           --             --          --        (27.7)             --        (27.7)
                                               --------       --------      ------       ------        --------     --------
Net cash flows used for investing
  activities..............................     (2,638.7)        (411.4)     (195.0)      (825.7)        3,082.3       (988.5)
                                               --------       --------      ------       ------        --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in debt...........      2,912.3       (3,626.8)       28.5        619.1              --        (66.9)
Intercompany financing....................           --        3,310.1       (10.3)      (217.5)       (3,082.3)          --
Cash dividends paid.......................           --             --          --        (52.5)             --        (52.5)
Issuance of treasury stock................           --             --          --          4.6              --          4.6
                                               --------       --------      ------       ------        --------     --------
Net cash flows provided by (used for)
  financing activities....................      2,912.3         (316.7)       18.2        353.7        (3,082.3)      (114.8)
                                               --------       --------      ------       ------        --------     --------
Net increase (decrease) in cash and cash
  equivalents.............................        225.3           59.1        36.3       (400.1)             --        (79.4)
Cash and cash equivalents, beginning of
  period..................................        151.7           86.0        19.2        562.5              --        819.4
                                               --------       --------      ------       ------        --------     --------
Cash and cash equivalents, end of
  period..................................     $  377.0       $  145.1      $ 55.5       $162.4        $     --     $  740.0
                                               ========       ========      ======       ======        ========     ========

NOTE 9--SUBSEQUENT EVENTS

   On April 1, 2002, the Company completed a $2.5 billion public unsecured bond offering as part of the previously announced strategy to strengthen its liquidity position. This debt offering was comprised of $1.25 billion aggregate principal amount of 7.375% senior notes due April 2, 2007 and $1.25 billion aggregate principal amount of 7.750% senior notes due April 2, 2012. CIT has determined that the proceeds will be used to repay a portion of existing term debt at maturity.

    On April 25, 2002, CIT Group Inc. (Del) filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to the sale of 100 percent of the Company's common stock through an initial public offering ("IPO"). Tyco will receive the proceeds from the offering. If the underwriters exercise their over-allotment option, CIT will receive the proceeds from that sale.

    On April 30, 2002, Fitch revised the rating watch status on all our ratings from evolving to negative, due to concerns surrounding the timing of the separation from Tyco.


    On June 7, 2002, Standard & Poor's downgraded CIT's long-term debt rating from A- to BBB+. Standard & Poor's ratings of CIT's debt remain on watch status with developing implications.



    On June 10, 2002, Fitch downgraded CIT's long-term debt rating from A- to BBB. All of the Company's Fitch ratings remain on watch status.

                              CIT GROUP INC. (DEL)
                        STAND-ALONE FINANCIAL STATEMENTS
                        AS OF MARCH 31, 2002 (UNAUDITED)
                             AND SEPTEMBER 30, 2001

                 (This page has been left blank intentionally.)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of CIT Group Inc. (Del)

    In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of CIT Group Inc. (Del) at September 30, 2001, in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York
May 9, 2002

                              CIT GROUP INC. (DEL)
                                 BALANCE SHEETS
                                ($ IN THOUSANDS)

                                                               MARCH 31,    SEPTEMBER 30,
                                                                 2002            2001
                                                              -----------   --------------
                                                              (UNAUDITED)
                                          ASSETS
Intercompany receivable from parent.........................    $    --          $ --
                                                                -------          ----
Total assets................................................    $    --          $ --
                                                                =======          ====

                           LIABILITIES AND SHAREHOLDER'S EQUITY
Total liabilities...........................................    $    --          $ --
Shareholder's equity:
  Parent company investment.................................         --            --
  Accumulated deficit.......................................         --            --
                                                                -------          ----
Total shareholder's equity..................................         --            --
                                                                -------          ----
Total liabilities and shareholder's equity..................    $    --          $ --
                                                                =======          ====

                       See Notes to Financial Statement.

                              CIT GROUP INC. (DEL)
                          NOTES TO FINANCIAL STATEMENT

NOTE 1--THE COMPANY

    CIT Group Inc. (Del) was incorporated on March 12, 2001 as a Delaware holding company and wholly-owned subsidiary of Tyco International Ltd. ("Tyco" or "Parent").

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION--The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. A separate income statement, statement of changes in shareholder's equity, and statement of cash flows have not been presented in the financial statements as the activities of this entity are nominal (less than $500).

NOTE 3--SUBSEQUENT EVENTS


    On June 1, 2001, CIT Group, Inc. (a Nevada company) was acquired by a wholly-owned subsidiary of Tyco in a purchase business combination. On
April 25, 2002, CIT Group Inc. (Del) filed a registration statement on Form S-1 for an initial public offering of its common stock. In connection with the proposed initial public offering of CIT Group Inc. (Del), CIT Group Inc. (Nevada) and Tyco Capital Holding, Inc. will be merged and that combined entity will further merge into CIT Group Inc. (Del).

                 (This page has been left blank intentionally.)

                           TYCO CAPITAL HOLDING, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2001

                 (This page has been left blank intentionally.)

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholder of Tyco Capital Holding, Inc.



    In our opinion, the accompanying consolidated balance sheet as of September 30, 2001 and the related consolidated statements of income, of shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Tyco Capital Holding, Inc. and its subsidiaries at September 30, 2001, and the results of their operations and their cash flows for the period from October 13, 2000 (date of inception) through September 30, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


PricewaterhouseCoopers LLP

New York, New York
May 10, 2002

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 2001
                                 (IN MILLIONS)

ASSETS
Financing and leasing assets:
  Finance receivables.......................................   $31,879.4
  Reserve for credit losses.................................      (492.9)
                                                               ---------
  Net finance receivables...................................    31,386.5
  Operating lease equipment, net............................     6,402.8
  Finance receivables held for sale.........................     2,014.9
Cash and cash equivalents...................................       808.0
Receivables from affiliates.................................       362.7
Goodwill, net...............................................     6,547.5
Other assets................................................     3,930.0
                                                               ---------
TOTAL ASSETS................................................   $51,452.4
                                                               =========

LIABILITIES AND SHAREHOLDER'S EQUITY
Debt:
  Commercial paper..........................................   $ 8,869.2
  Variable-rate senior notes................................     9,614.6
  Fixed-rate senior notes...................................    17,113.9
  Subordinated fixed-rate notes.............................       100.0
  Notes payable to affiliate................................     5,000.0
                                                               ---------
Total debt..................................................    40,697.7
Credit balances of factoring clients........................     2,392.9
Payables to affiliates......................................        17.3
Accrued liabilities and payables............................     2,136.9
                                                               ---------
TOTAL LIABILITIES...........................................    45,244.8
                                                               ---------

Commitments and Contingencies (Note 17)

Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely debentures
  of the Company............................................       260.0
Shareholder's Equity:
  Parent company investment.................................     5,842.6
  Retained earnings.........................................       181.8
  Accumulated other comprehensive loss......................       (76.8)
                                                               ---------
TOTAL SHAREHOLDER'S EQUITY..................................     5,947.6
                                                               ---------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY..................   $51,452.4
                                                               =========

                See Notes to Consolidated Financial Statements.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES


                       CONSOLIDATED STATEMENTS OF INCOME

                FOR THE PERIOD FROM INCEPTION (OCTOBER 13, 2000)

                           THROUGH SEPTEMBER 30, 2001

                                 (IN MILLIONS)

INCOME STATEMENT

FINANCE INCOME..............................................   $1,676.5
Interest expense............................................      597.1
                                                               --------
Net finance income..........................................    1,079.4
Depreciation on operating lease equipment...................      448.6
                                                               --------
Net finance margin..........................................      630.8
Provision for credit losses.................................      116.1
                                                               --------
Net finance margin after provision for credit losses........      514.7
Other revenue...............................................      335.1
                                                               --------
OPERATING MARGIN............................................      849.8
                                                               --------
Salaries and general operating expenses.....................      348.6
Intercompany interest expense, net..........................       98.8
Goodwill amortization.......................................       59.8
                                                               --------
OPERATING EXPENSES..........................................      507.2
                                                               --------
Income before provision for income taxes....................      342.6
Provision for income taxes..................................     (157.1)
Minority interest in subsidiary trust holding solely
  debentures of the Company.................................       (3.6)
                                                               --------
NET INCOME..................................................   $  181.9
                                                               ========

                See Notes to Consolidated Financial Statements.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                FOR THE PERIOD FROM INCEPTION (OCTOBER 13, 2000)

                           THROUGH SEPTEMBER 30, 2001

                                 (IN MILLIONS)

                                                                               ACCUMULATED
                                                        PARENT                    OTHER           TOTAL
                                                       COMPANY     RETAINED   COMPREHENSIVE   SHAREHOLDER'S
                                                      INVESTMENT   EARNINGS       LOSS           EQUITY
                                                      ----------   --------   -------------   -------------
Inception (October 13, 2000)........................  $      --    $     --      $    --        $      --
Net income..........................................                  181.9                         181.9
Cash dividends......................................                   (0.1)                         (0.1)
Foreign currency translation adjustments............                               (13.4)           (13.4)
Change in fair values of derivatives
  qualifying as cash flow hedges....................                               (63.4)           (63.4)
                                                                                                ---------
Total comprehensive income..........................                                                105.0
Tax benefit on stock transactions...................       39.4                                      39.4
Capital contribution from Parent....................    5,803.2          --           --          5,803.2
                                                      ---------    --------      -------        ---------
SEPTEMBER 30, 2001..................................  $ 5,842.6    $  181.8      $ (76.8)       $ 5,947.6
                                                      =========    ========      =======        =========

                See Notes to Consolidated Financial Statements.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE PERIOD FROM INCEPTION (OCTOBER 13, 2000)

                           THROUGH SEPTEMBER 30, 2001

                                 (IN MILLIONS)

CASH FLOWS FROM OPERATIONS:
Net income..................................................  $   181.9
Adjustments to reconcile net income to net cash flows used
  for operations:
  Provision for credit losses...............................      116.1
  Depreciation and amortization.............................      521.3
  Provision for deferred federal income taxes...............      125.7
  Gains on equipment, receivable and investment sales.......     (119.1)
  Decrease in accrued liabilities and payables..............     (346.3)
  Increase in other assets..................................     (473.5)
  Other.....................................................      (67.3)
                                                              ---------
Net cash flows used for operations..........................      (61.2)
                                                              ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Loans extended..............................................  (15,493.1)
Collections on loans........................................   12,750.6
Proceeds from asset and receivable sales....................    5,213.0
Purchases of assets to be leased............................     (756.9)
Net decrease in short-term factoring receivables............     (471.2)
Purchase of common shares of Parent for CIT acquisition.....   (2,500.0)
Cash paid for acquisitions (net of cash acquired of
  $2,156.4).................................................     (359.2)
Other.......................................................        3.2
                                                              ---------
Net cash flows used for investing activities................   (1,613.6)
                                                              ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of variable and fixed rate
  notes.....................................................    1,000.0
Repayments of variable and fixed-rate notes.................   (3,272.2)
Net decrease in commercial paper............................   (1,007.8)
Net repayments of non-recourse leveraged lease debt.........      (26.6)
Receivables from affiliates.................................      (67.6)
Proceeds from debt issued to Tyco...........................    5,000.0
Capital contributions from Parent...........................      857.0
                                                              ---------
Net cash flows provided by financing activities.............    2,482.8
                                                              ---------
Net increase in cash and cash equivalents...................      808.0
Cash and cash equivalents, beginning of period..............         --
                                                              ---------
Cash and cash equivalents, end of period....................  $   808.0
                                                              =========

                See Notes to Consolidated Financial Statements.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION


    The consolidated financial statements of Tyco Capital Holding, Inc., a Nevada corporation ("TCH"), included herein reflect the consolidated results of TCH, since its inception on October 13, 2000, plus the results of CIT Group Inc. ("CIT") and its subsidiaries since its acquisition by TCH on June 1, 2001.


    CIT is presently organized as a Nevada corporation and is a direct, wholly-owned subsidiary of TCH, which is a direct wholly-owned subsidiary of Tyco Capital Ltd., a Bermuda company. All of these entities are indirect, wholly-owned subsidiaries of Tyco. Prior to the closing of this offering, Tyco will effectuate a restructuring whereby CIT will merge with and into TCH, and that combined entity will further merge with and into CIT Group Inc. (Del), a Delaware corporation. In connection with the reorganization, CIT Group Inc.
(Del) will be renamed CIT Group Inc. As a result of the reorganization, CIT Group Inc. will be domiciled in Delaware and will be the successor to CIT's business, operations, obligations and SEC registration.


    In connection with the reorganization and mergers described above, CIT Group Inc. (Nevada) is reflected in the Consolidated Financial Statements of TCH, as CIT Group Inc. (Nevada) is a wholly-owned subsidiary of TCH. The Delaware company has had no operations and nominal financial activity and will be used solely for the purpose of the reincorporation of CIT Group Inc. (Nevada). TCH was incorporated in October 2000 and its only activity has been in connection with its capacity as the holding company for the acquisition of CIT by Tyco on June 1, 2001. TCH has not acted as an operating company and immediately prior to the reorganization will have nominal assets and liabilities, other than its investment in CIT. TCH's stand-alone historical financial activity is comprised of intercompany debt payable to an affiliate of Tyco and interest expense related to the acquisition of CIT, and TCH also facilitated the delivery of Tyco common shares on redemption of CIT Exchangeco Inc. shares. All of the activity of TCH will be unwound through a capital contribution from Tyco prior to the reorganization discussed above and TCH's balance sheet will have nominal balances. The ongoing operations of the registrant will effectively be comprised of the existing operations of CIT.


    CIT (formerly known as Tyco Capital Corporation and previously The CIT Group, Inc.) is a diversified finance company engaging in vendor, equipment, commercial, consumer and structured financing and leasing activities. CIT operates primarily in North America, with locations in Europe, Latin America, Australia and the Asia-Pacific region.

    The Consolidated Financial Statements include the results of TCH and its subsidiaries and have been prepared in United States dollars, unless indicated otherwise, in accordance with generally accepted accounting principles in the United States. On June 1, 2001, CIT was acquired by TCH in a purchase business combination (see Note 2). Tyco International Ltd. and its subsidiaries, excluding TCH and its subsidiaries, are referred to herein as the "Parent" or "Tyco." In accordance with the guidelines for accounting for business combinations, the purchase price paid by Tyco plus related purchase accounting adjustments have been "pushed down" and recorded in CIT's financial statements for the periods after June 1, 2001, resulting in a new basis of accounting for the period beginning June 2, 2001. As of the acquisition date, assets and liabilities were recorded at estimated fair value in the CIT financial statements. Any resulting premiums or discounts are being accreted or amortized on a level yield basis over the remaining estimated lives of the corresponding assets or liabilities.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    On February 11, 2002, CIT repurchased certain international subsidiaries that had previously been sold to an affiliate of Tyco on September 30, 2001. The reacquisition of these subsidiaries has been accounted for as a merger of entities under common control. Accordingly, the balances contained within the financial statements and footnotes include the results of operations, financial position and cash flows of the international subsidiaries repurchased from Tyco for all periods presented.

    CIT consolidates companies in which it owns or controls more than fifty percent of the voting shares unless control is likely to be temporary. All significant intercompany transactions have been eliminated. Prior period amounts have been reclassified to conform to the current presentation.

FINANCING AND LEASING ASSETS

    CIT provides funding for a variety of financing arrangements, including term loans, lease financing and operating leases. The amounts outstanding on loans and leases are referred to as finance receivables and, when combined with finance receivables held for sale, net book value of operating lease equipment, and certain investments, represent financing and leasing assets.

    At the time of designation for sale, securitization or syndication by management, assets are classified as finance receivables held for sale. These assets are carried at the lower of aggregate cost or market value.

INCOME RECOGNITION

    Finance income includes interest on loans, the accretion of income on direct financing leases, and rents on operating leases. Related origination and other nonrefundable fees and direct origination costs are deferred and amortized as an adjustment of finance income over the contractual life of the transactions. Income on finance receivables other than leveraged leases is recognized on an accrual basis commencing in the month of origination using methods that generally approximate the interest method. Leveraged lease income is recognized on a basis calculated to achieve a constant after-tax rate of return for periods in which CIT has a positive investment in the transaction, net of related deferred tax liabilities. Rental income on operating leases is recognized on an accrual basis.

    The accrual of finance income on commercial finance receivables is generally suspended and an account is placed on non-accrual status when payment of principal or interest is contractually delinquent for 90 days or more, or earlier when, in the opinion of management, full collection of all principal and interest due is doubtful. Given the nature of revolving credit facilities, including those combined with term loan facilities (advances and interest accruals increase revolving loan balances and payments reduce revolving loan balances), the placement of revolving credit facilities on non-accrual status includes the review of other qualitative and quantitative credit-related factors, and generally does not result in the reversal of significant amounts of accrued interest. To the extent the estimated fair value of collateral does not satisfy both the principal and accrued interest outstanding, accrued but uncollected interest at the date an account is placed on non-accrual status is reversed and charged against income. Subsequent interest received is applied to the outstanding principal balance until such time as the account is collected, charged-off or returned to accrual status. The accrual of finance income on consumer loans is suspended, and all previously accrued but uncollected income is reversed, when payment of principal and/or interest on consumer finance receivables is contractually delinquent for 90 days or more.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Other revenue includes the following: (1) factoring commissions,
(2) commitment, facility, letters of credit and syndication fees, (3) servicing fees and (4) gains and losses from the sales of leasing equipment, venture capital investments and sales and securitizations of finance receivables.

LEASE FINANCING

    Direct financing leases are recorded at the aggregate future minimum lease payments plus estimated residual values less unearned finance income. Operating lease equipment is carried at cost less accumulated depreciation and is depreciated to estimated residual value using the straight-line method over the lease term or projected economic life of the asset. Equipment acquired in satisfaction of loans and subsequently placed on operating lease is recorded at the lower of carrying value or estimated fair value when acquired. Lease receivables include leveraged leases, for which a major portion of the funding is provided by third party lenders on a nonrecourse basis, with CIT providing the balance and acquiring title to the property. Leveraged leases are recorded at the aggregate value of future minimum lease payments plus estimated residual value, less nonrecourse third party debt and unearned finance income. Management performs periodic reviews of the estimated residual values with impairment, other than temporary, recognized in the current period.

RESERVE FOR CREDIT LOSSES ON FINANCE RECEIVABLES

    The consolidated reserve for credit losses is periodically reviewed for adequacy considering economic conditions, collateral values and credit quality indicators, including historical and expected charge-off experience and levels of past due loans and non-performing assets. Changes in economic conditions or other events affecting specific obligors or industries may necessitate additions or deductions to the consolidated reserve for credit losses. In management's judgment the consolidated reserve for credit losses is adequate to provide for credit losses inherent in the portfolio.

CHARGE-OFF OF FINANCE RECEIVABLES

    Finance receivables are reviewed periodically to determine the probability of loss. Charge-offs are taken after considering such factors as the borrower's financial condition and the value of underlying collateral and guarantees (including recourse to dealers and manufacturers). Such charge-offs are deducted from the carrying value of the related finance receivables. To the extent that an unrecovered balance remains due, a final charge-off is taken at the time collection efforts are deemed no longer useful. Charge-offs are recorded on consumer and certain small ticket commercial finance receivables beginning at 180 days of contractual delinquency based upon historical loss severity. Collections on accounts previously charged off are recorded as increases to the reserve for credit losses.

IMPAIRED LOANS

    Impaired loans include any loan transaction, outside of homogeneous pools of loans, that is placed on non-accrual status or any troubled debt restructuring. Such loans are subject to periodic individual review by CIT's Asset Quality Review Committee ("AQR"). The AQR, which is comprised of members of senior management, reviews overall portfolio performance, as well as individual accounts meeting certain credit risk grading parameters. Excluded from impaired loans are: 1) certain individual small-dollar, commercial non-accrual loans for which the collateral value supports the outstanding balance and the continuation of earning status, 2) consumer loans, which are subject to automatic charge-off

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) procedures, and 3) short-term factoring customer receivables, generally having terms of no more than 30 days. Loan impairment is defined as any shortfall between the estimated value and the recorded investment in the loan, with the estimated value determined using the fair value of the collateral if the loan is collateral dependent, or the present value of expected future cash flows discounted at the loan's effective interest rate.

LONG-LIVED ASSETS

    A review for impairment of long-lived assets, such as operating lease equipment, is performed at least annually and whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

GOODWILL AND OTHER IDENTIFIED INTANGIBLES

    Goodwill represents the excess of the purchase price over the estimated fair value of identifiable assets acquired, less the estimated fair value of liabilities assumed from business combinations. Goodwill and other intangible assets are amortized from the date of acquisition on a straight-line basis over estimated lives ranging from 5 to 40 years. CIT implemented Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets," on October 1, 2001. See "ACCOUNTING PRONOUNCEMENTS" in Note 1 for more information on SFAS No. 142.

SECURITIZATIONS

    Pools of assets are originated and sold to independent trusts which, in turn, issue securities to investors backed by the asset pools. CIT retains the servicing rights and participates in certain cash flows from the pools. The present value of expected net cash flows (after payment of principal and interest to certificate and/or note holders and credit-related disbursements) that exceeds the estimated cost of servicing is recorded at the time of sale as a "retained interest." Retained interests in securitized assets are included in other assets and classified as available-for-sale securities under SFAS 115. CIT, in its estimation of those net cash flows and retained interests, inherently employs a variety of financial assumptions, including loan pool credit losses, prepayment speeds and discount rates. These assumptions are supported by both CIT's historical experience, market trends and anticipated performance relative to the particular assets securitized. Subsequent to the recording of retained interests, CIT reviews such values quarterly. Fair values of retained interests are calculated utilizing current and anticipated credit losses, prepayment speeds and discount rates and are then compared to the respective carrying values. Losses, representing the excess of carrying value over estimated current fair value, are recorded as an impairment charge
($13.8 million for the period from inception through September 30, 2001). Unrealized gains are not credited to current earnings but are reflected in shareholder's equity as part of other comprehensive income.

    During September 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125." SFAS No. 140 is effective for transfers and

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The adoption of this standard did not have a material effect on the accounting for, or the structure of, CIT's securitization transactions.

OTHER ASSETS

    Assets received in satisfaction of loans are carried at the lower of carrying value or estimated fair value less selling costs, with write-downs at the time of receipt recognized by recording a charge-off. Subsequent write-downs of such assets, which may be required due to a decline in estimated fair market value after receipt, are reflected in general operating expenses.

    Realized and unrealized gains (losses) on marketable equity securities included in CIT's venture capital investment companies are included directly in operations. Unrealized gains and losses, representing the difference between carrying value and estimated current fair market value, for all other debt and marketable equity securities are recorded in other comprehensive income, a separate component of equity.

    Investments in joint ventures are accounted for using the equity method, whereby the investment balance is carried at cost and adjusted for the proportionate share of undistributed earnings or losses. Unrealized intercompany profits and losses are eliminated until realized, as if the joint venture were consolidated.

    Investments in debt and equity securities of non-public companies are carried at cost. These valuations are periodically reviewed and a write-down is recorded if a decline in value is considered other than temporary. Gains and losses are recognized upon sale or write-down of these investments as a component of other revenues.

DERIVATIVE FINANCIAL INSTRUMENTS

    CIT uses interest rate, currency swaps and foreign exchange forward contracts as part of a worldwide market risk management program to hedge against the effects of future interest rate and currency fluctuations. CIT does not enter into derivative financial instruments for trading or speculative purposes.

    In accordance with SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," derivative instruments are recognized in the balance sheet at their fair values, and changes in fair values are recognized immediately in earnings unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in accumulated other comprehensive income as a separate component of equity, and contractual cash flows, along with the related impact of the hedged items, continue to be recognized in earnings. Any ineffective portion of a hedge is reported in current earnings. Amounts accumulated in other comprehensive income are reclassified to earnings in the same period that the hedged transaction impacts earnings.

    The net interest differential, including premiums paid or received, if any, on interest rate swaps, is recognized on an accrual basis as an adjustment to finance income or as interest expense to correspond with the hedged position. In the event that early termination of a derivative instrument occurs, the gain or loss remains in accumulated other comprehensive income until the hedged transaction is recognized in earnings.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CIT utilizes foreign exchange forward contracts or cross-currency swaps to convert U.S. dollar borrowings into local currency in such instances that local borrowings are not cost effective or available. CIT also utilizes foreign exchange forward contracts to hedge its net investments in foreign operations. These instruments are designated as hedges and resulting gains and losses are reflected in accumulated other comprehensive income as a separate component of equity.

STOCK-BASED COMPENSATION

    Certain employees have been granted stock options for Tyco common shares. Stock option awards are accounted for in accordance with Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with APB 25, no compensation expense is recognized for stock options issued. Compensation expense associated with restricted stock awards is recognized over the associated vesting periods.

FOREIGN CURRENCY TRANSLATION

    CIT has operations in Canada, Europe and other countries outside the United States. The functional currency for these foreign operations is the local currency. The value of the assets and liabilities of these operations is translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenue and expense items are translated at the average exchange rates effective during the year. The resulting foreign currency translation gains and losses, as well as offsetting gains and losses on hedges of net investments in foreign operations, are reflected in accumulated other comprehensive (loss) income.

INCOME TAXES

    Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been reflected in the Consolidated Financial Statements. Deferred tax liabilities and assets are determined based on the differences between the book values and the tax basis of particular assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

CONSOLIDATED STATEMENTS OF CASH FLOWS

    Cash and cash equivalents includes cash and interest-bearing deposits, which generally represent overnight money market investments of excess cash borrowed in the commercial paper market and maintained for liquidity purposes. Cash inflows and outflows from commercial paper borrowings and most factoring receivables are presented on a net basis in the Statements of Cash Flows, as their original term is generally less than 90 days.

OTHER COMPREHENSIVE INCOME

    Other comprehensive income includes unrealized gains on securitization retained interests, foreign currency translation adjustments pertaining to both the net investment in foreign operations and the related derivatives designated as hedges of such investments and commencing January 1, 2001, the changes in fair values of derivative instruments designated as hedges of future cash flows.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING PRONOUNCEMENTS

    In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. In addition, companies are required to review goodwill and intangible assets reported in connection with prior acquisitions, possibly disaggregate and report separately previously identified intangible assets and possibly reclassify certain intangible assets into goodwill. SFAS No. 142 establishes new guidelines for accounting for goodwill and other intangible assets. CIT implemented the provisions of SFAS No. 142 on October 1, 2001. Since adoption, existing goodwill is no longer amortized but instead will be assessed for impairment at least annually. CIT is currently determining the impact of adopting this standard under the transition provisions of SFAS No. 142. Goodwill amortization expense for the period from inception through September 30, 2001 was $59.8 million.

    In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. CIT is currently assessing the impact of this new standard.

    In July 2001, the FASB issued SFAS No. 144, "Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. The provisions of this statement provide a single accounting model for impairment of long-lived assets. CIT is currently assessing the impact of this new standard.

NOTE 2--ACQUISITION OF CIT GROUP INC.

    The purchase price paid by TCH on behalf of Tyco for CIT plus related purchase accounting adjustments was valued at approximately $9.5 billion and consisted of the following: the issuance of approximately 133.0 million Tyco common shares valued at $6,650.5 million on June 1, 2001 in exchange for approximately 73% of the outstanding CIT common stock (including exchangeable shares of CIT Exchangeco, Inc.); the payment of $2,486.4 million in cash to Dai-Ichi Kangyo Bank, Limited ("DKB") on June 1, 2001 for approximately 27% of the outstanding CIT common stock; options for Tyco common shares valued at $318.6 million issued in exchange for CIT stock options; and $29.2 million in acquisition-related costs incurred by Tyco. In addition, $22.3 million in acquisition-related costs incurred by Tyco were paid and have been reflected in CIT's equity as an additional capital contribution. The purchase of the CIT common stock held by DKB, which was contingent upon the satisfication of the conditions of the merger, took place immediately prior to the closing of the merger on June 1, 2001.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 2--ACQUISITION OF CIT GROUP INC. (CONTINUED)


    CIT recorded acquired assets and liabilities at their estimated fair value. Approximately, $4.7 billion of goodwill and other intangible assets were recorded, which represents the excess of the transaction purchase price over the fair value of net assets acquired and purchase accounting liabilities established which result in additional liabilities. Fair value estimates are subject to future adjustment when appraisals or other valuation data are obtained or when restructuring plans are committed to or finalized. Such liabilities would be recorded as additional purchase accounting adjustments.

    In conjunction with the Tyco acquisition, work force reduction and exit plans were formulated. As of September 30, 2001, 671 employees have been terminated, or have been identified for and notified of early termination. In all cases, the benefit arrangements have been announced to these employees.

    The following table summarizes purchase accounting liabilities recorded in connection with the Tyco acquisition ($ in millions).

                                                 SEVERANCE             OTHER         TOTAL
                                            --------------------   --------------   --------
                                            NUMBER OF
                                            EMPLOYEES   RESERVE       RESERVE       RESERVE
                                            ---------   --------   --------------   --------
Reserves established......................     671       $ 45.8        $ 55.9        $101.7
Fiscal 2001 utilization...................    (408)       (20.2)        (51.5)        (71.7)
                                              ----       ------        ------        ------
Ending balance at September 30, 2001......     263       $ 25.6        $  4.4        $ 30.0
                                              ====       ======        ======        ======

    The severance reserve established was primarily related to corporate administrative personnel in North America. The other reserve established of $55.9 million consists primarily of acquisition-related costs incurred by Tyco. Remaining reserves, not included in the previous table, from acquisitions in prior periods totaled $3.0 million at September 30, 2001.

NOTE 3--FINANCE RECEIVABLES

    The following table presents the breakdown of finance receivables by loans and lease receivables ($ in millions).

                                                              AT SEPTEMBER 30,
                                                                    2001
                                                              ----------------
Loans.......................................................     $23,590.9
Leases......................................................       8,288.5
                                                                 ---------
  Finance receivables.......................................     $31,879.4
                                                                 =========

    Included in lease receivables at September 30, 2001 are leveraged lease receivables of $1.0 billion. Leveraged lease receivables exclude the portion funded by third party non-recourse debt payable of $2.4 billion at September 30, 2001.

    At September 30, 2001, finance receivables exclude $10.1 billion of finance receivables previously securitized and still managed by CIT.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 3--FINANCE RECEIVABLES (CONTINUED)
    The following table sets forth the contractual maturities of finance receivables ($ in millions).

                                                              AT SEPTEMBER 30,
                                                                    2001
                                                            --------------------
                                                             AMOUNT     PERCENT
                                                            ---------   --------
Due within one year.......................................  $14,212.6     44.6%
Due within one to two years...............................    5,233.5     16.4
Due within two to four years..............................    4,515.2     14.2
Due after four years......................................    7,918.1     24.8
                                                            ---------    -----
  Total...................................................  $31,879.4    100.0%
                                                            =========    =====

    Non-performing assets reflect both finance receivables on non-accrual status (primarily loans that are ninety days or more delinquent) and assets received in satisfaction of loans (repossessed assets). The following table sets forth the information regarding total non-performing assets ($ in millions):

                                                              AT SEPTEMBER 30,
                                                                    2001
                                                              ----------------
Non-accrual finance receivables.............................       $851.6
Assets received in satisfaction of loans....................        118.1
                                                                   ------
  Total non-performing assets...............................       $969.7
                                                                   ======

Percentage of finance receivables...........................         3.04%
                                                                   ======

    At September 30, 2001, the recorded investment in impaired loans totaled $555.3 million, with corresponding specific reserve for credit loss allocations of $122.3 million, included in the reserve for credit loss. The average monthly recorded investment in impaired loans was $485.2 million for the period from inception through September 30, 2001. After being classified as impaired, there was no finance income recognized on these loans during the period from inception through September 30, 2001. The amount of finance income that would have been recorded under contractual terms for impaired loans would have been $20.5 million for the period from inception through September 30, 2001.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 4--RESERVE FOR CREDIT LOSSES

    The following table presents changes in the reserve for credit losses ($ in millions).

                                                                INCEPTION
                                                                 THROUGH
                                                              SEPTEMBER 30,
                                                                  2001
                                                              -------------
Balance, beginning of period................................     $    --
Balance assumed in connection with the acquisition of CIT...       462.7
                                                                 -------

Provision for credit losses.................................       116.1
Reserves relating to dispositions, acquisitions, other......         0.9
                                                                 -------
  Additions to the reserve for credit losses................       117.0
                                                                 -------

Finance receivables charged-off.............................       (90.6)
Recoveries on finance receivables previously charged-off....         3.8
                                                                 -------
  Net credit losses.........................................       (86.8)
                                                                 -------
Balance, end of period......................................     $ 492.9
                                                                 =======
Reserve for credit losses as a percentage of finance
  receivables...............................................        1.55%
                                                                 =======

NOTE 5--OPERATING LEASE EQUIPMENT

    The following table provides an analysis of the net book value of operating lease equipment by equipment type at September 30, 2001 ($ in millions).

                                                              AT SEPTEMBER 30,
                                                                    2001
                                                              ----------------
Commercial aircraft.........................................      $2,017.2
Railcars and locomotives....................................       1,242.5
Communications..............................................         799.5
Information technology......................................         702.1
Business aircraft...........................................         359.6
Manufacturing...............................................         315.7
Other.......................................................         966.2
                                                                  --------
  Total.....................................................      $6,402.8
                                                                  ========

    Included in the preceding table is equipment not currently subject to lease agreements of $247.2 million at September 30, 2001.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 5--OPERATING LEASE EQUIPMENT (CONTINUED)

    Rental income on operating leases, which is included in finance income, totaled $0.6 billion for the period from inception through September 30, 2001. The following table presents future minimum lease rentals on non-cancelable operating leases as of September 30, 2001. Excluded from this table are variable rentals calculated on the level of asset usage, re-leasing rentals, and expected sales proceeds from remarketing operating lease equipment at lease expiration, all of which are components of operating lease profitability ($ in millions).

YEARS ENDED SEPTEMBER 30,                                    AMOUNT
-------------------------                                   --------
2002......................................................  $1,399.2
2003......................................................     881.4
2004......................................................     457.1
2005......................................................     245.9
2006......................................................     155.0
Thereafter................................................     365.4
                                                            --------
  Total...................................................  $3,504.0
                                                            ========

NOTE 6--CONCENTRATIONS

    The following table summarizes the geographic and industry compositions of financing and leasing portfolio assets at September 30, 2001 ($ in millions):

                                                         AT SEPTEMBER 30, 2001
                                                         ----------------------
                                                           AMOUNT      PERCENT
                                                         ----------   ---------
North America:
  Northeast............................................  $ 9,117.9       22.4%
  West.................................................    7,561.7       18.6
  Midwest..............................................    6,957.3       17.0
  Southeast............................................    5,505.4       13.5
  Southwest............................................    4,708.1       11.6
  Canada...............................................    1,952.4        4.8
                                                         ---------      -----
Total North America....................................   35,802.8       87.9
Other foreign..........................................    4,926.4       12.1
                                                         ---------      -----
  Total................................................  $40,729.2      100.0%
                                                         =========      =====

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 6--CONCENTRATIONS (CONTINUED)

                                                         AT SEPTEMBER 30, 2001
                                                         ----------------------
                                                           AMOUNT      PERCENT
                                                         ----------   ---------
Manufacturing(1) (no industry greater than 3.6%).......  $ 8,442.2       20.7%
Retail(2)..............................................    5,020.9       12.3
Commercial airlines....................................    3,412.3        8.4
Home mortgage..........................................    2,760.2        6.8
Transportation(3)......................................    2,675.8        6.6
Construction equipment.................................    2,273.7        5.6
Services...............................................    1,755.3        4.3
Wholesaling............................................    1,435.7        3.5
Communications.........................................    1,590.3        3.9
Other (no industry greater than 2.7%)..................   11,362.8       27.9
                                                         ---------      -----
  Total................................................  $40,729.2      100.0%
                                                         =========      =====

------------------------------

(1) Includes manufacturers of textiles and apparel, industrial machinery and equipment, electrical and electronic equipment and other industries.

(2)  Includes retailers of apparel (4.9%) and general merchandise (3.3%).

(3) Includes rail, bus, over-the-road trucking industries and business aircraft.

NOTE 7--INVESTMENTS IN EQUITY SECURITIES

   Investments in equity securities designated as available for sale totaled $972.6 million at September 30, 2001 and are included in other assets in the Consolidated Balance Sheet.

    Included in CIT's investments in equity securities are retained interests in commercial securitized assets of $843.6 million and consumer securitized assets of $126.5 million at September 30, 2001. Retained interests include interest-only strips, retained subordinated securities, and cash reserve accounts related to securitizations. The carrying value of the retained interests in securitized assets is reviewed quarterly for valuation impairment.

    The securitization programs cover a wide range of products and collateral types with significantly different prepayment and credit risk characteristics. The prepayment speed, in the tables below, is based on Constant Prepayment Rate ("CPR") which expresses payments as a function of the declining amount of loans at a compound annual rate. Expected credit losses are based upon annual loss rates.

    The key economic assumptions used in measuring the retained interests at the date of securitization for transactions completed during 2001 were as follows:

                                                                  COMMERCIAL
                                                                   EQUIPMENT
                                                              -------------------
Prepayment speed............................................         6.98%--56.74%
Expected credit losses......................................         0.00%-- 6.14%
Weighted average discount rate..............................         9.00%--16.00%
Weighted average life (in years)............................         0.90 -- 2.50

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 7--INVESTMENTS IN EQUITY SECURITIES (CONTINUED)
    Ranges of key economic assumptions used in calculating the fair value of the retained interests in securitized assets by product type at September 30, 2001 were as follows:

                                                                               CONSUMER
                                                             ---------------------------------------------
                                                                 MANUFACTURED
                                        COMMERCIAL              HOUSING & HOME           RECREATIONAL
                                         EQUIPMENT                  EQUITY              VEHICLE & BOAT
                                    -------------------      ---------------------   ---------------------
Prepayment speed..................         6.00%--59.38%        15.60%--25.40%          21.50%--21.50%
Expected credit losses............         0.00%-- 8.08%         0.24%-- 2.77%           0.00%-- 1.51%
Weighted average discount rate....         9.00%--16.00%        13.00%--15.00%          14.00%--15.00%
Weighted average life (in
  years)..........................         0.22 -- 1.98          1.88 -- 3.79            0.16 -- 2.76

    The impact of 10 percent and 20 percent adverse changes to the key economic assumptions on the fair value of retained interests as of September 30, 2001 is shown in the following tables ($ in millions).

                                                                         CONSUMER
                                                              -------------------------------
                                                               MANUFACTURED
                                              COMMERCIAL      HOUSING & HOME    RECREATIONAL
                                              EQUIPMENT           EQUITY       VEHICLE & BOAT
                                              ----------      --------------   --------------
Prepayment speed:
  10 percent adverse change.................    $ (3.2)           $(0.9)            $(2.5)
  20 percent adverse change.................      (5.8)            (1.8)             (4.9)
Expected credit losses:
  10 percent adverse change.................     (25.0)            (0.2)             (2.2)
  20 percent adverse change.................     (50.0)            (0.4)             (4.5)
Weighted average discount rate:
  10 percent adverse change.................     (13.4)            (0.8)             (2.5)
  20 percent adverse change.................     (26.5)            (1.5)             (4.8)

    These sensitivities are hypothetical and should be used with caution. Changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

    Static pool credit losses represent the sum of actual losses (life to date) and projected future credit losses, divided by the original balance of each pool of the respective assets. Actual and projected losses at September 30, 2001 for commercial equipment securitizations were 1.92%, which is a weighted average for the commercial equipment securitizations during the period.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 7--INVESTMENTS IN EQUITY SECURITIES (CONTINUED)

    The table that follows summarizes certain cash flows received from and paid to securitization trusts for the period from inception through September 30, 2001 ($ in millions).

INCEPTION THROUGH SEPTEMBER 30, 2001                               AMOUNT
------------------------------------                              --------
Proceeds from new securitizations...........................      $2,229.1
Other cash flows received on retained interests.............         105.2
Servicing fees received.....................................          22.2
Repurchases of ineligible contracts.........................         (83.4)
Reimbursable servicing advances, net........................          (4.2)
                                                                  --------
  Total, net................................................      $2,268.9
                                                                  ========

    Net charge-offs for the period from inception through September 30, 2001 and receivables past due 60 days or more at September 30, 2001 are set forth below, for both finance receivables and managed receivables. In addition to finance receivables, managed receivables include finance receivables previously securitized and still managed by us, but exclude operating leases and equity investments ($ in millions).

                                                 CHARGE-OFFS INCEPTION THROUGH SEPTEMBER 30, 2001
                                            -----------------------------------------------------------
                                               FINANCE RECEIVABLES               MANAGED RECEIVABLES
                                            -------------------------         -------------------------
                                             AMOUNT          PERCENT           AMOUNT          PERCENT
                                            --------         --------         --------         --------
Commercial............................      $   68.0           0.73%          $  115.9           0.81%
Consumer..............................          18.8           1.61%              29.1           1.35%
                                            --------                          --------
  Total...............................      $   86.8           0.83%          $  145.0           0.88%
                                            ========                          ========

                                                  PAST DUE 60 DAYS OR MORE AT SEPTEMBER 30, 2001
                                            -----------------------------------------------------------
                                               FINANCE RECEIVABLES               MANAGED RECEIVABLES
                                            -------------------------         -------------------------
                                             AMOUNT          PERCENT           AMOUNT          PERCENT
                                            --------         --------         --------         --------
Commercial............................      $  915.7           3.18%          $1,386.6           3.62%
Consumer..............................         188.2           6.01%             253.1           4.35%
                                            --------                          --------
  Total...............................      $1,103.9           3.46%          $1,639.7           3.72%
                                            ========                          ========

NOTE 8--DEBT

   The following table presents data on commercial paper borrowings ($ in millions).

                                                              AT SEPTEMBER 30,
                                                                    2001
                                                              ----------------
Borrowings outstanding......................................     $ 8,869.2
Weighted average interest rate..............................         3.37%
Weighted average maturity...................................       31 days

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 8--DEBT (CONTINUED)

                                                               INCEPTION THROUGH
                                                              SEPTEMBER 30, 2001
                                                              -------------------
Daily average borrowings....................................       $10,057.9
Maximum amount outstanding..................................       $11,280.3
Weighted average interest rate..............................           3.81%

    The following tables present fiscal year contractual maturities of total debt of CIT at September 30, 2001 ($ in millions).

                                                             AT SEPTEMBER 30, 2001
                                                     --------------------------------------
                                                     COMMERCIAL   VARIABLE-RATE
                                                       PAPER      SENIOR NOTES      TOTAL
                                                     ----------   -------------   ---------
Due in 2002 (rates ranging from 2.70% to 5.54%)....   $8,869.2      $5,725.0      $14,594.2
Due in 2003 (rates ranging from 3.50% to 4.27%)....         --       3,889.6        3,889.6
                                                      --------      --------      ---------
  Total............................................   $8,869.2      $9,614.6      $18,483.8
                                                      ========      ========      =========

    The consolidated weighted average interest rate on variable-rate senior notes at September 30, 2001 was 3.64%.

                                                           AT SEPTEMBER 30, 2001
                                                   -------------------------------------
                                                       FIXED-RATE NOTES
                                                   -------------------------
                                                     SENIOR     SUBORDINATED     TOTAL
                                                   ----------   ------------   ---------
Due in 2002 (rates ranging from 5.50% to
  8.26%).........................................  $  2,356.4      $ 100.0     $ 2,456.4
Due in 2003 (rates ranging from 4.90% to
  8.26%).........................................     2,889.0           --       2,889.0
Due in 2004 (rates ranging from 4.41% to
  8.26%).........................................     4,391.9           --       4,391.9
Due in 2005 (rates ranging from 5.50% to
  8.26%).........................................     4,593.6           --       4,593.6
Due after 2005 (rates ranging from 3.25% to
  8.25%).........................................     2,883.0           --       2,883.0
                                                   ----------      -------     ---------
  Total..........................................  $ 17,113.9      $ 100.0     $17,213.9
                                                   ==========      =======     =========

    Fixed-rate senior and subordinated debt outstanding at September 30, 2001 mature at various dates through 2028, with interest rates ranging from 3.25% to 8.26%. The consolidated weighted-average interest rate on fixed-rate senior and subordinated debt at September 30, 2001 was 6.72%. At September 30, 2001 foreign-denominated debt (stated in U.S. dollars), which was all fixed-rate debt, totaled $1,306.1 million.

    At September 30, 2001, there remained $15.2 billion of registered, but unissued debt securities under a shelf registration statement.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 8--DEBT (CONTINUED)
    The following table represents information on unsecured committed lines of credit with 47 banks that can be drawn upon to support commercial paper borrowings at September 30, 2001 ($ in millions).

MATURITY                                                       AMOUNT
--------                                                      --------
March 2002..................................................  $4,038.0
April 2003..................................................     765.0
March 2005..................................................   3,720.0
                                                              --------
Total credit lines..........................................  $8,523.0
                                                              ========

    The credit line agreements contain clauses that permit extensions beyond the expiration dates upon written consent from the participating banks.

    Certain foreign operations utilize local financial institutions to fund operations. At September 30, 2001, local credit facilities totaled
$252.4 million, of which $133.8 million was undrawn and available.

NOTE 9--DERIVATIVE FINANCIAL INSTRUMENTS

    As part of managing the exposure to changes in market interest rates, CIT, as an end-user, enters into various interest rate swap transactions, all of which are transacted in over-the-counter markets, with other financial institutions acting as principal counterparties. CIT uses derivatives for hedging purposes only, and does not enter into derivative financial instruments for trading or speculative purposes. To ensure both appropriate use as a hedge and hedge accounting treatment, derivatives entered into are designated according to a hedge objective against a specific liability, including commercial paper, or a specifically underwritten debt issue. The notional amounts, rates, indices and maturities of CIT's derivatives are required to closely match the related terms of CIT's hedged liabilities. CIT exchanges variable-rate interest on certain debt instruments for fixed-rate amounts. These interest rate swaps are designated as cash flow hedges. CIT also exchanges fixed-rate interest on certain of its debt for variable-rate. These interest rate swaps are designated as fair value hedges.

    CIT uses foreign exchange forward contracts or cross-currency swaps to convert U.S. dollar borrowings into local currency to the extent that local borrowings are not cost effective or available. CIT also uses foreign exchange forward contracts to hedge its net investment in foreign operations.

    The following table presents the notional principal amounts of interest rate swaps by class and the corresponding hedged liability position at September 30, 2001.

                                       NOTIONAL AMOUNT
         INTEREST RATE SWAPS             IN MILLIONS                    COMMENTS
         -------------------           ---------------                  --------
Floating to fixed-rate swaps               $5,672.0      Effectively converts the interest rate
                                                         on an equivalent amount of commercial
                                                         paper and variable-rate notes to a
                                                         fixed rate.

Fixed to floating-rate swaps                1,220.7      Effectively converts the interest rate
                                                         on an equivalent amount of fixed-rate
                                                         notes to a variable rate.
                                           --------
Total interest rate swaps                  $6,892.7
                                           ========

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 9--DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
    The components of the adjustment to Accumulated Other Comprehensive Loss for derivatives qualifying as hedges of future cash flows at September 30, 2001 are presented in the following table ($ in millions).

                                            ADJUSTMENT OF
                                            FAIR VALUE OF   INCOME TAX   TOTAL UNREALIZED
                                             DERIVATIVES     EFFECTS        LOSS (GAIN)
                                            -------------   ----------   -----------------
Balance at June 1, 2001...................     $   --         $   --          $   --
Changes in values of derivatives
  qualifying as cash flow hedges..........      102.3          (38.9)           63.4
                                               ------         ------          ------
Balance at September 30, 2001.............     $102.3         $(38.9)         $ 63.4
                                               ======         ======          ======

    Assuming no change in interest rates, $13.5 million is expected to be reclassified to earnings in fiscal 2002 as contractual cash payments are made. For the period from inception through September 30, 2001, the ineffective portion of changes in the fair value of cash flow hedges amounted to $3.9 million and has been recorded as a reduction to interest expense.

    CIT had cross-currency swaps with a notional principal amount of $1.7 billion at September 30, 2001. The swaps hedge foreign currency and interest rate risk and have maturities ranging from fiscal 2002 to 2024 that correspond with the terms of the hedged debt. CIT had foreign currency exchange forward contracts with a notional principal amount of $3.3 billion at September 30, 2001, with maturities ranging from fiscal 2002 to 2006, to hedge foreign currencies.

    CIT is exposed to credit risk to the extent that the counterparty fails to perform under the terms of a derivative instrument. This risk is measured as the market value of interest rate swaps or foreign exchange forwards with a positive fair value, which totaled $307.5 million at September 30, 2001, reduced by the effects of master netting agreements as presented in Note 20--"Fair Values of Financial Instruments." CIT manages this credit risk by requiring that all derivative transactions be conducted with counterparties rated investment grade by nationally recognized rating agencies, with the majority of the counterparties rated "AA" or higher, and by setting limits on the exposure with any individual counterparty. Accordingly, counterparty credit risk at September 30, 2001 is not considered significant.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 9--DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
    The following table presents the maturity, notional principal amounts and the weighted average interest rates expected to be received or paid, of U.S. dollar interest rate swaps at September 30, 2001 ($ in millions).

                                      FLOATING TO FIXED-RATE                     FIXED TO FLOATING-RATE
                              --------------------------------------       ----------------------------------
MATURITY                                        WEIGHTED AVERAGE                         WEIGHTED AVERAGE
--------                                     -----------------------                  -----------------------
YEARS ENDING                  NOTIONAL       RECEIVE          PAY          NOTIONAL   RECEIVE          PAY
SEPTEMBER 30,                  AMOUNT          RATE           RATE          AMOUNT      RATE           RATE
-------------                 --------       --------       --------       --------   --------       --------
2002........................  $2,035.0         3.03%          6.35%        $   20.0     7.54%          3.47%
2003........................   1,590.5         3.09           6.52            429.4     6.87           3.40
2004........................     384.8         3.28           5.73            313.5     7.15           5.04
2005........................     215.1         2.92           5.23            257.8     6.92           4.79
2006........................     103.7         2.95           5.18               --       --             --
2007 - Thereafter...........     859.2         3.02           5.67            200.0     5.92           2.52
                              --------                                     --------
  Total.....................  $5,188.3         3.06           6.17         $1,220.7     6.81           3.97
                              ========                                     ========

    In addition, at September 30, 2001, CIT had outstanding interest rate swaps denominated in various foreign currencies that converted floating-rate debt to fixed-rate debt. The following table presents the maturity, notional principal amounts and the weighted average interest rates expected to be received or paid, of foreign currency interest rate swaps at September 30, 2001 ($ in millions).

                                                               WEIGHTED AVERAGE
                                                 NOTIONAL   -----------------------
FOREIGN CURRENCY                                  AMOUNT    RECEIVE RATE   PAY RATE   MATURITY RANGE
----------------                                 --------   ------------   --------   --------------
Canadian Dollar................................   371.2         4.09%        6.21%       2002-2005
Australian Dollar..............................    94.1         4.89         6.40        2002-2004
British Pound..................................    14.6         4.48         5.43        2002-2024
Italian Lira...................................     3.8         4.31         3.56        2002-2002

    All rates were those in effect at September 30, 2001. Variable rates are based on the contractually determined rate or other market rate indices and may change significantly, affecting future cash flows.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 9--DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

    The following table presents the maturity, notional principal amounts of foreign exchange forwards, cross currency swaps and bond forwards at September 30, 2001 ($ in millions).

                                                                 NOTIONAL AMOUNT
MATURITY                                                ---------------------------------
YEARS ENDED                                             FOREIGN EXCHANGE   CROSS-CURRENCY
SEPTEMBER 30,                                               FORWARDS           SWAPS
-------------                                           ----------------   --------------
2002..................................................      $1,918.7          $  (19.1)
2003..................................................       1,174.4             113.6
2004..................................................         144.8              95.5
2005..................................................           0.4           1,368.8
2006..................................................          12.4              61.8
2007 - Thereafter.....................................            --             106.5
                                                            --------          --------
  Total...............................................      $3,250.7          $1,727.1
                                                            ========          ========

    TCH had no financial derivative activity until the acquisition of CIT Group Inc. on June 1, 2001.

NOTE 10--PREFERRED CAPITAL SECURITIES

    In February 1997, CIT Capital Trust I (the "Trust"), a wholly-owned subsidiary of CIT, issued in a private offering $250.0 million liquidation value of 7.70% Preferred Capital Securities (the "Capital Securities"), which were subsequently registered with the Securities and Exchange Commission pursuant to an exchange offer. Each capital security was recorded at the liquidation value of $1,000. The Trust subsequently invested the offering proceeds in $250.0 million principal amount Junior Subordinated Debentures (the "Debentures") of CIT, having identical rates and payment dates. The Debentures of CIT represent the sole assets of the Trust. Holders of the Capital Securities are entitled to receive cumulative distributions at an annual rate of 7.70% through either the redemption date or maturity of the Debentures (February 15, 2027). Both the Capital Securities issued by the Trust and the Debentures of CIT owned by the Trust are redeemable in whole or in part on or after February 15, 2007 or at any time in whole upon changes in specific tax legislation, bank regulatory guidelines or securities law at the option of CIT at their liquidation value or principal amount. The securities are redeemable at a specified premium through February 15, 2007, at which time the redemption price will be at par, plus accrued interest. Distributions by the Trust are guaranteed by CIT to the extent that the Trust has funds available for distribution. CIT records distributions payable on the Capital Securities as an operating expense in the Consolidated Statements of Income. The Capital Securities were valued at $260.0 million on June 1, 2001, the date of acquisition by Parent.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 11--OTHER REVENUE

    The following table sets forth the components of other revenue ($ in millions).

                                                                INCEPTION
                                                                 THROUGH
                                                              SEPTEMBER 30,
                                                                   2001
                                                              --------------
Fees and other income.......................................      $212.3
Factoring commissions.......................................        50.7
Gains on securitizations....................................        59.0
Gains on sales of leasing equipment.........................        14.2
Gains (losses) on venture capital investments...............        (1.1)
Special write-down of equity investments....................          --
                                                                  ------
  Total.....................................................      $335.1
                                                                  ======

NOTE 12--SALARIES AND GENERAL OPERATING EXPENSES

   The following table sets forth the components of salaries and general operating expenses (excluding goodwill amortization) ($ in millions).

                                                                INCEPTION
                                                                 THROUGH
                                                              SEPTEMBER 30,
                                                                   2001
                                                              --------------
Salaries and employee benefits..............................      $204.7
Other operating expenses....................................       143.9
                                                                  ------
  Total.....................................................      $348.6
                                                                  ======

NOTE 13--INCOME TAXES

    The effective tax rate varied from the statutory federal corporate income tax rate as follows.

                                                                INCEPTION
                                                                 THROUGH
                                                              SEPTEMBER 30,
                                                                   2001
                                                              --------------
                                                              PERCENTAGE OF
                                                              PRETAX INCOME
Federal income tax rate.....................................        35.0%
Increase due to:
  Goodwill amortization.....................................         6.1
  Foreign income taxes......................................         0.1
  State and local income taxes, net of federal income tax
    benefit.................................................         3.4
  Other.....................................................         1.2
                                                                  ------
Effective tax rate..........................................        45.8%
                                                                  ======

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 13--INCOME TAXES (CONTINUED)
    The provision for income taxes is comprised of the following ($ in millions):

                                                                INCEPTION
                                                                 THROUGH
                                                              SEPTEMBER 30,
                                                                   2001
                                                              --------------
Current federal income tax provision........................      $   --
Deferred federal income tax provision.......................       107.5
                                                                  ------
  Total federal income taxes................................       107.5
Foreign income taxes........................................        31.4
State and local income taxes................................        18.2
                                                                  ------
  Total provision for income taxes..........................      $157.1
                                                                  ======

    The tax effects of temporary differences that give rise to significant portions of the deferred federal and foreign income tax assets and liabilities are presented below.

                                                              AT SEPTEMBER 30,
                                                                    2001
                                                              ----------------
Assets:
  Accrued liabilities and reserves..........................      $ 513.3
  Net operating loss carryforwards..........................        127.7
  Alternative minimum tax...................................           --
  Provision for credit losses...............................         83.1
  Loan origination fees.....................................         11.8
  Other.....................................................        159.8
                                                                  -------
    Total deferred tax assets...............................        895.7
                                                                  -------
Liabilities:
  Leasing transactions......................................       (508.9)
  Market discount income....................................       (245.8)
  Other.....................................................           --
                                                                  -------
    Total deferred tax liabilities..........................       (754.7)
                                                                  -------
Net deferred tax asset......................................      $ 141.0
                                                                  =======

    Included in the accrued liabilities and payables caption in the Consolidated Balance Sheets are state and local deferred tax liabilities of $99.2 million at September 30, 2001, arising from the temporary differences shown in the above tables.

    At September 30, 2001 CIT had $336.8 million of net operating losses available for tax purposes to offset future taxable income arising from the reversal of deferred income tax liabilities. These net operating tax losses arise principally from temporary differences relating to depreciation and restructuring charges. Net operating losses pertaining to the Canadian operations of $98.0 million expire at various dates through the year 2007. Net operating losses pertaining to the U.S. operations of $238.5 million expire at various dates through the year 2020.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 14--POSTRETIREMENT AND OTHER BENEFIT PLANS

RETIREMENT AND POSTRETIREMENT MEDICAL AND LIFE INSURANCE BENEFIT PLANS

    Certain employees of CIT who have completed one year of service and are 21 years of age or older participate in The CIT Group, Inc. Retirement Plan (the "Plan"). The retirement benefits under the Plan are based on the employee's age, years of benefit service, and a percentage of qualifying compensation. Plan assets consist of marketable securities, including common stock and government and corporate debt securities. CIT funds the Plan to the extent it qualifies for an income tax deduction. Such funding is charged to salaries and employee benefits expense.

    CIT also provides certain health care and life insurance benefits to eligible retired employees. Salaried participants generally become eligible for retiree health care benefits after reaching age 55 with 10 years of benefit service and 11 years of medical plan participation. Generally, the medical plans pay a stated percentage of most medical expenses reduced by a deductible as well as by payments made by government programs and other group coverage. The plans are funded on a pay as you go basis.

    The following tables set forth the change in obligations, plan assets and funded status of the plans as well as the net periodic benefit cost ($ in millions).

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 14--POSTRETIREMENT AND OTHER BENEFIT PLANS (CONTINUED)

                                                                  RETIREMENT
                                                                   BENEFITS
                                                              ------------------
                                                              INCEPTION THROUGH
                                                              SEPTEMBER 30, 2001
                                                              ------------------
CHANGE IN BENEFIT OBLIGATIONS
Benefit obligation at beginning of period...................        $   --
Benefit obligation assumed in connection with the
  acquisition of CIT........................................         141.7
Service cost................................................           4.0
Interest cost...............................................           4.3
Actuarial gain..............................................          (1.8)
Plan settlements............................................          (6.8)
Benefits paid...............................................          (1.2)
                                                                    ------
Benefit obligation at end of period.........................        $140.2
                                                                    ======
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of period............        $   --
Fair value of plan assets assumed in connection with the
  acquisition of CIT........................................         138.3
Actual return on plan assets................................         (12.2)
Plan settlements............................................          (6.8)
Benefits paid...............................................          (1.2)
Administrative expenses paid................................          (0.2)
Employer contributions......................................           2.7
                                                                    ------
Fair value of plan assets at end of period..................        $120.6
                                                                    ======
RECONCILIATION OF FUNDED STATUS
Funded status...............................................        $(19.6)
Unrecognized net gain.......................................          (6.9)
                                                                    ------
Accrued benefit cost........................................        $(26.5)
                                                                    ======

WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate...............................................          7.50%
Rate of compensation increase...............................          4.50%
Expected return on plan assets..............................         10.00%

COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost................................................        $  4.0
Interest cost...............................................           4.3
Expected return on plan assets..............................          (4.5)
                                                                    ------
Total net periodic expense..................................        $  3.8
                                                                    ======

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 14--POSTRETIREMENT AND OTHER BENEFIT PLANS (CONTINUED)

                                                                POSTRETIREMENT
                                                                   BENEFITS
                                                              ------------------
                                                              INCEPTION THROUGH
                                                              SEPTEMBER 30, 2001
                                                              ------------------
CHANGE IN BENEFIT OBLIGATIONS
Benefit obligation at beginning of period...................        $   --
Benefit obligation assumed in connection with the
  acquisition of CIT........................................          36.9
Service cost................................................           0.4
Interest cost...............................................           0.9
Actuarial loss..............................................           2.2
Benefits paid...............................................          (0.9)
                                                                    ------
Benefit obligation at end of period.........................        $ 39.5
                                                                    ======
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of period............        $   --
Benefits paid...............................................          (0.9)
Employer contributions......................................           0.9
                                                                    ------
Fair value of plan assets at end of period..................        $   --
                                                                    ======
RECONCILIATION OF FUNDED STATUS
Funded status...............................................        $(39.5)
                                                                    ------
Accrued benefit cost........................................        $(39.5)
                                                                    ======

WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate...............................................          7.50%
Rate of compensation increase...............................          4.50%

COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost................................................        $  0.4
Interest cost...............................................           0.9
                                                                    ------
Total net periodic expense..................................        $  1.3
                                                                    ======

    For the period ended September 30, 2001, the assumed health care cost trend rates decline to an ultimate level of 5.00% in 2008 for all retirees.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 14--POSTRETIREMENT AND OTHER BENEFIT PLANS (CONTINUED)
    Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans. A one-percentage point change in assumed health care cost trend rates would have the following effects ($ in millions).

                                                                POSTRETIREMENT
                                                                   BENEFITS
                                                              ------------------
                                                              INCEPTION THROUGH
                                                              SEPTEMBER 30, 2001
                                                              ------------------
EFFECT OF ONE-PERCENTAGE POINT INCREASE ON:
Period end benefit obligation...............................        $ 1.2
Total of service and interest cost components...............        $ 0.1

EFFECT OF ONE-PERCENTAGE POINT DECREASE ON:
Period end benefit obligation...............................        $(1.1)
Total of service and interest cost components...............        $(0.1)

SAVINGS INCENTIVE PLAN

    Certain employees of CIT participate in The CIT Group Holdings, Inc. Savings Incentive Plan. This plan qualifies under section 401(k) of the Internal Revenue Code. CIT's expense is based on specific percentages of employee contributions and plan administrative costs and aggregated $5.2 million for the period from inception through September 30, 2001.

NOTE 15--LEASE COMMITMENTS

    The following table presents future minimum rentals under noncancellable long-term lease agreements for premises and equipment at September 30, 2001 ($ in millions).

YEARS ENDED SEPTEMBER 30,                                      AMOUNT
-------------------------                                     --------
2002........................................................   $ 60.3
2003........................................................     58.6
2004........................................................     52.7
2005........................................................     47.3
2006........................................................     40.8
Thereafter..................................................     93.2
                                                               ------
  Total.....................................................   $352.9
                                                               ======

    In addition to fixed lease rentals, leases generally require payment of maintenance expenses and real estate taxes, both of which are subject to rent escalation provisions. Minimum payments have not been reduced by minimum sublease rentals of $47.3 million due in the future under noncancellable subleases.

    Rental expense, net of sublease income on premises and equipment, was as follows ($ in millions).

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 15--LEASE COMMITMENTS (CONTINUED)

                                                               INCEPTION THROUGH
                                                              SEPTEMBER 30, 2001
                                                              -------------------
Premises....................................................         $14.8
Equipment...................................................           3.0
Less sublease income........................................          (2.7)
                                                                     -----
  Total.....................................................         $15.1
                                                                     =====

NOTE 16--LEGAL PROCEEDINGS

    In the ordinary course of business, there are various legal proceedings pending against CIT. Management believes that the aggregate liabilities, if any, arising from such actions will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of CIT.

NOTE 17--COMMITMENTS AND CONTINGENCIES

    In the normal course of meeting the financing needs of its customers, CIT enters into various credit-related commitments. These financial instruments generate fees and involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the Consolidated Balance Sheets. To minimize potential credit risk, CIT generally requires collateral and other credit-related terms and conditions from the customer. At the time credit-related commitments are granted, the fair value of the underlying collateral and guarantees typically approximates or exceeds the contractual amount of the commitment. In the event a customer defaults on the underlying transaction, the maximum potential loss will generally be limited to the contractual amount outstanding less the value of all underlying collateral and guarantees.

    The accompanying table summarizes the contractual amounts of credit-related commitments ($ in millions).

                                                             AT SEPTEMBER 30, 2001
                                                       ---------------------------------
                                                          DUE TO EXPIRE
                                                       -------------------      TOTAL
                                                        WITHIN     AFTER     OUTSTANDING
                                                       ONE YEAR   ONE YEAR      2001
                                                       --------   --------   -----------
Unused commitments to extend credit:
  Financing and leasing assets.......................  $1,997.4    $389.4      $2,386.8
Letters of credit and acceptances:
  Standby letters of credit..........................     267.3        --         267.3
  Other letters of credit............................     365.5       1.5         367.0
  Acceptances........................................       9.1        --           9.1
Guarantees...........................................     714.5        --         714.5

    During 2001, CIT entered into an agreement with The Boeing Company to purchase 25 aircraft at a cost of approximately $1.3 billion, with options to purchase an additional five units. Deliveries are scheduled to take place from 2003 through 2005. Previously, CIT entered into agreements with both Airbus Industrie and The Boeing Company to purchase a total of 88 aircraft (at an estimated cost of approximately $5 billion), with options to acquire additional units, and with the flexibility to delay or terminate certain positions. Deliveries of these new aircraft are scheduled to take place over a five-year

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 17--COMMITMENTS AND CONTINGENCIES (CONTINUED) period, which started in the fourth quarter of calendar year 2000 and runs through 2005. As of September 30, 2001, nine aircraft have been delivered. Outstanding commitments to purchase aircraft, rail and other equipment to be placed on operating lease totaled approximately $5.3 billion at September 30, 2001. A total of $901.2 million relates to fiscal 2002, of which $840.2 million have agreements in place to lease to third parties.

NOTE 18--FAIR VALUES OF FINANCIAL INSTRUMENTS

    SFAS No. 107 "Disclosures About Fair Value of Financial Instruments" requires disclosure of the estimated fair value of CIT's financial instruments, excluding leasing transactions accounted for under SFAS 13. The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instrument, assuming adequate market liquidity. Because no established trading market exists for a significant portion of CIT's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involving uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions or estimation methods may significantly affect the estimated fair values. Because of these limitations, management provides no assurance that the estimated fair values presented would necessarily be realized upon disposition or sale.

    Actual fair values in the marketplace are affected by other significant factors, such as supply and demand, investment trends and the motivations of buyers and sellers, which are not considered in the methodology used to determine the estimated fair values presented. In addition, fair value estimates are based on existing financial instruments without attempting to estimate the value of future business transactions and the value of assets and liabilities that are part of CIT's overall value but are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include customer base, operating lease equipment, premises and equipment, assets received in satisfaction of loans, and deferred tax balances. In addition, tax effects relating to the unrealized gains and losses (differences in estimated fair values and carrying values) have not been considered in these estimates and can have a significant effect on fair value estimates. The carrying amounts for cash and cash equivalents approximate fair value because they have short maturities and do not present significant credit risks. Credit-related commitments, as disclosed in Note 19--"Commitments and Contingencies", are primarily short-term floating-rate contracts whose terms and conditions are individually negotiated, taking into account the creditworthiness of the customer and the nature, accessibility and quality of the collateral and guarantees. Therefore, the fair value of credit-related commitments, if exercised, would approximate their contractual amounts.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 18--FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
    Estimated fair values, recorded carrying values and various assumptions used in valuing CIT's financial instruments at September 30, 2001 are set forth below ($ in millions).

                                                               AT SEPTEMBER 30, 2001
                                                              -----------------------
                                                                 ASSET (LIABILITY)
                                                              -----------------------
                                                               CARRYING    ESTIMATED
                                                                VALUE      FAIR VALUE
                                                              ----------   ----------
Finance receivables--loans(1)...............................  $23,226.2    $23,683.9
Finance receivables held for sale...........................    2,014.9      2,014.9
Other assets(2).............................................    2,474.8      2,474.8
Commercial paper(3).........................................   (8,869.2)    (8,869.2)
Fixed-rate senior notes and subordinated fixed-rate
  notes(4)..................................................  (17,471.4)   (17,937.9)
Variable-rate senior notes(4)...............................   (9,672.9)    (9,658.5)
Credit balances of factoring clients and other
  liabilities(4)(5).........................................   (4,029.1)    (4,029.1)
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely debentures
  of the Company(6).........................................     (260.0)      (260.0)
Derivative financial instruments:(7)
  Interest rate swaps, net..................................     (243.5)      (243.5)
  Cross-currency swaps, net.................................       93.0         93.0
  Foreign exchange forwards, net............................      111.8        111.8

------------------------

(1) The fair value of performing fixed-rate loans was estimated based upon a present value discounted cash flow analysis, using interest rates that were being offered at the end of the year for loans with similar terms to borrowers of similar credit quality. Discount rates used in the present value calculation range from 7.26% to 8.57%. The maturities used represent the average contractual maturities adjusted for prepayments. For floating-rate loans that reprice frequently and have no significant change in credit quality, fair value approximates carrying value. The net carrying value of lease finance receivables not subject to fair value disclosure totaled $8.2 billion.

(2) Other assets subject to fair value disclosure include accrued interest receivable, retained interests in securitizations and investment securities. The carrying amount of accrued interest receivable approximates fair value. Investment securities actively traded in a secondary market were valued using quoted available market prices. Investments not actively traded in a secondary market were valued based upon recent selling price or present value discounted cash flow analysis. The carrying value of other assets not subject to fair value disclosure totaled $1,795.9 million at September 30, 2001.

(3) The estimated fair value of commercial paper approximates carrying value due to the relatively short maturities.

(4) The carrying value of fixed-rate senior notes and subordinated fixed-rate notes includes $257.5 million of accrued interest at September 30, 2001.
    The variable-rate senior notes include $58.3 million of accrued interest at September 30, 2001. These amounts are excluded from the other liabilities balances in this table. Fixed-rate notes were valued using a present value discounted cash flow analysis with a discount rate approximating current market rates for issuances by CIT of similar term debt at the end of the year. Discount rates used in the present value calculation ranged from 2.59% to 5.89%.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 18--FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
(5) The estimated fair value of credit balances of factoring clients approximates carrying value due to their short settlement terms. Other liabilities include accrued liabilities and deferred federal income taxes. Accrued liabilities and payables with no stated maturities have an estimated fair value that approximates carrying value. The carrying value of other liabilities not subject to fair value disclosure totaled $169.2 million.

(6) Company-obligated mandatorily redeemable preferred capital securities of subsidiary trust holding solely debentures of the Company were valued using a present value discounted cash flow analysis with a discount rate approximating current market rates of similar issuances at the end of the year.

(7) CIT enters into derivative financial instruments for hedging purposes only. The estimated fair values are obtained from dealer quotes and represent the net amount receivable or payable to terminate the agreement, taking into account current market interest rates and counter-party credit risk. See
    Note 10--"Derivative Financial Instruments" for notional principal amounts associated with the instruments.

NOTE 19--CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   CIT and Tyco have agreed that CIT and Tyco will not engage in transactions, including finance, underwriting and asset management and servicing transactions, unless the transactions are at arm's-length and for fair value. In particular, they have agreed that CIT will have sole discretion and decision-making authority where CIT is underwriting, managing and servicing assets in transactions originated through Tyco. CIT and Tyco have also agreed on a limitation of dividends and distributions from CIT to Tyco, calculated generally based on the net income of CIT, and that CIT will at all times maintain its books, records and assets separately from Tyco.

    On September 26, 2001, certain subsidiaries of Tyco sold receivables totaling $318.0 million to CIT in a factoring transaction for $297.8 million in cash. The difference of $20.2 million represents a holdback of $15.9 million and a discount of $4.3 million (fee income which will be recognized by CIT as income over the term of the transaction).

    Certain of CIT's operating expenses, such as third-party consulting and legal fees, are paid by Tyco and then subsequently billed to CIT. As of September 30, 2001, CIT has an outstanding payable to subsidiaries of Tyco of $7.6 million related primarily to these charges. Tyco made cash capital contributions to TCH aggregating $857.0 million during the period from inception through September 30, 2001.

    TCH's historical financial activity is comprised of intercompany debt activity with Tyco, and TCH also facilitated the delivery of Tyco common shares on redemption of CIT Exchangeco shares. As of September 30, 2001, TCH had outstanding $5.0 billion of debt payable to affiliates of Tyco under a master loan agreement with interest rates ranging from 5.63% to 6.25%, maturing over a range of 5 to 20 years. The weighted average interest rate at September 30, 2001 was 6.02%. Interest expense for the period ended September 30, 2001 was $100.9 million. TCH also had receivables from affiliates of Tyco totaling
$362.7 million with interest rates of 5.07% at September 30, 2001. In addition, TCH had an investment of $161.7 million in its balance sheet as of September 30, 2001, related to the common shares to be used to fulfill the redemption of CIT Exchangeco shares.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 20--BUSINESS SEGMENT INFORMATION

MANAGEMENT'S POLICY IN IDENTIFYING REPORTABLE SEGMENTS

    CIT's reportable segments are comprised of strategic business units aggregated into segments based upon the commonality of their products, customers, distribution methods, operations and servicing, and the nature of their regulatory environment.

TYPES OF PRODUCTS AND SERVICES

    CIT has four reportable segments: Equipment Financing and Leasing, Specialty Finance, Commercial Finance and Structured Finance. Equipment Financing and Leasing, Specialty Finance and Structured Finance offer secured lending and leasing products to midsize and larger companies across a variety of industries, including aerospace, construction, rail, machine tool, business aircraft, technology, manufacturing and transportation. The Commercial Finance segment offers secured lending and receivables collection as well as other financial products to small and midsize companies. These include secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing and factoring, debtor-in-possession and turnaround financing. The Specialty Finance segment also offers home equity products to consumers primarily through a network of brokers and correspondents. The Specialty Finance segment resulted from the combination of the former Vendor Technology Finance and Consumer segments in fiscal 2001, consistent with how activities are reported internally to management. CIT has reclassified comparative prior period information to reflect this change. Also in fiscal 2001, CIT transferred financing and leasing assets from Equipment Financing to Specialty Finance. Prior year segment balances have not been restated to conform to the current year asset transfers as it is impractical to do so.

SEGMENT PROFIT AND ASSETS

    Because CIT generates a majority of its revenue from interest, fees and asset sales, management relies primarily on operating revenues to assess the performance of the segment. CIT also evaluates segment performance based on profit after income taxes, as well as asset growth, credit risk management and other factors.

    The following table presents reportable segment information and the reconciliation of segment balances to the consolidated financial statement totals and the consolidated managed assets total at or for the period from inception through September 30, 2001. Goodwill amortization is allocated to Corporate and Other ($ in millions).

                                         EQUIPMENT                                                       CORPORATE
                                       FINANCING AND   SPECIALTY   COMMERCIAL   STRUCTURED     TOTAL        AND
                                          LEASING       FINANCE     FINANCE      FINANCE     SEGMENTS      OTHER     CONSOLIDATED
                                       -------------   ---------   ----------   ----------   ---------   ---------   ------------
AT SEPTEMBER 30, 2001
Operating margin.....................        256.9         310.5       163.9         44.2        775.5       74.3         849.8
Income taxes.........................         55.5          59.1        41.8         10.5        166.9       (9.8)        157.1
Net income...........................        105.4         106.4        62.2         19.8        293.8     (111.9)        181.9
Total financing and leasing assets...     16,109.1      12,791.1     8,657.1      3,171.9     40,729.2         --      40,729.2
Total managed assets.................     20,573.9      18,474.2     8,657.1      3,171.9     50,877.1         --      50,877.1

    Finance income and other revenues derived from United States based financing and leasing assets were $1,644.7 million for the period from inception through September 30, 2001. Finance income and

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 20--BUSINESS SEGMENT INFORMATION (CONTINUED) other revenues derived from foreign based financing and leasing assets were $366.9 million for the period from inception through September 30, 2001.


NOTE 21--ACCOUNTING CHANGE--GOODWILL AMORTIZATION



    Effective October 1, 2001, the beginning of CIT's fiscal year 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," under which goodwill is no longer amortized but instead will be assessed for impairment annually, or when circumstances indicate a possible impairment. Under the transition provisions of SFAS No. 142, as of October 1, 2001, there was no goodwill impairment.



    The following table sets forth a reconciliation of previously reported net income to pro forma net income excluding goodwill amortization ($ in millions):



                                                                INCEPTION
                                                                 THROUGH
                                                              SEPTEMBER 30,
                                                                   2001
                                                              --------------
Income as reported..........................................      $181.9
Goodwill amortization, after-tax............................        55.8
                                                                  ------
Pro forma net income........................................      $237.7
                                                                  ======

                           TYCO CAPITAL HOLDING, INC.
                   INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                              AS OF MARCH 31, 2002

                 (This page has been left blank intentionally.)

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                 (IN MILLIONS)



                                                              MARCH 31, 2002    SEPTEMBER 30, 2001
                                                              ---------------   -------------------
                                                               (RESTATED)
ASSETS
Financing and leasing assets:
  Finance receivables.......................................     $26,297.7           $31,879.4
  Reserve for credit losses.................................        (554.9)             (492.9)
                                                                 ---------           ---------
  Net finance receivables...................................      25,742.8            31,386.5
  Operating lease equipment, net............................       6,604.0             6,402.8
  Finance receivables held for sale.........................         645.2             2,014.9
Interest in trade receivables, net of valuation reserve of
  $25.8.....................................................       2,510.9                  --
Cash and cash equivalents...................................       2,257.8               808.0
Receivables from affiliates.................................         663.9               362.7
Goodwill, net...............................................       2,383.4             6,547.5
Other assets................................................       4,474.9             3,930.0
                                                                 ---------           ---------
  TOTAL ASSETS..............................................     $45,282.9           $51,452.4
                                                                 =========           =========

LIABILITIES AND SHAREHOLDER'S EQUITY
Debt:
  Commercial paper..........................................     $   709.9           $ 8,869.2
  Variable-rate bank credit facilities......................       8,518.4                  --
  Variable-rate senior notes................................       8,700.5             9,614.6
  Fixed-rate senior notes...................................      15,806.1            17,113.9
  Subordinated fixed-rate notes.............................            --               100.0
  Notes payable to affiliate................................       5,600.0             5,000.0
                                                                 ---------           ---------
Total debt..................................................      39,334.9            40,697.7
Credit balances of factoring clients........................       1,543.5             2,392.9
Payables to affiliates......................................          26.3                17.3
Accrued liabilities and payables............................       2,321.1             2,136.9
                                                                 ---------           ---------
  TOTAL LIABILITIES.........................................      43,225.8            45,244.8
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely debentures
  of the Company............................................         258.6               260.0
Shareholder's Equity:
  Parent company investment.................................       6,110.7             5,842.6
  Accumulated (deficit) earnings............................      (4,253.8)              181.8
  Accumulated other comprehensive loss......................         (58.4)              (76.8)
                                                                 ---------           ---------
  TOTAL SHAREHOLDER'S EQUITY................................       1,798.5             5,947.6
                                                                 ---------           ---------
  TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY................     $45,282.9           $51,452.4
                                                                 =========           =========


          See Notes to Consolidated Financial Statements (Unaudited).

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                                 (IN MILLIONS)



                                                              SIX MONTHS ENDED   QUARTER ENDED
                                                               MARCH 31, 2002    MARCH 31, 2002
                                                              ----------------   --------------
                                                               (RESTATED)        (RESTATED)
FINANCE INCOME..............................................      $ 2,304.7        $ 1,106.7
Interest expense............................................          719.2            346.2
                                                                  ---------        ---------
Net finance income..........................................        1,585.5            760.5
Depreciation on operating lease equipment...................          648.7            310.2
                                                                  ---------        ---------
Net finance margin..........................................          936.8            450.3
Provision for credit losses.................................          307.9            195.0
                                                                  ---------        ---------
Net finance margin after provision for credit losses........          628.9            255.3
Other revenue...............................................          477.2            232.1
                                                                  ---------        ---------
OPERATING MARGIN............................................        1,106.1            487.4
                                                                  ---------        ---------
Salaries and general operating expenses.....................          472.9            234.2
Intercompany interest expense, net..........................          382.4            307.1
Goodwill impairment.........................................        4,512.7          4,512.7
                                                                  ---------        ---------
OPERATING EXPENSES..........................................        5,368.0          5,054.0
                                                                  ---------        ---------
Loss before provision for income taxes......................       (4,261.9)        (4,566.6)
Provision for income taxes..................................         (168.7)           (50.4)
Minority interest in subsidiary trust holding solely
  debentures of the Company, after tax......................           (5.0)            (2.7)
                                                                  ---------        ---------
Net loss....................................................      $(4,435.6)       $(4,619.7)
                                                                  =========        =========


          See Notes to Consolidated Financial Statements (Unaudited).

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (UNAUDITED)
                                 (IN MILLIONS)



                                                                      ACCUMULATED OTHER         TOTAL
                               PARENT COMPANY      ACCUMULATED       COMPREHENSIVE (LOSS)   SHAREHOLDER'S
                                 INVESTMENT     EARNINGS (DEFICIT)          INCOME              EQUITY
                               --------------   ------------------   --------------------   --------------
                                                 (RESTATED)                                 (RESTATED)
SEPTEMBER 30, 2001...........     $5,842.6          $   181.8               $(76.8)           $ 5,947.6
Net loss.....................                        (4,435.6)                                 (4,435.6)
Foreign currency translation
  adjustments................                                                (33.4)               (33.4)
Unrealized gain on equity and
  securitization investments,
  net........................                                                 21.3                 21.3
Change in fair values of
  derivatives qualifying as
  cash flow hedges...........                                                 30.5                 30.5
                                                                                              ---------
Total comprehensive loss.....                                                                  (4,417.2)
Net capital contributions
  from Tyco..................        268.1                                                        268.1
                                  --------          ---------               ------            ---------
MARCH 31, 2002...............     $6,110.7          $(4,253.8)              $(58.4)           $ 1,798.5
                                  ========          =========               ======            =========


          See Notes to Consolidated Financial Statements (Unaudited).

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN MILLIONS)



                                                              FOR THE SIX MONTHS ENDED
                                                                   MARCH 31, 2002
                                                              ------------------------
                                                                 (RESTATED)
CASH FLOWS FROM OPERATIONS
Net (loss)..................................................         $ (4,435.6)
Adjustments to reconcile net income to net cash flows from
  operations:
  Goodwill impairment.......................................            4,512.7
  Provision for credit losses...............................              307.9
  Depreciation and amortization.............................              662.8
  Provision for deferred federal income taxes...............              125.7
  Gains on equipment, receivable and investment sales.......             (118.2)
  Increase in other assets..................................              (42.9)
  Decrease in accrued liabilities and payables..............             (368.7)
Other.......................................................               20.0
                                                                     ----------
Net cash flows provided by operations.......................              663.7
                                                                     ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Loans extended..............................................          (24,588.4)
Collections on loans........................................           21,398.1
Proceeds from asset and receivable sales....................            6,743.2
Purchases of assets to be leased............................           (1,020.9)
Net decrease in short-term factoring receivables............              157.1
Purchase of finance receivable portfolios...................             (365.5)
Other.......................................................              (63.1)
                                                                     ----------
Net cash flows provided by investing activities.............            2,260.5
                                                                     ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of variable and fixed-rate notes.................           (2,846.9)
Proceeds from the issuance of variable and fixed-rate
  notes.....................................................            9,043.4
Net decrease in commercial paper............................           (8,159.3)
Receivables from affiliates.................................             (596.3)
Proceeds from debt issued to Tyco...........................              600.0
Capital contributions from Parent...........................              604.9
Net repayment of non-recourse leveraged lease debt..........             (120.2)
                                                                     ----------
Net cash flows used for financing activities................           (1,474.4)
                                                                     ----------
Net increase in cash and cash equivalents...................            1,449.8
Cash and cash equivalents, beginning of period..............              808.0
                                                                     ----------
Cash and cash equivalents, end of period....................         $  2,257.8
                                                                     ==========


          See Notes to Consolidated Financial Statements (Unaudited).

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION


    The consolidated financial statements of Tyco Capital Holding, Inc., a Nevada corporation ("TCH") included herein reflect the consolidated results of TCH, since its inception on October 13, 2000, plus the results of CIT Group Inc. ("CIT") and its subsidiaries since its acquisition by TCH on June 1, 2001.


    CIT is presently organized as a Nevada corporation and is a direct, wholly-owned subsidiary of TCH, which is a direct wholly-owned subsidiary of Tyco Capital Ltd., a Bermuda company. All of these entities are indirect, wholly-owned subsidiaries of Tyco. Prior to the closing of this offering, Tyco will effectuate a restructuring whereby CIT will merge with and into TCH, and that combined entity will further merge with and into CIT Group Inc. (Del), a Delaware corporation. In connection with the reorganization, CIT Group Inc.
(Del) will be renamed CIT Group Inc. As a result of the reorganization, CIT Group Inc. will be domiciled in Delaware and will be the successor to CIT's business, operations, obligations and SEC registration.


    In connection with the reorganization and mergers described above, CIT Group Inc. (Nevada) is reflected in the Consolidated Financial Statements of TCH, as CIT Group Inc. (Nevada) is a wholly-owned subsidiary of TCH. The Delaware company has had no operations and nominal financial activity and will be used solely for the purpose of the reincorporation of CIT Group Inc. (Nevada). TCH was incorporated in October 2000 and its only activity has been in connection with its capacity as the holding company for the acquisition of CIT by Tyco on June 1, 2001. TCH has not acted as an operating company and immediately prior to the reorganization will have nominal assets and liabilities, other than its investment in CIT. TCH's stand-alone historical financial activity is comprised of intercompany debt payable to an affiliate of Tyco and interest expense related to the acquisition of CIT, and TCH also facilitated the delivery of Tyco common shares on redemption of CIT Exchangeco Inc. shares. All of the activity of TCH will be unwound through a capital contribution from Tyco prior to the reorganization discussed above and TCH's balance sheet will have nominal balances. The ongoing operations of the registrant will effectively be comprised of the existing operations of CIT.


    TCH had nominal financial activity since its inception in October 2001 through March 31, 2001. As such, no consolidated statements of income or cash flows are presented for periods ended March 31, 2001.

    CIT, formerly known as Tyco Capital Corporation and previously The CIT Group, Inc., is a diversified finance company engaging in vendor, equipment, commercial, consumer and structured financing and leasing activities.

    These financial statements, which have been prepared in accordance with the instructions to Form 10-Q, do not include all of the information and note disclosures required by generally accepted accounting principles ("GAAP") in the United States and should be read in conjunction with the Consolidated Financial Statements of TCH as of September 30, 2001 included elsewhere in this prospectus. These financial statements have not been examined by independent accountants in accordance with generally accepted auditing standards, but in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of TCH's financial position and results of operations. Certain prior period amounts have been reclassified to conform to the current period presentation.

    On June 1, 2001, CIT was acquired by TCH in a purchase business combination. Tyco International Ltd. and its subsidiaries, excluding TCH and its subsidiaries, are referred to herein as the "Parent" or "Tyco." In accordance with the guidelines for accounting for business combinations, the

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) purchase price paid by Tyco plus related purchase accounting adjustments, were "pushed down" and recorded in CIT's financial statements for the periods after June 1, 2001, resulting in a new basis of accounting for the "successor" period beginning June 2, 2001. As of the acquisition date, assets and liabilities were recorded at estimated fair value in CIT's financial statements. Any resulting premiums or discounts are being accreted or amortized on a level yield basis over the remaining estimated lives of the corresponding assets or liabilities.

    On February 11, 2002, CIT repurchased certain international subsidiaries that had previously been sold to an affiliate of Tyco on September 30, 2001. The reacquisition of these subsidiaries has been accounted for as a merger of entities under common control. Accordingly, the balances contained within the financial statements, footnotes and throughout this document include the results of operations, financial position and cash flows of the international subsidiaries repurchased from Tyco for all periods presented.

    To enhance liquidity, CIT entered into a securitization relating to $3.4 billion of factoring receivables during the quarter ended March 31, 2002. CIT retained a $2.5 billion interest in these receivables, which is presented on the Consolidated Balance Sheet as Interest in Trade Receivables, net.


    RESTATEMENT--The Company has restated its Consolidated Financial Statements for the quarter ended March 31, 2002. The restatement to the financial statements herein reflects an impairment of goodwill in accordance with SFAS 142, "Goodwill and Other Intangibles," resulting in an estimated goodwill impairment charge of $4.51 billion. This restatement has no impact on previously reported operating margin or net cash provided by operations for any periods. See Note 6, "Accounting Change--Goodwill Amortization," for further information regarding the goodwill impairment.


NOTE 2--ACQUISITION OF CIT GROUP INC.

    The purchase price paid by TCH on behalf of Tyco for CIT plus related purchase accounting adjustments was valued at approximately $9.5 billion and consisted of the following: the issuance of approximately 133.0 million Tyco common shares valued at $6,650.5 million on June 1, 2001 in exchange for approximately 73% of the outstanding CIT common stock (including exchangeable shares of CIT Exchangeco, Inc.); the payment of $2,486.4 million in cash to The Dai-Ichi Kangyo Bank, Limited ("DKB") on June 1, 2001 for approximately 27% of the outstanding CIT common stock; the issuance of stock options for Tyco common shares valued at $318.6 million in exchange for CIT stock options; and the payment of $29.2 million in acquisition-related costs incurred by Tyco. In addition, $22.3 million in acquisition-related costs incurred by Tyco were paid by Tyco and have been reflected in CIT's equity as an additional capital contribution. The purchase of the CIT common stock held by DKB, which was contingent upon the satisfaction of the conditions to the merger, took place on June 1, 2001 immediately prior to the closing of the merger. Additionally, Tyco made cash capital contributions totaling $604.9 million for the six months ended March 31, 2002.

    In connection with the acquisition by Tyco, CIT recorded acquired assets and liabilities at their estimated fair values. Fair value estimates are subject to future adjustment when appraisals or other valuation data are obtained or when restructuring plans are committed to and finalized. If finalized during the first year following the acquisition date, such liabilities are recorded as additional purchase accounting adjustments as provided under GAAP.

    During the quarter and six months ended March 31, 2002, CIT recorded additions to goodwill of $61.0 million and $348.6 million, respectively. Goodwill adjustments relate to fair value adjustments to purchased assets and liabilities, and accruals relating to severance, facilities or other expenses incurred

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 2--ACQUISITION OF CIT GROUP INC. (CONTINUED) as a result of the purchase transaction. The current quarter adjustment primarily related to finalizing severance related liabilities and to the restructuring of certain international operations, while the prior quarter adjustment related to finalizing exit and restructuring plans for the sale or liquidation of certain non-strategic portfolios, including franchise finance, manufactured housing and recreational vehicle, as well as the finalization of appraisals and valuation data. Management does not expect further additions to goodwill, as all exit and restructuring plans were completed and approved by March 31, 2002.

    The following table summarizes purchase accounting liabilities (pre-tax) related to severance of employees and closing facilities that were recorded during the six months ended March 31, 2002 in connection with the acquisition by Tyco. Fair value adjustments and adjustments related to the sale or liquidation of certain non-strategic portfolios are not included ($ in millions).

                                                        SEVERANCE              FACILITIES
                                                   --------------------   ---------------------
                                                                            NUMBER
                                                   NUMBER OF                  OF                   OTHER      TOTAL
                                                   EMPLOYEES   RESERVE    FACILITIES   RESERVE    RESERVE    RESERVE
                                                   ---------   --------   ----------   --------   --------   --------
Balance at September 30, 2001....................     263       $ 25.6           --     $  --      $ 4.4      $ 30.0
Fiscal 2002 acquisition reserves.................     826         58.4           19      20.7         --        79.1
Fiscal 2002 utilization..........................    (620)       (42.5)          --      (0.1)      (1.4)      (44.0)
                                                     ----       ------     --------     -----      -----      ------
Balance at March 31, 2002........................     469       $ 41.5           19     $20.6      $ 3.0      $ 65.1
                                                     ====       ======     ========     =====      =====      ======

    The accruals of $79.1 million recorded during the six months ended
March 31, 2002 related to finalizing the Tyco integration plan. These accruals resulted in additional purchase accounting liabilities of $79.1 million, which also increased goodwill and deferred tax assets. These accruals were for the elimination of additional employees related to corporate administrative and other personnel located primarily in North America and Europe. The 19 facilities are located in North America and Europe.

NOTE 3--DERIVATIVE FINANCIAL INSTRUMENTS

    The components of the adjustment to Accumulated Other Comprehensive Loss for derivatives qualifying as hedges of future cash flows at September 30, 2001 and the balance outstanding at March 31, 2002 are presented in the following table ($ in millions):

                                                          ADJUSTMENT OF
                                                          FAIR VALUE OF   INCOME TAX   NET UNREALIZED
                                                           DERIVATIVES     EFFECTS      LOSS (GAIN)
                                                          -------------   ----------   --------------
Balance at September 30, 2001...........................     $102.3         $(38.9)        $ 63.4
Changes in values of derivatives qualifying as cash flow
  hedges................................................      (49.2)          18.7          (30.5)
                                                             ------         ------         ------
Balance at March 31, 2002...............................     $ 53.1         $(20.2)        $ 32.9
                                                             ======         ======         ======

    The unrealized loss as of March 31, 2002, presented in the preceding table, primarily reflects our use of interest rate swaps to convert variable-rate debt to fixed-rate debt, and is due to the fact that interest rates have declined from the June 1, 2001 Tyco acquisition date, or from the inception date of the derivative contracts. During the quarter ended March 31, 2002 approximately $0.5 million, before taxes, was recorded as additional interest expense for the ineffective portion of changes in fair values of cash flow hedges. Assuming no change in interest rates, $13.9 million, net of tax, of Accumulated Other Comprehensive Loss is expected to be reclassified to earnings over the next twelve months as contractual cash payments are made. The Accumulated Other Comprehensive Loss (along with the corresponding swap liability) will be adjusted as market interest rates change over the remaining life of the swaps.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 3--DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
    CIT uses derivatives for hedging purposes only, and does not enter into derivative financial instruments for trading or speculative purposes. As part of managing the exposure to changes in market interest rates, CIT, as an end-user, enters into various interest rate swap transactions in the over-the-counter markets, with other financial institutions acting as principal counterparties. To ensure both appropriate use as a hedge and hedge accounting treatment, all derivatives entered into are designated according to a hedge objective against a specified liability, including senior notes, bank credit facilities, and commercial paper. CIT's primary hedge objectives include the conversion of variable-rate liabilities to fixed rates, and the conversion of fixed-rate liabilities to variable rates. The notional amounts, rates, indices and maturities of CIT's derivatives are required to closely match the related terms of CIT's hedged liabilities.

    The following table presents the notional principal amounts of interest rate swaps by class and the corresponding hedge objectives at March 31, 2002:

INTEREST RATE SWAPS                         NOTIONAL AMOUNT                  DESCRIPTION
-------------------                         ---------------   ------------------------------------------
                                            ($ IN MILLIONS)
Floating to fixed-rate swaps (cash flow
  hedges).................................     $3,322.2       Effectively converts the interest rate on
                                                              an equivalent amount of variable-rate
                                                              borrowings to a fixed rate.
Fixed to floating-rate swaps (fair value
  hedges).................................        783.8       Effectively converts the interest rate on
                                                              an equivalent amount of fixed-rate senior
                                                              notes to a variable rate.
Total interest rate swaps.................     $4,106.0
                                               ========

    CIT also utilizes foreign currency exchange forward contracts to hedge currency risk underlying its net investments in foreign operations and cross currency interest rate swaps to hedge both foreign currency and interest rate risk underlying foreign debt. At March 31, 2002, CIT was party to foreign currency exchange forward contracts with notional amounts totaling $3.4 billion and maturities ranging from 2002 to 2006. CIT was also party to cross currency interest rate swaps with notional amounts totaling $2.4 billion and maturities ranging from 2002 to 2027.

NOTE 4--BUSINESS SEGMENT INFORMATION

    The following table presents reportable segment information and the reconciliation of segment balances to the consolidated financial statement totals and the consolidated managed assets totals at and for the six months ended March 31, 2002 ($ in millions).


                                  EQUIPMENT
                                  FINANCING    SPECIALTY   COMMERCIAL   STRUCTURED    TOTAL
                                 AND LEASING    FINANCE     FINANCE      FINANCE     SEGMENTS   CORPORATE(1)   CONSOLIDATED
                                 -----------   ---------   ----------   ----------   --------   ------------   ------------
AT AND FOR THE SIX MONTHS ENDED
  MARCH 31, 2002 (SUCCESSOR)
Operating margin...............   $  319.1     $  411.7     $ 236.6      $  51.1     $1,018.5    $    87.6       $1,106.1
Income taxes...................       68.8         85.4        61.5         12.6       228.3         (59.6)         168.7
Net income (loss)..............      129.6        139.4       100.4         20.5       389.9      (4,825.5)      (4,435.6)
Total financing and leasing
  assets.......................   15,489.2     10,937.4     4,436.7      3,035.7     33,899.0           --       33,899.0
Total managed assets...........   19,241.7     17,941.3     7,869.1      3,035.7     48,087.8           --       48,087.8


--------------------------


(1) Estimated goodwill impairment was $4,512.7 million and is reflected in Corporate in the table above.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 5--CONCENTRATIONS

    The following table presents the geographic and industry compositions of financing and leasing portfolio assets at March 31, 2002 and September 30, 2001 ($ in millions).

                                                       AT MARCH 31, 2002(1)   AT SEPTEMBER 30, 2001
                                                       --------------------   ----------------------
                                                        AMOUNT     PERCENT      AMOUNT      PERCENT
                                                       ---------   --------   ----------   ---------
North America:
  Northeast..........................................  $ 6,731.5     19.9%    $ 9,117.9       22.4%
  West...............................................    6,092.3     18.0       7,561.7       18.6
  Midwest............................................    5,754.4     17.0       6,957.3       17.0
  Southeast..........................................    4,478.8     13.2       5,505.4       13.5
  Southwest..........................................    3,805.8     11.2       4,708.1       11.6
  Canada.............................................    1,773.3      5.2       1,952.4        4.8
                                                       ---------    -----     ---------      -----
Total North America..................................   28,636.1     84.5      35,802.8       87.9
Other foreign(2).....................................    5,262.9     15.5       4,926.4       12.1
                                                       ---------    -----     ---------      -----
  Total..............................................  $33,899.0    100.0%    $40,729.2      100.0%
                                                       =========    =====     =========      =====

                                                       AT MARCH 31, 2002(1)   AT SEPTEMBER 30, 2001
                                                       --------------------   ----------------------
                                                        AMOUNT     PERCENT      AMOUNT      PERCENT
                                                       ---------   --------   ----------   ---------
Manufacturing(3) (none greater than 2.5%)............  $ 7,061.4     20.8%    $ 8,442.2       20.7%
Commercial airlines..................................    3,917.1     11.6       3,412.3        8.4
Transportation(4)....................................    2,783.1      8.2       2,675.8        6.6
Construction equipment...............................    1,966.8      5.8       2,273.7        5.6
Retail(5)............................................    1,714.9      5.1       5,020.9       12.3
Communications.......................................    1,699.5      5.0       1,590.3        3.9
Service industries...................................    1,663.4      4.9       1,755.3        4.3
Home mortgage........................................    1,553.4      4.6       2,760.2        6.8
Wholesaling..........................................    1,390.4      4.1       1,435.7        3.5
Other (none greater than 3.3%).......................   10,149.0     29.9      11,362.8       27.9
                                                       ---------    -----     ---------      -----
  Total..............................................  $33,899.0    100.0%    $40,729.2      100.0%
                                                       =========    =====     =========      =====

------------------------------
(1) Excludes the $3.4 billion of trade receivables securitized during the quarter ended March 31, 2002, which are primarily North America Retail and
    Manufacturing accounts. Including these receivables, the Northeast percentage would be 21.6%, the Total North America would be 85.9% and Other Foreign would be 14.1%. The Retail exposure would be $4.7 billion (12.7%), Manufacturing $7.5 billion (20.0%), while the other industry category exposures would individually decline by approximately 0.5% to 1.0%.

(2) At March 31, 2002 the Company had approximately $180 million of U.S. dollar-denominated loans and assets outstanding to customers located in or doing business in Argentina. A provision of $95.0 million was recorded during the quarter ended March 31, 2002 relating to the economic reforms instituted by the Argentine government that converted dollar-denominated receivables into the peso.

(3) Includes manufacturers of steel and metal products, textiles and apparel, printing and paper products, and other industries.

(4)  Includes rail, bus, over-the-road trucking and business aircraft.

(5) Includes retailers of general merchandise (1.4%), auto dealers (1.0%) and apparel (0.6%).

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 6--ACCOUNTING CHANGE--GOODWILL AMORTIZATION


   The Company periodically reviews and evaluates its goodwill and other intangible assets for potential impairment. Effective October 1, 2001, the beginning of CIT's fiscal year 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," under which goodwill is no longer amortized but instead will be assessed for impairment at least annually. Under the transition provisions of SFAS 142, as of October 1, 2001, there was no goodwill impairment.



    During the quarter ended March 31, 2002, our parent, Tyco, experienced disruptions to its business surrounding its announced break-up plan, a downgrade in its credit rating, and a significant decline in its market capitalization. During this same time period, CIT also experienced credit downgrades and a disruption to its historical funding base. The Company prepared valuations, utilizing a discounted cash flows approach updated for current information and considering various marketplace assumptions, which indicated a range of values from impairment of $750 million to excess fair value of $1.5 billion. Based on management's belief that CIT would be separated from Tyco, receive an increase in its credit ratings, and regain access to the unsecured credit markets, we initially concluded that CIT had an excess of fair market value over net book value of approximately $1.5 billion. Accordingly, management did not believe that there was an impairment of goodwill of CIT as of March 31, 2002.



    However, market-based information used in connection with our preliminary consideration of the potential initial public offering for 100% of CIT indicated that CIT's book value exceeded its estimated fair value as of March 31, 2002. As a result, management performed a step 1 SFAS 142 impairment analysis as of March 31, 2002 and concluded that an impairment charge was warranted at that date.



    Accordingly, management's objective in performing the SFAS 142 step 1 analysis was to obtain relevant market based data to calculate the estimated fair value of each CIT reporting unit as of March 31, 2002 based on each reporting unit's projected earnings and market factors expected to be used by market participants in ascribing value to each of these reporting units in the planned separation of CIT from Tyco. Management obtained relevant market data from our financial advisors regarding the range of price to earnings multiples and market condition discounts applicable to each reporting unit as of March 31, 2002 and applied this market data to the individual reporting unit projected annual earnings as of March 31, 2002 to calculate an estimated fair value of each reporting unit and any resulting reporting unit goodwill impairment. The estimated fair values were compared to the corresponding carrying value of each reporting unit at March 31, 2002. The total of the individual reporting unit estimated goodwill impairments was $4.5 billion. We have restated the CIT Consolidated Financial Statements for the quarter ended March 31, 2002 to reflect an estimated impairment for each reporting unit resulting in a $4.5 billion estimated impairment charge as of March 31, 2002.



    SFAS 142 requires a second step analysis whenever the reporting unit book value exceeds estimated fair value. This analysis requires the Company to estimate the fair value of each reporting unit's individual assets and liabilities to complete the analysis of goodwill as of March 31, 2002. We have not yet completed this analysis due to the recently revised fair values for each reporting unit. The Company will complete this second step analysis in the quarter ending June 30, 2002 for each reporting unit to determine if any adjustment to the estimated goodwill impairment charge previously recorded is needed.



    Subsequent to March 31, 2002, CIT experienced further credit downgrades and the business environment and other factors continue to negatively impact the value for the proposed IPO of CIT. As of the date of the preliminary prospectus, we estimate that the proceeds to Tyco, before underwriting discounts and commissions, from the sale of 100% of CIT's common stock will be between $5.0 billion and $5.8 billion. Due to these events, the Company will assess remaining goodwill of each reporting unit for potential additional impairment based on the indicators of further decline in value.

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 6--ACCOUNTING CHANGE--GOODWILL AMORTIZATION (CONTINUED)
    Other intangible assets, net, comprised primarily of proprietary computer software and related processes, totaled $19.8 million and $22.0 million at March 31, 2002 and September 30, 2001, respectively, and are included in Other Assets on the Consolidated Balance Sheets. These assets are being amortized over a five year period on a straight-line basis, resulting in an annual amortization of $4.4 million. Amortization of intangible assets of $1.1 million and $2.2 million is included in the results of operations for the quarter and six months ended March 31, 2002, respectively.

    The changes in the carrying amount of goodwill for the six months ended March 31, 2002 are as follows ($ in millions):


                                           EQUIPMENT
                                           FINANCING    SPECIALTY   COMMERCIAL   STRUCTURED
                                          AND LEASING    FINANCE     FINANCE      FINANCE       TOTAL
                                          -----------   ---------   ----------   ----------   ---------
Balance as of September 30, 2001(1).....   $ 2,070.7    $ 2,572.3   $ 1,863.1      $  63.4    $ 6,569.5
Reclassification of intangible assets to
  other assets..........................          --           --       (22.0)          --        (22.0)
                                           ---------    ---------   ---------      -------    ---------
Balances as of September 30, 2001 after
  reclassification......................     2,070.7      2,572.3     1,841.1         63.4      6,547.5
Goodwill adjustments related to our
  acquisition of CIT....................       163.8        178.0         4.1          2.7        348.6
Goodwill impairment(2)..................    (1,741.4)    (1,621.6)   (1,083.6)       (66.1)    (4,512.7)
                                           ---------    ---------   ---------      -------    ---------
Balance as of March 31, 2002............   $   493.1    $ 1,128.7   $   761.6      $    --    $ 2,383.4
                                           =========    =========   =========      =======    =========


------------------------------


(1) The goodwill balances as of September 30, 2001 were restated to correctly reflect the amounts by reporting unit.



(2) The estimated goodwill impairment is based upon updated step 1 impairment testing by reporting unit, and will be revised, if necessary, upon completion of step 2 testing in accordance with SFAS 142.


NOTE 7--RELATED PARTY TRANSACTIONS

   Upon the acquisition, CIT and Tyco entered into an Operating Agreement, dated as of June 1, 2001, which provided that CIT and Tyco will not engage in transactions, including finance, underwriting and asset management and servicing transactions, unless the transactions are at arm's-length and for fair value. In particular, Tyco agreed that CIT will have sole discretion and decision-making authority where CIT is underwriting, managing and servicing assets in transactions originated through Tyco. CIT and Tyco also agreed to limit dividends and distributions from CIT to Tyco to (i) fifteen percent (15%) of CIT's cumulative net income, plus (ii) the net capital contribution by Tyco to CIT, in each case through the date of such dividend, distribution or declaration, and that CIT will at all times maintain its books, records and assets separately from Tyco. The Operating Agreement will terminate if CIT ceases to be a subsidiary of Tyco.

    On February 14, 2002, CIT amended its public debt indentures to prohibit CIT from:

    - declaring or paying any dividend, or making any other payment or distribution on its capital stock to Tyco or any of Tyco's affiliates, except dividends or distributions payable in common stock of CIT;

    - purchasing, redeeming or otherwise acquiring or retiring for value any capital stock of CIT except in exchange for the common stock of CIT;

    - purchasing or selling any material properties or assets from or to, or consummating any other material transaction with, Tyco or any of Tyco's affiliates, except on terms that are no less

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 7--RELATED PARTY TRANSACTIONS (CONTINUED) favorable than those that could be reasonably expected to be obtained in a comparable transaction with an unrelated third party; and

    - making an investment in Tyco or any of Tyco's affiliates in the form of
      (1) advances, loans or other extensions of credit to Tyco or any of Tyco's affiliates, (2) capital contributions to or in Tyco or any of Tyco's affiliates, or (3) acquisitions of any bonds, notes, debentures or other debt instruments of, or any stock, partnership, membership or other equity or beneficial interests in, Tyco or any of Tyco's affiliates.

    These restrictions do not restrict the merger of CIT with and into CIT's immediate parent corporation, or a merger of CIT's immediate parent corporation with and into CIT, provided that the surviving corporation of the merger has a consolidated tangible net worth immediately after the merger that is not less than the consolidated tangible net worth of CIT immediately prior to the merger. These provisions will no longer apply if (i) CIT and its subsidiaries are consolidated or merged into another entity (other than Tyco or any of Tyco's affiliates) or substantially all of CIT and its subsidiaries' properties, common stock or assets are sold, assigned, leased, transferred, conveyed or otherwise disposed of in one or more transactions or (ii) once Tyco owns less than 50% of our common stock as long as at least two-thirds of our board of directors is not affiliated with Tyco.

    On September 30, 2001, CIT sold certain international subsidiaries to a non-U.S. subsidiary of Tyco at net book value. As a result of this sale, CIT had receivables from affiliates totaling $1,558.1 million, representing its debt investment in these subsidiaries. CIT charged arm's-length, market based interest rates on these receivables, and recorded $19.0 million of interest income, as an offset to interest expense, related to those notes for the quarter ended December 31, 2001. A note receivable issued at the time of this transaction of approximately $295.0 million was collected. Following Tyco's announcement on January 22, 2002 that it planned to separate into four independent, publicly-traded companies, CIT repurchased the international subsidiaries on February 11, 2002 at net book value. In conjunction with this repurchase, the receivables from affiliates of $1,558.1 million on the at December 31, 2001 was satisfied.

    CIT has entered into a number of equipment loans and leases with affiliates of Tyco. Loan and lease terms generally range from 3 to 12 years. Tyco has guaranteed payment and performance obligations under each loan and lease agreement. At March 31, 2002, the aggregate amount outstanding under these equipment loans and leases was approximately $84.2 million, and the aggregate amount outstanding upon delivery of all applicable equipment will be approximately $129.3 million.

    CIT has periodically entered into receivable and portfolio purchase agreements with affiliates of Tyco, pursuant to which CIT purchases conditional purchase agreements, servicing contracts and other forms of receivables between the Tyco affiliate and its customers. Certain of these purchase agreements were entered into prior to the Tyco affiliate being acquired by Tyco. At March 31, 2002, the aggregate amount outstanding under these purchase agreements was approximately $32.8 million.

    During the quarter ended September 30, 2001, certain subsidiaries of Tyco sold receivables totaling $318.0 million to CIT in a factoring transaction for $297.8 million in cash. The difference of $20.2 million represents a holdback of $15.9 million and a discount of $4.3 million (fee income which is recognized by CIT as income over the term of the transaction). During the quarter ended December 31, 2001, CIT increased the capacity available under the factoring program with Tyco from $318.0 million to $384.4 million and sold receivables for $360.0 million in cash. The difference of $24.4 million represents a holdback of $19.2 million and a discount of $5.2 million (fee income is

                  TYCO CAPITAL HOLDING, INC. AND SUBSIDIARIES

NOTE 7--RELATED PARTY TRANSACTIONS (CONTINUED) recognized by CIT as income over the term of the transaction). On April 28, 2002, the capacity of the program was reduced to $319.0 million.

    Certain of CIT's operating expenses are paid by Tyco and billed to CIT. As of March 31, 2001, CIT has outstanding payables to subsidiaries of Tyco totaling $26.3 million related primarily to these charges.

    On May 1, 2002, CIT assumed a corporate aircraft lease obligation from Tyco. The assumed lease obligation is approximately $16.0 million and extends for 134 months beginning on May 1, 2002. Prior to Tyco's acquisition, CIT had an agreement to purchase this aircraft directly from the previous owner.

    TCH's historical financial activity is comprised of intercompany debt activity with Tyco, and TCH also facilitated the delivery of Tyco common shares on redemption of CIT Exchangeco shares. As of March 31, 2002 and September 30, 2001, TCH had outstanding $5.6 billion and $5.0 billion, respectively, of debt payable to affiliates of Tyco under a master loan agreement with interest rates ranging from 5.63% to 6.85% for debt outstanding at March 31, 2002 and 5.63% to 6.25% for debt outstanding at September 30, 2001, maturing over a range of 5 to 20 years for both periods. The weighted average interest rate at March 31, 2002 was 6.11% and at September 30, 2001 was 6.02%. Interest expense for the six months ended March 31, 2002 was $385.6 million. TCH also had receivables from affiliates of Tyco totaling $663.9 million, with interest rates ranging from 1.71% to 3.13% at March 31, 2002, and $362.7 million with interest rates of 5.07% at September 30, 2001. In addition, TCH had an investment of $120.0 million and $161.7 million on its balance sheet as of March 31, 2002 and September 30, 2001, respectively, related to the common shares to be used to fulfill the redemption of CIT Exchangeco shares.

NOTE 8--SUBSEQUENT EVENTS

    On April 1, 2002, the Company completed a $2.5 billion public unsecured bond offering as part of the previously announced strategy to strengthen its liquidity position. This debt offering was comprised of $1.25 billion aggregate principal amount of 7.375% senior notes due April 2, 2007 and $1.25 billion aggregate principal amount of 7.750% senior notes due April 2, 2012. CIT has determined that the proceeds will be used to repay a portion of existing term debt at maturity.

    On April 25, 2002, CIT Group Inc. (Del) filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to the sale of 100 percent of the Company's common stock through an initial public offering ("IPO"). Tyco will receive the proceeds from the offering. If the underwriters exercise their over-allotment option, CIT will receive the proceeds from that sale.

    On April 30, 2002, Fitch revised the rating watch status on all our ratings from evolving to negative, due to concerns surrounding the timing of the separation from Tyco.


    On June 7, 2002, Standard & Poor's downgraded CIT's long-term debt rating from A- to BBB+. Standard & Poor's ratings of CIT's debt remain on watch status with developing implications.



    On June 10, 2002, Fitch downgraded CIT's long-term debt rating from A- to BBB. All of the Company's Fitch ratings remain on watch status.

                               200,000,000 SHARES


                                     [LOGO]

                                 CIT GROUP INC.

                                ---------------

                                   PROSPECTUS
                                          , 2002

                             ---------------------

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following sets forth the various expenses in connection with the offering and sale of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the New York Stock Exchange listing fee and the NASD filing fee. All of the expenses will be paid by CIT, except for legal fees and expenses, which will be paid by Tyco.


Securities and Exchange Commission registration fee.........  $   657,800
NASD filing fee.............................................       30,500
New York Stock Exchange listing fee.........................       *
Legal fees and expenses.....................................       *
Accounting fees and expenses................................       *
Blue Sky fees and expenses (including legal fees)...........       *
Printing and engraving expenses.............................       *
Transfer agent and subscription agent fees..................       *
Miscellaneous...............................................       *
                                                              -----------

Total.......................................................  $10,000,000


------------------------

    * To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by us only as authorized in each specific case upon a determination by the stockholders, disinterested directors or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

    Our certificate of incorporation and by-laws provide that we will indemnify our directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to us or our stockholders for any breach of fiduciary duty, except to the extent provided by applicable law
(i) for any breach of the director's duty of loyalty to us or our stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit.

    In addition, we maintain liability insurance for our directors and officers.

    Reference is made to the form of Indemnification Agreement to be entered into between us and each of our directors, officers and persons named as about to become directors filed as an exhibit to this Registration Statement pursuant to which we will agree to indemnify such persons to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


    On April 24, 2002, in connection with the initial capitalization of the Registrant, the Registrant sold 100 shares of common stock at par value of $0.01 per share to Tyco Capital Holding, Inc. in a private placement that was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act.


INSERT 16. EXHIBITS

    The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Exhibit Index is hereby incorporated by reference.

ITEM 17. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (b) The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of June, 2002.


                                                       CIT GROUP INC. (DEL)

                                                       By:             /s/ JOSEPH M. LEONE
                                                            -----------------------------------------
                                                                         Joseph M. Leone
                                                                   EXECUTIVE VICE PRESIDENT AND
                                                                     CHIEF FINANCIAL OFFICER
                                                                       (PRINCIPAL FINANCIAL
                                                                     AND ACCOUNTING OFFICER)


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons on June 12, 2002 in the capacities indicated below.



                        NAME                                               TITLE
                        ----                                               -----
                /s/ JOHN F. FORT, III
     -------------------------------------------       Director
                  John F. Fort, III

                          *
     -------------------------------------------       President, Chief Executive Officer and
                Albert R. Gamper, Jr.                    Director (Principal Executive Officer)

                 /s/ JOSEPH M. LEONE                   Executive Vice President, Chief Financial
     -------------------------------------------         Officer and Director (Principal Financial
                   Joseph M. Leone                       and Accounting Officer)

                          *
     -------------------------------------------       Director
                   Mark H. Swartz

                          *
     -------------------------------------------       Director
                    J. Brad McGee

* By power of attorney

                 /s/ JOSEPH M. LEONE
     -------------------------------------------
                   Joseph M. Leone
                  ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

EXHIBIT NO.             DESCRIPTION
-----------             ------------------------------------------------------------
          1.1           Form of Underwriting Agreement (To be filed by amendment).

          3.1           Certificate of Incorporation of the Registrant (To be filed by amendment).

          3.2           By-laws of the Registrant (To be filed by amendment).

          4.1 Form of Certificate of Common Stock of CIT (To be filed by amendment).

          4.2           Form of Indenture dated as of September 24, 1998 by and
                        between CIT (formerly known as Tyco Capital Corporation and
                        Tyco Acquisition Corp. XX (NV) and successor to The CIT
                        Group, Inc.) and The Bank of New York, as trustee, for the issuance of unsecured and unsubordinated debt securities
                        (Incorporated by reference to an Exhibit to Form S-3 filed by CIT on September 24, 1998).

          4.3           First Supplemental Indenture dated as of June 1, 2001 among
                        CIT (formerly known as Tyco Capital Corporation and Tyco
                        Acquisition Corp. XX (NV) and successor to The CIT Group,
                        Inc.), CIT Holdings (NV) Inc. and The Bank of New York, as
                        trustee, for the issuance of unsecured and unsubordinated
                        debt securities (Incorporated by reference to Exhibit 4.2g to Amendment No. 1 to Form S-3 filed by CIT on August 8,
                        2001).

          4.4           Second Supplemental Indenture dated as of February 14, 2002 to an Indenture dated as of September 24, 1998, as
                        supplemented by the First Supplemental Indenture dated as of
                        June 1, 2001, by and between CIT Group Inc. (formerly know as Tyco Capital Corporation and Tyco Acquisition Corp. XX
                        (NV) and successor to The CIT Group, Inc.) and The Bank of
                        New York, as trustee, for the issuance of unsecured and
                        unsubordinated debt securities (Incorporated by reference to
                        Exhibit 4.1 to Form 8-K filed by CIT on February 22, 2002).

          4.5           Form of Indenture dated as of September 24, 1998 by and
                        between CIT (formerly known as Tyco Capital Corporation and
                        Tyco Acquisition Corp. XX (NV) and successor to The CIT
                        Group, Inc.) and Bank One Trust Company, N.A., as trustee, for the issuance of unsecured and unsubordinated debt
                        securities (Incorporated by reference to an Exhibit to Form
                        S-3 filed by CIT on September 24, 1998).

          4.6           First Supplemental Indenture dated as of May 9, 2001 among
                        CIT (formerly known as Tyco Capital Corporation and Tyco
                        Acquisition Corp. XX (NV) and successor to The CIT Group,
                        Inc.), Bank One Trust Company, N.A., as trustee, and Bank
                        One NA, London Branch, as London Paying Agent and London
                        Calculation Agent (Incorporated by reference to Exhibit 4.2d to Post-Effective Amendment No. 1 to Form S-3 filed by CIT on May 11, 2001).

          4.7           Second Supplemental Indenture dated as of June 1, 2001 among
                        CIT (formerly known as Tyco Capital Corporation and Tyco
                        Acquisition Corp. XX (NV) and successor to The CIT Group,
                        Inc.), CIT Holdings (NV) Inc. and Bank One Trust Company,
                        N.A., as trustee (Incorporated by reference to Exhibit 4.2e to Form S-3 filed by CIT on June 7, 2001).

          4.8           Third Supplemental Indenture dated as of February 14, 2002 to an Indenture dated as of September 24, 1998, as
                        supplemented by the First Supplemental Indenture dated as of
                        May 9, 2001 and the Second Supplemental Indenture dated as of June 1, 2001, by and between CIT Group Inc. (formerly
                        known as Tyco Capital Corporation and Tyco Acquisition Corp.
                        XX (NV) and successor to The CIT Group, Inc.) and Bank One
                        Trust Company, N.A., as trustee, for the issuance of
                        unsecured and unsubordinated debt

EXHIBIT NO.             DESCRIPTION
-----------             ------------------------------------------------------------
                        securities (Incorporated by reference to Exhibit 4.2 to
                        Form 8-K filed by CIT on February 22, 2002).

          4.9           Form of Indenture dated as of September 24, 1998 by and
                        between CIT (formerly known as Tyco Capital Corporation and
                        Tyco Acquisition Corp. XX (NV) and successor to The CIT
                        Group, Inc.) and The Bank of New York, as trustee, for the issuance of unsecured and senior subordinated debt
                        securities (Incorporated by reference to an Exhibit to Form
                        S-3 filed by CIT September 24, 1998).

         4.10           First Supplemental Indenture dated as of June 1, 2001 among
                        CIT (formerly known as Tyco Capital Corporation and Tyco
                        Acquisition Corp. XX (NV) and successor to The CIT Group,
                        Inc.), CIT Holdings (NV) Inc. and The Bank of New York, as
                        trustee, for the issuance of unsecured and senior
                        subordinated debt securities (Incorporated by reference to
                        Exhibit 4.2f to Form S-3 filed by CIT on June 7, 2001).

         4.11           Second Supplemental Indenture dated as of February 14, 2002 to an Indenture dated as of September 24, 1998, as
                        supplemented by the First Supplemental Indenture dated as of
                        June 1, 2001, by and between CIT Group Inc. (formerly known as Tyco Capital Corporation and Tyco Acquisition Corp. XX
                        (NV) and successor to The CIT Group, Inc.) and The Bank of
                        New York, as trustee, for the issuance of unsecured senior subordinated debt securities (Incorporated by reference to
                        Exhibit 4.3 to Form 8-K filed by CIT on February 22, 2002).

         4.12           Certain instruments defining the rights of holders of CIT's long-term debt, none of which authorize a total amount of
                        indebtedness in excess of 10% of the total amounts
                        outstanding of CIT and its subsidiaries on a consolidated
                        basis have not been filed as exhibits. CIT agrees to furnish a copy of these agreements to the Commission upon request.

          5.1 Opinion of Wilmer, Cutler & Pickering (To be filed by amendment).

         10.1           Agreement dated as of June 1, 2001 between CIT Holdings (NV)
                        Inc., a wholly-owned subsidiary of Tyco International Ltd., and CIT (formerly known as Tyco Capital Corporation and Tyco
                        Acquisition Corp. XX (NV) and successor to The CIT Group,
                        Inc.), a Nevada corporation, regarding transactions between
                        CIT Holdings and CIT (Incorporated by reference to Exhibit
                        10.13 to Form 8-K filed by CIT on June 7, 2001).

         10.2           Form of Separation Agreement by and between Tyco
                        International Ltd. and CIT dated as of       , 2002 (Filed
                        herewith).

         10.3 Form of Financial Services Cooperation Agreement by and between Tyco International Ltd. and CIT dated as of
                                    , 2002 (Filed herewith).

         10.4           364-Day Credit Agreement, dated as of March 28, 2000, among
                        CIT Group Inc. (formerly known as Tyco Capital Corporation and The CIT Group, Inc.), the banks party thereto, J.P.
                        Morgan Securities Inc. (formerly known as Chase Securities
                        Inc.), as Arranger, Barclays Bank PLC, Bank of America,
                        N.A., Citibank, N.A. and The Dai-Ichi Kangyo Bank, Limited,
                        as Syndication Agents, and JP Morgan Chase Bank (formerly
                        known as The Chase Manhattan Bank), as Administrative Agent
                        ("364-Day Credit Agreement") (Incorporated by reference to
                        Exhibit 10.2 to Form 10-Q filed by CIT on February 14,
                        2002).

         10.5           Amendment No. 1 to 364-Day Credit Agreement, dated as of
                        March 27, 2001 (Incorporated by reference to Exhibit 10.3 to
                        Form 10-Q filed by CIT on February 14, 2002).

EXHIBIT NO.             DESCRIPTION
-----------             ------------------------------------------------------------
         10.6           Assumption Agreement, dated as of June 1, 2001, to 364-Day
                        Credit Agreement (Incorporated by reference to Exhibit 10.4 to Form 10-Q filed by CIT on February 14, 2002).

         10.7           Additional Bank Agreement, dated as of August 1, 2000, to
                        364-Day Credit Agreement (Incorporated by reference to
                        Exhibit 10.5 to Form 10-Q filed by CIT on February 14,
                        2002).

         10.8           5-Year Credit Agreement, dated as of March 28, 2000, among
                        CIT Group Inc. (formerly known as Tyco Capital Corporation and The CIT Group, Inc.), the banks party thereto, J.P.
                        Morgan Securities Inc. (formerly known as Chase Securities
                        Inc.), as Arranger, Barclays Bank PLC, Bank of America,
                        N.A., Citibank, N.A. and The Dai-Ichi Kangyo Bank, Limited,
                        as Syndication Agents, and JP Morgan Chase Bank (formerly
                        known as The Chase Manhattan Bank), as Administrative Agent
                        ("5 Year Credit Agreement") (Incorporated by reference to
                        Exhibit 10.6 to Form 10-Q filed by CIT on February 14,
                        2002).

         10.9           Assumption Agreement, dated as of June 1, 2001, to 5 Year
                        Credit Agreement (Incorporated by reference to Exhibit 10.7 to Form 10-Q filed by CIT on February 14, 2002).

        10.10           Additional Bank Agreement, dated as of August 1, 2000, to 5
                        Year Credit Agreement (Incorporated by reference to Exhibit
                        10.8 to Form 10-Q filed by CIT on February 14, 2002).

        10.11           $765,000,000 Credit Agreement, dated as of April 13, 1998, among Capita Corporation (formerly known as AT&T Capital
                        Corporation), as Borrower, CIT Group Inc. (formerly known as
                        Tyco Capital Corporation and The CIT Group, Inc.), as
                        Guarantor, the banks party thereto (the "Banks"), JP Morgan
                        Chase Bank (formerly known as Morgan Guaranty Trust Company of New York), as Administrative Agent, Canadian Imperial
                        Bank of Commerce, as Syndication Agent, JP Morgan Chase Bank
                        (formerly known as The Chase Manhattan Bank) and Deutsche
                        Bank AG, New York Branch, as Co-Documentation Agents, and
                        J.P. Morgan Securities Inc. and CIBC Oppenheimer Corp., as
                        Arrangers ("Capita Corporation Credit Agreement")
                        (Incorporated by reference to Exhibit 10.9 to Form 10-Q
                        filed by CIT on February 14, 2002).

        10.12 Amendment No. 1 to Capita Corporation Credit Agreement, dated as of April 9, 1999 (Incorporated by reference to Exhibit 10.10 to Form 10-Q filed by CIT on February 14,
                        2002).

        10.13           Amendment No. 2 to Capita Corporation Credit Agreement,
                        dated as of November 15, 1999 (Incorporated by reference to
                        Exhibit 10.11 to Form 10-Q filed by CIT on February 14,
                        2002).

        10.14 Amendment No. 3 to Capita Corporation Credit Agreement, dated as of May 30, 2001 (Incorporated by reference to Exhibit 10.12 to Form 10-Q filed by CIT on February 14,
                        2002).

        10.15           Assumption Agreement, dated as of June 1, 2001, to Capita
                        Corporation Credit Agreement (Incorporated by reference to
                        Exhibit 10.13 to Form 10-Q filed by CIT on February 14,
                        2002).

        10.16 Guaranty by CIT Group Inc., dated as of November 15, 1999, of Capita Corporation Credit Agreement (Incorporated by reference to Exhibit 10.14 to Form 10-Q filed by CIT on February 14, 2002).

EXHIBIT NO.             DESCRIPTION
-----------             ------------------------------------------------------------
        10.17           364-Day Credit Agreement, dated as of March 27, 2001, among
                        CIT Financial Ltd., the banks party thereto, as lenders,
                        Royal Bank of Canada, as Administrative Agent, and Canadian
                        Imperial Bank of Commerce and The Chase Manhattan Bank of
                        Canada, as Syndication Agents ("Canadian 364-Day Credit
                        Agreement") (Incorporated by reference to Exhibit 10.15 to
                        Form 10-Q filed by CIT on February 14, 2002).

        10.18           Guaranty of CIT Group Inc., dated as of March 27, 2001, of
                        Canadian 364-Day Credit Agreement (Incorporated by reference to Exhibit 10.16 to Form 10-Q filed by CIT on February 14,
                        2002).

        10.19           Retention Agreement for Albert R. Gamper, Jr., as amended
                        (To be filed by amendment).

        10.20 Retention Agreement for Joseph M. Leone, as amended (To be filed by amendment).

        10.21           Retention Agreement for Thomas B. Hallman, as amended (To be filed by amendment).

        10.22           Retention Agreement for Lawrence A. Marsiello, as amended
                        (To be filed by amendment).

        10.23 Retention Agreement for Nikita Zdanow, as amended (To be filed by amendment).

        10.24           Executive Severance Plan (To be filed by amendment).

        10.25 Long-Term Equity Compensation Plan (To be filed by amendment).

        10.26 Form of Indemnification Agreement (To be filed by amendment).

        10.27           Form of Tax Agreement (Filed herewith).

         12.1           CIT Group Inc. and Subsidiaries Computation of Earnings to
                        Fixed Charges (Filed herewith).

         21.1           Subsidiaries of CIT (Filed herewith).

         23.1           Consent of PricewaterhouseCoopers LLP (CIT Group Inc.)
                        (Filed herewith).

         23.2           Consent of KPMG LLP (Filed herewith).

         23.3           Consent of PricewaterhouseCoopers LLP (CIT Group Inc. (Del))
                        (Filed herewith).

         23.4           Consent of PricewaterhouseCoopers LLP (Tyco Capital Holding,
                        Inc.) (Filed herewith).

         23.5 Consent of Wilmer, Cutler & Pickering (To be filed by amendment).

         23.6           Consent of John S. Chen to be named as director (Previously filed).

         23.7           Consent of William A. Farlinger to be named as director
                        (Previously filed).

         23.8           Consent of Hon. Thomas H. Kean to be named as director
                        (Previously filed).

         23.9           Consent of Edward J. Kelly III to be named as director
                        (Previously filed).

        23.10           Consent of Peter J. Tobin to be named as director
                        (Previously filed).

         24.1           Powers of Attorney (Previously filed).